Filed pursuant to Rule 424(b)(3)
Registration No. 333-192752

PROSPECTUS

CareFusion Corporation

Offer to Exchange all Outstanding and Unregistered

3.300% Senior Notes due 2023

for

3.300% Senior Notes due 2023

Which Have been Registered Under the Securities Act

This prospectus and accompanying letter of transmittal relate to our proposed offer to exchange up to $300,000,000 aggregate principal amount of 3.300% senior notes due 2023 (the “exchange notes”), which are registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our unregistered 3.300% senior notes due 2023 that were issued on March 11, 2013 (the “unregistered notes”). The unregistered notes have certain transfer restrictions. The exchange notes will be freely transferable.

The principal features of the exchange offer are as follows:

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 22, 2014, UNLESS WE EXTEND THE OFFER.

•	You may withdraw tendered outstanding unregistered notes at any time prior to the expiration of the exchange offer.

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•

The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except they are registered under the Securities Act, do not have any transfer restrictions, and do not have registration rights or rights to additional interest.

•	The exchange of unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	There is no public market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

You should read the section titled “The Exchange Offer” beginning on page 30 for further information on how to exchange your unregistered notes for exchange notes.

Please see “Risk Factors” beginning on page 8 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2013.

Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes. We will use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. We will also amend or supplement this prospectus during this period, if requested by one or more participating broker-dealers, in order to expedite or facilitate such resales.

This prospectus incorporates important business and financial information about the Company that is not included in or delivered with the document. See “Where You Can Find More Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

CareFusion Investor Relations Department

CareFusion Corporation

3750 Torrey View Court

San Diego, California 92130

(858) 617-4621

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to January 22, 2014, the date you must make your investment decision.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (our “Form 10-K”) is included as Annex A to this prospectus. A copy of our Proxy Statement for our 2013 Annual Meeting of Stockholders is included as Annex B to this prospectus and (our “2013 Proxy Statement”). A copy of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (our “Form 10-Q”) is included as Annex C to this prospectus. We are submitting this prospectus to holders of outstanding unregistered notes so that they can consider exchanging their unregistered notes for exchange notes.

You should rely only on the information contained in this prospectus, in any applicable prospectus supplement and in the accompanying transmittal documents. We have not authorized any other person to provide you with different information. The information contained in this prospectus and any applicable prospectus supplement are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should not assume that the information contained in this prospectus, as well as the information contained in our Form 10-K, 2013 Proxy Statement and Form 10-Q, is accurate as of any date other than its respective date. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the website of the SEC or at the offices of the SEC mentioned under the heading “Where You Can Find More Information.”

This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

Trademarks, Trade Names and Service Marks

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include: CareFusion TM, Alaris ® , Guardrails ® , Pyxis ® , AVEA ® , VELA ® , LTV ® Series, Jaeger ® , SensorMedics ® , ChloraPrep ® , V. Mueller ® , Snowden-Pencer ® , SmartSite ® , PyxisConnect ® , Pyxis MedStation® , Pyxis SupplyStation ® , Pyxis ProcedureStation TM , Pyxis EcoStation TM MedMined TM , EnVe ® , MaxPlus ® , MaxGuard ® and Air Life TM which may be registered or trademarked in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is, to our knowledge, owned by such other company.

Company References

In this prospectus, unless otherwise specified or the context otherwise requires, references to “CareFusion Corporation,” “CareFusion,” “we,” “us,” “our” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in this prospectus to “Cardinal Health” refers to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Portions of this prospectus, any applicable prospectus supplement and other materials we have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding our business strategies, market potential, future financial performance and other matters. This includes, in particular, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Form 10-K and Form 10-Q included as annexes hereto, as well as other portions of this prospectus. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the plans and expectations of our management at the time such statements were made and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors” in addition to the following other factors:

•	our ability as a holding company to receive funds from our subsidiaries to make payments on our outstanding indebtedness;

•

if we become insolvent or are liquidated, or if payment under any of the agreements governing our secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender;

•	if we become insolvent or are liquidated, the notes are effectively subordinated to the debt of our subsidiaries as they are not guaranteed by our subsidiaries;

•	the limiting effect of the negative covenants in the indenture;

•	our inability to raise the funds to finance an offer to redeem the exchange notes if we are required to repurchase the outstanding exchange notes;

•	the absence of assurance that an active trading market for the exchange notes will ever develop;

•

difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory approvals or clearances associated with those activities;

•

changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations;

•

the continued financial viability and success of our customers and suppliers and the potential impact on our customers and suppliers of declining economic conditions, which could impact our results of operations and financial condition;

•	the inability to realize any benefits from our cost reduction and restructuring efforts;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•

actions of regulatory bodies and other government authorities, including the Food and Drug Administration (“FDA”) and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions;

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•

costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls, including potential product liability losses or other litigation liability;

•	our ability to operate under the amended consent decree with the FDA;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations;

•	disruption or damage to or failure of our information systems;

•	interruption in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials;

•

the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•	uncertainties in our industry due to government healthcare reform;

•	uncertainties related to the availability of additional financing to us in the future and the terms of such financing;

•	risks associated with international operations, including fluctuations in currency exchange rates;

•	difficulties associated with our significant amount of outstanding indebtedness and our ability to meet our obligations;

•

the occurrence of an event of default under our senior unsecured revolving credit facility, our outstanding senior unsecured notes or the exchange notes due to our potential failure to timely file our periodic reports;

•	the adverse effect of tax legislation initiatives or challenges to our tax positions;

•	the inadequacy of our reserves against disputed tax obligations;

•	the possible determination that our separation from Cardinal Health is taxable for US federal income tax purposes;

•	failure to retain or continue to attract senior management or key personnel; and

•	the potential ineffectiveness of our internal control over financial reporting.

As a result of these factors, you should not place undue reliance on forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights material information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that is important to you in making a decision to participate in the exchange offer. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the information presented under the heading “Risk Factors,” and our audited and unaudited consolidated financial statements and the other financial data included elsewhere in this prospectus, including in the Form 10-K and Form 10-Q that are included as annexes hereto. See “Where You Can Find More Information.”

Our Company

We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. Our offerings include established brands used in hospitals throughout the United States and approximately 130 countries worldwide.

We offer a comprehensive portfolio of products in the areas of medication management, infection prevention, operating room (“OR”) effectiveness, respiratory care and surveillance and analytics. Our primary product brands include:

•	Alaris intravenous (“IV”) infusion systems;

•	Pyxis automated medication dispensing and supply management systems;

•	AVEA, Vela and LTV Series respiratory ventilators;

•	ChloraPrep skin antiseptic products;

•	MaxGuard, MaxPlus and SmartSite needle-free IV infusion disposable sets and accessories;

•	V. Mueller and Snowden-Pencer open surgical and laparoscopic instrumentation;

•	AirLife nebulizers, ventilator circuits and other disposables used for providing respiratory therapy;

•	Jaeger and SensorMedics cardiopulmonary diagnostic equipment; and

•	MedMined software and surveillance services.

For the fiscal year ended June 30, 2013 and 2012, we generated revenue of $3.55 billion and $3.60 billion, respectively, and income from continuing operations of $389 million and $361 million, respectively. Approximately 22% of our fiscal year 2013 revenue was from customers outside of the United States.

For additional information regarding our business see “Business,” “Properties” and “Legal Proceedings” in the Form 10-K included as Annex A hereto.

Corporate Information

Our principal executive offices are located at 3750 Torrey View Court, San Diego, California 92130, and our telephone number is (858) 617-2000. Our website is located at www.carefusion.com. Information on our website is not, and should not be considered, part of this prospectus.

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Summary of the Exchange Offer

The following summary contains summary information about the exchange offer and the exchange notes. It does not contain all the information that may be important to you. For a complete understanding of the Exchange Offer and the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Exchange Notes.”

On March 11, 2013, we issued $300 million aggregate principal amount of 3.300% senior notes due 2023. On the same day, we and the initial purchasers of the unregistered notes entered into a registration rights agreement in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your notes. The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the unregistered notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the unregistered notes, except that:

•	the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends;

•	the exchange notes will not have registration rights; and

•	the exchange notes will not have rights to additional interest.

In addition, the exchange notes will bear a different CUSIP and ISIN number than the unregistered notes.

The Exchange Offer	We are offering to exchange any and all of our 3.300% senior notes due 2023, which have been registered under the Securities Act, for any and all of our outstanding unregistered 3.300% senior notes due 2023 that were issued on March 11, 2013. As of the date of this prospectus, $300 million in aggregate principal amount of our unregistered notes are outstanding.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on January 22, 2014, unless we decide to extend the exchange offer.

Conditions of the Exchange Offer	We will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if any of the following conditions or events occurs:

•	the exchange offer or the making of any exchange by a holder of unregistered notes violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

•	any laws, rules or regulations or applicable interpretations of the staff of the SEC are issued or promulgated which, in our good faith determination, do not permit us to effect the exchange offer.

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We will give oral or written notice of any non-acceptance, amendment or termination to the registered holders of the unregistered notes as promptly as practicable. We reserve the right to waive any conditions of the exchange offer.

Resale of the Exchange Notes	Based on interpretative letters of the SEC staff to third parties unrelated to us, we believe that you can resell and transfer the exchange notes you receive pursuant to this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to engage in, the distribution of the unregistered notes or exchange notes;

•

you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our “affiliates” to distribute the exchange notes; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to participate in the exchange offer, you must represent to us that these conditions have been met.

If you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Any holder of unregistered notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its unregistered notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as

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interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Accrued Interest on the Exchange Notes and Unregistered Notes	The unregistered notes accrue interest from and including March 11, 2013. The first interest payment on the exchange notes will be made on March 1, 2014. We will pay interest on the exchange notes semi-annually on March 1 and September 1 of each year.

Procedures for Tendering Unregistered Notes	If you wish to participate in the exchange offer, you must follow the procedures established by The Depository Trust Company (“DTC”) for tendering unregistered notes held in book-entry form. These procedures require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your unregistered notes; and

•	you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your unregistered notes, please refer to the section in this prospectus entitled “The Exchange Offer —Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of unregistered notes that are held through a broker-dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder promptly and instruct them to tender your unregistered notes on your behalf.

If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Acceptance of Unregistered Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding unregistered notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m., New York City time, on January 22, 2014, the expiration date.

Consequences of Failure to Exchange

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes may continue to be subject to transfer restrictions.

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As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before this exchange offer. The unregistered notes will, after this exchange offer, bear interest at the same rate as the exchange notes. The unregistered notes will not retain any rights under the registration rights agreement.

Certain United States Federal Income Tax Considerations	The exchange of the unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	Deutsche Bank Trust Company Americas, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

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Summary Description of the Exchange Notes

The following is a brief summary of some of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes” in this prospectus.

Issuer	CareFusion Corporation.

Exchange Notes	$300,000,000 aggregate principal amount of 3.300% senior notes due 2023 (the “exchange notes”).

Interest Rate	3.300% per annum.

Maturity Date	March 1, 2023.

Interest Payment Dates	March 1 and September 1 of each year, commencing March 1, 2014.

Optional Redemption	Prior to December 1, 2022 (three months prior to the maturity date), we may redeem the exchange notes, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the exchange notes being redeemed and (2) the sum of the remaining scheduled payments of principal and interest in respect of the exchange notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to its present value, on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Adjusted Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

At any time on or after December 1, 2022 (three months prior to their maturity date), we may redeem the exchange notes, in whole or in part at any time and from time to time, at our option at a redemption price equal to 100% of the aggregate principal amount of the exchange notes being redeemed, plus accrued and unpaid interest on the amount being redeemed to the date of redemption. See “Description of the Exchange Notes — Optional Redemption.”

Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Exchange Notes — Offer to Repurchase Upon a Change of Control Repurchase Event”), we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Exchange Notes — Offer to Repurchase Upon a Change of Control Event.”

Ranking

The exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations. The exchange notes will effectively

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rank junior to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness.

The exchange notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables. As of September 30, 2013 our subsidiaries would have had approximately $5 million of capital leases, a portion of which are secured obligations, and obligations in respect of $22 million of outstanding letters of credit.

Certain Covenants	The indenture governing the exchange notes, among other things, limits:

•	our ability to create or assume indebtedness for borrowed money that is secured by a lien;

•	our ability to enter into sale and lease-back transactions; and

•	our ability to engage in mergers, consolidations and transfers of substantially all of our assets.

The indenture also requires us to provide financial statements and other information to holders even if we are not obligated to file reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Form and Denomination	The exchange notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and larger integral multiples of $1,000.

Absence of Existing Trading Market for the Exchange Notes; No Listing	There is no existing market for the exchange notes. See “Risk Factors — Risks Related to the Exchange Notes and the Exchange Offer — There may not be an active trading market for the exchange notes.” We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Additional Notes Issuances	We may from time to time without the consent of the holders of the exchange notes create and issue additional exchange notes of the same series as the notes offered hereby.

Trustee	Deutsche Bank Trust Company Americas.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of risk factors related to our business.

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RISK FACTORS

You should carefully consider the risks described below (as well as the risks described in the Form 10-K and Form 10-Q included as annexes hereto) before making a decision to participate in the exchange offer. You should also consider the other information included in this prospectus before making a decision to participate in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of the exchange notes to decline, which in turn could cause you to lose all or part of your investment. The risk factors below generally have been separated into two groups: (i) risks related to our business, and (ii) risks related to the exchange notes and the exchange offer.

Risks Related to Our Business

We may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology.

The healthcare industry is characterized by evolving technologies and industry standards, frequent new product introductions, significant competition and dynamic customer requirements that may render existing products obsolete or less competitive. As a result, our position in the industry could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. The success of our business depends on our ability to enhance our existing products and to develop and introduce new products and adapt to these changing technologies and customer requirements. The success of new product development depends on many factors, including our ability to anticipate and satisfy customer needs, obtain regulatory approvals and clearances on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate our products from those of our competitors. To compete successfully in the marketplace, we must make substantial investments in new product development whether internally or externally through licensing, acquisitions or joint development agreements. Our failure to enhance our existing products or introduce new and innovative products in a timely manner would have an adverse effect on our results of operations and financial condition.

Even if we are able to develop, manufacture and obtain regulatory approvals and clearances for our new products, the success of those products would depend upon market acceptance. Levels of market acceptance for our new products could be affected by several factors, including:

•	the availability of alternative products from our competitors;

•	the price and reliability of our products relative to that of our competitors;

•	the timing of our market entry; and

•	our ability to market and distribute our products effectively.

We are subject to complex and costly regulation.

Our products are subject to regulation by the FDA and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory clearance and/or approval to market a medical device or other product. Clearance and/or approval might not be granted for a new or modified device or other product on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. Unless an exception applies, the FDA requires that the manufacturer of a new medical device or a new indication for use of, or other significant change in, an existing medical device obtain either 510(k) pre-market clearance or pre-market approval before those products can be marketed or sold in the United States. Modifications or enhancements to a

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product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, labeling, packaging, or manufacturing process may also require a new 510(k) clearance. In 2010, the FDA issued draft guidance related to its 510(k) pre-market clearance process, and through this guidance the FDA established additional pre-market requirements. The FDA intends to issue additional guidance documents and regulations over the coming months, which is expected to, among other things, revise certain aspects of the 510(k) review process. Although we cannot predict with certainty the future impact of these initiatives, it appears that the time and cost to get many of our medical devices to market could increase significantly.

In addition, we are subject to regulations that govern manufacturing practices, product labeling and advertising, and adverse-event reporting that apply after we have obtained clearance or approval to sell a product. Our failure to maintain clearances or approvals for existing products, to obtain clearance or approval for new or modified products, or to adhere to regulations for manufacturing, labeling, advertising or adverse event reporting could adversely affect our results of operations and financial condition. Further, if we determine a product manufactured or marketed by us does not meet our specifications, published standards or regulatory requirements, we may seek to correct the product or withdraw the product from the market, which could have an adverse effect on our business. Many of our facilities and procedures and those of our suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations can be costly and time-consuming. The FDA is also expected to issue final guidance documents and regulations over the coming months regarding the Unique Device Identification (“UDI”) System, which will require manufacturers to mark certain medical devices with unique identifiers. While the FDA expects that the UDI System will help track products during recalls and improve patient safety, it will require us to make changes to our manufacturing and labeling, which could increase our costs.

The sales and marketing of medical devices is under increased scrutiny by the FDA and other enforcement bodies. If our sales and marketing activities fail to comply with FDA regulations or guidelines, or other applicable laws, we may be subject to warnings or enforcement actions from the FDA or other enforcement bodies. A number of companies in the healthcare industry have been the subject of enforcement actions related to their sales and marketing practices, including their relationships with doctors and off-label promotion of products. In April 2011, we received a federal administrative subpoena from the Department of Justice. In addition, in September 2011, we received a federal administrative subpoena from the Office of Inspector General (“OIG”) of the Department of Health and Human Services. In August 2012, we received another federal administrative subpoena from the Department of Justice containing additional information requests. All three subpoenas request documents and other materials that relate primarily to our sales and marketing practices for our ChloraPrep skin preparation product and information regarding our relationships with healthcare professionals. In April 2013, we announced an agreement in principle pursuant to which we expect to pay the government approximately $41 million to resolve the government’s allegations. In connection with these matters, we also entered into a non-prosecution agreement and will continue to cooperate with the government. The agreement in principle remains subject to several conditions, including the completion and execution of a formal settlement agreement and other required documentation. There can be no assurance that we complete the required documentation or finalize the settlement with the government on the proposed terms or at all. The amount and timing of the payment are subject to the final terms of the settlement agreement. See note 13 to the audited consolidated financial statements in the Form 10-K included as Annex A hereto for more information. We cannot control the pace or scope of any investigation and responding to the subpoena requests and any investigation will require the allocation of resources, including management time and attention. If we were to become the subject of an enforcement action, including any action resulting from the investigation by the Department of Justice or OIG, it could result in negative publicity, penalties, fines, the exclusion of our products from reimbursement under federally-funded programs and/or prohibitions on our ability to sell our products, which could have an adverse effect on our results of operations and financial condition.

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Cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability.

Many existing and potential customers for our products within the United States are members of group purchasing organizations (“GPOs”) and integrated delivery networks (“IDNs”) in an effort to reduce costs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. Due to the highly competitive nature of the GPO and IDN contracting processes, we may not be able to obtain or maintain contract positions with major GPOs and IDNs across our product portfolio. Furthermore, the increasing leverage of organized buying groups may reduce market prices for our products, thereby reducing our profitability.

While having a contract with a GPO or IDN can facilitate sales to members of that GPO or IDN, it is no assurance that sales volume of those products will be maintained. The members of such groups may choose to purchase from our competitors due to the price or quality offered by such competitors, which could result in a decline in our sales and profitability.

In addition, our capital equipment products typically represent a sizeable initial capital expenditure for healthcare organizations. Changes in the budgets of these organizations, the timing of spending under these budgets and conflicting spending priorities, including changes resulting from adverse economic conditions, can have a significant effect on the demand for our capital equipment products and related services. In addition, the implementation of healthcare reform in the United States, which may reduce or eliminate the amount that healthcare organizations may be reimbursed for our capital equipment products and related services, could further impact demand. Any such decreases in expenditures by these healthcare facilities and decreases in demand for our capital equipment products and related services could have an adverse effect on our results of operations and financial condition.

Distributors of our products may begin to negotiate terms of sale more aggressively in an effort to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing or other terms of sale could adversely affect our results of operations and financial condition. In addition, if we fail to implement distribution arrangements successfully, it could cause us to lose market share to our competitors.

Outside the United States, we have experienced downward pricing pressure due to the concentration of purchasing power in centralized governmental healthcare authorities and increased efforts by such authorities to lower healthcare costs. Our failure to offer acceptable prices to these customers could adversely affect our sales and profitability in these markets.

Current economic conditions have and may continue to adversely affect our business, results of operations and financial condition.

Disruptions in the financial markets and other macro-economic challenges currently affecting the economy and the economic outlook of the United States, Europe and other parts of the world have had and we expect will continue to have an adverse impact on our results of operations and financial condition. Recessionary conditions and depressed levels of consumer and commercial spending have caused and may continue to cause our customers to reduce, modify, delay or cancel plans to purchase our products and have caused and may continue to cause vendors to reduce their output or change terms of sales. We have observed certain hospitals delaying as well as prioritizing capital purchasing decisions, which has had and we expect will continue to have an adverse impact on our financial results into the foreseeable future.

In addition, as a result of these recessionary conditions, our customers in and outside of the United States, including foreign governmental entities or other entities that rely on government healthcare systems or government funding, may be unable to pay their obligations on a timely basis or to make payment in full. If our customers’ cash flow or operating and financial performance deteriorate or fail to improve, or if they are unable

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to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to us. These conditions may also adversely affect certain of our suppliers, which could cause a disruption in our ability to produce our products.

We also extend credit through an equipment leasing program for a substantial portion of sales to our dispensing product customers. This program and any similar programs that we may establish for sales of our other capital equipment, exposes us to certain risks. We are subject to the risk that if these customers fail to pay or delay payment for the products they purchase from us, it could result in longer payment cycles, increased collection costs, defaults exceeding our expectations and an adverse impact on the cost or availability of financing. These risks related to our equipment leasing program may be exacerbated by a variety of factors, including adverse economic conditions, decreases in demand for our capital equipment products and negative trends in the businesses of our leasing customers.

Any inability of current and/or potential customers to pay us for our products or any demands by vendors for different payment terms may adversely affect our results of operations and financial condition.

We may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected.

We have engaged in restructuring activities in the past and may engage in other restructuring activities in the future. These types of cost reduction and restructuring activities are complex. If we do not successfully manage our current restructuring activities, or any other restructuring activities that we may take in the future, any expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. In addition, the costs associated with implementing restructuring activities might exceed expectations, which could result in additional future charges.

We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others.

We rely on a combination of patents, trademarks, copyrights, trade secrets and nondisclosure agreements to protect our proprietary intellectual property. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. We cannot be sure that our pending patent applications will result in the issuance of patents to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that these patents will remain valid or sufficiently broad to preclude our competitors from introducing technologies similar to those covered by our patents and patent applications. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We operate in an industry characterized by extensive patent litigation. Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force us to make significant royalty payments in order to continue selling the affected products. At any given time, we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. We can expect to face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against us could adversely affect our results of operations and financial condition.

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Defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, product recalls or safety alerts with associated negative publicity and could subject us to regulatory actions.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to, our products and result in significant costs and negative publicity. Due to the strong name recognition of our brands, an adverse event involving one of our products could result in reduced market acceptance and demand for all products within that brand, and could harm our reputation and our ability to market our products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of our products could result in the suspension or delay of regulatory reviews of our applications for new product approvals or clearances. We may also voluntarily undertake a recall of our products, temporarily shut down production lines, or place products on a shipping hold based on internal safety and quality monitoring and testing data.

Our future operating results will depend on our ability to sustain an effective quality control system and effectively train and manage our employee base with respect to our quality system. Our quality system plays an essential role in determining and meeting customer requirements, preventing defects and improving our products and services. While we have a network of quality systems throughout our business lines and facilities, quality and safety issues may occur with respect to any of our products. A quality or safety issue may result in a public warning letter from the FDA, or potentially a consent decree. We are currently operating under an amended consent decree with the FDA, as discussed further below. In addition, we may be subject to product recalls or seizures, monetary sanctions, injunctions to halt manufacturing and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Any of the foregoing events could disrupt our business and have an adverse effect on our results of operations and financial condition.

We are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business.

We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree to include all infusion pumps manufactured by or for our subsidiary that manufactures and sells infusion pumps in the United States. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we can proceed to the audit inspection phase of the amended consent decree, which includes the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities. The costs associated with these ongoing audits, and any actions that we may need to take resulting from these audits, could be significant.

We have no reserves associated with compliance with the amended consent decree. As such, we may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. Moreover, the matters addressed in the amended consent decree could lead to negative publicity that could have an adverse impact on our business. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may also be required to pay monetary damages if we fail to comply with any provision of

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the amended consent decree. See note 13 to the audited consolidated financial statements in the Form 10-K included as Annex A hereto for more information. Any of the foregoing matters could disrupt our business and have an adverse effect on our results of operations and financial condition.

We may incur product liability losses and other litigation liability.

We are, and may be in the future, subject to product liability claims and lawsuits, including potential class actions, alleging that our products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against us, with or without merit, could be costly to defend and could result in settlement payments and adjustments not covered by or in excess of insurance. In addition, we may not be able to obtain insurance on terms acceptable to us or at all because insurance varies in cost and can be difficult to obtain. Our failure to successfully defend against product liability claims or maintain adequate insurance coverage could have an adverse effect on our results of operations and financial condition.

We are involved in a number of legal proceedings. Legal proceedings are inherently unpredictable, and the outcome can result in excessive verdicts and/or injunctive relief that may affect how we operate our business, or we may enter into settlements of claims for monetary damages that exceed our insurance coverage, if any. In addition, we cannot predict the results of future legislative activity or future court decisions, any of which could lead to an increase in regulatory investigations or our exposure to litigation. Any such proceedings or investigations, regardless of the merits, may result in substantial costs, the diversion of management’s attention from other business concerns and additional restrictions on our sales or the use of our products, which could disrupt our business and have an adverse effect on our results of operations and financial condition.

We rely on the performance of our information technology systems, the failure of which could have an adverse effect on our business and performance.

Our business requires the continued operation of sophisticated information technology systems and network infrastructure. These systems are vulnerable to interruption by fire, power loss, system malfunction, computer viruses, cyber-attacks and other events, which are beyond our control. Systems interruptions could reduce our ability to manufacture and provide service for our products, and could have an adverse effect on our operations and financial performance. The level of protection and disaster-recovery capability varies from site to site, and there can be no guarantee that any such plans, to the extent they are in place, will be totally effective. In addition, security breaches of our information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to us, our employees, partners, customers, or our suppliers, which may result in significant costs and government sanctions. In particular, if we are unable to adequately safeguard individually identifiable health information, we may be subject to additional liability under domestic and international laws respecting the privacy and security of health information.

We also are pursuing initiatives to transform our information technology systems and processes. Many of our business lines use disparate systems and processes, including those required to support critical functions related to our operations, sales, and financial close and reporting. We are implementing new systems to better streamline and integrate critical functions, which we expect to result in improved efficiency and, over time, reduced costs. While we believe these initiatives provide significant opportunity for us, they do expose us to inherent risks. We may suffer data loss or delays or other disruptions to our business, which could have an adverse effect on our results of operations and financial condition. If we fail to successfully implement new information technology systems and processes, we may fail to realize cost savings anticipated to be derived from these initiatives.

An interruption in our ability to manufacture our products, an inability to obtain key components or raw materials or an increase in the cost of key components or raw materials may adversely affect our business.

Many of our key products are manufactured at single locations, with limited alternate facilities. If we experience damage to one or more of our facilities, or our manufacturing capabilities are otherwise limited or

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stopped due to quality, regulatory or other reasons, it may not be possible to timely manufacture the relevant products at previous levels or at all. In addition, if the capabilities of our suppliers and component manufacturers are limited or stopped, due to quality, regulatory or other reasons, it could negatively impact our ability to manufacture our products and could expose us to regulatory actions. Further, for reasons of quality assurance or cost effectiveness, we purchase certain components and raw materials from sole suppliers. We may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components that are acceptable to us, could have an adverse effect on our results of operations and financial condition.

Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability.

New regulations related to conflict minerals may increase our costs and adversely affect our business.

We are subject to the SEC’s newly adopted regulations, which require us to determine which of our products contain certain specified minerals, referred to under the regulations as “conflict minerals”, and, if so, to perform an extensive inquiry into our supply chain, in an effort to determine whether or not such conflict minerals originate from the Democratic Republic of Congo (“DRC”), or an adjoining country. Under the regulations, we are required to file a report with the SEC by May 31, 2014, to disclose and report whether or not such conflict minerals originate from the DRC or an adjoining country. At this time, we have determined that certain of our products contain such specified minerals and have developed a process by which we can identify where such minerals originated. We expect to incur additional costs to comply with these disclosure requirements, including costs related to determining the sources of the specified minerals used in our products, which may adversely affect our business. In addition, the number of suppliers who provide conflict-free minerals may be limited, which may make it difficult to satisfy those customers who require that all of the components of our products be certified as conflict-free, which could place us at a competitive disadvantage if we are unable to do so.

We may engage in strategic transactions, including acquisitions, investments, or joint development agreements that may have an adverse effect on our business.

We may pursue transactions, including acquisitions of complementary businesses, technology licensing arrangements and joint development agreements to expand our product offerings and geographic presence as part of our business strategy, which could be material to our financial condition and results of operations. We may not complete transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the expected benefits of any acquisition, license arrangement or joint development agreement. Other companies may compete with us for these strategic opportunities. We also could experience negative effects on our results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with, or as a result of, the acquisition of an acquired company or business, including issues related to internal control over financial reporting, regulatory or compliance issues and potential adverse short-term effects on results of operations through increased costs or otherwise. These effects, individually or in the aggregate, could cause a deterioration of our credit profile and/or ratings and result in reduced availability of credit to us or in increased borrowing costs and interest expense.

We could experience difficulties, expenditures, or other risks in integrating an acquired company, business, or technology, including, among others:

•	diversion of management resources and focus from ongoing business matters;

•	retention of key employees following an acquisition;

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•	demands on our operational resources and financial and internal control systems;

•	integration of an acquired company’s corporate and administrative functions and personnel;

•	liabilities of the acquired company, including litigation or other claims; and

•	consolidation of research and development operations.

In addition, we may face additional risks related to foreign acquisitions, including risks related to cultural and language differences and particular economic, currency, political, and regulatory risks associated with specific countries. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our results of operations and financial condition could be adversely affected.

We may engage in the divestiture of some of our non-core product lines which may have an adverse effect on our business.

Our business strategy involves assessing our portfolio of products with a view of divesting non-core product lines that do not align with our objectives. Any divestitures may result in a dilutive impact to our future earnings, as well as significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our results of operations and financial condition. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business and the potential loss of key employees. We may not be successful in managing these or any other significant risks that we encounter in divesting a product line. See note 2 to the audited consolidated financial statements in the Form 10-K included as Annex A hereto for a discussion of our divestitures.

We may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Health Care Act and the Health Care and Education Reconciliation Act (“PPACA”). Among other initiatives, the legislation implemented a 2.3% annual excise tax on the sales of certain medical devices in the United States, effective January 2013. As this excise tax is recorded as a selling, general and administrative expense, it has and will continue to have, an adverse effect on our operating expenses and results of operations. In fiscal year 2013, we paid approximately $11.4 million related to six months of the medical device tax. We currently expect the impact of the tax to be approximately $20 million to $25 million in fiscal year 2014 and annually thereafter. In addition, the PPACA significantly alters Medicare and Medicaid reimbursements for medical services and medical devices, which could result in downward pricing pressure and decreased demand for our products. As additional provisions of healthcare reform are implemented, we anticipate that Congress, regulatory agencies and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access. We cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what ultimate effect federal healthcare reform or any future legislation or regulation may have on our customers’ purchasing decisions regarding our products and services. However, the implementation of new legislation and regulation may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business, possibly materially.

We may need additional financing in the future to meet our capital needs or to make opportunistic acquisitions and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

We intend to increase our investment in research and development activities, expand our sales and marketing activities, and may make acquisitions. Our ability to take these and other actions may be limited by our available liquidity, including our ability to access our foreign cash balances in a tax-efficient manner. As a

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consequence, in the future, we may need to seek additional financing. We may be unable to obtain any desired additional financing on terms favorable to us, if at all. If we lose an investment grade credit rating or adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products or respond to competitive pressures, any of which could negatively affect our business. If we raise additional funds through the issuance of equity securities, our stockholders will experience dilution of their ownership interest. If we raise additional funds by issuing debt, we may be subject to limitations on our operations due to restrictive covenants. Additionally, our ability to make scheduled payments or refinance our obligations will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and financial, business and other factors beyond our control.

We are subject to risks associated with doing business outside of the United States.

Our operations outside of the United States are subject to risks that are inherent in conducting business under non-United States laws, regulations and customs. Sales to customers outside of the United States made up approximately 22% of our revenue in the fiscal year ended June 30, 2013, and we expect that non-United States sales will contribute to future growth as we continue to focus on expanding our operations in markets outside the United States. The risks associated with our operations outside the United States include:

•	healthcare reform legislation;

•	changes in medical reimbursement policies and programs;

•	changes in non-United States government programs;

•	multiple non-United States regulatory requirements that are subject to change and that could restrict our ability to manufacture and sell our products;

•	possible failure to comply with anti-bribery laws such as the United States Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;

•	different local medical practices, product preferences and product requirements;

•	possible failure to comply with trade protection and restriction measures and import or export licensing requirements;

•	difficulty in establishing, staffing and managing non-United States operations;

•	different labor regulations or work stoppages or strikes;

•	changes in environmental, health and safety laws;

•	potentially negative consequences from changes in or interpretations of tax laws, including changes regarding taxation of income earned outside the United States;

•	political instability and actual or anticipated military or political conflicts;

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economic instability, including the European financial crisis or other economic instability in other parts of the world and the impact on interest rates, inflation and the credit worthiness of our customers;

•	uncertainties regarding judicial systems and procedures;

•	minimal or diminished protection of intellectual property in some countries; and

•	regulatory changes that may place our products at a disadvantage.

These risks, individually or in the aggregate, could have an adverse effect on our results of operations and financial condition. For example, we are subject to compliance with the United States Foreign Corrupt Practices Act and similar anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While our employees and agents are required to comply with these laws, we cannot be sure that our internal policies and

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procedures will always protect us from violations of these laws, despite our commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of risks may adversely affect our business, performance, prospects, value, financial condition, and results of operations.

We are also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the United States dollar strengthens in relation to the currencies of other countries such as the Euro, where we sell our products, our United States dollar reported revenue and income will decrease. Additionally, we incur significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. Changes in the relative values of currencies occur regularly and, in some instances, could have an adverse effect on our results of operations and financial condition.

We are subject to healthcare fraud and abuse regulations that could result in significant liability, require us to change our business practices and restrict our operations in the future.

We are subject to various United States federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict our sales or marketing practices. Furthermore, since many of our customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, our exclusion from such programs as a result of a violation of these laws could have an adverse effect on our results of operations and financial condition.

We have a significant amount of indebtedness, which could adversely affect our business and our ability to meet our obligations.

Including the exchange notes subject to the exchange offer set forth in this prospectus, we have outstanding $1.45 billion of senior unsecured notes. This significant amount of debt has important risks to us and our investors, including:

•	requiring a significant portion of our cash flow from operations to make interest payments on this debt;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage to our competitors that may not be as highly leveraged with debt as we are; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

In addition, we maintain a $750 million senior unsecured revolving credit facility (maturing July 6, 2016). To the extent that we draw on our credit facility or otherwise incur additional indebtedness, the risks described above could increase. Further, if we increase our indebtedness, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

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As a result of various restrictive covenants in the agreements governing our senior unsecured revolving credit facility and our senior unsecured notes, our financial flexibility will be restricted in a number of ways. The agreement governing the credit facility subjects us to several financial and other restrictive covenants, including limitations on liens, subsidiary indebtedness and transactions with affiliates. In addition, the failure to timely file our periodic reports with the SEC could result in a default under our senior unsecured revolving credit facility and the indenture governing our senior unsecured notes. In fiscal year 2013, we failed to timely file certain of our periodic reports with the SEC. While we are now in compliance with these reporting covenants, we cannot assure you that we will be able to obtain all waivers related to any future filing delays or remedy any future events that could trigger an event of default under the credit agreement for our senior unsecured credit facility and the indenture for our senior unsecured notes.

Our credit facility also requires us to meet certain financial ratio tests on an ongoing basis that may require us to take action and reduce debt or act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot be sure that we will be able to meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our credit facility. If an event of default under our credit facility or senior unsecured notes occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If such an acceleration of indebtedness were to arise from an event of default, we may not have sufficient funds to repay such indebtedness. Any acceleration of our outstanding indebtedness could have a material adverse effect on our business and financial condition.

Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

We are a large multinational corporation with operations in the United States and international jurisdictions. As such, we are subject to the tax laws and regulations of the United States federal, state and local governments and of many international jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect our tax positions. We cannot be sure that our effective tax rate or tax payments will not be adversely affected by these initiatives. In addition, United States federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge.

Our reserves against disputed tax obligations may ultimately prove to be insufficient.

We and Cardinal Health are currently before the Internal Revenue Service (“IRS”) Appeals office for fiscal years 2006 and 2007. We are currently subject to IRS audits for fiscal years 2008 through 2012. The IRS audits for fiscal years 2008 and 2009, and the short period July 1, 2009 through August 31, 2009, are part of Cardinal Health’s tax audit of its federal consolidated returns covering periods prior to our spinoff from Cardinal Health. The IRS audits for the short period September 1, 2009 through June 30, 2010, and fiscal years 2011 and 2012, relate to federal consolidated returns filed by us following our spinoff from Cardinal Health.

During the quarter ended December 31, 2010 we received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment related to transfer pricing arrangements between foreign and domestic subsidiaries. We and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. As discussed in note 9 to the condensed consolidated financial statements in the Form 10-Q included as Annex C hereto, we and Cardinal Health entered into closing agreements with the IRS Appeals office to resolve Notices of Proposed Adjustment for the fiscal years ending June 30, 2003 through 2005 related to transfer pricing arrangements between our foreign and domestic

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subsidiaries and the transfer of intellectual property among our subsidiaries. There can be no assurance that we will be able to reach a similar settlement with the IRS with respect to fiscal years 2006 and 2007, or any other period.

We regularly review our tax reserves and make adjustments to our reserves when appropriate. Accounting for tax reserves involves complex and subjective estimates by management, which can change over time based on new information or changing events or circumstances, including events or circumstances outside of our control. Although we believe that we have provided appropriate tax reserves for any potential tax exposures, we may not be fully reserved and it is possible that we may be obligated to pay amounts in excess of our reserves. The tax matters agreement that we entered into with Cardinal Health in connection with the separation generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility. Any future change in estimate or obligation could adversely affect our results of operations and financial condition.

If there is a determination that the separation is taxable for United States federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS ruling or tax opinions are incorrect or for any other reason, then Cardinal Health and its shareholders that are subject to United States federal income tax could incur significant United States federal income tax liabilities and we could incur significant liabilities.

In connection with the separation, Cardinal Health received a private letter ruling from the IRS substantially to the effect that, among other things, the contribution and the distribution qualified as a transaction that is tax-free for United States federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, (“the Code”). In addition, Cardinal Health received opinions of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, co-counsel to Cardinal Health, to the effect that the contribution and the distribution qualified as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code. The ruling and opinions relied on certain facts, assumptions, representations and undertakings from Cardinal Health and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings were incorrect or not otherwise satisfied, Cardinal Health and its shareholders may not be able to rely on the ruling or the opinions of tax counsel and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the separation is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct, have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Cardinal Health or us after the separation. If the separation is determined to be taxable for United States federal income tax purposes, Cardinal Health and its shareholders that are subject to United States federal income tax could incur significant United States federal income tax liabilities and we could incur significant liabilities.

Our success depends on our ability to recruit and retain key personnel.

Our success depends on the continued contributions of our senior management and other key research and development, sales, marketing and operations personnel. Experienced personnel in our industry are in high demand and competition for their talents is intense. If we are unable to recruit and retain key personnel, our business may be harmed. Achieving this objective may be difficult due to many factors, including the intense competition for such highly skilled personnel, fluctuations in global economic and industry conditions, changes in our senior management, competitors’ hiring practices, and the effectiveness of our compensation programs. If we are unable to attract, retain and motivate such personnel in sufficient numbers and on a timely basis, we may experience difficulty in implementing our business strategy, which could have an adverse effect on our results of operations and financial condition.

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Our business and stock price may be adversely affected if our internal control over financial reporting is not effective.

Under Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC, companies are required to conduct a comprehensive evaluation of their internal control over financial reporting. As part of this process, we are required to document and test our internal control over financial reporting; our management is required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm is required to attest to and report on management’s assessment and the effectiveness our internal control over financial reporting. Management’s assessment of our internal control over financial reporting as of June 30, 2012, identified a material weakness related to our accounting for our dispensing sales-type leases. This material weakness could lead to a loss of investor confidence and could have a negative impact on the trading price of our common stock. As described in “Item 9A Controls and Procedures — Management’s Report on Internal Control Over Financial Reporting,” we have developed and implemented new control procedures regarding our accounting for sales-type leases, including the revised fair value estimation process for our leased assets, and we concluded that we had remediated this material weakness as of June 30, 2013. We will need to monitor and evaluate these procedures to ensure that they are operating effectively. We may be at risk for future material weaknesses, particularly if these new procedures do not operate effectively. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, which could cause us to fail to meet our reporting obligations, lead to a loss of investor confidence and have a negative impact on the trading price of our common stock.

Risks Related to the Exchange Notes and the Exchange Offer

We are a holding company, and our ability to repay our obligations under the exchange notes depends upon our ability to obtain funds from our subsidiaries or other sources.

We are a holding company with no material assets, other than the stock of our subsidiaries. All of our revenue and cash flow is generated through our subsidiaries and all of our operations are conducted through our subsidiaries. As a result, our ability to make payments on our indebtedness, including the exchange notes offered hereby, and to fund our other obligations is dependent not only on the ability of our subsidiaries to generate cash, but also on the ability of our subsidiaries to distribute cash to us in the form of dividends, fees, interest, loans or otherwise, as well as our ability to obtain funds from other sources of financing, which may not be available if and when required.

The exchange notes are not guaranteed by our subsidiaries and are effectively subordinated to the indebtedness of our subsidiaries.

None of our subsidiaries will guarantee our payment obligations on the exchange notes. Our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s dissolution, winding-up, liquidation, reorganization or otherwise (and thus the ability of the holders of the notes to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the exchange notes will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including trade payables and the guarantees by certain of our subsidiaries of our revolving credit facilities. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the exchange notes. As of September 30, 2013 our subsidiaries on a consolidated basis had approximately $5 million of capital leases, a portion of which are secured obligations, and the total assets of such subsidiaries was approximately $8.5 billion.

The exchange notes are not secured by any of our assets and any secured creditors would have a prior claim on our assets.

The exchange notes are not secured by any of our assets. The terms of the indenture permit us to incur a certain amount of secured indebtedness without equally and ratably securing the exchange notes. If we become

20

insolvent or are liquidated, or if payment under any of the agreements governing our secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that indebtedness. Accordingly, the lenders will have a prior claim on our assets to the extent of their liens thereon. In that event, because the exchange notes are not secured by any of our assets, it is possible that there will be no assets remaining from which claims of the holders of exchange notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. As of September 30, 2013, our subsidiaries on a consolidated basis had approximately $5 million of capital leases, a portion of which are secured obligations.

Negative covenants in the indenture will have a limited effect.

The indenture governing the exchange notes contains negative covenants that apply to us and our subsidiaries. However, the indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly does not protect holders of the exchange notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the exchange notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the exchange notes.

In addition, the limitation on secured indebtedness covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the exchange notes. See “Description of the Exchange Notes” for a description of this covenant and related definitions. In light of these exceptions, holders of the exchange notes may be structurally subordinated to new lenders.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the exchange notes.

Upon the occurrence of a change of control repurchase event (as defined under “Description of the Exchange Notes”), we will be required to offer to repurchase all outstanding exchange notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the exchange notes. Any failure to redeem or purchase tendered exchange notes would constitute a default under the indenture governing the exchange notes, which, in turn, would constitute a default under our senior credit facilities. A default, in each case, could result in the declaration of the principal and interest on all the exchange notes and our indebtedness outstanding under our senior unsecured credit facility to be due and payable.

There may not be an active trading market for the exchange notes.

There is no existing market for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the exchange notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the exchange notes, your ability to sell your exchange notes or the price at which you will be able to sell your exchange notes. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the exchange notes and the market for similar securities.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the exchange notes;

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•	outstanding amount of the exchange notes;

•	terms related to optional redemption of the exchange notes; and

•	level, direction and volatility of market interest rates generally.

If you do not properly tender your unregistered notes, your ability to transfer such outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for unregistered notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes. If you do not tender your unregistered notes or if your tender of unregistered notes is not accepted because you did not tender your unregistered notes properly, then, after consummation of the exchange offer, you will continue to hold unregistered notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any unregistered notes, you may have difficulty selling them because there will be fewer unregistered notes remaining and the market for such unregistered notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged unregistered notes could become more limited than the existing trading market for the unregistered notes and could cease to exist altogether due to the reduction in the amount of the unregistered notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered unregistered notes.

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your unregistered notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for unregistered notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the three months ended September 30, 2013 and the five fiscal years ended June 30, 2013, 2012, 2011, 2010 and 2009.

	For the Three Months Ended September 30, 2013	For the Fiscal Year Ended June 30,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	4.7	6.6	5.6	4.9	3.6	4.6

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USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive a like principal amount of the unregistered notes, the terms of which are identical in all material respects to the exchange notes, except as otherwise noted in this prospectus. We will retire and cancel all of the unregistered notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness or capitalization.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents, current and long-term debt, other obligations, stockholders’ equity and total capitalization as of September 30, 2013. The information in this table is unaudited and should be read in conjunction with our unaudited condensed consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q (included as Annex C hereto) and our audited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K (included as Annex A hereto).

(in millions, except per share data)	September 30, 2013
Cash and cash equivalents	$1,773

Debt, including current and long-term[1]:
5.125% Senior Notes due 2014	449
6.375% Senior Notes due 2019	689
3.300% Senior Notes due 2023	298
Other obligations[2]	15

Total borrowings	1,451

Stockholders’ equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued—None	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued—231.3 shares	2
Treasury Stock, at cost, 18.8 shares	(626)
Additional paid-in capital	4,924
Retained earnings	1,126
Accumulated other comprehensive loss	(24)

Total stockholders’ equity	5,402

Total capitalization	$6,853

[1]

Senior note amounts of $450 million aggregate principal amount of 5.125% senior notes due 2014 (exclusive of debt discount of $1.5 million at September 30, 2013), $700 million aggregate principal amount of 6.375% senior notes due 2019 (exclusive of debt discount of $10.6 million at September 30, 2013), and $300 million aggregate principal amount of 3.300% senior notes due 2023 (exclusive of debt discount of $2.1 million at September 30, 2013).

[2]	Other obligations consist of a Euro denominated debt facility and capital leases.

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SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical condensed consolidated and combined financial data. The selected historical condensed consolidated statements of income data for each of the three fiscal years in the period ended June 30, 2013, and the selected historical condensed consolidated balance sheet data as of June 30, 2013 and 2012 are derived from our audited consolidated financial statements in the Form 10-K included as Annex A hereto.

The selected historical condensed combined statements of income data for the fiscal year ended June 30, 2010 and the selected historical condensed balance sheet data as of June 30, 2011 are derived from our audited financial statements that are not included in this prospectus.

The selected historical condensed combined statements of income data for the fiscal year ended June 30, 2009 and the selected historical condensed combined balance sheet data as of June 30, 2010 and 2009 are derived from our unaudited financial statements that are not included in this prospectus.

The selected historical condensed consolidated statements of income data for the three months ended September 30, 2013 and 2012, and the selected historical condensed consolidated balance sheet data as of September 30, 2013 and 2012 are derived from our unaudited financial statements in the Form 10-Q included as Annex C hereto.

Until our separation from Cardinal Health on August 31, 2009, CareFusion Corporation was a wholly owned subsidiary of Cardinal Health. Accordingly, our historical financial information for the fiscal year ended June 30, 2009 and prior years does not reflect our results as a separate, stand-alone company. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the United States markets that were historically managed by us prior to the spinoff and were part of the clinical and medical products business of Cardinal Health. These lines of businesses are reflected in the financial information included throughout this prospectus as discontinued operations. Since the spinoff, in furtherance of our business strategy, we have taken steps to expand our product offerings through acquisitions and to divest non-core businesses. The results of our Audiology business, International Surgical Products business and our Nicolet neurodiagnostics business, which we divested in October 2009, April 2011 and July 2012, respectively, are also reflected as discontinued operations. See note 2 to the audited consolidated financial statements in the Form 10-K included as Annex A hereto.

The selected historical consolidated and combined financial and other operating data presented below should be read in conjunction with our audited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K included as Annex A hereto and our unaudited condensed consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q included as Annex C hereto. Our consolidated financial information may not be indicative of our future performance.

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	For the Three Months Ended September 30,		At or for the Fiscal Year Ended June 30, [1,2]
(in millions)	2013	2012	2013	2012	2011	2010	2009
Statements of Income Data[3]:
Revenue	$830	$837	$3,550	$3,598	$3,440	$3,377	$3,080
Gross Profit	423	436	1,850	1,804	1,768	1,691	1,578
Operating Income[4]	116	143	619	574	504	450	437
Income before Income Tax	96	124	543	487	425	345	342
Income from Continuing Operations	78	87	389	361	299	161	288
Income (Loss) from Discontinued Operations, Net of Tax[5]	—	(3)	(4)	(68)	(50)	33	294
Net Income	78	84	385	293	249	194	582
Balance Sheet Data[3]:
Total Assets	$8,492	8,253	$8,553	$8,488	$8,185	$7,900	$8,305
Long-Term Obligations, less Current Portion and Other Short-Term Borrowings[6]	999	1,151	1,444	1,151	1,387	1,386	1,159
Total Stockholders’ Equity or Parent Company Investment	5,402	5,342	5,386	5,231	5,070	4,676	5,423

[1]

Amounts reflect business combinations for all periods presented. See note 3 to the audited consolidated financial statements in the Form 10-K included as Annex A hereto for further information regarding the impact of acquisitions.

[2]

Amounts reflect restructuring and acquisition integration charges for all periods presented. Restructuring and acquisition integration charges were $18 million, $33 million, $64 million, $15 million, and $69 million, in fiscal years 2013, 2012, 2011, 2010, and 2009, respectively.

[3]	Fiscal year 2009 statement of income data, and fiscal years 2010 and 2009 balance sheet data are unaudited.
[4]

During the fiscal year ended June 30, 2013, we recorded a $41 million charge to establish a reserve in connection with the agreement in principle to resolve the previously disclosed government investigations related to prior sales and marketing practices for our ChloraPrep skin preparation product and relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement.

[5]	A summary of our discontinued operations is presented in note 2 to the audited consolidated financial statements in the Form 10-K included as Annex A hereto.
[6]	Includes the long-term portion of debt allocated from Cardinal Health. Total debt allocated by Cardinal Health was $1,281 million as of June 30, 2009.

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SELECTED HISTORICAL QUARTERLY FINANCIAL DATA

The following table sets forth our selected historical quarterly financial data (unaudited) for the first quarter of fiscal year 2014 (ended September 30, 2013), and for each of the quarters in fiscal years 2013 and 2012:

	Fiscal Year 2014	Fiscal Year 2013
(in millions, except per share data)	First Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$830	$837	$909	$901	$903
Gross Profit	423	436	471	476	467
Selling, General and Administrative Expenses	248	244	249	244	243
Income from Continuing Operations[1]	78	87	108	84	110
Loss from Discontinued Operations, Net of Tax	—	(3)	—	—	(1)
Net Income[1]	78	84	108	84	109

Per Share Amounts:[2]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.36	$0.39	$0.49	$0.38	$0.50
Discontinued Operations	$—	$(0.01)	$—	$—	$(0.01)
Basic Earnings per Common Share	$0.36	$0.38	$0.49	$0.38	$0.50

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.36	$0.39	$0.48	$0.37	$0.49
Discontinued Operations	$—	$(0.01)	$—	$—	$(0.01)
Diluted Earnings per Common Share	$0.36	$0.37	$0.48	$0.37	$0.49

Weighted-Average Number of Common Shares Outstanding:
Basic	214.0	221.9	222.6	222.5	217.8
Diluted	217.4	224.4	224.9	225.6	221.2

[1]

Financial results for the third quarter of fiscal 2013 include a $41 million charge to establish a reserve in connection with the agreement in principle to resolve the previously disclosed government investigations related to prior sales and marketing practices for our ChloraPrep skin preparation product and relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement.

[2]

Basic and diluted earnings per share are computed independently for each of the components and quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share. Additionally, the sum of the per share components within the quarters may not equal the per share amounts presented.

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	Fiscal Year 2012
(in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2012
Revenue	$828	$890	$919	$961
Gross Profit	423	447	459	475
Selling, General and Administrative Expenses	264	261	241	267
Income from Continuing Operations	72	94	104	91
Income (Loss) from Discontinued Operations, Net of Tax[1]	(2)	1	(72)	5
Net Income	70	95	32	96

Per Share Amounts:[2]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.32	$0.42	$0.46	$0.41
Discontinued Operations	$(0.01)	$—	$(0.32)	$0.02
Basic Earnings per Common Share	$0.31	$0.42	$0.14	$0.43

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.32	$0.41	$0.46	$0.41
Discontinued Operations	$(0.01)	$—	$(0.32)	$0.02
Diluted Earnings per Common Share	$0.31	$0.42	$0.14	$0.43

Weighted-Average Number of Common Shares Outstanding:
Basic	223.8	224.7	224.6	221.7
Diluted	226.3	226.6	226.8	224.2

[1]	Reflects the impact of businesses reclassified to discontinued operations. See note 2 to the audited consolidated financial statements in the Form 10-K included as Annex A hereto.
[2]

Basic and diluted earnings per share are computed independently for each of the components and quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share. Additionally, the sum of the per share components within the quarters may not equal the per share amounts presented.

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THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

We sold the unregistered notes to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, as representatives of the initial purchasers, pursuant to a purchase agreement dated March 6, 2013. The initial purchasers resold the unregistered notes in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale of the unregistered notes, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to:

•

to the extent not prohibited by any applicable law or applicable interpretations of the staff of the SEC, use our commercially reasonable best efforts to file with the SEC a registration statement relating to the exchange offer under the Securities Act on no later than the 365th day after the date that the unregistered notes were issued (the “filing deadline”), and to have the exchange offer registration statement declared effective by the SEC on or prior to the 90th day after the filing deadline;

•

commence the exchange offer upon the effectiveness of the exchange offer registration statement and use our commercially reasonable best efforts to cause the exchange offer registration statement to be effective continuously and shall keep the exchange offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer; and

•

use commercially reasonable best efforts to cause the exchange offer to be consummated on the earliest practicable date after the exchange offer registration statement has become effective, but in no event later than 180 days after the filing deadline.

If you participate in the exchange offer, you will, with limited exceptions, receive exchange notes that are freely tradable and not subject to restrictions on transfer. You should read the information in this prospectus under the heading “— Resale of Exchange Notes” for more information relating to your ability to transfer exchange notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered notes may continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

In the registration rights agreement, we agreed to file a shelf registration statement in certain circumstances, including if:

•	we determine upon advice of counsel that we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated within 180 days after the filing deadline; or

•	with respect to any holder

•	such holder is prohibited by applicable law or SEC policy from participating in the Exchange Offer, or

•

such Holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, or

•	such holder is a broker-dealer and holds notes acquired directly from the Company or one of its affiliates.

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If a shelf registration statement is required, we will use our commercially reasonable best efforts to:

•	file the shelf registration statement with the SEC on or prior to 90 days after such filing obligation arises;

•	cause the shelf registration statement to be declared effective by the SEC on or prior to 180 days after such filing obligation arises; and

•

keep such shelf registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of notes by the holders, and to ensure that it conforms in all material respects with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period of at least one year following the effective date of such shelf registration statement (or shorter period that will terminate when all the notes covered by such shelf registration statement cease to be subject to any transfer restrictions).

The shelf registration statement will permit only certain holders to resell their unregistered notes from time to time. In particular, we may require, as a condition to including a holder’s unregistered notes in the shelf registration statement, such holder to furnish to us information regarding itself and the proposed disposition by it of its notes as we may from time to time reasonably request in writing.

If we are required to file a shelf registration statement, we will provide to each holder of unregistered notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. A holder who sells unregistered notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including the applicable indemnification obligations).

Additional Interest

If (i) we fail to file any registration statement on or before the date specified for such filing pursuant to the registration rights agreement; (ii) any shelf registration statement required to be filed is not declared effective by the SEC on or prior to the date specified for such effectiveness; (iii) the exchange offer has not been consummated by the end of the 180th day after the filing deadline or (iv) any shelf registration statement required by the registration rights agreement is filed and declared effective but shall cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective, we will be required to pay additional interest to each holder of unregistered notes. During the first 90-day period immediately after the first registration default occurs, we will pay additional interest equal to 0.25% per annum, which will increase by an additional 0.25% per annum during each subsequent 90-day period until all registration defaults are cured, up to a maximum of 1.00% per annum. Such additional interest will accrue only for those days that a registration default occurs and is continuing. Following the cure of all registration defaults, no more additional interest will accrue and the interest rate will revert to the rate otherwise payable under the terms of the notes.

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The exchange notes will not have rights to additional interest as set forth above, upon the consummation of the exchange offer. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is an exhibit to the registration statement that includes this prospectus.

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Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. You may tender some or all of your unregistered notes only in minimum denominations of $2,000 and larger integral multiples of $1,000. As of the date of this prospectus, $300,000,000 aggregate principal amount of the unregistered notes are outstanding.

The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except that the offering of the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. In addition, the exchange notes will not have registration rights and will not have rights to additional interest. The exchange notes will be issued under and be entitled to the benefits of the indenture pursuant to which the unregistered notes were issued.

In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC. The exchange notes will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If any tendered unregistered notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered notes will be returned, without expenses, to the tendering holder thereof promptly after the expiration of the exchange offer.

Holders of unregistered notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. It is important that you read the section “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Any unregistered notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest and may be subject to restrictions on transfer under the Securities Act. We will not have any obligation to register the offer or sale of such unregistered notes under the Securities Act. Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

•

any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, does not permit us to effect the exchange offer.

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Expiration Date; Extensions; Amendment; Termination

The exchange offer will expire 5:00 p.m., New York City time, on January 22, 2014, unless we, in our reasonable discretion, extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of unregistered notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

To the extent we are legally permitted to do so, we expressly reserve the right, in our reasonable discretion, to:

•	delay accepting any unregistered senior note;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

We will give oral or written notice of any non-acceptance or amendment to the registered holders of the unregistered notes as promptly as practicable. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner.

If we determine, in our reasonable discretion, that any of the events or conditions described in “—Conditions of the Exchange Offer” has occurred, we may terminate the exchange offer. We may:

•	refuse to accept any unregistered notes and return to the holders any unregistered notes that have been tendered;

•

extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders to withdraw their tendered unregistered notes; or

•	waive the condition with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If any such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered notes, if the exchange offer would otherwise expire during that period.

Any determination by us concerning the events described above will be final and binding upon the parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

The unregistered notes accrue interest from and including March 11, 2013. The first interest payment on the exchange notes will be made on March 1, 2014. We will pay interest on the exchange notes semi-annually on March 1 and September 1 of each year. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

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Resale of Exchange Notes

Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer for the unregistered notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to engage in, the distribution of the unregistered notes or exchange notes;

•

you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our “affiliates” to distribute the exchange notes;

•

if you are a broker dealer, and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange notes received in the exchange offer; and

•	you are not acting on behalf of any person or entity that could not truthfully make these representations.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal. If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

In addition, if you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for unregistered notes. We have agreed to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

Upon consummation of the exchange offer, the exchange notes will have different CUSIP and ISIN numbers from the unregistered notes.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

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If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “The Exchange Offer — Exchange Agent.”

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the automated tender offer program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine, in our reasonable discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of the exchange offer.

When We Will Issue Exchange Notes

We will issue the exchange notes when or promptly after the exchange offer expires. In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

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Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such exchange notes.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent’s account at DTC, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

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We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This crediting will take place promptly after the expiration or termination of the exchange offer.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•	may be resold only if (1) registered pursuant to the Securities Act, (2) an exemption from registration is available or (3) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer of the unregistered notes, as well as the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange of the unregistered notes. Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the exchange agent addressed as follows:

By Mail:

DB Services Tennessee, Inc.

Reorganization Unit

P.O. Box 305050

Nashville, TN 37230

By Overnight Mail or Courier:

DB Services Tennessee, Inc.

Trust and Securities Services

Reorganization Unit

648 Grassmere Park Road

Nashville, TN 37211

By Facsimile (for Eligible Institutions Only):

(615) 866-3889

For Information or Confirmation by Telephone:

(800) 735-7777

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Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person or by telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

•	tendered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. The exchange offer costs will be amortized as part of deferred financing costs over the life of the notes.

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DESCRIPTION OF THE EXCHANGE NOTES

General

The $300 million of 3.300% senior notes due 2023 (the “exchange notes”) will be issued under a second supplemental indenture with Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), dated March 11, 2013 (the “second supplemental indenture”), to the indenture between the Company and the Trustee dated as of July 21, 2009 (the “base indenture,” as supplemented by the second supplemental indenture, the “indenture”). The term “ notes” refers collectively to the exchange notes and the outstanding notes.

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including definitions therein of certain terms. Certain terms used in this summary are defined under the subheading “ — Definitions.”

Without the consent of the holders of the notes, at any time and from time to time the Company will have the ability under the indenture to issue further notes having identical terms and conditions as the notes of any series offered hereby (subject to certain exceptions), and may issue additional notes in one or more additional series under the indenture. See “ — Further Issuances” below. The Company will issue notes only in fully registered form without coupons, in minimum denominations of $2,000 and larger integral multiples of $1,000.

Brief Description of the Exchange Notes

The exchange notes are general unsecured senior obligations of the Company:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.

Maturity, Interest and Principal

The exchange notes will mature on March 1, 2023. Interest on the exchange notes will accrue at a rate of 3.300% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year and on the maturity date (each, an “interest payment date”), commencing March 1, 2014, to the persons in whose names the exchange notes are registered at the close of business on February 15 and August 15, as the case may be (in each case, whether or not a business day) immediately preceding the related interest payment date; provided, however, that interest payable on the maturity date shall be payable to the person to whom the principal of such exchange notes shall be payable.

Interest on the exchange notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the issue date, if no interest has been paid or duly provided for with respect to the exchange notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date or the maturity date falls on a day that is not a business day, the interest payment and, if the maturity date, the payment of principal will be made on the next succeeding day that is a business day as if it were made on the date such payment was due, and no interest on such payment shall accrue for the period from and after the scheduled interest payment date or maturity date to the next succeeding business day. By “business day” we mean a weekday which is not a day when banking institutions in the place of payment are authorized or

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required by law or regulation to be closed. Principal of, premium, if any, and interest on the exchange notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, may be made by check mailed to the holders of the exchange notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the exchange notes represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Ranking

The notes will be senior unsecured obligations of the Company and will rank equally in right of payment with all existing and future senior unsecured obligations of the Company. The notes will effectively rank junior to all existing and future secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness.

The notes will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Company’s Subsidiaries, including trade payables and the guarantees by certain of the Company’s Subsidiaries of the Company’s revolving credit facilities. As of September 30, 2013 the Company’s Subsidiaries had approximately $5 million of capital leases, a portion of which are secured obligations. In the event of bankruptcy, liquidation or reorganization of any of the Company’s Subsidiaries, the Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Offer to Repurchase Upon Change of Control Repurchase Event

If a “Change of Control Repurchase Event” occurs, unless the Company has exercised its right to redeem the notes as described below under “ — Optional Redemption”, the Company will make an offer (the “Change of Control Offer”) to each holder of outstanding notes to repurchase all or any part (equal to $2,000 integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest (the “Change of Control Payment”) on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will provide a notice to each holder, with a copy to the Trustee, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Offer to Repurchase Upon Change of Control Repurchase Event,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is provided, other than as may be required by law (the “Change of Control Payment Date”);

(3)	the CUSIP numbers for the tendered notes;

(4)	that any note not properly tendered will remain outstanding and continue to accrue interest;

(5)	that unless the Company defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6)	that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

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(7)	that holders will be entitled to withdraw their tendered notes and their election to require the Company to purchase such notes; provided that the paying agent receives, not later than the close of business on the fifth business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased;

(8)	that the holders whose notes are being repurchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; and

(9)	the other instructions, as determined by the Company, consistent with the covenant described hereunder, that a holder must follow.

The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Offer being consummated on or prior to the Change of Control Payment Date.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act “) and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail or wire transfer, in accordance with the instructions given to us by the holders of the notes, to each holder of notes properly tendered the purchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade (defined below) by at least two of the three Rating Agencies (defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in, or termination of, any

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rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event under the indenture) if the Rating Agency or Rating Agencies ceasing to rate such Notes or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or, one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock (defined below) of the Company or any direct or indirect parent company holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company;

(3) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act), or any “person” (as that term is used in Section 13(d) of the Exchange Act) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other “person” (as that term is used in Section 13(d) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving “person” (as that term is used in Section 13(d) of the Exchange Act) immediately after giving effect to such transaction; or

(4) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (A) the Company becomes a wholly owned Subsidiary of a holding company; and (B) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction; and (ii) pursuant to a transaction in which shares of the Company’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (iii) the “person” referenced in clause (1) or (2) of the preceding sentence previously acquired assets of the Company and its Subsidiaries or became the beneficial owner of the Company’s Voting Stock, in either case so as to have constituted a Change of Control in respect of which a Change of Control Offer was made (or otherwise would have required a Change of Control Offer in the absence of the waiver of such requirement by the holders of the notes).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of such board of directors on the first date that any of the notes were issued or

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(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch,” “Moody’s” and “S&P” mean Fitch Inc., a subsidiary of Finalac, S.A., Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., respectively or any respective successor thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any additional Rating Agency (defined below) or rating agencies selected by us.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Under clause (4) of the definition of Change of Control, a change of control will occur if a majority of our board of directors is replaced over a two year period by directors who have not been “approved” by the directors then in office. Under a Delaware Chancery Court interpretation of a similar provision, our board of directors could approve a slate of shareholder-nominated directors without endorsing them, while simultaneously recommending and endorsing its own slate. Accordingly, under such interpretation, our board of directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a holder’s right to require us to repurchase the holder’s notes as described above.

Optional Redemption

Prior to December 1, 2022 (three months prior to the maturity date), the notes will be redeemable, in whole or, from time to time, in part, at the option of the Company at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points plus accrued and unpaid interest on the amount being redeemed to the date of redemption;

plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.

At any time on or after December 1, 2022 (three months prior to their maturity date), we may redeem the exchange notes, in whole or in part at any time and from time to time, at our option at a redemption price equal to 100% of the aggregate principal amount of the exchange notes being redeemed, plus accrued and unpaid interest on the amount being redeemed to the date of redemption.

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“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining terms of such notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date,

(i) the average of five or more Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

(ii) if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all of those quotations received.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means any primary treasury dealer as from time to time selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time on the third business day preceding such redemption date.

Notice to holders of notes to be redeemed will be delivered by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

No Mandatory Redemption

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. The Company may at any time and from time to time purchase notes in the open market or otherwise.

Further Issuances

The Company may, from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes, having the same terms as, and ranking equally and ratably with, the notes offered hereby in all respects (except with respect to the issue date, registration rights and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). These additional notes together with the original notes will be consolidated into and form a single series with, under the indenture and will have the same terms as to redemption, waivers, amendments or otherwise as the notes. The notes issued by the Company and any additional notes of such series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. However, unless the reopening rules under the Treasury regulations promulgated under Section 1275 of the Internal Revenue Code of 1986, as amended (the

44

“Code”), apply, such additional notes may not be fungible with the original notes for U.S. federal income tax purposes. Unless the context requires otherwise, references to notes of for all purposes of the indenture and this “Description of the Exchange Notes” include any additional notes that are actually issued.

Certain Covenants

The following is a summary of the material covenants contained in the indenture.

Limitation on Liens

So long as any of the notes remain outstanding, the Company will not, and it will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (the “Liens”) of or upon Principal Property of the Company or any Consolidated Subsidiary, whether now owned or hereafter acquired, or any shares of stock or debt of any Consolidated Subsidiary, without equally and ratably securing the notes by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

(a) Liens existing on the date of the indenture;

(b) Liens on any assets of any person existing at the time it becomes a Consolidated Subsidiary, provided that such Lien was not created in contemplation of such person becoming a Consolidated Subsidiary;

(c) Liens on any assets existing at the time the Company or a Consolidated Subsidiary acquires such assets, or to secure the payment of the purchase price for such assets, or to secure Indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets (incurred or guaranteed prior to or within 180 days after such acquisition), or, in the case of real property, construction or improvements thereon, provided that the Lien shall not apply to any assets theretofore owned by the Company or a Consolidated Subsidiary other than in the case of any such construction or improvements, any real property on which the construction or improvement is located;

(d) Liens securing Indebtedness owed by any Consolidated Subsidiary to the Company or to another Consolidated Subsidiary;

(e) Liens on any assets of the Company or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain partial, progress, advance or other payments pursuant to any contract, statute, treaty or regulation;

(f) Liens for certain taxes or assessments, landlord’s Liens and Liens and charges incidental to the conduct of the Company’s business, or the Company’s ownership of its assets which were not incurred in connection with the borrowing of money and which do not, in the Company’s opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes;

(g) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operations of the business of such person;

(h) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Consolidated Subsidiaries;

(i) Liens in favor of the Company;

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to above; or

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(k) any Lien that would not otherwise be permitted by clauses (a) through (j) above, inclusive, securing Indebtedness which, together with:

•

the aggregate outstanding principal amount of all other Indebtedness of the Company and its Consolidated Subsidiaries secured by Liens on Principal Properties which would otherwise be subject to the foregoing restrictions; and

•

the aggregate Attributable Debt of sale and lease-back transaction which would be subject to the foregoing restrictions absent this clause, we may create or assume any Indebtedness for borrowed money which is does not exceed the greater of $500.0 million or 15% of Consolidated Net Worth.

Limitation on Sale and Lease-back Transactions

Sale and lease-back transactions (except those transactions involving leases for less than three years) by the Company or any Consolidated Subsidiary of Principal Property are prohibited unless:

•

the Company or the Consolidated Subsidiary would be entitled to incur Indebtedness for borrowed money secured by a Lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the notes;

•

the proceeds of the sale of the Principal Property to be leased are at least equal to their fair value as determined by the Company’s board of directors and the proceeds are applied within 90 days of the date of such transaction to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or redemption provision) of any Indebtedness;

•	such transaction was entered into prior to the date of the indenture;

•	such transaction was for the sale and leasing back to the Company by any one of its Consolidated Subsidiaries or between Consolidated Subsidiaries; or

•

such transaction occurs within six months from the date of acquisition of the subject Principal Property or the date of the completion of construction or commencement of full operations of such Principal Property, whichever is later.

Merger, Consolidation, Sale, Lease or Conveyance

The Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless:

•	the Company will be the continuing corporation; or

•

(a) the successor corporation or person that acquires all or substantially all of the Company’s assets is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of the Company’s obligations under the indenture and the notes; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants or conditions of the indenture to be performed or observed by the Company.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the Trustee to furnish to the holders of notes, within 15 days after the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

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(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

To the extent such filings are made with the SEC or the reports are posted on the Company’s website, the reports will be deemed to be furnished to the trustee and holders of notes.

In addition, the Company agrees that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Definitions

The definitions set forth below are a description of the terms that are defined in the indenture and used in this prospectus. The complete definitions are set forth in the indenture.

“Attributable Debt” means, as of any particular date, in connection with a sale and lease-back transaction, the lesser of:

•	the fair value of the assets subject to the transaction; or

•

the aggregate of present values (determined in accordance with generally accepted financial practice using a discount factor equal to the interest implicit in such lease if known or if not known using a discount factor equal to the weighted average yield to maturity of the Notes of all series then outstanding and compounded semi-annually) of the Company’s or its Consolidated Subsidiaries’ obligations for rental payments during the remaining term of all leases. The term “rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Worth” means, as of any date of determination, the total stockholders’ equity of the Company and its subsidiaries calculated on a consolidated basis in accordance with generally accepted accounting principles practiced in the United States of America.

“Consolidated Subsidiary” means any Subsidiary, substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America, which Subsidiary possesses Principal Property and whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles practiced in the United States of America.

“Indebtedness” means all items classified as indebtedness on the Company’s most recently available balance sheet in accordance with generally accepted accounting principles practiced in the United States of America.

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility owned by us or any Consolidated Subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Worth, except any such property which the Company’s board of directors, in its good faith opinion, determines is not of material importance to the business conducted by the Company and its Consolidated Subsidiaries, taken as a whole, as evidenced by a certified copy of a board resolution.

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“Subsidiary” means any corporation, partnership, limited liability company, business trust, trust or other legal entity of which at least a majority of the outstanding stock or other ownership interest having the voting power to elect a majority of the board of directors, managers or trustees of that corporation, partnership, limited liability company, business trust, trust or other legal entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, business trust, trust or other legal entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

Modification of the Indenture

Without the consent of any holder of notes issued under the indenture, the Company and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

(1)	to evidence the assumption by any permitted successor of the covenants in the indenture and in the notes;

(2)	to add additional covenants or for the Company to surrender any right or power under the indenture;

(3)	to add additional events of default under the indenture;

(4)	to amend or supplement any provision contained in the indenture or in any supplemental indenture; provided that no such amendment or supplement will materially adversely effect the interest of the holders of any notes then outstanding;

(5)	to provide collateral security for any series of the notes;

(6)	to evidence and provide for the acceptance of appointment of a successor Trustee;

(7)	to provide for the procedures required for use of a noncertificated system of registration for any series of notes;

(8)	to change any place where principal, premium, if any, and interest shall be payable, notes may be surrendered for registration of transfer or exchange and notices to the Company may be served; or

(9)	to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of the notes, or a particular series of notes, as applicable, in any material respect.

The consent of the holders of not less than a majority in aggregate principal amount of the notes of any series then outstanding, is required to modify the indenture or waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding note of the series affected. However, if less than all of the series of notes outstanding under the indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the notes that are directly affected, considered as one class, will be required.

No such amendment or modification may:

(1)	change the final stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount of any note or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the final stated maturity of any note, without the consent of the holder;

(2)	reduce the percentage in principal amount of the outstanding notes of any series, the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of each such effected series; or

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(3)	modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the notes of any series, without the consent of the holders of each outstanding note affected thereby.

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of notes, or modifies the rights of the holders of notes of one or more series, will not affect the rights under the indenture of the holders of the notes of any other series.

The indenture will provide that the notes owned by the Company or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

The Company may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but the Company shall have no obligation to do so. If the Company fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act properly made under the indenture by holders of the notes will bind every future holder of the notes and the holder of every note issued upon the registration of transfer of or in exchange of the notes. A transferee will be bound by acts of the Trustee or the Company in reliance thereon, whether or not notation of that action is made upon the notes.

Events of Default

The following constitute events of default under the indenture with respect to the notes:

(1)	failure to pay principal of and premium, if any, on the notes when due and payable;

(2)	failure to pay interest on the notes for 30 days after such payment is due and payable;

(3)	failure to perform any other covenant or agreement of the Company in the notes or the indenture for 90 days after written notice to the Company specifying that such notice is a “notice of default” under the indenture;

(4)	there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Consolidated Subsidiaries (or the payment of which is guaranteed by any of our Consolidated Subsidiaries), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $100.0 million or more; and

(5)	certain events of bankruptcy, insolvency or reorganization of the Company.

If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3) and (4) above with respect to the notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal amount and interest accrued on the notes to be due and payable immediately.

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If an event of default occurs and is continuing due to certain events of bankruptcy, insolvency or reorganization of the Company, then the entire principal amount of the outstanding notes shall automatically become due immediately and payable without any declaration or other action on the part of the Trustee or any holder.

The Trustee may withhold notice to the holders of notes of any default (except in payment of principal of, or interest on) if the Trustee considers it in the interest of such holders to do so.

Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee.

No holder of the notes may institute any action against the Company for an event of default under the indenture unless:

(1)	that holder gives to the Trustee advance written notice of the event of default and its continuance;

(2)	the holders of not less than 25% in principal amount of the notes of such series then outstanding affected by that event of default request the Trustee to institute such action;

(3)	that holder or holders has offered the Trustee indemnity satisfactory to it;

(4)	the Trustee has not instituted such action within 60 days of such request; and

(5)	the Trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the notes then outstanding.

At any time prior to the evidencing to the Trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the notes specified in the indenture in connection with such action, any holder of a note may, by filing written notice with the Trustee, revoke such action concerning such note.

The Company is required to deliver to the Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, the Company is in compliance with the conditions and covenants under the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to the notes (except as to (i) rights of registration of transfer and exchange of securities, and the Company’s right of optional redemption, if any, (ii) substitution of mutilated, defaced, destroyed, lost or stolen securities, (iii) rights of holders to receive payments of principal thereof and interest thereon, and remaining rights of the holders to receive mandatory sinking fund payments, if any, (iv) the rights, obligations and immunities of the Trustee hereunder and (v) the rights of the holders as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them) as to all notes issued thereunder, when:

(1)	either:

(a)	all such notes that have been authenticated, except notes that have been lost, destroyed or stolen and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)	all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient without consideration of

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any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal amount and interest accrued to the date of maturity or redemption;

(2)	no default or event of default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(3)	the Company has paid or caused to be paid all sums payable by it under the indenture and the notes; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company’s cost and expense.

Defeasance

The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding exchange notes (“Defeasance”). Such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied its other obligations under the indenture, except for the following, which shall survive until otherwise terminated or discharged:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

(2)	the Company’s obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the indenture;

(3)	its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

(4)	the Defeasance provisions of the indenture.

In addition the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain restrictive covenants under the indenture (“Covenant Defeasance”) and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described above under “Events of Default” will no longer constitute events of default with respect to the notes. In order to exercise either Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding notes on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

(2)	in the case of Defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that:

a.	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

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b.	since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	the Company shall have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

(5)	the Company must comply with certain other conditions, including that such Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Form and Denomination of Notes

Denomination of Notes

The notes will be denominated in U.S. dollars, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Unclaimed Funds

All funds deposited with the Trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date of the notes will be repaid to the Company upon its request. Thereafter, any right of any holder of notes to such funds shall be enforceable only against the Company, and the Trustee and paying agents will have no liability therefor.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for the Company as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry Settlement and Clearance

The Global Notes

The exchange notes will be issued in one or more fully registered global notes (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

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Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Beneficial interests in the Global Notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants; and

•

ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in any of the Global Notes).

Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Book-entry procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical delivery of notes in certificated form; and

•

will not be considered the owners or “holders” of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

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As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, in accordance with the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a Certificated Note only if:

•

DTC (a) notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes, and a successor depositary is not appointed within 90 days, or (b) has ceased to be registered as a clearing agency under the Exchange Act, and we fail to appoint a successor depositary within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of Certificated Notes, subject to the procedures of DTC; or

•	certain other events provided in the indenture occur.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through

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simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts, the Euroclear Operator acts under the Terms and Conditions only on behalf of the Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the case accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the U.S. depository for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.

Clearstream

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organization (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and security lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and as such is subject to regulations by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, and may include the underwriters. Indirect access to Clearstream also is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Governing Law

The indenture is governed by New York law.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Exchange Offer

The exchange of unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. The holding period of the exchange note will include the holding period of the unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the unregistered note immediately before the exchange.

Persons considering the exchange of unregistered notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

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PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed to use commercially reasonable best efforts to keep the registration statement, of which this prospectus forms a part, continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms in all material respects with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

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LEGAL MATTERS

DLA Piper LLP (US) has passed upon the validity of the exchange notes on behalf of the company.

EXPERTS

The consolidated financial statements and financial statement schedule of CareFusion Corporation as of June 30, 2013 and 2012, and for each of the three fiscal years in the period ended June 30, 2013 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4, of which this prospectus forms a part, with respect to the issuance of the exchange notes. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports or documents we file with the SEC, including the registration statement, may be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. For further information about the Public Reference Section, call 1-800-SEC-0330. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 is included as Annex A hereto. Our Annual Report includes information regarding the business experience of our executive officers.

A copy of our Proxy Statement for our 2013 Annual Meeting of Stockholders is included as Annex B. Our Proxy Statement includes information regarding the corporate governance of our Company, the compensation of our executive officers and directors, the business experience of our directors and the reason they are qualified to serve on our Board of Directors and any related party transactions with our executive officers, directors and principal stockholders.

A copy of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 is included as Annex C hereto.

We encourage you to review each of these documents as they provide important business and financial information about the Company.

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Annex A – Annual Report on Form 10-K for the Fiscal Year Ended June 30, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended June 30, 2013

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission File Number: 001-34273

CareFusion Corporation

(Exact name of Registrant as specified in its charter)

Delaware	26-4123274
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3750 Torrey View Court

San Diego, CA 92130

(Address of principal executive offices, including zip code)

Telephone: (858) 617-2000

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☑    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☑    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☑

The aggregate market value of the voting common stock held by non-affiliates based on the closing stock price on December 31, 2012, was $6,343,546,665. For purposes of this computation only, all executive officers and directors have been deemed affiliates.

The number of outstanding shares of the registrant’s common stock, as of August 1, 2013 was 214,376,904.

Documents Incorporated by Reference:

Portions of the registrant’s Proxy Statement to be filed for its 2013 Annual Meeting of Stockholders are incorporated by reference into Part III of this Annual Report on Form 10-K.

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Important Information Regarding Forward-Looking Statements

Portions of this Annual Report on Form 10-K (including information incorporated by reference) include “forward-looking statements” based on our current beliefs, expectations and projections regarding our business strategies, market potential, future financial performance, industry and other matters. This includes, in particular, “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Annual Report on Form 10-K as well as other portions of this Annual Report on Form 10-K. The words “believe,” “expect,” “anticipate,” “project,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements”, which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated, or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in “Item 1A — Risk Factors” of this Annual Report on Form 10-K. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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PART I

ITEM 1.	BUSINESS

Overview

We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. Our offerings include established brands used in hospitals throughout the United States and approximately 130 countries worldwide.

We offer a comprehensive portfolio of products in the areas of medication management, infection prevention, operating room (“OR”) effectiveness, respiratory care and surveillance and analytics. Our primary product brands include:

•	Alaris intravenous (“IV”) infusion systems;
•	Pyxis automated medication dispensing and supply management systems;
•	AVEA, Vela and LTV Series respiratory ventilators;
•	ChloraPrep skin antiseptic products;
•	MaxGuard, MaxPlus and SmartSite needle-free IV infusion disposable sets and accessories;
•	V. Mueller and Snowden-Pencer open surgical and laparoscopic instrumentation;
•	AirLife nebulizers, ventilator circuits and other disposables used for providing respiratory therapy;
•	Jaeger and SensorMedics cardiopulmonary diagnostic equipment; and
•	MedMined software and surveillance services.

For the fiscal years ended June 30, 2013 and 2012, we generated revenue of $3.55 billion and $3.60 billion, respectively, and income from continuing operations of $389 million and $361 million, respectively. Approximately 22% of our fiscal year 2013 revenue was from customers outside of the United States.

Our Strengths

We possess a number of competitive advantages that distinguish us from our competitors, including:

Scale and focus.    We are one of the largest medical technology companies in the world, with long-standing customer relationships, a global presence, and a focus on helping clinicians improve patient safety and reduce overall treatment costs. Mitigating the impact of medical errors and healthcare associated infections (“HAIs”) on patient safety and treatment costs is among the top priorities for hospitals, regulators and payers in the United States and increasingly, worldwide. At the same time, hospitals and healthcare facilities are seeking to improve efficiencies and reduce costs through increased workforce productivity and better medication and supply chain management. We believe that our products and services are well-positioned to help hospitals and healthcare facilities address these global priorities.

Technology leadership and innovation.    We have a long history of innovation and developing products and services that enable our customers to deliver safer and more cost-effective patient care. We pioneered the concept of a “smart” infusion pump that alerts the clinician when a parameter is outside the institution’s pre-established limitations for that medication. We created the market for medication dispensing machines that automate the management of medications from the pharmacy to the nursing unit. We were the first to integrate automated supply dispensing systems with clinical information systems that enable clinicians to chart, charge and reorder supplies. We have integrated our products with numerous other information systems within the hospital, including financial and business systems that support patient admissions, discharges and transfers, operational systems that include inventory management and clinical systems that include pharmacy information and electronic medical records. We believe that our strong heritage of technology leadership and innovation provides us with a solid foundation for the continued development of safe and cost-effective products and services that will enable us to continue to grow our revenue.

Industry expertise.    We employ a wide range of experienced clinical professionals, including doctors, nurses and pharmacists, who have a detailed understanding of how providers use our products and the current state of clinical practice, including best practices for medication management, infection prevention and respiratory care. These experts enable us to develop innovative and industry-leading products and services because of their in-depth understanding of the medical and clinical protocols for our products.

Focus on customer service.    As of June 30, 2013, we employed more than 700 sales people in the United States and over 1,400 field, clinical, and technical service personnel. We work with our customers to optimize their workflow as we meet their equipment needs, allowing them to deliver high levels of patient care and reduce operating costs. We also provide on-site clinical and technical support, product effectiveness tracking and customer training to provide the support necessary to help drive medication safety.

Strategy

We seek to grow our business by, among other things:

Focusing on healthcare safety and productivity.    Productivity and safety are rapidly becoming the standards by which healthcare providers are measured and compensated. We intend to continue to expand our product portfolio with additional and enhanced products that address global priorities of quality, patient safety, and cost efficiency in the areas of medication management, infection prevention, OR effectiveness, respiratory care, and surveillance and analytics.

Focusing on innovative and proven products.    With hospitals and other healthcare providers increasingly adopting outcome-based standards as a key part of their decision-making processes, we intend to offer additional and enhanced products that demonstrate clinical differentiation and compelling economic benefits. We intend to increase our investment in research and development to bring to market products that make it easy for providers to follow evidence-based protocols in patient care. We have new and enhanced products at various stages of development in our innovation pipeline, including a number of products that are expected to be launched in the next few years.

Accelerating global growth.    Our industry-leading positions in the United States markets in which we currently operate provide us with a platform for accelerated growth globally. Because our products and technologies have similar applications around the world, we are focused on expanding our operations in select developed and emerging markets outside the United States. We are investing in expanding our research and development capabilities to better tailor our products and technologies to the needs of international markets with practices different than the United States.

Pursuing strategic opportunities.    We intend to continue to explore organic growth, strategic alliances and acquisition opportunities that enable us to address our customers’ key concerns and global healthcare priorities. We intend to selectively pursue strategic opportunities that give us access to innovative technologies, complementary products or new markets, yet remain consistent with our focus on healthcare safety and productivity. Our business strategy also involves assessing our portfolio of products with a view of divesting non-core product lines that do not align with our objectives.

History of our Business

We were incorporated in Delaware on January 14, 2009 for the purpose of holding the clinical and medical products businesses of Cardinal Health, Inc. (“Cardinal Health”) in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009. Our business was formed principally through a series of acquisitions by Cardinal Health of established healthcare companies, including the acquisition in 2007 of VIASYS Healthcare Inc. (“Viasys”), a developer of respiratory care systems, and the acquisition in 2008 of the assets of Enturia, Inc. (“Enturia”), a manufacturer of skin-antiseptic products. Since the spinoff, we have taken steps to expand and refine our product offerings, including through the acquisitions and divestitures described below.

Acquisitions:

Date	Business
May 2010	Medegen, a manufacturer of clinically differentiated IV needleless access valves and administration sets, including our MaxGuard and MaxPlus products
April 2011	Vestara, a developer of technology solutions that enable the safe, efficient disposal and tracking of environmentally sensitive pharmaceutical waste
August 2011	Rowa, a German based company specializing in robotic medication storage and retrieval systems for retail and hospital pharmacies
April 2012	PHACTS, a technology and consulting company that helps hospital pharmacies better manage inventory, reduce pharmaceutical costs, and streamline operations
June 2012	UK Medical Holdings, a leading distributor of specialized medical products to the National Health Service and private healthcare sector in the United Kingdom
November 2012	Intermed, a leading respiratory technologies company based in Brazil

Divestitures:

Date	Business
October 2009	Audiology, a manufacturer and marketer of hearing diagnostic equipment
May 2010	Research Services, a clinical trial service provider to pharmaceutical firms
March 2011	OnSite Services, a surgical instrument management and repair service provider
April 2011	International Surgical Products, a distributor of medical supplies and surgical products outside the United States
July 2012	Nicolet, a manufacturer of neurodiagnostic monitoring equipment

The results of our Audiology business, our International Surgical Products business, and our Nicolet business are reflected in discontinued operations in the financial information included throughout this Annual Report on Form 10-K.

Business Segments

Leading up to our spinoff from Cardinal Health, we organized our businesses into two reportable segments: Critical Care Technologies and Medical Technologies and Services. During the quarter ended September 30, 2011, we realigned our businesses into two new global operating and reportable segments, Medical Systems and Procedural Solutions, in order to reduce complexity, provide clearer governance for our investments and make it easier for our customers to do business with us. Additionally, during the quarter ended September 30, 2012, we combined our respiratory diagnostics products with the Respiratory Technologies business line within the Medical Systems segment. Our respiratory diagnostics products had previously been reported within the Procedural Solutions segment as “Other.” Our historical financial information for all periods presented have been reclassified to reflect these changes to our operating and reportable segments. See note 16 to the audited consolidated financial statements for certain segment financial data relating to our business.

The following business discussion is based on our two segments as they were structured for fiscal year 2013.

Medical Systems Segment

The Medical Systems segment is organized around our medical equipment business lines. In our Medical Systems segment, we develop, manufacture and market capital equipment and related supplies for medication management, which includes our infusion and medication dispensing technologies, supply dispensing technologies and respiratory technologies. Our products are designed to enable healthcare professionals to improve patient safety by reducing medication errors and improving administrative controls, while simultaneously improving workflow and increasing operational efficiency. We sell these products primarily through our direct sales force, but use third-party distributors as well, particularly outside the United States. Many of our products in this segment are integrated with other information systems within the hospital, including financial and business systems that support patient admissions, discharges and transfers, operational systems that include inventory management and clinical systems that include pharmacy information and electronic medical records.

We offer comprehensive value-added services and programs, software and clinical education which are designed to enhance our customers’ utilization of our medical equipment products. Our project management, field service organization and customer call centers support our customers before, during and after product installation. Our project management teams assist customers with the development of project implementation plans which are designed to ensure rapid, seamless implementation of our products. Our field service organization provides on-site expertise to resolve customers’ service issues. Our customer call centers provide additional support to our customers. We also maintain a remote access system to help us quickly diagnose and rapidly resolve customers’ service issues.

The following chart presents the Medical Systems segment’s key business lines and core products:

Business Line	Core Products
Infusion Systems	IV medication safety and infusion therapy delivery systems, including dedicated disposables, software applications and related patient monitoring equipment (sold primarily under the Alaris brand)
Dispensing Technologies	Automated dispensing machines and related applications for distributing and managing medication and medical supplies (sold primarily under the Pyxis and Rowa brands)
Respiratory Technologies	Respiratory ventilation equipment and dedicated circuits used during respiratory therapy, as well as equipment for respiratory diagnostics (sold primarily under the AVEA, Vela, and LTV Series brands)

In addition, our Medical Systems segment includes our MedMined business, which develops data mining surveillance software to help hospitals identify adverse drug events and HAIs.

Infusion Systems

We are a leader in the design, development and marketing of IV infusion systems that deliver medications and other fluids directly into a patient’s veins in precise, measured quantities over a wide range of infusion rates. We have the largest installed base of large volume infusion pumps (a key component of the infusion system) in the United States. We sell infusion products primarily to hospitals, ambulatory surgical centers and transport services.

Our Alaris System, sold primarily in the United States, is a sophisticated smart pump system that enables simultaneous IV medication and fluid administration from multiple infusion delivery modules, such as syringe pumps, large volume pumps, and patient controlled analgesia pumps, while at the same time monitoring vital signs such as respiratory activity and blood oxygen levels. The Alaris System utilizes our proprietary Guardrails software application that alerts a clinician when an infusion parameter is outside the institution’s pre-established limitations (known as a “data set”) for that medication, thereby helping hospitals reduce IV medication administration errors. Using a centralized server, data sets and continuous quality improvement (“CQI”) data from the Alaris System can be managed wirelessly. CQI data is then evaluated by clinicians and used to determine best practices and refine the data sets. In addition, data from the Alaris System may be transmitted to other hospital information systems, including electronic medication administration records, pharmacy information systems, alarms, management applications and documentation systems.

In North America, each of our current large volume infusion pumps uses only dedicated disposable administration sets designed and manufactured by or for us for that particular pump. Accordingly, when we sell a large volume infusion pump to a customer, the sale results in a long-term revenue stream associated with the dedicated disposables. It also establishes a long-term relationship with the customer that we believe provides an opportunity to sell additional products and services, including our clinically differentiated non-dedicated IV sets and accessories, which comprise part of our Infection Prevention business line of our Procedural Solutions segment.

The international infusion systems market is more regionalized and fragmented than the United States market, and in many cases have different clinical practices than in the United States. We have developed infusion products tailored to meet the different needs of certain of these markets. As regions become more aware of the importance of patient safety, we expect the demand for more sophisticated products, like the Alaris System, will increase as it has in the United States. Our infusion systems have an established presence in countries with a focus on patient safety, such as the United Kingdom and Australia.

Dispensing Technologies

We are the leading provider of point-of-care systems that automate the dispensing of medications and supplies in hospitals and other healthcare facilities in the United States. We sell our dispensing products primarily to hospitals and other healthcare facilities including oncology clinics, ambulatory surgical centers, long-term care facilities and physician offices.

Internationally, standards for clinical and pharmacy practice, the prevalence of clinical information systems and regulatory and reimbursement policies tend to vary by country and region. For that reason, the international market for our current medication and supply dispensing products is in an early stage of development and one which we consider a long-term growth opportunity. In August 2011, we acquired Rowa, a German based company whose robotic medication storage and retrieval systems are designed to address elements of pharmacy operations requirements which are common outside of the United States.

The complexity of the medication dispensing process is a significant contributor to hospital inefficiencies. In 1989, we championed the concept of decentralized medication management — where medications are securely maintained and accessed at the nurse’s unit — and became the first to introduce automated dispensing products to the market. Our dispensing technologies products are designed to help healthcare professionals reduce medication errors, enhance administrative controls, improve clinician workflow, increase operational efficiency and improve billing accuracy. In addition, our products enable healthcare professionals to provide safer patient care by helping to ensure that the right medications are delivered in the right doses via the right routes to the right patients at the right times.

Our Pyxis medication management products automate the management of medications from the pharmacy to the nursing unit and integrate with other operational and information systems within the hospital. Other Pyxis products that are focused on medication management include the Pyxis Anesthesia System for medication dispensing in the OR, the Pyxis Connect physician order management system which streamlines the physician order process, decreases order turnaround time and reduces transcription errors, and the Pyxis EcoStation system, which can help hospitals identify, classify and segregate pharmaceutical waste and facilitate tracking and regulatory control reporting requirements. Our product offering also includes PHACTS pharmacy inventory management software which helps hospital pharmacies better manage inventory, reduce pharmaceutical costs, and streamline operations. In addition, we have other product offerings that are designed to help secure, track and replenish supplies of controlled substances and help ensure the accuracy of medication orders filled in the pharmacy and delivered to the Pyxis MedStation system.

In addition to medication dispensing, we also offer a comprehensive portfolio of medical supply management systems at the point of use, including the Pyxis SupplyStation system and the Pyxis ProcedureStation system, which are supply dispensing systems with controlled access and radio-frequency features that deliver custom solutions tailored to meet the needs of each customer. We also offer wireless handheld technology that supports both our infusion and dispensing businesses. Our positive patient identification applications for bedside verification are critical enablers of our integrated medication management and patient safety capabilities. We believe these technologies can also help healthcare providers improve patient charting and review.

To help provide financial flexibility to our customers, we offer them the opportunity to lease our dispensing products. We provide the financing for the majority of our customers under our leasing program rather than relying on third-party providers of credit.

Respiratory Technologies

We develop, manufacture, market and service mechanical ventilators and associated proprietary consumables for patients with respiratory disorders. Patients with a need for respiratory support are among the highest cost, highest risk, largest and fastest-growing hospital populations. We offer an extensive line of industry-leading mechanical ventilators marketed globally that treat respiratory insufficiency. These products are used in a variety of settings, from intensive care units to transport and homecare. Our respiratory care products are sold worldwide to a variety of customers including hospitals, sub-acute care facilities, homecare and transport providers.

Our AVEA ventilator system is a versatile neonatal, pediatric and adult critical care ventilator used in providing respiratory therapy in acute care settings. Our VELA ventilator offers a comprehensive range of modalities for pediatric and adult patients requiring either invasive or non-invasive ventilator support in both acute and alternate care settings. Our LTV Series ventilators provide portable invasive and non-invasive ventilation, and are used worldwide in a variety of care settings. Based on their compact size and versatility, LTV Series ventilators are used in critical care, emergency departments, long term care and home care, as well as emergency transport and military applications. In November 2012, we acquired Intermed, a Brazil based company that designs, manufactures and markets a variety of ventilators and respiratory care devices for infant, pediatric and adult patients that are used in hospitals in Brazil and across Latin America. Several of our ventilator systems, including the LTV Series ventilators, use only dedicated disposable ventilator circuits in the provision of respiratory therapy. Accordingly, when we sell an LTV Series ventilator, the sale results in a long-term revenue stream associated with the dedicated disposables.

We also manufacture and market specialty ventilators such as High Frequency Oscillatory Ventilators (“HFOV”) and SiPAP. Our HFOVs are designed to provide superior pulmonary gas exchange, while protecting the patient’s lungs from damage that may be caused by the cyclic expansion and contraction characteristic of conventional mechanical ventilation. Our HFOV products are primarily used to treat children and premature infants who suffer from acute respiratory failure and adults who suffer from acute lung injury. SiPAP is a unique form of non-invasive support for infants, which has been shown to lower work of breathing and reduce the need for more costly invasive forms of support.

Our customers face increasing pressure to manage costs and outcomes. To meet these challenges, we developed an innovative “system” approach to respiratory care by leveraging the experience gained by our infusion and dispensing businesses related to medical device interoperability. We now offer the CareFusion Ventilation System, which enables customers to access actionable information to support respiratory care and help them to improve clinical and operational outcomes. This system approach also enables a new level of interoperability with hospital electronic medical record applications. The system includes a handheld, positive patient ID application that automates the collection of ventilator documentation data at the point of care and wirelessly transmits it to the hospital electronic medical record system.

In addition, our Respiratory Technologies business line includes our respiratory diagnostics products, which includes pulmonary function testing equipment, metabolic and stress testing equipment, spirometers and other equipment sold under our Jaeger, SensorMedics and other brands.

Procedural Solutions Segment

The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. In our Procedural Solutions segment, we develop, manufacture and market single-use skin antiseptic and other patient-preparation products, non-dedicated IV infusion administration sets and accessories, reusable surgical instruments and non-dedicated ventilator circuits and other disposables used for providing respiratory therapy. The majority of products in this segment are used in the operating room, interventional suites, and in the critical care departments of hospitals. We sell these products and services through a combination of direct sales representatives and third-party distributors.

The following chart presents the Procedural Solutions segment’s key business lines and core products:

Business Line	Core Products
Infection Prevention	Single-use skin antiseptic (sold under the ChloraPrep brand) and other patient-preparation, hair-removal and skin-care products and non-dedicated disposable IV infusion administration sets and accessories (sold under the MaxPlus, MaxGuard and SmartSite brands)
Medical Specialties	Surgical instruments (sold under the V. Mueller and Snowden-Pencer brands), interventional specialty products, such as diagnostic trays and biopsy needles, drainage catheters and vertebral augmentation products
Specialty Disposables	Non-dedicated disposable ventilator circuits and oxygen masks used for providing respiratory therapy (sold under the AirLife brand)

Infection Prevention

Our Infection Prevention business line consists mainly of single-use medical products used in surgical and vascular access procedures, including skin preparation products and disposable IV infusion administration sets and accessories.

Our key skin preparation product is our line of ChloraPrep sterile single-use applicators, which are used by hospitals and surgery centers as a skin antiseptic before surgical procedures or before injections. ChloraPrep products use a 2.0% concentration of the skin antiseptic chlorhexidine gluconate (“CHG”) with 70% isopropyl alcohol. Numerous clinical studies have demonstrated the advantage of CHG as compared to traditional iodine-based products. As a result, more than a dozen internationally recognized agencies and organizations, including the CDC, the Institute for Healthcare Improvement, the National Institutes of Health, the American Association of Critical Care Nurses and the American Academy of Pediatrics support the use of CHG-based formulations for patient skin preparation.

In addition to ChloraPrep products, we also manufacture, distribute and market a broad line of patient-preparation, hair-removal and skin-care products, including clippers and razors, special soaps, sponges and scrub brushes for surgeons and other operating room personnel. While our direct selling organization primarily promotes these products to acute care hospitals, our products are also used in ambulatory surgical centers and other healthcare settings such as home health and reference labs.

We have sales representatives or commissioned agents outside the United States. We currently have regulatory approval to sell ChloraPrep products in over 20 countries, and over time our intention is to use our sales organization outside the United States to bring ChloraPrep products to additional international markets.

Our Infection Prevention business line also includes a full range of non-dedicated disposable IV infusion administration sets and accessories, many of which feature our proprietary SmartSite, MaxPlus and MaxGuard brand needle-free valves. Our clinically differentiated IV needle-free access valves and administration sets, sold under the MaxPlus and MaxGuard brands, include antimicrobial and other technologies.

Medical Specialties

Our Medical Specialties business line consists mainly of specialty medical devices used in delivering interventional care and reusable surgical instrumentation products.

We develop, manufacture, and distribute a variety of reusable stainless steel open surgical instruments and minimally invasive laparoscopic instruments, including our V. Mueller and Snowden-Pencer brands. We offer over 25,000 unique surgical instruments, as well as surgical instrument information tracking systems and surgical instrument sterilization container systems. Key products include clamps, needle holders, retractors, specialty scissors and forceps. Our V. Mueller products are sold predominantly in the United States directly to hospitals through a direct selling organization.

We also develop and manufacture a variety of medical devices used primarily by interventional radiologists and surgeons in combination with certain image guidance technologies (for example, x-ray, computed tomography and ultrasound). We offer an extensive line of products that support interventional medicine for a variety of clinical disciplines in body and spine interventions. Our products include diagnostic trays, bone marrow and soft tissue biopsy needles, drainage catheters and vertebral augmentation products. These products are sold predominantly in the United States directly to hospitals.

Specialty Disposables

Our Specialty Disposables business line focuses on providing clinicians with respiratory consumable products that work either independently or in conjunction with our range of ventilators. These products, sold primarily under our AirLife brand, include ventilator circuits and other non-dedicated disposables used for providing respiratory therapy.

We also serve as a distributor for a variety of products sourced from manufacturers, including humidifiers, nebulizers, oxygen masks, cannulae, suction catheters and other products used for providing respiratory therapy. Additionally, our Specialty Disposables business line provides contract manufacturing services.

Competition

The markets for our products are highly competitive. Although no one company competes with us across the breadth of our offerings, we face significant competition in each of our business lines from domestic and international companies. Our primary competitors in our Medical Systems segment include Baxter International; B. Braun; Fresenius Kabi; Hospira; Omnicell; McKesson; Dräger; and MAQUET. Our primary competitors in our Procedural Solutions segment include 3M; ICU Medical; Becton, Dickinson; Baxter International; B. Braun; Hospira; Smiths Medical; CR Bard; Integra Life Sciences; and Teleflex.

We compete based upon quality and reliability, technological innovation, price, customer service and support capabilities, brand recognition, patents and other intellectual property and the value proposition of helping hospitals improve patient care, while reducing overall costs associated with patient safety. We believe our product quality and brand strength give us a competitive advantage. We expect to continue to use our clinical expertise to offer innovative, industry-leading products and services for our customers.

Customers, Sales and Distribution

Sales to customers in the United States accounted for approximately 78% of our fiscal year 2013 revenue. Our primary end customers in the United States include hospitals, ambulatory surgical centers, clinics, long-term care facilities and physician offices. A substantial portion of our products in the United States are sold to hospitals that are members of a group purchasing organization (“GPO”), integrated delivery networks (“IDNs”), and through wholesalers and distributors. We have purchasing agreements for specified products with a wide range of GPOs in the United States. The scope of products included in these agreements varies by GPO.

Sales to customers outside the United States comprised approximately 22% of our fiscal year 2013 revenue, including sales to customers in approximately 130 countries. Our primary customers in markets outside the United States are hospitals and wholesalers, which are served through a direct sales force and commissioned agents, with a presence in more than 15 countries, and a network of distributors.

Our capital equipment products generally are delivered from our manufacturing facilities directly to the customer. Our disposables and other non-capital equipment products generally are delivered from our manufacturing facilities and from third-party manufacturers to warehouses and from there, the products are delivered to the customer. We contract with a wide range of transport providers to deliver our products by road, rail, sea and air.

Intellectual Property

Patents, trademarks and other proprietary rights are very important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including patents and patent applications, as available, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and monitor the intellectual property owned by others.

We hold numerous patents and have numerous patent applications pending in the United States and in other countries that relate to aspects of the technology used in many of our products. Our policy is to file patent applications in the United States and other countries when we believe it is commercially advantageous to do so. We do not consider our business to be materially dependent upon any individual patent.

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this Annual Report on Form 10-K include: CareFusionTM, Alaris®, Guardrails®, Pyxis®, AVEA®, VELA®, LTV® Series, Jaeger®, SensorMedics®, ChloraPrep®, V. Mueller®, Snowden-Pencer®, SmartSite®, PyxisConnect®, Pyxis MedStation®, Pyxis SupplyStation®, Pyxis ProcedureStationTM, Pyxis EcoStationTM, MedMined®, EnVe®, MaxPlus®, MaxGuard®and AirLifeTM which may be registered or trademarked in the United States and other jurisdictions.

Research and Development

We continuously engage in research and development to introduce new products and enhance the effectiveness, ease of use, safety and reliability of our existing products. Our research and development efforts include internal initiatives as well as collaborative development opportunities with third parties and licensing or acquiring technology from third parties. We employ engineers, software developers, clinicians and scientists in research and development worldwide. These experts help us to develop innovative, industry-leading products and services because of their in-depth understanding of the medical and clinical protocols for our portfolio of products. Our research and development expenses were $192 million, $164 million and $146 million in fiscal years 2013, 2012 and 2011, respectively. We evaluate developing technologies in areas where we have technological or marketing expertise for possible investment or acquisition.

We intend to continue our focus on research and development as a key strategy for growth, which will focus on internal and external investments in those fields that we believe will offer the greatest opportunity for growth and profitability.

Quality Management

We place significant emphasis on providing quality products and services to our customers. Quality management plays an essential role in understanding and meeting customer requirements, effectively resolving quality issues and improving our products and services. We have a network of quality systems throughout our business lines and facilities that relate to the design, development, manufacturing, packaging, sterilization, handling, distribution and labeling of our products. To assess and facilitate compliance with applicable requirements, we regularly review our quality systems to determine their effectiveness and identify areas for improvement. We also perform assessments of our suppliers of raw materials, components and finished goods. In addition, we conduct quality management reviews designed to inform management of key issues that may affect the quality of products and services.

From time to time, we may determine that products manufactured or marketed by us do not meet our specifications, published standards or regulatory requirements. When a quality issue is identified, we investigate the issue and seek to take appropriate corrective action, such as withdrawal of the product from the market, correction of the product at the customer location, notice to the customer of revised labeling or other actions. Any of these actions could have an adverse effect on our business.

Regulatory Matters

Regulation of Medical Devices in the United States

The development, manufacture, sale and distribution of our medical device products are subject to comprehensive governmental regulation. Most notably, all of our medical devices sold in the United States are subject to the Federal Food, Drug and Cosmetic Act (“FDC Act”), as implemented and enforced by the United States Food and Drug Administration (“FDA”). The FDA, and in some cases other government agencies, administers requirements for the design, testing, safety, effectiveness, manufacturing, labeling, advertising and promotion, distribution and post-market surveillance of our products.

Unless an exemption applies, each medical device that we market must first receive either clearance (by submitting a premarket notification (“510(k)”)) or approval (by filing a premarket approval application (“PMA”)) from the FDA pursuant to the FDC Act. In addition, certain modifications made to marketed devices also may require 510(k) clearance or approval of a PMA supplement. The FDA’s 510(k) clearance process usually takes from four to twelve months, but it can last longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. In 2010, the FDA issued draft guidance related to its medical device 510(k) clearance process, and through this guidance the FDA established additional pre-market requirements. The FDA intends to issue additional guidance documents and regulations over the coming months, which is expected to, among other things, revise certain aspects of the 510(k) review process. Although we cannot predict with certainty the future impact of these initiatives, the FDA is expected to make changes that would make the 510(k) clearance process and PMA approval more expensive for us to bring many of our medical devices to market and could result in delays of future launches of new or modified medical devices. In addition, we cannot be sure that 510(k) clearance or PMA approval will be obtained for any product that we propose to market.

After a device is placed on the market, numerous regulatory requirements continue to apply. Those regulatory requirements include the following: product listing and establishment registration; adherence to the Quality System Regulation (“QSR”) which requires stringent design, testing, control, documentation and other quality assurance procedures; labeling requirements and FDA prohibitions against the promotion of off-label uses or indications; adverse event reporting; post-approval restrictions or conditions, including post-approval clinical trials or other required testing; post-market surveillance requirements; the FDA’s recall authority, whereby it can ask for the recall of products from the market; and requirements relating to voluntary corrections or removals. The FDA is also expected to issue final guidance documents and regulations over the coming months regarding the Unique Device Identification (“UDI”) System, which will require manufacturers to mark certain medical devices with unique identifiers. While the FDA expects that the UDI System will help track products during recalls and improve patient safety, it will require us to make changes to our manufacturing and labeling, which could increase our costs.

Our manufacturing facilities, as well as those of certain of our suppliers, are subject to periodic and for-cause inspections to verify compliance with the QSR as well as other regulatory requirements. If the FDA were to find that we or certain of our suppliers have failed to comply with applicable regulations, it could institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, such as product recalls or seizures, monetary sanctions, consent decrees, injunctions to halt manufacturing and distributing products, civil or criminal sanctions, refusal to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside of the United States, restrictions on operations or withdrawal or suspension of existing approvals. The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Any of these actions could have an adverse effect on our business.

Regulation of Medical Devices Outside of the United States

Medical device laws also are in effect in many of the non-United States markets in which we do business. These laws range from comprehensive device approval requirements for some or all of our products to requests for product data or certifications. Inspection of and controls over manufacturing, as well as monitoring of device-related adverse events, are components of most of these regulatory systems. Most of our business is subject to varying degrees of governmental regulation in the countries in which we operate, and the general trend is toward increasingly stringent regulation. For example, the European Commission (“EC”) has harmonized national regulations for the control of medical devices through European Medical Device Directives with which manufacturers must comply. Under these regulations, manufacturers must have received product EC certification from a “notified body” in order to be able to sell products within the member states of the European Union. Certification allows manufacturers to stamp the products with an “EC” mark. Products covered by the EC regulations that do not bear the EC mark may not be sold or distributed within the European Union.

Regulation of Drugs

We market a line of topical antiseptics that are regulated by the FDA and comparable international authorities as nonprescription or over-the-counter (“OTC”) drugs. These products are marketed in the U.S. under a new drug application approved by the FDA and through appropriate international regulatory pathways, or through the OTC drug monograph process. OTC drugs are regulated and we must comply with good manufacturing practices; for example, our manufacturing facilities (or those of our contract manufacturers) must be registered and all facilities are subject to inspection by federal and state authorities. Outside the United States, regulatory authorities regulate our OTC products in a manner similar to the FDA. In the United States, advertising of OTC drugs is regulated by the Federal Trade Commission in conjunction with the FDA, which imposes certain restrictions on our promotional activities for these products. If we (or our suppliers) fail to comply with regulatory requirements, we could face sanctions ranging from warning letters, injunctions, product seizures, civil or criminal enforcement actions, consent decrees, or removal of the product from distribution. Any of these actions could have an adverse effect on our business.

Healthcare Laws

We are subject to various federal, state and local laws in the United States targeting fraud and abuse in the healthcare industry, which generally prohibit us from soliciting, offering, receiving or paying any remuneration in order to induce the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs. Healthcare costs have been and continue to be a subject of study, investigation and regulation by governmental agencies and legislative bodies around the world.

The United States federal government continues to scrutinize potentially fraudulent practices affecting Medicare, Medicaid and other government healthcare programs. Payers have become more influential in the marketplace and increasingly are focused on drug and medical device pricing, appropriate drug and medical device utilization and the quality and costs of healthcare. Violations of fraud and abuse-related laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid.

Other Regulatory Requirements

We are also subject to the United States Foreign Corrupt Practices Act and similar anti-bribery laws applicable in non-United States jurisdictions that generally prohibit companies and their intermediaries from improperly offering or paying anything of value to non-United States government officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of our customer relationships outside of the United States are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances strict compliance with anti-bribery laws may conflict with local customs and practices. In the sale, delivery and servicing of our medical devices and software outside of the United States, we must also comply with various export control and trade embargo laws and regulations, including those administered by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and the Department of Commerce’s Bureau of Industry and Security (“BIS”) which may require licenses or other authorizations for transactions relating to certain countries and/or with certain individuals identified by the United States government. Despite our global trade and compliance program, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. Violations of these requirements are punishable by criminal or civil sanctions, including substantial fines and imprisonment.

Raw Materials

We use a wide variety of resin, metals and electrical components for production of our products. We primarily purchase these materials from external suppliers, some of which are single-source suppliers. We purchase materials from selected suppliers based on quality assurance, cost effectiveness and constraints resulting from regulatory requirements, and we work closely with our suppliers to assure continuity of supply while maintaining high quality and reliability. Global commodity pricing can ultimately affect pricing of certain of these raw materials. Though we believe we have adequate available sources of raw materials, there can be no guarantee that we will be able to access the quantity of raw material needed to sustain operations as well as at a cost effective price.

Environmental

Our manufacturing operations worldwide are subject to many requirements under environmental laws. In the United States, the United States Environmental Protection Agency and similar state agencies administer laws that restrict the emission of pollutants into the air, discharges of pollutants into bodies of water and disposal of pollutants on the ground. Violations of these laws can result in significant civil and criminal penalties and incarceration. The failure to obtain a permit for certain activities may be a violation of environmental law and subject the owner and operator to civil and criminal sanctions. Most environmental agencies also have the power to shut down an operation if it is operating in violation of environmental law. United States laws also typically allow citizens to bring private enforcement actions in some situations. Outside the United States, the environmental laws and their enforcement vary and may be more burdensome. For example, some European countries impose environmental taxes or require manufacturers to take back used products at the end of their useful life, and others restrict the materials that manufacturers may use in their products and require redesign and labeling of products. Although such laws do not currently have a significant impact on our products, they are expanding rapidly in Europe. We have management programs and processes in place that are intended to minimize the potential for violations of these laws.

Other environmental laws, primarily in the United States, address the contamination of land and groundwater and require the clean-up of such contamination. These laws may apply not only to the owner or operator of an on-going business, but also to the owner of land contaminated by a prior owner or operator. In addition, if a parcel is contaminated by the release of a hazardous substance, such as through its historic use as a disposal site, any person or company that has contributed to that contamination, whether or not it has a legal interest in the land, may be subject to a requirement to clean up the parcel.

Employees

At June 30, 2013, we employed approximately 15,000 people across our global operations, with approximately 6,100 employed in the United States. In Europe, some of our employees are represented by unions or works councils. Overall, we consider our employee relations to be good.

Available Information

We post on our public website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to the Securities and Exchange Commission (the “SEC”). These materials can be found in the “Investors” section of our website by clicking the “Financial Information” link and then the “SEC Filings” link. Copies of any of these documents may be obtained free of charge through our website, www.carefusion.com, or by contacting our Investor Relations Department at 3750 Torrey View Court, San Diego, California, 92130, or by calling 858-617-4621.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our reports, proxy and information statements, and other information at www.sec.gov.

We have included the certifications of our Chief Executive Officer and Chief Financial Officer required by Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and related rules, relating to the quality of our public disclosure, as exhibits to this Annual Report on Form 10-K.

ITEM 1A.	RISK FACTORS

We urge you to carefully consider the following risks and other information in this Annual Report on Form 10-K in evaluating us and our common stock. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition. The risk factors generally have been separated into two groups: risks related to our business and risks related to our common stock.

Risks Related to Our Business

We may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology.

The healthcare industry is characterized by evolving technologies and industry standards, frequent new product introductions, significant competition and dynamic customer requirements that may render existing products obsolete or less competitive. As a result, our position in the industry could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. The success of our business depends on our ability to enhance our existing products and to develop and introduce new products and adapt to these changing technologies and customer requirements. The success of new product development depends on many factors, including our ability to anticipate and satisfy customer needs, obtain regulatory approvals and clearances on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate our products from those of our competitors. To compete successfully in the marketplace, we must make substantial investments in new product development whether internally or externally through licensing, acquisitions or joint development agreements. Our failure to enhance our existing products or introduce new and innovative products in a timely manner would have an adverse effect on our results of operations and financial condition.

Even if we are able to develop, manufacture and obtain regulatory approvals and clearances for our new products, the success of those products would depend upon market acceptance. Levels of market acceptance for our new products could be affected by several factors, including:

•	the availability of alternative products from our competitors;
•	the price and reliability of our products relative to that of our competitors;
•	the timing of our market entry; and
•	our ability to market and distribute our products effectively.

We are subject to complex and costly regulation.

Our products are subject to regulation by the FDA and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory clearance and/or approval to market a medical device or other product. Clearance and/or approval might not be granted for a new or modified device or other product on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. Unless an exception applies, the FDA requires that the manufacturer of a new medical device or a new indication for use of, or other significant change in, an existing medical device obtain either 510(k) pre-market clearance or pre-market approval before those products can be marketed or sold in the United States. Modifications or enhancements to a product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, labeling, packaging, or manufacturing process may also require a new 510(k) clearance. In 2010, the FDA issued draft guidance related to its 510(k) pre-market clearance process, and through this guidance the FDA established additional pre-market requirements. The FDA intends to issue additional guidance documents and regulations over the coming months, which is expected to, among other things, revise certain aspects of the 510(k) review process. Although we cannot predict with certainty the future impact of these initiatives, it appears that the time and cost to get many of our medical devices to market could increase significantly.

In addition, we are subject to regulations that govern manufacturing practices, product labeling and advertising, and adverse-event reporting that apply after we have obtained clearance or approval to sell a product. Our failure to maintain clearances or approvals for existing products, to obtain clearance or approval for new or modified products, or to adhere to regulations for manufacturing, labeling, advertising or adverse event reporting could adversely affect our results of operations and financial condition. Further, if we determine a product manufactured or marketed by us does not meet our specifications, published standards or regulatory requirements, we may seek to correct the product or withdraw the product from the market, which could have an adverse effect on our business. Many of our facilities and procedures and those of our suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations can be costly and time-consuming. The FDA is also expected to issue final guidance documents and regulations over the coming months regarding the Unique Device Identification (“UDI”) System, which will require manufacturers to mark certain medical devices with unique identifiers. While the FDA expects that the UDI System will help track products during recalls and improve patient safety, it will require us to make changes to our manufacturing and labeling, which could increase our costs.

The sales and marketing of medical devices is under increased scrutiny by the FDA and other enforcement bodies. If our sales and marketing activities fail to comply with FDA regulations or guidelines, or other applicable laws, we may be subject to warnings or enforcement actions from the FDA or other enforcement bodies. A number of companies in the healthcare industry have been the subject of enforcement actions related to their sales and marketing practices, including their relationships with doctors and off-label promotion of products. In April 2011, we received a federal administrative subpoena from the Department of Justice. In addition, in September 2011, we received a federal administrative subpoena from the Office of Inspector General (“OIG”) of the Department of Health and Human Services. In August 2012, we received another federal administrative subpoena from the Department of Justice containing additional information requests. All three subpoenas request documents and other materials that relate primarily to our sales and marketing practices for our ChloraPrep skin preparation product and information regarding our relationships with healthcare professionals. In April 2013, we announced an agreement in principle pursuant to which we expect to pay the government approximately $41 million to resolve the government’s allegations. In connection with these matters, we also entered into a non-prosecution agreement and will continue to cooperate with the government. The agreement in principle remains subject to several conditions, including the completion and execution of a formal settlement agreement and other required documentation. There can be no assurance that we complete the required documentation or finalize the settlement with the government on the proposed terms or at all. The amount and timing of the payment are subject to the final terms of the settlement agreement. See note 13 to the audited consolidated financial statements included in this Form 10-K for more information. We cannot control the pace or scope of any investigation and responding to the subpoena requests and any investigation will require the allocation of resources, including management time and attention. If we were to become the subject of an enforcement action, including any action resulting from the investigation by the Department of Justice or OIG, it could result in negative publicity, penalties, fines, the exclusion of our products from reimbursement under federally-funded programs and/or prohibitions on our ability to sell our products, which could have an adverse effect on our results of operations and financial condition.

Cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability.

Many existing and potential customers for our products within the United States are members of GPOs and IDNs in an effort to reduce costs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. Due to the highly competitive nature of the GPO and IDN contracting processes, we may not be able to obtain or maintain contract positions with major GPOs and IDNs across our product portfolio. Furthermore, the increasing leverage of organized buying groups may reduce market prices for our products, thereby reducing our profitability.

While having a contract with a GPO or IDN can facilitate sales to members of that GPO or IDN, it is no assurance that sales volume of those products will be maintained. The members of such groups may choose to purchase from our competitors due to the price or quality offered by such competitors, which could result in a decline in our sales and profitability.

In addition, our capital equipment products typically represent a sizeable initial capital expenditure for healthcare organizations. Changes in the budgets of these organizations, the timing of spending under these budgets and conflicting spending priorities, including changes resulting from adverse economic conditions, can have a significant effect on the demand for our capital equipment products and related services. In addition, the implementation of healthcare reform in the United States, which may reduce or eliminate the amount that healthcare organizations may be reimbursed for our capital equipment products and related services, could further impact demand. Any such decreases in expenditures by these healthcare facilities and decreases in demand for our capital equipment products and related services could have an adverse effect on our results of operations and financial condition.

Distributors of our products may begin to negotiate terms of sale more aggressively in an effort to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing or other terms of sale could adversely affect our results of operations and financial condition. In addition, if we fail to implement distribution arrangements successfully, it could cause us to lose market share to our competitors.

Outside the United States, we have experienced downward pricing pressure due to the concentration of purchasing power in centralized governmental healthcare authorities and increased efforts by such authorities to lower healthcare costs. Our failure to offer acceptable prices to these customers could adversely affect our sales and profitability in these markets.

Current economic conditions have and may continue to adversely affect our business, results of operations and financial condition.

Disruptions in the financial markets and other macro-economic challenges currently affecting the economy and the economic outlook of the United States, Europe and other parts of the world have had and we expect will continue to have an adverse impact on our results of operations and financial condition. Recessionary conditions and depressed levels of consumer and commercial spending have caused and may continue to cause our customers to reduce, modify, delay or cancel plans to purchase our products and have caused and may continue to cause vendors to reduce their output or change terms of sales. We have observed certain hospitals delaying as well as prioritizing capital purchasing decisions, which has had and we expect will continue to have an adverse impact on our financial results into the foreseeable future.

In addition, as a result of these recessionary conditions, our customers in and outside of the United States, including foreign governmental entities or other entities that rely on government healthcare systems or government funding, may be unable to pay their obligations on a timely basis or to make payment in full. If our customers’ cash flow or operating and financial performance deteriorate or fail to improve, or if they are unable to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to us. These conditions may also adversely affect certain of our suppliers, which could cause a disruption in our ability to produce our products.

We also extend credit through an equipment leasing program for a substantial portion of sales to our dispensing product customers. This program and any similar programs that we may establish for sales of our other capital equipment, exposes us to certain risks. We are subject to the risk that if these customers fail to pay or delay payment for the products they purchase from us, it could result in longer payment cycles, increased collection costs, defaults exceeding our expectations and an adverse impact on the cost or availability of financing. These risks related to our equipment leasing program may be exacerbated by a variety of factors, including adverse economic conditions, decreases in demand for our capital equipment products and negative trends in the businesses of our leasing customers.

Any inability of current and/or potential customers to pay us for our products or any demands by vendors for different payment terms may adversely affect our results of operations and financial condition.

We may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected.

We have engaged in restructuring activities in the past and may engage in other restructuring activities in the future. These types of cost reduction and restructuring activities are complex. If we do not successfully manage our current restructuring activities, or any other restructuring activities that we may take in the future, any expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. In addition, the costs associated with implementing restructuring activities might exceed expectations, which could result in additional future charges.

We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others.

We rely on a combination of patents, trademarks, copyrights, trade secrets and nondisclosure agreements to protect our proprietary intellectual property. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. We cannot be sure that our pending patent applications will result in the issuance of patents to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that these patents will remain valid or sufficiently broad to preclude our competitors from introducing technologies similar to those covered by our patents and patent applications. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We operate in an industry characterized by extensive patent litigation. Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force us to make significant royalty payments in order to continue selling the affected products. At any given time, we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. We can expect to face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against us could adversely affect our results of operations and financial condition.

Defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, product recalls or safety alerts with associated negative publicity and could subject us to regulatory actions.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to, our products and result in significant costs and negative publicity. Due to the strong name recognition of our brands, an adverse event involving one of our products could result in reduced market acceptance and demand for all products within that brand, and could harm our reputation and our ability to market our products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of our products could result in the suspension or delay of regulatory reviews of our applications for new product approvals or clearances. We may also voluntarily undertake a recall of our products, temporarily shut down production lines, or place products on a shipping hold based on internal safety and quality monitoring and testing data.

Our future operating results will depend on our ability to sustain an effective quality control system and effectively train and manage our employee base with respect to our quality system. Our quality system plays an essential role in determining and meeting customer requirements, preventing defects and improving our products and services. While we have a network of quality systems throughout our business lines and facilities, quality and safety issues may occur with respect to any of our products. A quality or safety issue may result in a public warning letter from the FDA, or potentially a consent decree. We are currently operating under an amended consent decree with the FDA, as discussed further below. In addition, we may be subject to product recalls or seizures, monetary sanctions, injunctions to halt manufacturing and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Any of the foregoing events could disrupt our business and have an adverse effect on our results of operations and financial condition.

We are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business.

We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree to include all infusion pumps manufactured by or for our subsidiary that manufactures and sells infusion pumps in the United States. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we can proceed to the audit inspection phase of the amended consent decree, which includes the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities. The costs associated with these ongoing audits, and any actions that we may need to take resulting from these audits, could be significant.

We have no reserves associated with compliance with the amended consent decree. As such, we may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. Moreover, the matters addressed in the amended consent decree could lead to negative publicity that could have an adverse impact on our business. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may also be required to pay monetary damages if we fail to comply with any provision of the amended consent decree. See note 13 to the audited consolidated financial statements included in this Form 10-K for more information. Any of the foregoing matters could disrupt our business and have an adverse effect on our results of operations and financial condition.

We may incur product liability losses and other litigation liability.

We are, and may be in the future, subject to product liability claims and lawsuits, including potential class actions, alleging that our products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against us, with or without merit, could be costly to defend and could result in settlement payments and adjustments not covered by or in excess of insurance. In addition, we may not be able to obtain insurance on terms acceptable to us or at all because insurance varies in cost and can be difficult to obtain. Our failure to successfully defend against product liability claims or maintain adequate insurance coverage could have an adverse effect on our results of operations and financial condition.

We are involved in a number of legal proceedings. Legal proceedings are inherently unpredictable, and the outcome can result in excessive verdicts and/or injunctive relief that may affect how we operate our business, or we may enter into settlements of claims for monetary damages that exceed our insurance coverage, if any. In addition, we cannot predict the results of future legislative activity or future court decisions, any of which could lead to an increase in regulatory investigations or our exposure to litigation. Any such proceedings or investigations, regardless of the merits, may result in substantial costs, the diversion of management’s attention from other business concerns and additional restrictions on our sales or the use of our products, which could disrupt our business and have an adverse effect on our results of operations and financial condition.

We rely on the performance of our information technology systems, the failure of which could have an adverse effect on our business and performance.

Our business requires the continued operation of sophisticated information technology systems and network infrastructure. These systems are vulnerable to interruption by fire, power loss, system malfunction, computer viruses, cyber-attacks and other events, which are beyond our control. Systems interruptions could reduce our ability to manufacture and provide service for our products, and could have an adverse effect on our operations and financial performance. The level of protection and disaster-recovery capability varies from site to site, and there can be no guarantee that any such plans, to the extent they are in place, will be totally effective. In addition, security breaches of our information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to us, our employees, partners, customers, or our suppliers, which may result in significant costs and government sanctions. In particular, if we are unable to adequately safeguard individually identifiable health information, we may be subject to additional liability under domestic and international laws respecting the privacy and security of health information.

We also are pursuing initiatives to transform our information technology systems and processes. Many of our business lines use disparate systems and processes, including those required to support critical functions related to our operations, sales, and financial close and reporting. We are implementing new systems to better streamline and integrate critical functions, which we expect to result in improved efficiency and, over time, reduced costs. While we believe these initiatives provide significant opportunity for us, they do expose us to inherent risks. We may suffer data loss or delays or other disruptions to our business, which could have an adverse effect on our results of operations and financial condition. If we fail to successfully implement new information technology systems and processes, we may fail to realize cost savings anticipated to be derived from these initiatives.

An interruption in our ability to manufacture our products, an inability to obtain key components or raw materials or an increase in the cost of key components or raw materials may adversely affect our business.

Many of our key products are manufactured at single locations, with limited alternate facilities. If we experience damage to one or more of our facilities, or our manufacturing capabilities are otherwise limited or stopped due to quality, regulatory or other reasons, it may not be possible to timely manufacture the relevant products at previous levels or at all. In addition, if the capabilities of our suppliers and component manufacturers are limited or stopped, due to quality, regulatory or other reasons, it could negatively impact our ability to manufacture our products and could expose us to regulatory actions. Further, for reasons of quality assurance or cost effectiveness, we purchase certain components and raw materials from sole suppliers. We may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components that are acceptable to us, could have an adverse effect on our results of operations and financial condition.

Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability.

New regulations related to conflict minerals may increase our costs and adversely affect our business.

We are subject to the SEC’s newly adopted regulations, which require us to determine which of our products contain certain specified minerals, referred to under the regulations as “conflict minerals”, and, if so, to perform an extensive inquiry into our supply chain, in an effort to determine whether or not such conflict minerals originate from the Democratic Republic of Congo (“DRC”), or an adjoining country. Under the regulations, we are required to file a report with the SEC by May 31, 2014, to disclose and report whether or not such conflict minerals originate from the DRC or an adjoining country. At this time, we have determined that certain of our products contain such specified minerals and have developed a process by which we can identify where such minerals originated. We expect to incur additional costs to comply with these disclosure requirements, including costs related to determining the sources of the specified minerals used in our products, which may adversely affect our business. In addition, the number of suppliers who provide conflict-free minerals may be limited, which may make it difficult to satisfy those customers who require that all of the components of our products be certified as conflict-free, which could place us at a competitive disadvantage if we are unable to do so.

We may engage in strategic transactions, including acquisitions, investments, or joint development agreements that may have an adverse effect on our business.

We may pursue transactions, including acquisitions of complementary businesses, technology licensing arrangements and joint development agreements to expand our product offerings and geographic presence as part of our business strategy, which could be material to our financial condition and results of operations. We may not complete transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the expected benefits of any acquisition, license arrangement or joint development agreement. Other companies may compete with us for these strategic opportunities. We also could experience negative effects on our results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with, or as a result of, the acquisition of an acquired company or business, including issues related to internal control over financial reporting, regulatory or compliance issues and potential adverse short-term effects on results of operations through increased costs or otherwise. These effects, individually or in the aggregate, could cause a deterioration of our credit profile and/or ratings and result in reduced availability of credit to us or in increased borrowing costs and interest expense.

We could experience difficulties, expenditures, or other risks in integrating an acquired company, business, or technology, including, among others:

•	diversion of management resources and focus from ongoing business matters;
•	retention of key employees following an acquisition;
•	demands on our operational resources and financial and internal control systems;
•	integration of an acquired company’s corporate and administrative functions and personnel;
•	liabilities of the acquired company, including litigation or other claims; and
•	consolidation of research and development operations.

In addition, we may face additional risks related to foreign acquisitions, including risks related to cultural and language differences and particular economic, currency, political, and regulatory risks associated with specific countries. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our results of operations and financial condition could be adversely affected.

We may engage in the divestiture of some of our non-core product lines which may have an adverse effect on our business.

Our business strategy involves assessing our portfolio of products with a view of divesting non-core product lines that do not align with our objectives. Any divestitures may result in a dilutive impact to our future earnings, as well as significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our results of operations and financial condition. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business and the potential loss of key employees. We may not be successful in managing these or any other significant risks that we encounter in divesting a product line. See note 2 to the audited consolidated financial statements included in this Form 10-K for a discussion of our divestitures.

We may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Health Care Act and the Health Care and Education Reconciliation Act (“PPACA”). Among other initiatives, the legislation implemented a 2.3% annual excise tax on the sales of certain medical devices in the United States, effective January 2013. As this excise tax is recorded as a selling, general and administrative expense, it has and will continue to have, an adverse effect on our operating expenses and results of operations. In fiscal year 2013, we paid approximately $11.4 million related to six months of the medical device tax. We currently expect the impact of the tax to be approximately $20 million to $25 million in fiscal year 2014 and annually thereafter. In addition, the PPACA significantly alters Medicare and Medicaid reimbursements for medical services and medical devices, which could result in downward pricing pressure and decreased demand for our products. As additional provisions of healthcare reform are implemented, we anticipate that Congress, regulatory agencies and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access. We cannot predict with certainty what healthcare initiatives, if any, will be implemented at the state level, or what ultimate effect federal healthcare reform or any future legislation or regulation may have on our customers’ purchasing decisions regarding our products and services. However, the implementation of new legislation and regulation may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business, possibly materially.

We may need additional financing in the future to meet our capital needs or to make opportunistic acquisitions and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

We intend to increase our investment in research and development activities, expand our sales and marketing activities, and may make acquisitions. Our ability to take these and other actions may be limited by our available liquidity, including our ability to access our foreign cash balances in a tax-efficient manner. As a consequence, in the future, we may need to seek additional financing. We may be unable to obtain any desired additional financing on terms favorable to us, if at all. If we lose an investment grade credit rating or adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products or respond to competitive pressures, any of which could negatively affect our business. If we raise additional funds through the issuance of equity securities, our stockholders will experience dilution of their ownership interest. If we raise additional funds by issuing debt, we may be subject to limitations on our operations due to restrictive covenants. Additionally, our ability to make scheduled payments or refinance our obligations will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and financial, business and other factors beyond our control.

We are subject to risks associated with doing business outside of the United States.

Our operations outside of the United States are subject to risks that are inherent in conducting business under non-United States laws, regulations and customs. Sales to customers outside of the United States made up approximately 22% of our revenue in the fiscal year ended June 30, 2013, and we expect that non-United States sales will contribute to future growth as we continue to focus on expanding our operations in markets outside the United States. The risks associated with our operations outside the United States include:

•	healthcare reform legislation;
•	changes in medical reimbursement policies and programs;
•	changes in non-United States government programs;
•	multiple non-United States regulatory requirements that are subject to change and that could restrict our ability to manufacture and sell our products;

•	possible failure to comply with anti-bribery laws such as the United States Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;
•	different local medical practices, product preferences and product requirements;
•	possible failure to comply with trade protection and restriction measures and import or export licensing requirements;
•	difficulty in establishing, staffing and managing non-United States operations;
•	different labor regulations or work stoppages or strikes;
•	changes in environmental, health and safety laws;
•	potentially negative consequences from changes in or interpretations of tax laws, including changes regarding taxation of income earned outside the United States;
•	political instability and actual or anticipated military or political conflicts;
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economic instability, including the European financial crisis or other economic instability in other parts of the world and the impact on interest rates, inflation and the credit worthiness of our customers;

•	uncertainties regarding judicial systems and procedures;
•	minimal or diminished protection of intellectual property in some countries; and
•	regulatory changes that may place our products at a disadvantage.

These risks, individually or in the aggregate, could have an adverse effect on our results of operations and financial condition. For example, we are subject to compliance with the United States Foreign Corrupt Practices Act and similar anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While our employees and agents are required to comply with these laws, we cannot be sure that our internal policies and procedures will always protect us from violations of these laws, despite our commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of risks may adversely affect our business, performance, prospects, value, financial condition, and results of operations.

We are also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the United States dollar strengthens in relation to the currencies of other countries such as the Euro, where we sell our products, our United States dollar reported revenue and income will decrease. Additionally, we incur significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. Changes in the relative values of currencies occur regularly and, in some instances, could have an adverse effect on our results of operations and financial condition.

We are subject to healthcare fraud and abuse regulations that could result in significant liability, require us to change our business practices and restrict our operations in the future.

We are subject to various United States federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict our sales or marketing practices. Furthermore, since many of our customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, our exclusion from such programs as a result of a violation of these laws could have an adverse effect on our results of operations and financial condition.

We have a significant amount of indebtedness, which could adversely affect our business and our ability to meet our obligations.

We have outstanding $1.45 billion of senior unsecured notes. This significant amount of debt has important risks to us and our investors, including:

•	requiring a significant portion of our cash flow from operations to make interest payments on this debt;
•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;
•	placing us at a competitive disadvantage to our competitors that may not be as highly leveraged with debt as we are; and
•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

In addition, we maintain a $750 million senior unsecured revolving credit facility (maturing July 6, 2016). To the extent that we draw on our credit facility or otherwise incur additional indebtedness, the risks described above could increase. Further, if we increase our indebtedness, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

As a result of various restrictive covenants in the agreements governing our senior unsecured revolving credit facility and our senior unsecured notes, our financial flexibility will be restricted in a number of ways. The agreement governing the credit facility subjects us to several financial and other restrictive covenants, including limitations on liens, subsidiary indebtedness and transactions with affiliates. In addition, the failure to timely file our periodic reports with the SEC could result in a default under our senior unsecured revolving credit facility and the indenture governing our senior unsecured notes. In fiscal year 2013, we failed to timely file certain of our periodic reports with the SEC. While we are now in compliance with these reporting covenants, we cannot assure you that we will be able to obtain all waivers related to any future filing delays or remedy any future events that could trigger an event of default under the credit agreement for our senior unsecured credit facility and the indenture for our senior unsecured notes.

Our credit facility also requires us to meet certain financial ratio tests on an ongoing basis that may require us to take action and reduce debt or act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot be sure that we will be able to meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our credit facility. If an event of default under our credit facility or senior unsecured notes occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If such an acceleration of indebtedness were to arise from an event of default, we may not have sufficient funds to repay such indebtedness. Any acceleration of our outstanding indebtedness could have a material adverse effect on our business and financial condition.

Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

We are a large multinational corporation with operations in the United States and international jurisdictions. As such, we are subject to the tax laws and regulations of the United States federal, state and local governments and of many international jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect our tax positions. We cannot be sure that our effective tax rate or tax payments will not be adversely affected by these initiatives. In addition, United States federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge.

Our reserves against disputed tax obligations may ultimately prove to be insufficient.

Cardinal Health is before the Internal Revenue Service (“IRS”) Appeals office with respect to its fiscal years 2003 through 2007, and is under audit for fiscal years 2008 through 2010. During the quarter ended September 30, 2008, Cardinal Health received an IRS Revenue Agent’s Report for the fiscal years ending June 30, 2003 through 2005 that included Notices of Proposed Adjustment related to transfer pricing arrangements between our foreign and domestic subsidiaries and the transfer of intellectual property among our subsidiaries, which we have appealed. The amount of additional tax proposed by the IRS in these notices totals $462 million, excluding penalties and interest. During the quarter ended June 30, 2013, we and Cardinal Health entered into a closing agreement with the IRS to effectively settle the matters related to the transfer of intellectual property among our subsidiaries. As part of the settlement, we agreed to pay $80 million ($69 million net of tax) which includes $26 million of interest. This closing agreement resolves $450 million of the original $462 million of additional tax proposed by the IRS related to fiscal years 2003 through 2005. In addition, during the quarter ended December 31, 2010 we received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment related to transfer pricing arrangements between foreign and domestic subsidiaries. We and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. We are currently before the IRS Appeals office for fiscal years 2003 through 2007, and continue to engage in substantive discussions related to these fiscal years. During the quarter ended September 30, 2011, the IRS commenced the tax audit for the fiscal years 2008 and 2009 and the short period July 1, 2009 through August 31, 2009 as part of Cardinal Health’s tax audit of its federal consolidated returns for fiscal years 2008 through 2010. During the quarter ended December 31, 2011, the IRS commenced the tax audit for the short period September 1, 2009 through June 30, 2010. Furthermore, during the quarter ended June 30, 2013, the IRS commenced the tax audit for fiscal year 2011. We have not received any Notices of Proposed Adjustment for these audit periods to date.

We regularly review our tax reserves and make adjustments to our reserves when appropriate. Accounting for tax reserves involves complex and subjective estimates by management, which can change over time based on new information or changing events or circumstances, including events or circumstances outside of our control. Although we believe that we have provided appropriate tax reserves for any potential tax exposures, we may not be fully reserved and it is possible that we may be obligated to pay amounts in excess of our reserves. The tax matters agreement that we entered into with Cardinal Health in connection with the separation generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility. Any future change in estimate or obligation could adversely affect our results of operations and financial condition. See note 12 to the audited consolidated financial statements included in this Form 10-K filed for a discussion of the Notices of Proposed Adjustment for our fiscal years ended 2003 through 2007 and our settlement agreement with the IRS.

If there is a determination that the separation is taxable for United States federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS ruling or tax opinions are incorrect or for any other reason, then Cardinal Health and its shareholders that are subject to United States federal income tax could incur significant United States federal income tax liabilities and we could incur significant liabilities.

In connection with the separation, Cardinal Health received a private letter ruling from the IRS substantially to the effect that, among other things, the contribution and the distribution qualified as a transaction that is tax-free for United States federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, (“the Code”). In addition, Cardinal Health received opinions of Weil, Gotshal & Manges LLP and Wachtell, Lipton, Rosen & Katz, co-counsel to Cardinal Health, to the effect that the contribution and the distribution qualified as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code. The ruling and opinions relied on certain facts, assumptions, representations and undertakings from Cardinal Health and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings were incorrect or not otherwise satisfied, Cardinal Health and its shareholders may not be able to rely on the ruling or the opinions of tax counsel and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the separation is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct, have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of Cardinal Health or us after the separation. If the separation is determined to be taxable for United States federal income tax purposes, Cardinal Health and its shareholders that are subject to United States federal income tax could incur significant United States federal income tax liabilities and we could incur significant liabilities.

Our success depends on our ability to recruit and retain key personnel.

Our success depends on the continued contributions of our senior management and other key research and development, sales, marketing and operations personnel. Experienced personnel in our industry are in high demand and competition for their talents is intense. If we are unable to recruit and retain key personnel, our business may be harmed. Achieving this objective may be difficult due to many factors, including the intense competition for such highly skilled personnel, fluctuations in global economic and industry conditions, changes in our senior management, competitors’ hiring practices, and the effectiveness of our compensation programs. If we are unable to attract, retain and motivate such personnel in sufficient numbers and on a timely basis, we may experience difficulty in implementing our business strategy, which could have an adverse effect on our results of operations and financial condition.

Our business and stock price may be adversely affected if our internal control over financial reporting is not effective.

Under Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC, companies are required to conduct a comprehensive evaluation of their internal control over financial reporting. As part of this process, we are required to document and test our internal control over financial reporting; our management is required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm is required to attest to and report on management’s assessment and the effectiveness our internal control over financial reporting. Management’s assessment of our internal control over financial reporting as of June 30, 2012, identified a material weakness related to our accounting for our dispensing sales-type leases. This material weakness could lead to a loss of investor confidence and could have a negative impact on the trading price of our common stock. As described in “Item 9A Controls and Procedures —Management’s Report on Internal Control Over Financial Reporting,” we have developed and implemented new control procedures regarding our accounting for sales-type leases, including the revised fair value estimation process for our leased assets, and we concluded that we had remediated this material weakness as of June 30, 2013. We will need to monitor and evaluate these procedures to ensure that they are operating effectively. We may be at risk for future material weaknesses, particularly if these new procedures do not operate effectively. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, which could cause us to fail to meet our reporting obligations, lead to a loss of investor confidence and have a negative impact on the trading price of our common stock.

Risks Related to Our Common Stock

Your percentage of ownership in us may be diluted in the future.

As with any publicly-traded company, your percentage ownership in us may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we expect will be granted to our directors, officers and employees.

Our stock price may fluctuate significantly.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results;
•	changes in earnings estimated by securities analysts or our ability to meet those estimates;
•	the operating and stock price performance of comparable companies; and
•	domestic and foreign economic conditions.

Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws, and of Delaware law, may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Our amended and restated certificate of incorporation, our amended and restated by-laws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the inability of our stockholders to call a special meeting;
•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;
•	the right of our board to issue preferred stock without stockholder approval;
•	the division of our board of directors into three classes of directors, with each class serving a staggered three-year term;
•	a provision that stockholders may only remove directors with cause;
•	the ability of our directors, and not stockholders, to fill vacancies on our board of directors; and
•

the requirement that stockholders holding at least 80% of our voting stock are required to amend certain provisions in our amended and restated certificate of incorporation and our amended and restated by-laws relating to the number, term and election of our directors, the filling of board vacancies, stockholder notice procedures and the calling of special meetings of stockholders.

Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make our company immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Our principal executive offices are located in a facility that we own in San Diego, California. At June 30, 2013, we owned or leased a total of approximately 3.4 million square feet of facility space worldwide to handle manufacturing, production, assembly, research, quality assurance testing, distribution, packaging, and administrative functions. At June 30, 2013, we had 18 manufacturing facilities of which 9 were located in the United States. We consider our operating facilities to be well-maintained and suitable for the operations conducted in them. We periodically evaluate our operating facilities and we may make additions, improvements and consolidations, when appropriate. None of our facilities experienced any significant idle time during fiscal year 2013.

The following table summarizes our facilities that are greater than 10,000 square feet by segment and by country as of June 30, 2013:

	Square Feet (in thousands)		Number of Facilities
	Leased	Owned
Medical Systems[1]
Australia	20	—	1
Brazil	—	56	1
Canada	26	—	1
Germany	165	104	8
India	12	—	1
Italy	—	115	1
Malaysia	19	—	1
Mexico	226	319	2
Netherlands	11	—	1
New Zealand	12	—	1
South Africa	16	—	1
Switzerland	22	—	1
United Kingdom	58	21	5
United States	901	472	11

Medical Systems Total	1,488	1,087	36

Procedural Solutions[1]
Dominican Republic	—	35	1
United States	742	70	9

Procedural Solutions Total	742	105	10

Total	2,230	1,192	46

[1]	Certain of the facilities included in the table are utilized by more than one segment.

ITEM 3.	LEGAL PROCEEDINGS

See note 13 to the audited consolidated financial statements for a summary of legal proceedings.

ITEM 4.	MINE SAFETY DISCLOSURES

None.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “CFN”.

The price range per share of our common stock presented below represents the highest and lowest sales prices for our common stock on the NYSE during each quarter of the two most recent fiscal years.

Fiscal 2013	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
High	$28.73	$29.07	$35.00	$38.48
Low	$23.93	$26.04	$28.77	$32.48

Fiscal 2012
High	$28.24	$26.00	$26.38	$27.28
Low	$22.01	$22.66	$22.55	$23.79

As of August 1, 2013, there were 12,184 stockholders of record and 214,376,904 outstanding shares of common stock, and the closing price of our common stock on the NYSE was $38.95.

Dividends

We currently intend to retain any earnings to finance research and development, acquisitions and the operation and expansion of our business, and we do not anticipate paying any cash dividends for the foreseeable future. In addition, we use our excess cash to fund our share repurchase program. The declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, should we pay any dividends in the future, there can be no assurance that we will continue to pay such dividends.

Performance Graph

This performance graph is furnished and shall not be deemed “filed” with the SEC or subject to Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any of our filings under the Securities Act of 1933, as amended.

The following graph compares the cumulative total stockholders return on our common stock from September 1, 2009, when “regular way” trading in our common stock began on the NYSE, through June 30, 2013, with the comparable cumulative total return of the S&P 500 index and S&P 500 Health Care index. The graph assumes that $100 was invested in our common stock and each index on September 1, 2009. In addition, the graph assumes the reinvestment of all dividends paid. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

The following table shows total indexed return of stock price plus reinvestments of dividends, assuming an initial investment of $100 at September 1, 2009, for the indicated periods.

Fiscal Year	9/1/2009	6/30/2010	6/30/2011	6/30/2012	6/30/2013
CareFusion Corporation	$100	$114	$137	$129	$185
S&P 500 Index	100	105	137	145	175
S&P 500 Health Care Index	100	102	131	144	184

Purchases of Equity Securities

The following table contains information about our company’s purchases of equity securities during the quarter ended June 30, 2013:

Issuer Purchases of Equity Securities
Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Program[1]	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Publicly Announced Program[2]
April 1 – 30, 2013	2,524,964	$34.51	2,524,964	$201
May 1 – 31, 2013	2,277,178	$34.70	2,277,178	122
June 1 – 30, 2013	3,242,267	$37.63	3,242,267	—

Total	8,044,409	$35.82	8,044,409	$—

[1]

In February 2012, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $500 million of our common stock through open market and private transactions. This share repurchase program was completed in June 2013. Under this program, we repurchased a total of 11.4 million shares of our common stock for an aggregate of $400 million (excluding commissions and fees) during the fiscal year ended June 30, 2013 and a total of 15.3 million shares of our common stock for an aggregate of $500 million (excluding commissions and fees) as of June 30, 2013.

[2]	Dollars in millions.

ITEM 6.	SELECTED FINANCIAL DATA

The following table presents our selected historical condensed consolidated and combined financial data. The condensed consolidated statements of income data for each of the three fiscal years in the period ended June 30, 2013 and the condensed consolidated balance sheet data as of June 30, 2013 and 2012 are derived from our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

The condensed combined statements of income data for the fiscal year ended June 30, 2010 and the condensed balance sheet data as of June 30, 2011 are derived from our audited financial statements that are not included in this Form 10-K.

The condensed combined statements of income data for the fiscal year ended June 30, 2009 and the condensed combined balance sheet data as of June 30, 2010 and 2009 are derived from our unaudited financial statements that are not included in this Form 10-K.

Until our separation from Cardinal Health on August 31, 2009, CareFusion Corporation was a wholly owned subsidiary of Cardinal Health. Accordingly, our historical financial information for the fiscal year ended June 30, 2009 and prior years does not reflect our results as a separate, stand-alone company. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the United States markets that were historically managed by us prior to the spinoff and were part of the clinical and medical products business of Cardinal Health. These lines of businesses are reflected in the financial information included throughout this Annual Report on Form 10-K as discontinued operations. Since the spinoff, in furtherance of our business strategy, we have taken steps to expand our product offerings through acquisitions and to divest non-core businesses. The results of our Audiology business, International Surgical Products business and our Nicolet neurodiagnostics business, which we divested in October 2009, April 2011 and July 2012, respectively, are also reflected as discontinued operations. See note 2 to the audited consolidated financial statements.

The selected historical condensed consolidated and combined financial and other operating data presented below should be read in conjunction with our audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annual Report on Form 10-K. Our consolidated financial information may not be indicative of our future performance.

	At or for the Fiscal Year Ended June 30, [1,2]
(in millions)	2013	2012	2011	2010	2009
Statements of Income Data[6]:
Revenue	$3,550	$3,598	$3,440	$3,377	$3,080
Gross Margin	1,850	1,804	1,768	1,691	1,578
Operating Income[3]	619	574	504	450	437
Income before Income Tax	543	487	425	345	342
Income from Continuing Operations	389	361	299	161	288
Income (Loss) from Discontinued Operations, Net of Tax[4]	(4)	(68)	(50)	33	294
Net Income	385	293	249	194	582

Basic Earnings (Loss) per Common Share:
Continuing Operations	1.76	1.62	1.34	0.73	1.31
Discontinued Operations	(0.02)	(0.31)	(0.23)	0.15	1.33
Basic Earnings per Common Share	1.74	1.31	1.11	0.88	2.63
Diluted Earnings (Loss) per Common Share:
Continuing Operations	1.74	1.60	1.32	0.72	1.31
Discontinued Operations	(0.02)	(0.30)	(0.22)	0.15	1.33
Diluted Earnings per Common Share	1.72	1.30	1.10	0.87	2.63
Weighted-Average Number of Common Shares Outstanding[5]:
Basic	221.2	223.7	222.8	221.5	220.5
Diluted	224.0	226.0	225.1	223.0	220.5

Balance Sheet Data[6]:
Total Assets	$8,553	$8,488	$8,185	$7,900	$8,305
Long-Term Obligations, less Current Portion and Other Short-Term Borrowings[7]	1,444	1,151	1,387	1,386	1,159
Total Stockholders’ Equity or Parent Company Investment	5,386	5,231	5,070	4,676	5,423

[1]	Amounts reflect business combinations for all periods presented. See note 3 to the audited consolidated financial statements for further information regarding the impact of acquisitions.
[2]

Amounts reflect restructuring and acquisition integration charges for all periods presented. Restructuring and acquisition integration charges were $18 million, $33 million, $64 million, $15 million, and $69 million, in fiscal years 2013, 2012, 2011, 2010, and 2009, respectively.

[3]

During the fiscal year ended June 30, 2013, we recorded a $41 million charge to establish a reserve in connection with the agreement in principle to resolve the previously disclosed government investigations related to prior sales and marketing practices for our ChloraPrep skin preparation product and relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement.

[4]	A summary of our discontinued operations is presented in note 2 to the audited consolidated financial statements.
[5]

For fiscal year 2009, basic and diluted earnings per common share are computed using the number of shares of common stock outstanding on August 31, 2009, the date on which CareFusion common stock was distributed to shareholders of Cardinal Health.

[6]	Fiscal year 2009 statement of income data, and fiscal years 2010 and 2009 balance sheet data are unaudited.
[7]	Includes the long-term portion of debt allocated from Cardinal Health. Total debt allocated by Cardinal Health was $1,281 million as of June 30, 2009.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) presented below refer to and should be read in conjunction with the audited consolidated financial statements and related notes included in this Annual Report on Form 10-K.

Unless the context otherwise requires, references to “CareFusion Corporation”, “CareFusion”, “we”, “us”, “our” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in this Annual Report on Form 10-K to “Cardinal Health” refers to Cardinal Health, Inc. and its consolidated subsidiaries.

Overview

We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. We offer a comprehensive portfolio of products in the areas of medication management, infection prevention, operating room (“OR”) effectiveness, respiratory care and surveillance and analytics. Our offerings include established brands used in hospitals throughout the United States and approximately 130 countries worldwide. Our strategy is to enhance growth by focusing on healthcare safety and productivity, driving innovation and clinical differentiation, accelerating our global growth and pursuing strategic opportunities.

Our primary customers in the United States include hospitals, ambulatory surgical centers, clinics, long-term care facilities and physician offices. For the fiscal years ended June 30, 2013 and 2012, we generated revenue of $3.55 billion and $3.60 billion, respectively. We generated income from continuing operations of $389 million in fiscal year 2013 and $361 million in fiscal year 2012. Approximately 22% of our fiscal year 2013 revenue was from customers outside of the United States.

We were incorporated in Delaware on January 14, 2009 for the purpose of holding the clinical and medical products businesses of Cardinal Health in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009.

We have incurred one-time expenditures in connection with the separation from Cardinal Health (capital and expense), primarily associated with employee-related costs, costs to start up certain stand-alone functions and information technology systems and other one-time transaction related costs. In fiscal years 2012 and 2011, we incurred approximately $3 million and $80 million, respectively, of these one-time expenditures. We have funded these costs through cash from operations and cash on hand. The capital portion of these expenditures is amortized over their useful lives and the other expenditures are expensed as incurred, depending on their nature. We did not incur any expense associated with the separation in fiscal year 2013, and we believe that all substantive expenditures associated with standing up operations from the spinoff are complete.

Additionally, we have incurred increased costs as an independent, publicly-traded company, primarily as a result of higher charges than in the past from Cardinal Health for transition services and from establishing or expanding the corporate support for our businesses, including information technology, human resources, treasury, tax, risk management, accounting and financial reporting, investor relations, legal, procurement and other services. We believe cash flow from operations will be sufficient to fund these additional corporate expenses going forward.

Factors Affecting Our Results of Operations

The Overall Global Economic Environment, Industry Growth and Trends

Healthcare-related industries are generally less susceptible than some other industries to fluctuations in the overall economic environment. However, some of our businesses rely on capital spending from our customers (primarily hospitals), which can be influenced by a variety of economic factors, including interest rates, access to financing and endowment fluctuations. Significant changes in these economic factors can affect the sales of our capital equipment products, such as infusion pumps, dispensing equipment and ventilators. Additionally, sales volumes for some of our businesses are dependent on hospital admissions. Changes in admissions due to difficult economic times can affect our results for surgical and single-use products, such as infusion and respiratory disposable sets, surgical instruments and skin antiseptic products.

Healthcare providers globally are focused on reducing the rising costs to deliver care. As a result, hospitals have prioritized and, in some cases, constrained their capital equipment purchases. Despite seeing some improvement during fiscal year 2013, we continue to anticipate it will take time before significant market improvements are realized. Even in this environment, we believe our Medical Systems business is well positioned, and will strengthen with improvements in hospital capital equipment spending.

Since 2010, procedural volumes in acute care facilities have decreased; although procedural volumes have been relatively stable during fiscal year 2013. Procedural volumes in acute care facilities represent one indicator for the demand of the disposable products sold within our Procedural Solutions operating segment. In addition to procedural volumes, demand for many of our Procedural Solutions products is created when physicians convert their existing practices away from legacy methods and adopt our clinically differentiated products. As a result, we believe our clinically differentiated product revenue has consistently outperformed trends in acute care facility procedural volumes.

Healthcare Reform

We are also affected by uncertainties in the healthcare industry related to healthcare reform. In March 2010, comprehensive healthcare reform was enacted in the United States through the passage of the Patient Protection and Affordable Health Care and the Health Care and Education Reconciliation Acts. Among other initiatives, the legislation implemented a 2.3% annual excise tax on the sales of certain medical devices in the United States, effective January 2013. As this excise tax is recorded as a selling, general and administrative expense, it has, and will continue to have, an adverse effect on our operating expenses and results of operations. In fiscal year 2013, we paid approximately $11 million related to six months of the medical device tax. We currently expect the impact of the tax to be approximately $20 million to $25 million in fiscal year 2014 and annually thereafter. In addition, as the United States federal government implements additional provisions of healthcare reform, we anticipate that Congress, regulatory agencies and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access. The uncertainties regarding the implementation and impact of the enacted healthcare reform measures, as well as other potential reform initiatives in the future, may have an adverse effect on our customers’ purchasing decisions regarding our products and services.

Global Restructuring

During fiscal year 2011 our operations were impacted by our global restructuring program. This program, announced in August 2010 (the “2011 Plan”), was designed to reduce our cost structure and streamline operations, and was initially expected to result in a reduction of approximately 700 positions. The 2011 Plan resulted in a reduction of approximately 850 positions in fiscal 2011. This program provided operating expense savings of approximately $103 million in fiscal year 2011, primarily as a result of reducing headcount and eliminating unfilled positions. Of the $103 million of savings, approximately $65 million was a result of year over year savings in selling, general and administrative expense (“SG&A”) and lower cost of sales expense, and $38 million was a result of not filling open positions. The final restructuring costs associated with the 2011 Plan were $54 million and were incurred as of June 30, 2012.

Innovation and New Products

Our business strategy relies significantly on innovation to develop and introduce new products and to differentiate our products from our competitors. Our investment expense in research and development during fiscal year 2013 was $192 million, or 5% of revenues. Looking forward, we remain committed to producing a pipeline of innovative products to continue to support our growth strategies. Our internal and external investments will be focused on initiatives that we believe will offer the greatest opportunity for growth and profitability. With a significant investment in research and development, a strong focus on innovation and a well-managed innovation process, we believe we can continue to innovate and grow. If, however, our future innovations are not successful in meeting customers’ needs or prove to be too costly versus their perceived benefit, our growth may slow.

International and Foreign Exchange

We sell our products in approximately 130 countries and manufacture our products in seven countries in North America, Europe, and Latin America. Due to the global nature of our business, our revenue and expenses are influenced by foreign exchange movements. In fiscal year 2013, approximately 16% of our sales were in currencies other than the United States dollar. Increases or decreases in the value of the United States dollar compared to other currencies will affect our reported results as we translate those currencies into United States dollars. The percentage of fiscal year 2013 sales by major currencies was as follows:

United States Dollar	84%
Euro	7%
British Pound	4%
All Other	5%

100%

Acquisitions and Divestitures

Acquisitions have historically played a role in our growth, and we have made several significant acquisitions in the last five years. Our business was formed principally through a series of acquisitions by Cardinal Health of established healthcare companies, including the acquisition in 2007 of VIASYS Healthcare Inc. (“Viasys”), a developer of respiratory care systems, and the acquisition in 2008 of the assets of Enturia, Inc. (“Enturia”), a manufacturer of skin-antiseptic products. Since our spinoff from Cardinal Health,we have taken steps to expand and refine our product offerings, including through the acquisitions and divestitures described below.

Acquisitions:

Date	Business
May 2010	Medegen, a manufacturer of clinically differentiated IV needleless access valves and administration sets, including our MaxGuard and MaxPlus products
April 2011	Vestara, a developer of technology solutions that enable the safe, efficient disposal and tracking of environmentally sensitive pharmaceutical waste
August 2011	Rowa, a German based company specializing in robotic medication storage and retrieval systems for retail and hospital pharmacies
April 2012	PHACTS, a technology and consulting company that helps hospital pharmacies better manage inventory, reduce pharmaceutical costs, and streamline operations
June 2012	UK Medical Holdings, a leading distributor of specialized medical products to the National Health Service and private healthcare sector in the United Kingdom
November 2012	Intermed, a leading respiratory technologies company based in Brazil

Divestitures:

Date	Business
October 2009	Audiology, a manufacturer and marketer of hearing diagnostic equipment
May 2010	Research Services, a clinical trial service provider to pharmaceutical firms
March 2011	OnSite Services, a surgical instrument management and repair service provider
April 2011	International Surgical Products, a distributor of medical supplies and surgical products outside the United States
July 2012	Nicolet, a manufacturer of neurodiagnostic monitoring equipment

Acquired In-Process Research and Development

During fiscal year 2010 we acquired and capitalized $45 million of in-process research and development (“IPR&D”) related to our acquisition of Medegen. The value of this IPR&D was calculated based on a discounted cash flow method, which involved a number of significant assumptions, including timing of product deployment, revenues, margin, and associated discount rates. Effective July 1, 2009, IPR&D associated with business combinations is initially recorded in the balance sheet at fair value and tested for impairment annually until it is put into service. Prior to July 1, 2009, all acquired IPR&D was expensed immediately. See note 10 to the audited consolidated financial statements.

The IPR&D associated with Medegen is related to certain products that are under development and are expected to be launched in the next one to two years. Completion of these products is subject to certain regulatory approvals and logistics surrounding manufacturing the end products cost effectively. The value of this IPR&D is reviewed for impairment annually or as changes in circumstance or the occurrence of events suggest that the remaining value may not be recoverable.

Product Quality and Recalls

Product quality, particularly in life saving and sustaining technologies, plays a critical role in our success. A quality or safety issue may result in public warning letters, product recalls or seizures, monetary sanctions, consent decrees, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant clearances or approvals or delays in granting such clearances or approvals, import detentions of products made outside the United States, restrictions on operations or withdrawal or suspension of existing approvals. Any of the foregoing events could disrupt our business and have an adverse effect on our results of operations and financial condition. In addition, recalls may negatively affect sales due to customer concerns about product quality. For the fiscal years ended June 30, 2013 and 2011, net charges related to product recalls were not material. For the fiscal year ended June 30, 2012, net charges related to product recalls were $23 million.

We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree (“amended consent decree”) to include all infusion pumps manufactured by or for CareFusion 303, Inc., our subsidiary that manufactures and sells infusion pumps in the United States. The amended consent decree does not apply to intravenous administration sets and accessories.

While we remain subject to the amended consent decree, which includes the requirements of the consent decree, we have made substantial progress in our compliance efforts. In accordance with the consent decree, we reconditioned Alaris SE pumps that had been seized by the FDA, remediated Alaris SE pumps in use by customers, and had an independent expert inspect the Alaris SE pump facilities and provide a certification to the FDA as to compliance. As result of these efforts, in January 2010, we announced that the FDA had given us permission to resume the manufacturing and marketing of our Alaris SE pumps. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we also implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert, and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we can proceed to the audit inspection phase of the amended consent decree, which includes the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may be required to pay damages of $15,000 per day per violation if we fail to comply with any provision of the amended consent decree, up to $15 million per year.

We cannot currently predict the outcome of this matter, whether additional amounts will be incurred to resolve this matter, if any, or the matter’s ultimate impact on our business. As of June 30, 2013, we do not believe that a loss is probable in connection with the amended consent decree, and accordingly, we have no reserves associated with compliance with the amended consent decree. As such, we may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree.

In response to infusion product recalls and the amended consent decree, we have made substantial investments in quality systems and quality personnel headcount over the past several years. While we believe that we have made significant improvements to our product quality and overall quality systems, further quality concerns, whether real or perceived, could adversely affect our results. Conversely, improving quality can be a competitive advantage and improve our results.

Infusion Business and Market Developments

Our consolidated results have also been affected by developments within our infusion business and the infusion market in the United States. For several months of fiscal year 2009, we placed a hold on shipping the Alaris System while we sought FDA clearance for a software correction. We received the required clearance in July 2009, and we subsequently resumed shipments. This shipping hold resulted in a negative impact on our infusion revenues in fiscal year 2009. When we released the shipping hold in July 2009, we saw higher demand, which resulted in higher revenues for fiscal year 2010.

Because of safety concerns, the FDA has increased its scrutiny of infusion pumps. During fiscal year 2011, three of our competitors recalled their infusion pumps to correct safety concerns. In addition, a fourth was ordered by the FDA to recall and destroy as many as 200,000 of its infusion pumps and to provide refunds to its customers or replace pumps at no cost. As a result, there was increased demand for infusion pumps in the United States in fiscal year 2011 and 2012, as healthcare providers sought to replace or upgrade their existing equipment. We experienced increased demand for our infusion pumps as a result, which contributed to higher infusion revenues for fiscal year 2011 and 2012. In order to successfully compete in this business environment, we temporarily discounted the pricing on our infusion pumps, in some cases up to 30% or more. In late fiscal year 2013, a competitor that recalled infusion pumps during fiscal year 2011, recalled additional infusion pumps to correct safety concerns, and it announced that it would stop selling several of its infusion pumps in the United States and seek to retire its older pump technologies from the market. As a result, we believe we may experience increased demand for our infusion pumps in the United States. In order to maximize this potential opportunity, we may again temporarily discount the pricing on our infusion pumps, particularly if our competitors offer discounted or free pumps to customers.

Income Taxes

Prior to the spinoff, our operations were included in Cardinal Health’s United States federal and state tax returns or non-United States jurisdictions tax returns. In connection with the spinoff, we and Cardinal Health entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes. The tax matters agreement generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility.

For the period July 1, 2009 through the spinoff date from Cardinal Health on August 31, 2009, our operations were included in the consolidated income tax returns of Cardinal Health, however, income taxes were calculated and provided for CareFusion on a separate return basis for fiscal year 2010. Commencing with the period beginning September 1, 2009, we began to file stand-alone income tax returns in the United States federal jurisdiction, various United States state jurisdictions and various foreign jurisdictions.

Basis of Presentation

The audited consolidated financial statements reflect the consolidated operations of CareFusion Corporation and its subsidiaries as a separate, stand-alone entity subsequent to August 31, 2009. Periods presented prior to our August 31, 2009 spinoff from Cardinal Health have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Cardinal Health. Certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the United States markets that were historically managed by us prior to the spinoff and were part of the clinical and medical products business of Cardinal Health, were retained by Cardinal Health as a result of the spinoff and are presented in these financial statements as discontinued operations. Our consolidated financial statements do not necessarily reflect what the results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during the periods prior to the spinoff from Cardinal Health.

Leading up to our spinoff from Cardinal Health, we organized our business into two reportable segments: Critical Care Technologies and Medical Technologies and Services. During the quarter ended September 30, 2011, we realigned our business into two new global operating and reportable segments, Medical Systems and Procedural Solutions, in order to reduce complexity, provide clearer governance for our investments and make it easier for our customers to do business with us. Additionally, during the quarter ended September 30, 2012, we combined our respiratory diagnostics products with the Respiratory Technologies business line within the Medical Systems segment. Our respiratory diagnostics products had previously been reported within the Procedural Solutions segment as “Other.” Financial information for all periods presented have been reclassified to reflect these changes to our operating and reportable segments.

The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilators and dedicated disposable ventilator circuits and accessories, as well as our respiratory diagnostics products. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

The Procedural Solutions segment is organized around our disposable products business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and non-dedicated disposable IV infusion administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used in respiratory therapy.

CONSOLIDATED RESULTS OF OPERATIONS

Fiscal Year Ended June 30, 2013 Compared to Fiscal Year Ended June 30, 2012

Below is a summary of comparative results of operations and a more detailed discussion of results for the fiscal years ended June 30, 2013 and 2012:

	Fiscal Year Ended June 30,
(in millions)	2013	2012	Change
Revenue	$3,550	$3,598	$(48)
Cost of Products Sold	1,700	1,794	(94)

Gross Margin	1,850	1,804	46
Selling, General and Administrative Expenses	980	1,033	(53)
Research and Development Expenses	192	164	28
Restructuring and Acquisition Integration Charges	18	33	(15)
Reserve for Expected Government Settlement	41	—	41

Operating Income	619	574	45
Interest Expense and Other, Net	76	87	(11)

Income Before Income Taxes	543	487	56
Provision for Income Taxes	154	126	28

Income from Continuing Operations	389	361	28
Discontinued Operations
Loss from the Disposal of Discontinued Businesses, Net of Tax	—	(78)	78
Income (Loss) from the Operations of Discontinued Businesses, Net of Tax	(4)	10	(14)

Loss from Discontinued Operations, Net of Tax	(4)	(68)	64
Net Income	$385	$293	$92

Revenue

The following table presents the revenue information for select business lines within each of our reportable segments for the fiscal years ended June 30, 2013 and 2012:

	Fiscal Year Ended June 30,
(in millions)	2013	2012	Change
Medical Systems
Dispensing Technologies	$993	$1,038	$(45)
Infusion Systems	916	955	(39)
Respiratory Technologies[1]	393	420	(27)
Other	27	26	1

Total Medical Systems	$2,329	$2,439	$(110)
Procedural Solutions
Infection Prevention	$594	$576	$18
Medical Specialties	344	317	27
Specialty Disposables	283	266	17

Total Procedural Solutions	$1,221	$1,159	$62
Total CareFusion	$3,550	$3,598	$(48)

[1]	Includes our respiratory diagnostics products. See note 1 to the consolidated financial statements.

Revenue in our Medical Systems segment decreased 5% to $2,329 million compared to the prior fiscal year. The decrease was primarily a result of decreased revenues in the Dispensing Technologies ($45 million), Infusion Systems ($39 million), and Respiratory Technologies ($27 million) business lines.

Revenue in the Dispensing Technologies business line decreased $45 million to $993 million, primarily due to a decrease in the volume of equipment installations in advance of a new product release. Revenue in the Infusion Systems business line decreased $39 million to $916 million, primarily due to the net impact of a decrease in the volume of pump installations offset in part by an increase in equipment pricing and in dedicated disposable volumes. Revenue in the Respiratory Technologies business line decreased $27 million to $393 million as a result of continued constraints on hospital capital spending in the current year.

Revenue in our Procedural Solutions segment increased 5% to $1,221 million compared to the prior fiscal year. The increase in Procedural Solutions revenue was due to growth in the Medical Specialties ($27 million), Infection Prevention ($18 million), and Specialty Disposables ($17 million) business lines.

Revenue in the Infection Prevention business line increased by $18 million to $594 million as a result of increased sales of skin preparation products and non-dedicated infusion disposables. Revenue in the Medical Specialties business line increased by $27 million to $344 million primarily as a result of international expansion and continued strength in pleural drainage and biopsy categories. Increased revenue in the Specialty Disposables business line of $17 million to $283 million, is primarily attributable to an increase in demand as a result of a heavier flu season during the current year and increased distribution activities for bronchial hygiene products.

Gross Margin and Cost of Products Sold

Gross margin increased 3% to $1,850 million compared to the prior fiscal year. As a percentage of revenue, gross margin was 52.1% and 50.1% for fiscal year 2013 and 2012, respectively.

The increase in gross margin was primarily the result of infusion capital pricing improvements, manufacturing savings, and lower recall charges compared to prior year. Favorable manufacturing cost reductions had a positive impact on gross margin as a percentage of revenue. Manufacturing savings resulted from: (a) cost benefits recognized through strategic sourcing of raw materials; (b) manufacturing efficiencies associated with lean transformation; and (c) reduced overhead spending.

Selling, General and Administrative and Research and Development Expenses

SG&A and Research and Development expenses decreased 2% to $1,172 million compared to the prior fiscal year. The decrease was primarily due to savings associated with restructuring activities and a reduction in the amortization of intangible assets. These decreases were partially offset by the onset of the new medical device excise tax that was implemented in fiscal year 2013 as part of the healthcare reform in the United States and the costs associated with the operations of Intermed and UK Medical.

R&D expenses increased 17% to $192 million compared to the prior fiscal year as we continue to invest in next generation platforms primarily in each of our Medical Systems business lines.

Restructuring and Acquisition Integration Charges

Restructuring and acquisition integration charges decreased $15 million to $18 million compared to the prior fiscal year. We periodically incur costs to implement smaller restructuring efforts for specific operations. These restructuring plans focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount and aligning operations in the most strategic and cost-efficient structure.

Operating Income

Operating income increased $45 million, or 8%, to $619 million compared to the prior fiscal year.

Segment profit in our Medical Systems segment increased $32 million to $471 million compared to the prior fiscal year. The 7% increase in segment profit was primarily driven by manufacturing costs savings, improved infusion capital pricing, lower recall charges compared to the prior year, and a 5% reduction in SG&A, offset by a 17% increase in R&D expenses.

Segment profit in the Procedural Solutions segment increased $54 million to $189 million compared to the prior fiscal year. The 40% increase in segment profit was primarily attributable to increased gross margin and reductions in restructuring and acquisition integration charges as compared to the prior year.

Interest Expense and Other

Interest expense and other, net decreased 13% to $76 million compared to the prior fiscal year. This decrease was primarily due to lower interest expenses associated with our senior debt.

Provision for Income Taxes

Income tax expense increased by $28 million to $154 million compared to the prior fiscal year. The effective tax rate for fiscal year 2013 was 28.3% compared to 25.9% for fiscal year 2012. The increase in the effective tax rate was primarily due to changes in our business income mix by jurisdiction and an increase in tax expense as a result of the reserve for the expected government settlement accrued during the fiscal year ended June 30, 2013, a portion of which is not deductible.

We are currently before the IRS Appeals office for the fiscal years 2003 through 2007, and we are engaged in substantive discussions with the IRS Appeals office related to our 2003 through 2005 fiscal years. During the quarter ended June 30, 2013, we and Cardinal Health entered into a closing agreement with the IRS to effectively settle the matters related to the transfer of intellectual property among our subsidiaries for fiscal years 2003 through 2005. We expect to resolve the remaining matters related to fiscal years 2003 through 2005 within the next twelve months.

During the quarter ended September 30, 2011, we commenced the tax audit for the fiscal years 2008 and 2009 and the short period July 1, 2009 through August 31, 2009 as part of Cardinal Health’s tax audit of its federal consolidated returns for fiscal years 2008 through 2010. During the quarter ended December 31, 2011, the IRS commenced the tax audit for the short period September 1, 2009 through June 30, 2010. Furthermore, during the quarter ended June 30, 2013, the IRS commenced the tax audit for fiscal year 2011.

We believe that we have provided adequate contingent tax reserves for these matters. However, if upon the conclusion of these audits, the ultimate determination of taxes owed is for an amount that is materially different than our current reserves, our overall tax expense and effective tax rate may be materially impacted in the period of adjustment.

For additional detail regarding the provision for income taxes, see note 12 to the consolidated financial statements.

Loss from Discontinued Operations, Net of Tax

Loss from discontinued operations, net of tax totaled $4 million for fiscal year 2013 compared to loss from discontinued operations of $68 million for fiscal year 2012. The change is a result of a loss from the disposal of the Nicolet business, which we classified as discontinued operations during fiscal year 2012 and divested in July 2012.

On July 1, 2012 we completed the sale of the Nicolet business, resulting in an additional $4 million loss recorded in discontinued operations, primarily related to the tax impact from the sale.

See note 2 to the consolidated financial statements for further information related to these discontinued operations.

Fiscal Year Ended June 30, 2012 Compared to Fiscal Year Ended June 30, 2011

Below is a summary of comparative results of operations and a more detailed discussion of results for the fiscal years ended June 30, 2012 and 2011:

	Fiscal Year Ended June 30,
(in millions)	2012	2011	Change
Revenue	$3,598	$3,440	$158
Cost of Products Sold	1,794	1,672	122

Gross Margin	1,804	1,768	36
Selling, General and Administrative Expenses	1,033	1,067	(34)
Research and Development Expenses	164	146	18
Restructuring and Acquisition Integration Charges	33	64	(31)
Gain on the Sale of Assets	—	(13)	13

Operating Income	574	504	70
Interest Expense and Other, Net	87	79	8

Income Before Income Taxes	487	425	62
Provision for Income Taxes	126	126	—

Income from Continuing Operations	361	299	62
Discontinued Operations
Loss from the Disposal of Discontinued Businesses, Net of Tax	(78)	(45)	(33)
Income (Loss) from the Operations of Discontinued Businesses, Net of Tax	10	(5)	15

Loss from Discontinued Operations, Net of Tax	(68)	(50)	(18)
Net Income	$293	$249	$44

Revenue

The following table presents the revenue information for select business lines within each of our reportable segments for the fiscal years ended June 30, 2012 and 2011:

	Fiscal Year Ended June 30,
(in millions)	2012	2011	Change
Medical Systems
Dispensing Technologies	$1,038	$910	$128
Infusion Systems	955	889	66
Respiratory Technologies[1]	420	391	29
Other	26	24	2

Total Medical Systems	$2,439	$2,214	$225
Procedural Solutions[2]
Infection Prevention	$576	$568	$8
Medical Specialties	317	322	(5)
Specialty Disposables	266	304	(38)
Other[3]	—	32	(32)

Total Procedural Solutions	$1,159	$1,226	$(67)
Total CareFusion	$3,598	$3,440	$158

[1]	Includes the respiratory diagnostics product line. See note 1 to the consolidated financial statements.
[2]	Reflects the impact of businesses reclassified to discontinued operations. See note 2 to the consolidated financial statements.
[3]	Reflects the impact of the divestiture of OnSite Services which was historically part of our Procedural Solutions segment.

Revenue in our Medical Systems segment increased 10% to $2,439 million compared to the prior fiscal year. Revenue increased largely as a result of increased sales of $128 million and $66 million for our Dispensing Technologies and Infusion Systems business lines, respectively.

Revenue in our Dispensing Technologies business line increased $128 million primarily as a result of new business from competitive displacements, increased renewals and upgrades from existing customers, and the year over year impact of our acquisition of Rowa ($79 million).

Revenue in our Infusion Systems business line increased $66 million as a result of organic business growth in both capital and dedicated disposable products and continued sales growth and demand for our infusion pumps.

Revenue in our Procedural Solutions segment decreased by 5% to $1,159 million compared to the prior fiscal year. The revenue decrease is primarily attributable to decreased revenues from the Specialty Disposables business line ($38 million) and the impact of the sale of the Onsite Services business, which had $32 million in sales in the prior year. These decreases were partially offset by year over year growth in our Infection Prevention business line ($8 million).

Gross Margin and Cost of Products Sold

Gross margin increased 2% to $1,804 million compared to the prior fiscal year. As a percentage of revenue, gross margin was 50.1% and 51.4% for fiscal year 2012 and 2011, respectively.

The overall increase in gross margin was primarily the result of higher sales associated with our Infusion Systems and Dispensing Technologies business lines. Margin as a percentage of revenue decreased primarily as a result of temporarily discounting the pricing on our infusion pumps. During fiscal 2012, a large infusion pump manufacturer was required to remove one of its product lines from the market in connection with a FDA recall. In order to successfully compete in this business environment, we temporarily discounted the pricing on our infusion pumps, in some cases up to 30% or more.

Selling, General and Administrative and Research and Development Expenses

SG&A and Research and Development expenses decreased 1% to $1,197 million compared to the prior fiscal year. The decrease was primarily due to a decrease in SG&A expenses ($34 million) primarily related to lower one-time costs associated with our spinoff from Cardinal Health incurred in fiscal year 2012 compared to costs incurred in the prior fiscal year ($47 million), and partially offset by an increase in Research and Development expenses ($18 million).

Restructuring and Acquisition Integration Charges

Restructuring and acquisition integration charges decreased $31 million to $33 million compared to the prior fiscal year primarily due to lower restructuring costs associated with the 2011 Plan ($38 million).

Operating Income

Segment profit in our Medical Systems segment increased $72 million to $439 million compared to the prior fiscal year. The 20% increase in segment profit was primarily driven by higher revenue in our Infusion Systems and Dispensing Technologies business lines.

Segment profit in our Procedural Solutions segment increased $11 million to $135 million compared to the prior fiscal year. The increase was primarily due a decrease in SG&A expenses ($36 million).

Interest Expense and Other

Interest expense and other, net increased 10% to $87 million compared to the prior fiscal year. This increase was primarily related to the impact of foreign currency exchange ($8 million).

Provision for Income Taxes

Income tax expense remained flat at $126 million compared to the prior fiscal year. The effective tax rate for fiscal year 2012 was 25.9% compared to 29.9% for fiscal year 2011. The decrease in the effective tax rate was primarily due to a decrease in discrete tax expense in fiscal year 2012 compared to the prior fiscal year as well as the change in income mix by jurisdiction.

For additional detail regarding the provision for income taxes, see note 12 to the consolidated financial statements.

Loss from Discontinued Operations, Net of Tax

Loss from discontinued operations, net of tax totaled $68 million for fiscal year 2012 compared to loss from discontinued operations of $50 million for fiscal year 2011. The increase is a result of a loss from the disposal of the Nicolet business, which we classified as discontinued operations during fiscal year 2012 and divested in July 2012. Additionally, included in discontinued operations in the prior year are results from the International Surgical Products business, which was sold on April 1, 2011.

See note 2 to the consolidated financial statements for further information related to these discontinued operations.

Liquidity and Capital Resources

Overview

Historically, we have generated, and expect to continue to generate, positive cash flow from operations. Cash flows from operations primarily represent inflows from net income (adjusted for depreciation and other non-cash items) and outflows from investment in sales-type leases entered into, as we sell and install dispensing equipment, and other increases in working capital needed to grow the business. Cash flows from investing activities represent our investment in intellectual property and capital equipment required to grow our business, as well as acquisitions. Cash flows from financing activities primarily represent net proceeds from debt issuance, settlement of long-term borrowings, and outflows related to the share repurchase program, as discussed below.

Our cash balance at June 30, 2013 was $1,798 million. Of this balance, $1,324 million is held outside of the United States and is denominated in United States dollars as well as other currencies. In August 2012, we used $250 million of our cash balances to repay upon maturity $250 million of our outstanding senior notes. In March 2013, we issued $300 million aggregate principal amount of senior notes and received net proceeds of approximately $298 million. We believe that our current domestic cash flow from operations and domestic cash balances are sufficient to meet domestic operating needs. It is our intention to indefinitely reinvest all current and future foreign earnings in order to ensure sufficient working capital and expand existing operations outside the United States.

Additionally, we intend to fund foreign acquisitions primarily through the use of unrepatriated cash held by foreign subsidiaries. However, should our domestic cash needs exceed our current or future domestic cash flows, we could repatriate foreign cash or utilize our senior unsecured revolving credit facility, both of which would result in increased expense.

We believe that our future cash from operations together with our access to funds available under our senior unsecured revolving credit facility and the capital markets will provide adequate resources to fund both short-term and long-term operating requirements, capital expenditures, acquisitions and new business development activities.

In February 2012, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $500 million of our common stock through open market and private transactions. This share repurchase program was completed in June 2013. Under this program, we repurchased a total of 11.4 million shares of our common stock for an aggregate of $400 million (excluding commissions and fees) during the fiscal year ended June 30, 2013 and a total of 15.3 million shares of our common stock for an aggregate of $500 million (excluding commissions and fees) as of June 30, 2013. In August 2013, we announced that our Board of Directors had approved a new share repurchase program authorizing the repurchase of up to $750 million of our common stock. Under this program, we are authorized to repurchase our shares in open market and private transactions through December 2015. We expect to manage the pace of repurchases under this program based on market conditions and other relevant factors, and we currently intend to complete approximately $500 million of repurchases authorized by this program in fiscal 2014.

Sources and Uses of Cash

The following table summarizes our consolidated statements of cash flows from continuing operations for the fiscal years ended June 30, 2013, 2012, and 2011:

	Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Cash Flow Provided by/(Used in)
Operating Activities	$613	$648	$332
Investing Activities	$(171)	$(238)	$(18)
Financing Activities	$(299)	$(99)	$34

Fiscal Years Ended June 30, 2013 and June 30, 2012

Net operating cash flow from continuing operations decreased $35 million to $613 million for the year ended June 30, 2013 compared to the prior year. The decrease is primarily associated with trade receivables, which contributed a year-over-year reduction in cash flow of $80 million. This decrease is attributable to stabilization achieved during fiscal year 2013 in the accounts receivable portfolio as compared to the fiscal year 2012 domestic and international collection efforts. Additionally, a decrease in cash flows within operating assets and liabilities, including accounts payable, and other accrued liabilities and other operating items resulted in a cash flow decrease of $19 million. These decreases in cash flow were offset by an increase in income from continuing operations, adjusted for the impact of non-cash items, of $7 million, and an increase in cash flow resulting from changes in inventories and sales-type leases of $57 million.

Net cash used in continuing operations from investing activities decreased $67 million for the year ended June 30, 2013 compared to the prior year primarily due to a decrease in amounts paid for acquisitions of $122 million offset by a decrease in amounts received for divestitures of $59 million. Further, activities associated with long-lived asset investments resulted in a decrease in cash outflows of $4 million.

Net cash used in continuing operations from financing activities increased $200 million for the year ended June 30, 2013 compared to the prior year. This increase is largely due to the share repurchase program, which increased to $400 million, compared to $100 million of repurchase activities during fiscal year 2012. Additionally, there was an increase in cash used in the repayment of senior notes ($250 million) upon maturity in August 2012. These increases in cash used were offset by receipt of net proceeds from the March 2013 issuance of senior notes ($298 million) and an increase in proceeds from stock option exercises, net of shares withheld for tax purposes ($61 million) as compared to the prior year.

Fiscal Years Ended June 30, 2012 and June 30, 2011

Net operating cash flow from continuing operations increased $316 million to $648 million for the year ended June 30, 2012 compared to the prior year. The increase is primarily due to the impact of cash inflows associated with trade receivables of $229 million, which is attributable to improved collections as a result of system stabilization gained post-implementation and increased focus on collections from customers in Europe. An increase in income from continuing operations of $62 million also impacted the increase in operating cash flow at June 30, 2012. Additionally, activities within operating assets and liabilities, including inventories, accounts payable, sales-type leases, other accrued liabilities and other operating items, contributed to an increase in cash flow of $48 million from the prior year. These increases in cash flow were offset by decreases in cash flow from the impact of non-cash items of $23 million.

Net cash used in continuing operations from investing activities increased $220 million for the year ended June 30, 2012 compared to the prior year primarily due to an increase in amounts paid for acquisitions of $171 million and a decrease in amounts received for divestitures of $85 million. During the year ended June 30, 2012, we completed the acquisitions of Rowa, PHACTS and UK Medical Holdings. The increase in cash paid for acquisitions was offset by a decrease in cash outflows associated with long-lived asset investment activities of $36 million.

Net cash used in continuing operations from financing activities increased $133 million for the year ended June 30, 2012 compared to the prior year. This increase is largely due to initiation of the share repurchase program, which resulted in an increase in cash outflow of $100 million compared to the prior year. Further, net cash transferred through discontinued operations resulted in a decrease of $24 million compared to prior years’ discontinued operation activities. The remaining decrease of $9 million is the result of other financing activities.

Capital Resources

Senior Unsecured Notes.    In July 2009, we sold $1.4 billion aggregate principal amount of senior unsecured notes and received net proceeds of $1.374 billion (the “July 2009 Notes”). In August 2012, we used $250 million in cash to repay upon maturity the $250 million aggregate principal amount of 4.125% senior notes due 2012. In March 2013, we issued $300 million aggregate principal amount of senior notes due 2023 and received net proceeds of approximately $298 million (the “March 2013 Notes”). Accordingly, we have $1.45 billion of senior notes outstanding, as follows:

•	$450 million aggregate principal amount of 5.125% senior notes due 2014;
•	$700 million aggregate principal amount of 6.375% senior notes due 2019; and
•	$300 million aggregate principal amount of 3.300% senior notes due 2023.

The indenture for the senior notes limits our ability to incur certain secured debt and enter into certain sale and leaseback transactions. In accordance with the indenture, we may redeem the senior notes prior to maturity at a price that would equal or exceed the outstanding principal balance, as defined. In addition, if we undergo a change of control and experience a below investment grade rating event, we may be required to repurchase all of the senior notes at a purchase price equal to 101% of the principal balance plus any accrued and unpaid interest.

In connection with the issuance of the July 2009 Notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed to file a registration statement with the SEC to conduct an exchange offer for the notes. In accordance with the registration rights agreement, we filed a Form S-4 with the SEC and conducted an exchange offer for the July 2009 Notes, which we completed on February 4, 2010. The purpose of the exchange offer was to allow the holders of the July 2009 Notes, which were issued in a private placement transaction and were subject to transfer restrictions, to exchange their notes for new notes that did not have these restrictions and are registered under the Securities Act. All of the outstanding July 2009 Notes were exchanged in the exchange offer. In connection with the issuance of the March 2013 Notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed to file a registration statement with the SEC to conduct an exchange offer for the notes. Under this registration rights agreement, we have until March 11, 2014 to file a registration statement with the SEC for the March 2013 Notes.

Revolving Credit Facility.    In July 2011, we entered into a five-year senior unsecured revolving credit facility with an aggregate available principal amount of $550 million. Effective as of December 10, 2012, we increased the aggregate commitments available under the credit facility from $550 million to $750 million, pursuant to the exercise of the accordion feature under the credit facility. At June 30, 2013, we had no amounts outstanding under the credit facility.

The credit facility matures on July 6, 2016. Borrowings under the credit facility bear interest at a rate per annum based upon the British Bankers Association LIBOR Rate or the alternate base rate, in each case plus an applicable margin, which varies based upon CareFusion’s debt ratings. The credit facility also requires us to pay a quarterly commitment fee to the lenders under the credit facility on the amount of the lender’s unused commitments thereunder based upon CareFusion’s debt ratings.

The credit facility contains several customary covenants including, but not limited to, limitations on liens, subsidiary indebtedness, dispositions, and transactions with affiliates. In addition, the credit facility contains financial covenants requiring us to maintain a consolidated leverage ratio of no more than 3.50:1.00 as of the end of any period of four fiscal quarters, and a consolidated interest coverage ratio of at least 3.50:1.00 as of the end of any period of four fiscal quarters. The credit facility is subject to customary events of default, including, but not limited to, non-payment of principal or other amounts when due, breach of covenants, inaccuracy of representations and warranties, cross-default to other material indebtedness, certain ERISA-related events, certain voluntary and involuntary bankruptcy events, and change of control.

Dividends

We currently intend to retain any earnings to finance research and development, acquisitions and the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, we use our excess cash to fund our share repurchase program. The declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, should we pay any dividend in the future, there can be no assurance that we will continue to pay such dividends.

Contractual Obligations

As of June 30, 2013, our contractual obligations, including estimated payments due by fiscal year, are as follows:

	Payments Due by Fiscal Year
(in millions)	2014	2015-2016	2017-2018	Thereafter	Total
Long-Term Debt[1]	$2	$454	$2	$1,003	$1,461
Other Long-Term Liabilities[2]	69	36	14	1	120
Interest on Long-Term Debt[3]	78	111	109	95	393
Operating Leases[4]	35	52	27	20	134
Purchase Obligations[5]	292	24	3	9	328

Total Financial Obligations	$476	$677	$155	$1,128	$2,436

[1]

Represents maturities of our long-term debt obligations, excluding capital lease obligations described below, as described in note 11 to the consolidated financial statements. Amounts are presented gross of debt issuance discounts of $15 million at June 30, 2013.

[2]

Represents cash outflows by period for certain of our long-term liabilities in which cash outflows could be reasonably estimated. Certain long-term liabilities, such as unrecognized tax benefits of $265 million and deferred taxes of $638 million, tax associated accruals of $102 million, deferred compensation obligations of

$19 million and other long-term liabilities of $56 million, have been excluded from the table above because of the inherent uncertainty of the underlying tax positions or because of the inability to reasonably estimate the timing of any cash outflow. See note 12 to the consolidated financial statements for additional information.
[3]	Interest obligation is calculated based on each outstanding debt stated or coupon rate, or existing variable rate as of June 30, 2013, as applicable.
[4]

Represents minimum rental payments and the related estimated future interest payments for operating leases having initial or remaining non-cancelable lease terms as described in note 13 to the consolidated financial statements.

[5]

Purchase obligations are defined as an agreement to purchase goods or services that is enforceable and legally binding and specifying all significant terms, including the following: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and approximate timing of the transaction. The purchase obligation amounts disclosed above represent estimates of the maximum for which we are obligated and the time period in which cash outflows will occur. Purchase orders and authorizations to purchase that involve no firm commitment from either party are excluded from the above table. In addition, contracts that can be unilaterally cancelled with no termination fee or with proper notice are excluded from our total purchase obligations except for the amount of the termination fee or the minimum amount of goods that must be purchased during the requisite notice period.

In addition to the contractual obligations set forth above, we expect that we will make payments to the IRS related to ongoing appeals of prior tax years under audit. We are currently before the IRS Appeals office for fiscal years 2003 through 2007. In addition, we have commenced federal income tax audits for fiscal years 2008 through 2011. We believe that we have provided adequate reserves for these matters. However, if upon the conclusion of these audits, the ultimate determination of taxes owed is for an amount that is materially different than our current reserves, our overall tax expense and effective tax rate may be materially impacted in the period of adjustment. Further, even if we are adequately reserved for these matters, final settlement would require us to make a cash payment to the IRS, which could be material. If we determine to repatriate foreign cash or utilize our revolving credit facility to fund the payment to the IRS, it may result in increased costs. See note 12 to the consolidated financial statements for further information.

Off-Balance Sheet Arrangements

At June 30, 2013, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Sensitive Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our audited consolidated financial statements, which have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The preparation of these audited consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Critical accounting policies are those accounting policies that can have a significant effect on the presentation of our financial condition and results of operations, and require use of complex and subjective estimates based upon past experience, trends, and management’s judgment. We evaluate our estimates and judgments on an ongoing basis and believe our estimates to be reasonable. Other companies applying reasonable judgment to the same facts and circumstances could develop different estimates. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing our audited consolidated financial statements that management believes are the most dependent on the application of estimates and assumptions. For additional accounting policies, see note 1 to the consolidated financial statements.

Revenue Recognition

We generate revenue through the sale and lease of equipment, software, services, medical products, supplies, and the income associated with the financing of our equipment leases. We recognize revenue when:

•	persuasive evidence of an arrangement exists;
•	product delivery has occurred or the services have been rendered;
•	the price is fixed or determinable; and
•	collectability is reasonably assured.

The timing of revenue recognition and the amount of revenue actually recognized in each case depends on a variety of factors, including the specific terms of each arrangement and the nature of our obligations. Determination of the appropriate amount of revenue recognized may involve subjective or complex judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. The significant judgments and uncertainties that are sufficiently sensitive and could result in material differences under other assumptions and conditions are those described below.

Evaluation of the Significance of Embedded Software

We sell and lease products with embedded software. We regularly review these products to determine whether embedded software is more than incidental to the product as a whole. If the embedded software is more than incidental to the product as a whole, the product is classified as a software product unless it is determined that the tangible elements and software elements of the product work together to deliver the essential functionality of the product as a whole.

We consider the following characteristics to be indicators that embedded software is more than incidental to the product as whole:

•	software is a significant focus of the marketing effort or the software application is sold separately;
•	significant internally developed software costs have been incurred; and
•	if we provide telephone support, bug-fixes, and/or unspecified upgrades specific to the embedded software.

The evaluation process is often complex and subject to significant judgment as the products exhibit varying degrees of the indicators identified above, such as:

•

certain products are marketed as systems or solutions wherein it is implied, but not explicitly stated within marketing and sales collateral, that embedded software provides the basis for significant functionalities identified within the marketing efforts;

•	internal software development costs are incurred during the product development process;
•

separately priced extended warranty services provide post-installation support relative to repair parts and services and also include telephone support and bug-fixes for the software embedded within the products; and

•	we are required by law to provide medical safety related bug-fixes for products with embedded software elements.

In evaluating whether the tangible elements and software elements of the product together deliver the essential functionality of the product as a whole, we consider the following factors:

•	the frequency with which tangible elements are sold separately from the software elements; and
•	whether the non-software elements substantively contribute to the essential functionality of the product.

Although we believe the software embedded within our infusion products, when sold with safety software, patient identification products, and certain diagnostic equipment is more than incidental to the product as a whole, the tangible elements and software elements work together to deliver the essential functionality of these products as a whole and therefore these products are not classified as software. We have determined the embedded software within our other products, primarily our dispensing and respiratory products, is incidental to the products as a whole. Those products are therefore not classified as software.

Generally, we classify our stand alone software application sales and any related post contract support related to these sales as software.

Revenue Recognition for Leases

We evaluate our lease transactions to determine the classification of the leases against the following criteria:

•	The lease transfers ownership of the property to the lessee by the end of the lease term;
•	There is a bargain purchase option;
•	The lease term is equal to or greater than 75% of the economic life of the equipment; or
•	The present value of the minimum lease payments are equal to or greater than 90% of the fair market value of the equipment at the inception of the lease.

If a lease meets at least one of the criteria above and collectability of the minimum lease payments is reasonably predictable and there are no important uncertainties surrounding the amount of unreimbursable costs yet to be incurred under the lease, the lease is classified as a sales-type lease. All other leases are classified as operating leases.

The economic life of our leased products is the estimated remaining period during which the capital equipment products are expected to be economically usable by one or more users, with normal repairs and maintenance, for the purpose for which they were intended at the lease inception, without limitation by the lease term. The value of our products is driven principally by their technological features and is subject to obsolescence due to advancements in technological features of next generation models. We consider the economic life of our technology-dependent capital equipment products to be five years based on the anticipated future technological advances of our products or that of our competitors. Additionally, five years represents the most frequent contractual lease term for our technology-dependent principal products and virtually none of our leases are for original terms longer than five years. Our product configurations are customized for each customer’s specific specifications, and there is no significant after-market for our used equipment and the equipment is not re-leased upon return. Upon return of the leased products, they are broken down and certain parts are reclaimed, but most of the parts are scrapped or discarded. Thus, we believe five years is representative of the period during which the technology-dependent products are expected to be economically usable at the inception of the lease. Residual values, if any, are established at lease inception using estimates of the fair value of reclaimable component parts of the products at the end of the lease term.

We are required to estimate the fair value of our leased products for the purposes of lease classification and determination of the interest rate implicit in the lease. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 840, Leases (“ASC 840”), we define the fair value of a leased product at lease inception as its normal selling price, reflecting any volume or trade discounts that may apply. We estimate the fair value of our leased products on a quarterly basis based upon transacted cash sales prices during the preceding twelve month period. Our products are sold as part of customized systems to a diverse range of customers, many of which are affiliated with a GPO or IDN. Customers within each GPO or IDN affiliation have unique purchasing behaviors and characteristics. As a result of such diversity, there is a wide range of negotiated cash selling prices for our products. Consequently, our customers are grouped in customer classes and a best estimate of fair value is developed for each product specific to each customer class. Because our products are sold at a wide range of cash selling prices, we stratify our cash selling transactions based on product configuration and customer class, as discussed further below. Once we stratify our cash selling transactions, we calculate the weighted average selling price of each configured product using the interquartile range methodology. This statistical methodology is used to remove outliers from the population of normal cash selling prices, which narrows the range of selling prices within each stratified customer class. The resulting weighted average selling price is the single point estimate of fair value that we use as the normal selling price under ASC 840. Based on this fair value estimate, we determine the implicit interest rate for each product subject to a sales-type lease arrangement. The implicit interest rate is the rate that causes the fair value of the product to equal the present value of the minimum lease payments and the present value of the product’s residual value. The interest rate implicit to the lease is then used to determine the amount of revenue recognized at the inception of the lease and the revenue recognized over the life of the lease.

Estimating the fair value of our leased products can be subjective and thus subject to significant judgment. We offer our customers many types of dispensing products, each of which is generally customizable in 5-15 unique configurations. Our customers have the option of purchasing these products for cash or through a lease, with prices that can vary significantly based on their GPO or IDN affiliation. Accordingly, in order to estimate the fair value of our leased products, we stratify our cash selling transactions to narrow the range of transacted sales prices for a leased product based on product configuration and customer class. We believe that using these characteristics to narrow the range of cash selling prices to determine a single point estimate of fair value for each product, specific to each customer class, is appropriate because these characteristics are the primary drivers of the variability in our cash sales pricing:

•

Product configuration — We believe that stratifying our products based on product configuration is appropriate because our products can be customized into numerous configurations based on customer specifications. Our dispensing systems are highly configurable and custom designed for each customer based on size, site-specific needs and cost constraints.

•

Customer class — We stratify our cash selling prices of similar product configurations by similar classes of customers based upon GPO or IDN affiliation. We believe the characteristics of the GPO or IDN, including size, historical and expected purchasing volume, pre-negotiated trade discounts, and preferred provider relationship, is an appropriate basis to stratify transacted cash selling prices to establish the normal selling price reflective of any normal volume or trade discounts for that product configuration.

Approximately 15-25% of our lease transactions in a given year do not have corresponding cash selling transactions for the same product configuration and customer class. Therefore, for these transactions, the estimated fair value is determined by: (1) reviewing the estimated fair value of the same product line with the closest similar configuration sold to the same customer class and adjusting this fair value by the expected pricing impact of the difference in product configuration; or (2) reviewing the estimated fair value of the same product configuration sold to a different customer class and adjusting this fair value by the expected pricing impact of the difference in customer class.

We expect to experience variability in our fair value estimates for our dispensing products from period to period. Our single point estimate of fair value is calculated based on the weighted average selling price for a product within each stratified customer class. Consequently, period to period variability of such estimate may be caused by changes in the number and size of cash transactions for a particular product or group of products, as well as external factors such as changes in the competitive pricing environment and changes in the GPO or IDN landscape, which can impact our cash sales transactions and thus our calculated estimates of fair value. In addition, as our dispensing products progress through their life cycles and new products are introduced, we may sell fewer existing products or sell existing products at reduced prices, which can impact the cash transaction prices used to estimate the fair value of such products.

Multiple Element Arrangements

The majority of our transactions qualify as multiple element arrangements. We use the relative selling price method to allocate contract proceeds to non-software products, which are then individually recognized to revenue. The selling price used for each deliverable is based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or management’s estimated selling price if neither vendor-specific objective evidence or third-party evidence is available.

The determination of vendor-specific objective evidence associated with our products and services is generally based on historical evidence of sales of the same product in stand-alone transactions and the contract renewal prices for post-contract support and separately priced extended warranty services. The determination of third-party evidence is generally based on market data on sales of similar products and services, if available; however in most cases we and our competitors execute large multiple element arrangements which reduces our ability to determine the prices for individual products and services. Management’s best estimate of selling price is developed consistent with the price at which we would transact if the deliverable were sold by us regularly on a stand-alone basis. In determining estimated selling price, we generally consider the following: stand alone sales prices, established price lists, costs to produce, profit margins for similar products, market conditions, and customer stratification.

For software and software related products, we use the relative fair value method to allocate contract proceeds to each unit of accounting; whereby the evidence used in the determination of fair value estimates are based solely on vendor-specific objective evidence. To the extent that vendor specific objective evidence does not exist for delivered elements of the transaction, we apply the residual method.

Different conclusions as to selling price estimates may significantly affect the timing and amount of revenue recognition, the classification of leasing transactions, and the classification of revenue as product, service, rental or other income. It is impossible to determine the effects of potential different conclusions as they relate to selling price estimates for components of our multiple element arrangements.

Business Combinations

Assumptions and estimates are used to determine the fair value of assets acquired and liabilities assumed in a business combination. A significant portion of the purchase price in many of our acquisitions is assigned to intangible assets, which requires management to use significant judgment in determining fair value. Current and future amortization expense for such intangibles is affected by purchase price allocations and by the assessment of estimated useful lives of such intangibles, excluding goodwill. We believe the assets recorded and the useful lives established are appropriate based upon current facts and circumstances.

In conjunction with the review of a transaction, the status of the acquired company’s research and development projects is assessed to determine the existence of IPR&D. In connection with certain acquisitions, we are required to estimate the fair value of acquired IPR&D, which requires selecting an appropriate discount rate and estimating future cash flows for each project. Management also assesses the current status of development, nature and timing of efforts to complete such development, uncertainties and other factors when estimating the fair value. Costs are not assigned to IPR&D unless future development is probable. IPR&D is recorded as an unamortized intangible asset until the underlying products are either completed and put into service, which would require commencing amortization over the estimated product life, or determining the products will not complete development, which would require impairing the portion of IPR&D associated with that product. Until either determination is made, IPR&D is subject to periodic impairment review, with impairments, if any, expensed to our consolidated statement of income. During fiscal year 2010, we completed the acquisition of Medegen, which resulted in approximately $45 million of IPR&D associated with new products under development being recorded as an intangible asset. The timing and recognition of both the in service date for these products as well as the potential of impairment involves significant judgment.

Goodwill and Other Intangibles

Goodwill is the excess of the purchase price of an acquired business over the amounts assigned to assets and liabilities assumed in the business combination. Purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually in the fourth quarter of each fiscal year, or more frequently if certain indicators are present or changes in circumstances suggest impairment exists. Intangible assets with finite lives are amortized over their useful lives.

We conduct our goodwill impairment testing at the reporting unit level which is comprised of our Medical Systems and Procedural Solutions operating segments, as the business lines comprising each of the operating segments service a common group of customers, offer complementary products, and share a common strategy.

In conducting the annual impairment test of our goodwill and indefinite-lived intangible assets, an optional qualitative assessment may be performed. If the results of this qualitative assessment indicate that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is not less than its carrying amount, then no further quantitative testing is required. Otherwise, the calculated fair value of a reporting unit or indefinite-lived intangible asset is compared to its carrying amount, including goodwill by performing the quantitative impairment test. If the fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the fair value, further analysis is performed to assess impairment. There are no active or inactive markets for our reporting units or indefinite-lived intangible assets to derive approximate fair values, and accordingly, the valuation process is similar to the valuation of a closely-held company or acquired indefinite-lived intangible asset and considers valuation methods that are income-based and market-based. Our income-based approach is a discounted cash flow method which utilizes an estimated discount rate to the projected after-tax cash flows for the reporting unit or indefinite-lived intangible asset. Our market-based approach utilizes an estimated market-based multiple to the reporting units’ estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The results of the income-based and market-based approaches are equally weighted to arrive at the total estimated fair value for each reporting unit for the purposes of our annual goodwill impairment testing. Based on our annual impairment test as of the fourth quarter of the fiscal year, we did not record any goodwill or other indefinite-lived intangible asset impairments.

The application of valuation methods requires significant judgment regarding appropriate inputs and assumptions and results in our best estimate of the fair value of an operating segment. As with any estimate, inputs and assumptions can be subject to varying degrees of uncertainty. Informed market participants can differ in their perception of value for a reporting unit. It is possible that one of our operating segments could experience goodwill impairment in the future.

Restructuring and Acquisition Integration Charges

We separately identify restructuring and acquisition integration charges in SG&A expenses. A restructuring activity is a program whereby we fundamentally change our operations such as closing facilities, moving a product to another location or outsourcing the production of a product. Restructuring activities may also involve substantial re-alignment of the management structure of a business line in response to changing market conditions.

Acquisition integration charges are activities and costs to integrate acquired companies into the operations of our existing activities, including such functions as selling, manufacturing, information systems, and corporate related functions.

The majority of the charges related to restructuring and acquisition integration can be classified in one of the following categories: employee-related costs, exit costs (including lease termination costs), asset impairments, and other integration costs. Employee-related costs include severance and termination benefits. Lease termination costs include lease cancellation fees, forfeited deposits and remaining payments due under existing lease agreements less estimated sublease income. Other facility exit costs include costs to move equipment or inventory out of a facility as well as other costs incurred to shut down a facility. Asset impairment costs include the reduction in value of our assets as a result of the integration or restructuring activities.

See note 5 to the consolidated financial statements for additional information.

Provision for Income Taxes

Prior to August 31, 2009, our income taxes as presented are calculated on a separate tax return basis, although our operations were historically included in Cardinal Health’s United States federal and state tax returns or non-United States jurisdictions tax returns. Cardinal Health’s global tax model was developed based on its entire portfolio of businesses. Accordingly, our tax results for periods prior to August 31, 2009 are not necessarily reflective of the results that we would have generated on a stand-alone basis.

Our income tax expense, deferred tax assets and liabilities and measurement of uncertain tax positions reflect management’s assessment of estimated future taxes to be paid on items in the consolidated financial statements.

The proper treatment of various tax issues, including transfer pricing, are subjective determinations that depend on the specific facts and circumstances at issue. To estimate contingent tax reserves, management first concludes whether our positions are more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes. The reserve is then determined by evaluating and weighing the technical merits of alternative methodologies against each other and concluding on the positions that provide the largest amount of tax benefit that is more likely than not of being realized upon ultimate resolution. To the extent there are any administrative or case law developments that provide additional evidence in favor or against the valuation methodologies utilized, the contingent tax reserve will be adjusted in the period that such developments occur.

Loss Contingencies

We accrue for contingencies related to litigation and other claims arising out of our business based on degree of probability and range of possible loss. An estimated loss contingency is accrued in the consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because these claims are often inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. We regularly review contingencies to determine the adequacy of the accruals and related disclosures. The amount of ultimate loss may differ from these estimates.

Share-Based Compensation

We maintain a stock incentive plan that provides for awards of non-qualified and incentive stock options, restricted stock, restricted stock units and performance stock units for the benefit of certain of our officers, directors and employees. At the time of the spinoff, Cardinal Health converted or adjusted outstanding stock options, restricted stock and restricted stock units (collectively, “share-based awards”) with respect to Cardinal Health common shares held by Cardinal Health and CareFusion employees. The manner of conversion for each employee was determined based on the date of the original share-based award and the employment status of the employee at the spinoff date of August 31, 2009.

We are responsible for fulfilling all share-based awards related to our common stock, and Cardinal Health is responsible for fulfilling all share-based awards related to Cardinal Health common shares, regardless of whether the employee holding the share-based award is an employee of the company or Cardinal Health. We record share-based compensation expense for the share-based awards with the offsetting impact recorded to “Additional Paid-In Capital” in our consolidated balance sheets. The fair value of stock options granted by the company during the fiscal years ended June 30, 2013, 2012, and 2011 was valued utilizing a Black-Scholes-Merton valuation model. In addition, for performance stock units granted during fiscal year 2011, which are subject to performance goals based on market conditions associated with stock price appreciation, we estimate fair value by utilizing a Monte Carlo valuation model.

Our estimate of fair value depends on a complex process that requires the estimation of future uncertain events. These events, estimates of which are entered within the valuation model include, but are not limited to, stock price volatility, the expected life, expected dividend yield and forfeiture rates. Once fair values are determined, current accounting practices do not permit them to be changed, even if the estimates used in the valuation model are different from actual results. We are required to compare our estimated share-based forfeiture rates to actual forfeiture rates and record any adjustments as necessary. See note 18 to the consolidated financial statements for additional information regarding share-based compensation including the valuation process.

New Accounting Pronouncements

See note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for a description of recently issued accounting pronouncements, including the expected dates of adoption and estimated effects on our results of operations, financial positions and cash flows.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, our operations are exposed to risks associated with changes in interest rates and foreign exchange rates. We seek to manage these risks using hedging strategies that involve the use of derivative instruments. We do not enter into any derivative agreements for trading or speculative purposes.

While we believe we have designed an effective risk management program, there are inherent limitations in our ability to forecast our exposures, and therefore, we cannot guarantee that our programs will completely mitigate all risks associated with unfavorable movement in either foreign exchange rates or interest rates.

Additionally, the timing of the recognition of gains and losses related to derivative instruments can be different from the recognition of the underlying economic exposure. This may impact our consolidated operating results and financial position.

Interest Rate Risk

Interest income and expense on variable-rate instruments are sensitive to fluctuations in interest rates across the world. Changes in interest rates primarily affect the interest earned on our cash and cash equivalents and to a significantly lesser extent the interest expense on our debt. We seek to manage our interest rate risk by using derivative instruments such as swaps with financial institutions to hedge our risks on a portion of our probable future debt issuances. In general, we may hedge material interest rate exposures up to several years before the forecasted transaction; however, we may choose not to hedge some exposures for a variety of reasons including prohibitive economic costs.

To the extent that forward interest rate swap agreements qualify for hedge accounting, the gain (loss) will be recorded to Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain (loss) on the derivative instrument is recognized in earnings immediately.

The notional amount of forward interest rate swap derivative instruments outstanding was $450 million and $750 million as of June 30, 2013 and June 30, 2012, respectively, with an estimated fair value gain of approximately $34 million and an estimated fair value loss of $17 million, as of June 30, 2013 and June 30, 2012, respectively. The agreements require us to make payments based on fixed interest rates and receive payments based on variable benchmark LIBOR interest rates.

As of June 30, 2013 and June 30, 2012, substantially all of our outstanding debt balances are fixed rate debt. While changes in interest rates will have no impact on the interest we pay on this debt, interest on any borrowings under our revolving credit facility will be exposed to interest rate fluctuations as the rate on this facility is variable. At both June 30, 2013 and June 30, 2012, there were no outstanding amounts under our five-year senior unsecured revolving credit facility. In August 2012, we used $250 million of our cash balances to repay upon maturity $250 million of our outstanding senior notes. In March 2013, we issued $300 million aggregate principal amount of senior notes and received net proceeds of approximately $298 million. The tables below present information about our investment portfolio and debt obligations:

	June 30, 2013
	Maturing in Fiscal Year							Fair Market Value [3]
(in millions)	2014	2015	2016	2017	2018	Thereafter	Total
ASSETS
Cash and Cash Equivalents
Cash	$246	$—	$—	$—	$—	$—	$246	$246
Cash Equivalents	$1,552	$—	$—	$—	$—	$—	$1,552	$1,552
Weighted Average Interest Rate[1]	0.05%	—	—	—	—	—	0.05%	—
LIABILITIES
Debt Obligations
Fixed Rate Debt[2]	$2	$452	$2	$1	$1	$1,003	$1,461	$1,572
Weighted Average Coupon Rate	3.44%	5.12%	3.47%	2.65%	3.21%	5.44%	5.34%
Other Obligations	$—	$—	$—	$—	$—	$—	$—	$—
Weighted Average Interest Rate	12.43%	—	—	—	—	—	12.43%	—

	June 30, 2012
	Maturing in Fiscal Year							Fair Market Value [3]
(in millions)	2013	2014	2015	2016	2017	Thereafter	Total
ASSETS
Cash and Cash Equivalents
Cash	$303	$—	$—	$—	$—	$—	$303	$303
Cash Equivalents	$1,345	$—	$—	$—	$—	$—	$1,345	$1,345
Weighted Average Interest Rate[1]	0.09%	—	—	—	—	—	0.09%	—
LIABILITIES
Debt Obligations
Fixed Rate Debt[2]	$250	$2	$452	$2	$1	$705	$1,412	$1,576
Weighted Average Coupon Rate	4.12%	3.47%	5.12%	3.47%	2.65%	6.35%	5.55%	—
Other Obligations	$1	$—	$—	$—	$—	$—	$1	$1
Weighted Average Interest Rate	7.32%	12.43%	—	—	—	—	8.54%	—

[1]	Represents weighted average interest rate for cash equivalents only; cash balances generally earn no interest.
[2]	Fixed rate notes are presented gross of $15 million and $11 million purchase discount at June 30, 2013 and June 30, 2012, respectively.
[3]

The estimated fair value of our long-term obligations and other short-term borrowings was $1,572 million and $1,577 million at June 30, 2013 and June 30, 2012, respectively. The fair value of our senior notes at June 30, 2013 and 2012 was based on quoted market prices. The fair value of the other obligations at June 30, 2013 and June 30, 2012, was based on either the quoted market prices for the same or similar debt and the current interest rates offered for debt or estimated based on discounted cash flows.

Foreign Currency Risk

We are a global company with operations in multiple countries and are a net recipient of currencies other than the United States dollar (USD). Accordingly, a strengthening of the USD will negatively impact revenues and gross margins expressed in consolidated USD terms.

Currently, we have foreign exchange risk associated with currency exposure related to existing assets and liabilities, committed transactions, forecasted future cash flows and net investments in foreign subsidiaries. We seek to manage our foreign exchange risk by using derivative instruments such as forwards, swaps and options with financial institutions to hedge our risks. In general, we may hedge material foreign exchange exposures up to twelve months in advance; however, we may choose not to hedge some exposures for a variety of reasons including prohibitive economic costs.

The realized and unrealized gains and losses of foreign currency forward contracts and the re-measurement of foreign currency denominated receivables, payables and loans are recorded in the consolidated statements of income. To the extent that cash flow hedges qualify for hedge accounting, the gain or loss on the forward contract will be recorded to AOCI. As the forecasted exposures affect earnings, the realized gain or loss on the forward contract will be moved from AOCI to the consolidated statements of income.

The following table provides information about our foreign currency derivative instruments outstanding as of June 30, 2013 and June 30, 2012:

	June 30, 2013		June 30, 2012
(in millions)	Notional Amount	Average Contract Rate	Notional Amount	Average Contract Rate
Foreign Currency Forward Contracts:
(Receive USD/pay foreign currency)
Euro	$4	1.3	$1	1.2
Australian Dollar	7	0.9	21	1.0
New Zealand Dollar	8	0.8	7	0.8
South African Rand	—	—	2	8.5
Mexico Peso	11	13.3	—	—
Canadian Dollar	14	1.1	14	1.0
Swiss Franc	1	0.9	2	1.0
Japanese Yen	1	97.7	2	79.4
British Pound	12	1.5	—	—
Hong Kong Dollar	5	7.8	—	—

Total	$63		$49

Estimated Fair Value	$—		$—

Foreign Currency Forward Contracts:
(Pay USD/receive foreign currency)
Mexican Peso	$—	—	$23	13.8
Euro	—	—	1	1.2
Indian Rupee	—	—	1	57.4
Swiss Franc	—	—	11	1.0
British Pound	—	—	13	1.6

Total	$—		$49

Estimated Fair Value	$—		$(1)

Foreign Currency Forward Contracts:
(Pay foreign currency/receive Euros)
British Pound	$8	0.9	$8	0.8

Total	$8		$8

Estimated Fair Value	$—		$—

Commodity Price Risk Management

We purchase commodities such as resins, printed circuit boards, latex, metals, various fuel products and polystyrene, among others for use in our manufacturing processes. We typically purchase these commodities at market prices, and as a result are affected by market price fluctuations. We have decided not to hedge these exposures as they are deemed immaterial.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CAREFUSION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of CareFusion Corporation

We have audited the accompanying consolidated balance sheets of CareFusion Corporation as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2013. Our audits also included the financial statement schedule at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CareFusion Corporation at June 30, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CareFusion Corporation’s internal control over financial reporting as of June 30, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated August 9, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Diego, California

August 9, 2013

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended June 30,
(in millions, except per share amounts)	2013	2012	2011
Revenue	$3,550	$3,598	$3,440
Cost of Products Sold	1,700	1,794	1,672

Gross Margin	1,850	1,804	1,768
Selling, General and Administrative Expenses	980	1,033	1,067
Research and Development Expenses	192	164	146
Restructuring and Acquisition Integration Charges	18	33	64
Gain on the Sale of Assets	—	—	(13)
Reserve for Expected Government Settlement	41	—	—

Operating Income	619	574	504

Interest Expense and Other, Net	76	87	79

Income Before Income Tax	543	487	425
Provision for Income Tax	154	126	126

Income from Continuing Operations	389	361	299
Discontinued Operations:
Loss from the Disposal of Discontinued Businesses, Net of Tax	—	(78)	(45)
Income (Loss) from the Operations of Discontinued Businesses, Net of Tax	(4)	10	(5)

Loss from Discontinued Operations, Net of Tax	(4)	(68)	(50)

Net Income	$385	$293	$249

PER SHARE AMOUNTS:

Basic Earnings (Loss) per Common Share:
Continuing Operations	$1.76	$1.62	$1.34
Discontinued Operations	$(0.02)	$(0.31)	$(0.23)
Basic Earnings per Common Share	$1.74	$1.31	$1.11

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$1.74	$1.60	$1.32
Discontinued Operations	$(0.02)	$(0.30)	$(0.22)
Diluted Earnings per Common Share	$1.72	$1.30	$1.10

Weighted-Average Number of Common Shares Outstanding:
Basic	221.2	223.7	222.8
Diluted	224.0	226.0	225.1

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Net Income	$385	$293	$249

Other Comprehensive Income (Loss), Net of Tax:
Foreign Currency Translation Adjustments (net of tax benefit (expense) of $(1), $2, and $(3), respectively)	8	(60)	71
Unrealized Gain (Loss) on Derivatives (net of tax benefit (expense) of $(1), $2, and $0, respectively)	1	(2)	—
Unrealized Gain (Loss) on Interest Rate Swaps (net of tax benefit (expense) of $(19), $6, and $0, respectively)	32	(11)	—
Unrealized Gain (Loss) on Minimum Pension Liability (net of tax benefit (expense) of $(1), $2, and $(2), respectively)	2	(4)	3

Comprehensive Income, Net of Tax	$428	$216	$323

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2013	June 30, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,798	$1,648
Trade Receivables, Net	429	441
Current Portion of Net Investment in Sales-Type Leases	351	374
Inventories, Net	384	390
Prepaid Expenses	30	25
Other Current Assets	141	167
Current Assets of Discontinued Operations	—	73

Total Current Assets	3,133	3,118

Property and Equipment, Net	409	431
Net Investment in Sales-Type Leases, Less Current Portion	1,001	978
Goodwill	3,081	3,039
Intangible Assets, Net	793	831
Other Assets	136	91

Total Assets	$8,553	$8,488

LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$2	$251
Accounts Payable	147	176
Deferred Revenue	51	62
Accrued Compensation and Benefits	150	139
Other Accrued Liabilities	242	286
Current Liabilities of Discontinued Operations	—	19

Total Current Liabilities	592	933

Long-Term Obligations, Less Current Portion	1,444	1,151
Deferred Income Taxes	638	644
Other Liabilities	493	529

Total Liabilities	3,167	3,257

Commitments and Contingencies

Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued — None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued — 229.4 and 225.5 shares at June 30, 2013 and June 30, 2012, respectively	2	2
Treasury Stock, at cost, 15.5 and 4.1 shares at June 30, 2013 and June 30, 2012, respectively	(505)	(105)
Additional Paid-In Capital	4,886	4,759
Retained Earnings	1,048	663
Accumulated Other Comprehensive Loss	(45)	(88)

Total Stockholders’ Equity	5,386	5,231

Total Liabilities and Stockholders’ Equity	$8,553	$8,488

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)	Common Stock		Treasury Stock		Additional Paid-In	Retained	Accumulated Other Compreh-	Total
	Shares	Amount	Shares	Amount	Capital	Earnings	ensive Loss	Equity
Balances at June 30, 2010	222.3	$2	—	$—	4,638	$121	$(85)	$4,676

Net Income	—	—	—	—	—	249	—	249
Foreign Currency Translation Adjustments	—	—	—	—	—	—	71	71
Net Change in Minimum Pension Liability	—	—	—	—	—	—	3	3
Share-Based Compensation net, and Options Exercised, net of Shares Withheld for Income Taxes	1.4	—	(0.1)	(3)	72	—	—	69
Other	—	—	—	—	2	—	—	2

Balances at June 30, 2011	223.7	$2	(0.1)	$(3)	$4,712	$370	$(11)	$5,070

Net Income	—	—	—	—	—	293	—	293
Foreign Currency Translation Adjustments	—	—	—	—	—	—	(60)	(60)
Net Unrealized Loss on Derivatives	—	—	—	—	—	—	(13)	(13)
Net Change in Minimum Pension Liability	—	—	—	—	—	—	(4)	(4)
Share-Based Compensation net, and Options Exercised, net of Shares Withheld for Income Taxes	1.8	—	(0.1)	(2)	47	—	—	45
Share Repurchase Program	—	—	(3.9)	(100)	—	—	—	(100)

Balances at June 30, 2012	225.5	$2	$(4.1)	$(105)	$4,759	$663	$(88)	$5,231

Net Income	—	—	—	—	—	385	—	385
Foreign Currency Translation Adjustments	—	—	—	—	—	—	8	8
Net Unrealized Gain on Derivatives	—	—	—	—	—	—	33	33
Net Change in Minimum Pension Liability	—	—	—	—	—	—	2	2
Share-Based Compensation net, and Options Exercised, net of Shares Withheld for Income Taxes	3.9	—	—	—	107	—	—	107
Deferred Tax Liability Adjustment	—	—	—	—	20	—	—	20
Share Repurchase Program	—	—	(11.4)	(400)	—	—	—	(400)

Balances at June 30, 2013	229.4	$2	(15.5)	$(505)	$4,886	$1,048	$(45)	$5,386

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Cash and Cash Equivalents at July 1, Attributable to Continuing Operations	$1,648	$1,370	$982
Cash and Cash Equivalents at July 1, Attributable to Discontinued Operations	$(1)	$1	$37

Cash Flows from Operating Activities:
Net Income	385	293	249
Loss from Discontinued Operations, Net of Tax	(4)	(68)	(50)

Income from Continuing Operations	389	361	299
Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Depreciation and Amortization	184	198	186
Share-Based Compensation Expense	53	51	65
Deferred Income Taxes	13	18	58
(Gain) Loss on the Sale of Assets	—	2	(13)
Other Non Cash Items	28	30	26
Change in Operating Assets and Liabilities, Net of Effects from Acquisitions:
Trade Receivables	10	90	(139)
Inventories	(1)	(25)	(42)
Net Investment in Sales-Type Leases	1	(32)	(30)
Accounts Payable	(33)	(25)	41
Other Accrued Liabilities and Operating Items, Net	(31)	(20)	(119)

Net Cash Provided by Operating Activities — Continuing Operations	613	648	332
Net Cash (Used in)/Provided by Operating Activities — Discontinued Operations	1	6	(9)

Net Cash Provided by Operating Activities	614	654	323

Cash Flows from Investing Activities:
Cash Paid for Acquisitions	(66)	(188)	(17)
Net Proceeds from Divestitures	—	59	144
Additions to Property and Equipment	(84)	(100)	(124)
Additions to Intangible Assets	(21)	(9)	(21)

Net Cash Used in Investing Activities — Continuing Operations	(171)	(238)	(18)
Net Cash Used in Investing Activities — Discontinued Operations	—	(1)	(1)

Net Cash Used in Investing Activities	(171)	(239)	(19)

Cash Flows from Financing Activities:
Proceeds from Issuance of Debt	298	—	—
Repayment of Long-Term Obligations	(251)	(1)	(4)
Debt Issuance Costs	(1)	(2)	—
Net Cash Transfer (to)/from Discontinued Operations	—	10	34
Share Repurchase Program	(400)	(100)	—
Other Financing Activities	55	(6)	4

Net Cash (Used in)/Provided by Financing Activities — Continuing Operations	(299)	(99)	34
Net Cash Used in Financing Activities — Discontinued Operations	—	(10)	(34)

Net Cash Used in Financing Activities	(299)	(109)	—

Effect of Exchange Rate Changes on Cash — Continuing Operations	7	(33)	40
Effect of Exchange Rate Changes on Cash — Discontinued Operations	—	3	8

Net Effect of Exchange Rate Changes on Cash	7	(30)	48

Net Increase in Cash and Equivalents — Continuing Operations	150	278	388
Net Increase/(Decrease) in Cash and Equivalents — Discontinued Operations	1	(2)	(36)

Cash and Equivalents at June 30, attributable to Continuing Operations	$1,798	$1,648	$1,370

Cash and Equivalents at June 30, attributable to Discontinued Operations	$—	$(1)	$1

Supplemental Information:
Cash Payments for:
Interest	$73	$78	$78
Income Taxes	$192	$69	$122

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview.    We were incorporated in Delaware on January 14, 2009 for the purpose of holding the clinical and medical products businesses of Cardinal Health, Inc. in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009.

Unless the context otherwise requires, references in these notes to audited consolidated financial statements to “CareFusion Corporation”, “CareFusion”, “we”, “us”, “our”, “the company” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in these notes to audited consolidated financial statements to “Cardinal Health” or “parent” refers to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries (other than CareFusion Corporation and its consolidated subsidiaries), unless the context otherwise requires.

Our Business.    We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. We offer comprehensive product lines in the areas of medication management, infection prevention, operating room effectiveness, respiratory care and surveillance and analytics. Our offerings include established brands used in hospitals throughout the United States and approximately 130 countries worldwide. Our primary product brands include: CareFusionTM, Alaris®, Guardrails®, Pyxis®, AVEA®, VELA®, LTV® Series, Jaeger®, SensorMedics®, ChloraPrep®, V. Mueller®, Snowden-Pencer®, SmartSite®, PyxisConnect®, Pyxis MedStation®, Pyxis SupplyStation®, Pyxis ProcedureStationTM, Pyxis EcoStationTM, MedMined®, EnVe®, MaxPlus®, MaxGuard®and AirLifeTM. Our primary customers in the United States include hospitals, ambulatory surgical centers, clinics, long-term care facilities and physician offices.

Principles of Consolidation and Basis of Presentation.    The consolidated financial statements reflect the consolidated operations of CareFusion Corporation and its subsidiaries. All significant intercompany transactions and accounts between our businesses have been eliminated. The results of companies acquired or disposed of during the year are included in the consolidated financial statements from the effective date of acquisition, or up to the date of disposal. Our fiscal year ends on June 30. We have evaluated subsequent events for recognition or disclosure through the date these financial statements were issued.

Certain prior year amounts in the consolidated financial statements and notes thereto have been reclassified to conform to the current year’s presentation.

All references to “notes” mean the notes to the consolidated financial statements presented herein.

Reorganization of Segment Information.    Following our spinoff from Cardinal Health, we organized our business into two reportable segments: Critical Care Technologies and Medical Technologies and Services. During the quarter ended September 30, 2011, we realigned our business into two new global operating segments and reportable segments, Medical Systems and Procedural Solutions, in order to reduce complexity, provide clearer governance for our investments and make it easier for our customers to do business with us. Additionally, during the quarter ended September 30, 2012, we combined our respiratory diagnostics products with the Respiratory Technologies business line within the Medical Systems segment. Our respiratory diagnostics products had previously been reported within the Procedural Solutions segment as “Other.” Financial information for all periods presented has been reclassified to reflect these changes to our operating and reportable segments.

The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilators and dedicated disposable ventilator circuits and accessories, as well as our respiratory diagnostics products. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

The Procedural Solutions segment is organized around our disposable products business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and non-dedicated disposable infusion administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used in respiratory therapy.

Use of Estimates.    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates include, but are not limited to, allowance for doubtful accounts, fair value used in lease transactions, rebate accruals, inventory valuation, goodwill and intangible asset impairment, preliminary and final purchase accounting valuations including acquired in-process research and development costs (“IPR&D”), share-based compensation, income taxes, loss contingencies and restructuring charges. Actual amounts may differ from these estimated amounts.

Cash Equivalents.    We consider all liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of these cash equivalents approximates fair value.

Receivables.    Trade receivables are primarily comprised of amounts owed to us through our operating activities and are presented net of an allowance for doubtful accounts and accrued rebates. Our allowance for doubtful accounts totaled $15 million at June 30, 2013 and 2012. An account is considered past due on the first day after its due date. We monitor past due accounts on an ongoing basis and establish appropriate reserves to cover probable losses. We write off any amounts deemed uncollectible against an established allowance for doubtful accounts.

Rebates are paid when third-party distributors are able to charge us back for the difference between the price charged to the customer and the price paid by the distributor when the end customer pricing is established by us. Upon revenue recognition, we estimate the difference between the price charged to the customer and the price paid by the distributor based on historical data and record these accrued rebates as a reduction to the related revenues and receivables.

Concentrations of Credit Risk and Major Customers.    We maintain cash depository accounts with major banks throughout the world and invest in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months, and we have not historically incurred any related losses.

Our trade receivables, lease receivables and accrued interest receivables are exposed to a concentration of credit risk with customers and re-sellers in the healthcare sector. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the hospital and acute care sectors of the healthcare industry. Such credit risk is limited, however, due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. We perform ongoing credit evaluations of our customers’ financial condition and maintain reserves for credit losses. Such losses historically have been within our expectations.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain of our businesses have entered into agreements with group purchasing organizations (“GPO”), which have established relationships with the users of our products and act as purchasing agents that negotiate vendor contracts on behalf of their members. We do not have exclusive arrangements with these organizations and either party can terminate the relationship at any time. However, our trade receivable balances are with individual members of the GPO, and therefore no significant concentration of credit risk exists with these types of arrangements specific to the GPO.

Inventories.    We primarily determine inventory cost on a currently adjusted standard basis (which approximates actual cost on a first-in, first-out basis). We reduce the carrying value of inventories to a lower of cost or market basis for those items that are potentially excess, obsolete or slow-moving. We reserve for excess and obsolete inventory based upon historical experience, sales trends, and specific categories of inventory and age of on-hand inventory. Work-in-process and finished goods inventories include raw materials, direct labor and manufacturing overhead. See note 7 for additional information.

Property and Equipment.    Property and equipment are stated at cost. Property and equipment held for sale are recorded at the lower of cost or fair value less costs to sell. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, including capital lease assets which are depreciated over the shorter of the terms of their respective leases or their estimated useful lives. We use the following range of useful lives for our property and equipment categories buildings and improvements: one to 39 years; machinery and equipment: three to 15 years; and furniture and fixtures: three to seven years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts. See note 9 for additional information.

Goodwill and Intangible Assets.    Goodwill is the excess of the purchase price of an acquired business over the amounts assigned to assets and liabilities assumed in the business combination. Purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually in the fourth quarter of each fiscal year, or more frequently if certain indicators are present or changes in circumstances suggest impairment exists. Intangible assets with finite lives are amortized over their useful lives.

We conduct our goodwill impairment testing at the reporting unit level which is comprised of our Medical Systems and Procedural Solutions operating segments, as the business lines comprising each of the operating segments service a common group of customers, offer complementary products, and share a common strategy.

In conducting the annual impairment test of our goodwill and indefinite-lived intangible assets, an optional qualitative assessment may be performed. If the results of this qualitative assessment indicate that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is not less than its carrying amount, then no further quantitative testing is required. Otherwise, the calculated fair value of a reporting unit or indefinite-lived intangible asset is compared to its carrying amount, including goodwill by performing the quantitative impairment test. If the fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the fair value, further analysis is performed to assess impairment. There are no active or inactive markets for our reporting units or indefinite-lived intangible assets to derive approximate fair values, and accordingly, the valuation process is similar to the valuation of a closely-held company or acquired indefinite-lived intangible asset and considers valuation methods that are income-based and market-based. Our income-based approach is a discounted cash flow method which utilizes an estimated discount rate to the projected after-tax cash flows for the reporting unit or indefinite-lived intangible asset. Our market-based approach utilizes an estimated market-based multiple to the reporting units’ estimated earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The results of the income-based and market-based approaches are equally weighted to arrive at the total estimated fair value for each reporting unit for the purposes of our annual goodwill impairment testing. Based on our annual impairment test as of the fourth quarter of the fiscal year, we did not record any goodwill or other indefinite-lived intangible asset impairments.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Product Warranties.    We offer warranties on certain products for various periods of time. We accrue the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects our best estimate of probable liability under our product warranties. We estimate the liability based on our stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair our products under warranty. Factors that affect our warranty liability include the number of units sold, the length of the warranty, historical and anticipated rates of warranty claims and cost per claim. We regularly assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. See note 17 for additional information.

Income Taxes.    Prior to August 31, 2009, our income taxes as presented are calculated on a separate tax return basis, although our operations were historically included in Cardinal Health’s United States federal and state tax returns or non-United States jurisdictions tax returns. Cardinal Health’s global tax model was developed based on its entire portfolio of businesses. Accordingly, our tax results for periods prior to August 31, 2009 are not necessarily reflective of the results that we would have generated on a stand-alone basis.

With the exception of certain dedicated foreign entities for periods prior to August 31, 2009, we did not maintain taxes payable to/from Cardinal Health and we instead were deemed to settle the annual current tax balances immediately with the legal tax paying entities in the respective jurisdictions.

We account for income taxes using the asset and liability method, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax basis and financial reporting basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which we operate. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States when it is expected that these earnings are permanently reinvested.

Restructuring and Acquisition Integration Charges.    Restructuring and acquisition integration charges are expensed as incurred. See note 5 for additional information.

Share-Based Compensation.    Share-based compensation, including grants of employee stock options, is recognized in the income statement based on the grant date fair values of the share-based awards.

The compensation expense recognized for all share-based awards is net of estimated forfeitures and is recognized ratably over the awards’ service period. We classify share-based compensation within Selling, General and Administrative (“SG&A”) expenses to correspond with the same line item as the majority of the cash compensation paid to employees. See note 18 for additional information.

Revenue Recognition.    We generate revenue through the sale and lease of equipment, services, medical products, supplies, software, and the income associated with the financing of our equipment leases. We recognize revenue when:

•	persuasive evidence of an arrangement exists;
•	product delivery has occurred or the services have been rendered;
•	the price is fixed or determinable; and
•	collectability is reasonably assured.

Revenue is recognized net of sales returns and allowances, administration fees, incentives and estimated rebates.

The majority of our revenue transactions are multiple element arrangements in which we sell equipment, installation services, and extended warranty contracts or software maintenance contracts. Revenue is recognized

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for each unit of accounting individually. Subsequent to fiscal year 2011, we allocated revenue in multiple element arrangements to each unit of accounting using the relative selling price method. Selling prices used during the allocation process are based on; vendor specific objective evidence (“VSOE”) of fair value if available, third-party evidence if VSOE of fair value is not available, or estimated selling price if neither VSOE of fair value or third-party evidence is available.

Equipment sales revenue consists of dispensing, respiratory, and infusion equipment. We recognize equipment sales revenue upon customer acceptance, which occurs after the transfer of title and risk of loss to the customer and the substantial completion of installation or training services. When related training services are considered inconsequential, delivery is deemed to occur upon the transfer of title and risk of loss, at which time revenue and the costs associated with installation and training are recognized.

Equipment lease revenue consists primarily of dispensing equipment, and transactions are evaluated and classified as either operating leases or sales-type leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 840, Leases (“ASC 840”).

We estimate the fair value of a leased product based upon transacted cash sales prices of the same or similar products to similar classes of customers during the preceding twelve month period to determine the normal selling price of the product under ASC 840. Because our products are sold at a wide range of cash selling prices, we stratify our transacted cash selling prices based on product configuration and customer class, which we then use to calculate a weighted average selling price for each product subject to a sales-type lease transaction. This single point estimate represents the normal selling price under ASC 840. Based on this fair value estimate, we determine the implicit interest rate for each leased product, which is the rate that causes the fair value of the product to equal the present value of the minimum lease payments and the present value of the product’s residual value. The interest rate implicit to the lease is then used to determine the amount of revenue recognized at the inception of the lease and the revenue recognized over the life of the lease.

We recognize products sold under sales-type leases as revenue upon the completion of installation activities in the amount of the present value of the minimum lease payments.

In addition, the financing component of sales-type leases is recorded as revenue over the lease terms. We recognize products sold under operating leases at the contracted price evenly over the rental period as identified within the customer agreement.

Shipping and Handling.    Shipping and handling costs are included in cost of products sold in the consolidated statements of income. Shipping and handling costs include all delivery expenses as well as all costs to prepare the product for shipment to the end customer. Shipping and handling revenue received, which is included in the consolidated statements of income in “Revenue”, was immaterial for all periods presented.

Research and Development Costs.    Costs incurred in connection with development of new products and manufacturing methods are charged to expense as incurred, except certain software development costs which are capitalized after technological feasibility of the software is established.

Acquired In-Process Research and Development Costs.    IPR&D costs include the costs of research and development projects in process at the time of acquisition, which had not yet reached technological feasibility. Determining the value of IPR&D requires significant estimates. The value of IPR&D is determined by estimating the future cash flows of each project and discounting the net cash flows back to their present values. The discount rate used is determined at the time of acquisition in accordance with accepted valuation methods. Management also assesses the current status of development, nature and timing of efforts to complete such development,

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

uncertainties and other factors when estimating the fair value. Costs are not assigned to IPR&D unless future development is probable. IPR&D obtained through a business combination is recorded as an intangible asset with an indefinite life and is subject to periodic impairment review, with impairments, if any, expensed to our consolidated statement of income.

Translation of Foreign Currencies.    The financial statements of our entities outside the United States generally are measured using their local currency as the functional currency. Adjustments to translate the assets and liabilities of these foreign entities into United States dollars are accumulated in other comprehensive income utilizing period-end exchange rates. Foreign currency transaction gains and losses, which are calculated by utilizing weighted average exchange rates for the period, are included in the consolidated statements of income in “Interest Expense and Other, Net”. For the fiscal years ended June 30, 2013, 2012, and 2011, Interest Expense and Other, Net includes remeasurement gain/(loss) of $(2) million, $(6) million, and $6 million, respectively.

Foreign Currency Risk Management.    We enter into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses associated with certain forecasted transactions. We also enter into forward interest rate swap contracts to manage variability of expected future cash flows associated with future debt issuances from changing interest rates. These derivative instruments are designated and qualify as cash flow hedges.

We also enter into foreign currency forward contracts to protect the value of existing foreign currency assets and liabilities. These contracts are treated as non-designated fair value hedges. The remeasurement adjustments for any foreign currency denominated assets or liabilities are included in “Interest Expense and Other, Net” in our consolidated statements of income. The remeasurement adjustment is offset by the foreign currency forward contract settlements which are also classified in “Interest Expense and Other, Net” in our consolidated statements of income.

Our cash flow derivative instruments are adjusted to current market values each period and qualify for hedge accounting. Periodic gains and losses of derivative instruments designated as cash flow hedges are deferred in accumulated other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in net income as an adjustment to the carrying amounts of underlying transactions in the period in which these transactions are recognized. For those contracts designated as fair value hedges, resulting gains or losses are recognized in earnings offsetting the exposure of underlying transactions. Carrying values of all derivative instruments are included in other assets or liabilities.

CareFusion’s policy requires that derivative instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative instrument. Hedge effectiveness is assessed periodically. Any derivative instrument not designated as a hedge, or so designated but ineffective, is adjusted to market value and recognized in net income immediately. If a cash flow hedge ceases to qualify for hedge accounting treatment or is terminated, the derivative instrument would continue to be carried on the balance sheet at fair value until settled and future adjustments to the derivative instrument’s fair value would be recognized in earnings immediately. If a forecasted transaction was no longer probable to occur, amounts previously deferred in accumulated other comprehensive income would be recognized immediately in earnings. See note 14 for additional information.

We are exposed to counterparty credit risk on all of our derivative instruments. Accordingly, we have established and maintained strict counterparty credit guidelines and entered into hedges only with major financial institutions that are investment grade or better. We do not have significant exposure to any one counterparty and management believes the risk of loss is remote and in any event would not be material. Additionally, we do not require collateral under these agreements.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements (Adopted during fiscal year 2013)

ASU 2011-05 & ASU 2011-12.    In June 2011, the FASB issued ASU 2011-05 — Presentation of Comprehensive Income (“ASU 2011-05”), and in December 2011 issued ASU 2011-12 — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). ASU 2011-05 amends existing guidance around comprehensive income and aligns Other Comprehensive Income (“OCI”) disclosure requirements between GAAP and International Financial Reporting Standards. Previously, components of OCI could be presented as part of the statement of changes in stockholders’ equity; ASU 2011-05 requires entities to report these in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Under the two-statement approach, the first statement would include components of net income, which is consistent with the income statement format used in existing GAAP, and the second statement would include components of OCI. ASU 2011-05 does not change the items that must be reported within OCI. ASU 2011-12 indefinitely defers portions of the new presentation requirements of ASU 2011-05 around reclassifications of items out of accumulated OCI. During the deferral period, entities will still need to comply with the existing requirements of GAAP for the presentation of reclassification adjustments. We adopted the provisions of ASU 2011-05 and ASU 2011-12 during the quarter ended September 30, 2012. The adoptions of ASU 2011-05 and ASU 2011-12 had no material impact on our financial condition, results of operations or cash flows.

ASU 2012-02.    In July 2012, the FASB issued ASU 2012-02 — Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). For entities testing indefinite-lived intangible assets for impairment, ASU 2012-02 allows the option of performing a qualitative assessment in lieu of an annual fair value calculation if the risk of impairment is determined not to be more likely than not. We early adopted the amendment provisions of ASU 2012-02 prospectively on April 1, 2013; the adoption of this standard did not have a material impact on our financial condition, results of operations or cash flows.

NOTE 2. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Nicolet Business

During the quarter ended March 31, 2012, we committed to a plan to sell our Nicolet neurodiagnostic and monitoring products business, resulting in held for sale classification of the underlying assets. As a result, the assets of the Nicolet business were written down to fair value less costs to sell. In April 2012, we entered into a definitive agreement to sell the Nicolet business for approximately $58 million in cash, subject to post-closing adjustments related to working capital. As a result, we recorded a pre-tax impairment charge of approximately $78 million in fiscal year 2012. On July 1, 2012 we completed the sale of the Nicolet business, resulting in an additional $4 million loss recorded in discontinued operations, primarily related to the tax impact from the sale. The Nicolet business was historically part of our Procedural Solutions segment. Our decision to sell the Nicolet business is part of our continuing strategy of assessing our portfolio of products with a view of divesting product lines that do not align with our objectives.

International Surgical Products Business

During the quarter ended March 31, 2011, we entered into a definitive agreement to sell our International Surgical Products distribution business (“ISP”), resulting in held for sale classification of the underlying assets. Accordingly, the assets of the ISP business were written down to fair value less costs to sell, resulting in a pre-tax impairment charge of $40 million recorded in the quarter ended March 31, 2011. On April 1, 2011, we completed the sale of the ISP business, resulting in a total loss from discontinued operations associated with the ISP business of approximately

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$47 million, which includes a $5 million loss recorded in the quarter ended June 30, 2011, related to incremental costs to sell and adjustments to the estimated purchase price. At the closing of the sale, we received approximately $124 million in cash. At June 30, 2011, an additional $20 million in receivables were included within current assets in our consolidated balance sheet, for total consideration of approximately $144 million, which is net of purchase price adjustments and was fully collected by September 30, 2011.

Summarized selected financial information for the Nicolet business and the ISP business for the fiscal years ended June 30, 2012 and 2011, is as follows:

	Fiscal Year Ended June 30,
(in millions)	2012	2011
Revenue	$95	$422
Operating Loss	(78)	(38)
Loss Before Income Tax	(78)	(44)
Provision (Benefit) for Income Tax	(10)	6
Loss from Discontinued Operations, Net of Tax	(68)	(50)

All discontinued operations businesses presented were previously included in the Procedural Solutions segment. There were no discontinued operations for fiscal year 2013.

The assets and liabilities of discontinued operations are stated separately as of June 30, 2012 in the condensed consolidated balance sheets and are comprised of the following items:

(in millions)	June 30, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$(1)
Trade Receivables, Net	12
Inventories, Net	19
Prepaid Expenses and Other	1
Other Current Assets	42

Current Assets of Discontinued Operations	73

Property and Equipment, Net	—
Goodwill	—
Intangible Assets	—
Other Assets	—

Total Assets of Discontinued Operations	$73

LIABILITIES
Current Liabilities:
Accounts Payable	$3
Other Accrued Liabilities	10
Other Current Liabilities	6

Current Liabilities of Discontinued Operations	19

Total Liabilities of Discontinued Operations	$19

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OnSite Services Business

During the quarter ended March 31, 2011, we entered into a definitive agreement to sell the OnSite Services instrument management and repair business which met the criteria for classification as assets held for sale. The transaction closed on March 28, 2011, and a pre-tax gain related to the disposition of approximately $15 million was recorded in the quarter ended March 31, 2011. The results of this business are reported within earnings from continuing operations in the consolidated statements of income for periods up to the closing date, as its impact to the consolidated financial statements was not material.

NOTE 3. ACQUISITIONS

Fiscal Year 2013.    On November 14, 2012, we completed the acquisition of Intermed Equipamento Medico Hospitalar Ltda (“Intermed”), a privately held, leading respiratory technologies company based in Sao Paulo, Brazil. We funded the acquisition with existing cash and funds generated from operations. The acquisition of Intermed was not material to our consolidated financial statements.

Fiscal Year 2012.    On June 1, 2012, we completed the acquisition of UK Medical Holdings Ltd. (“UKMH”), a leading distributor of specialized medical products to the National Health Service and private healthcare sector in the United Kingdom. The acquisition of UKMH was not material to our consolidated financial statements.

On April 2, 2012, we completed the acquisition of PHACTS, LLC (“PHACTS”), a technology and consulting company that helps hospital pharmacies better manage inventory, reduce pharmaceutical costs, and streamline operations. The acquisition of PHACTS was not material to our consolidated financial statements.

On August 1, 2011, we completed the acquisition of Rowa Automatisierungssysteme GmbH (“Rowa”), a German based company specializing in robotic medication storage and retrieval systems for retail and hospital pharmacies. The purchase price of the acquisition, which was paid in cash, was approximately $150 million. The valuation of acquired assets and liabilities resulted in the recognition of goodwill of approximately $84 million, of which approximately $11 million is expected to be deductible for tax purposes; identifiable intangible assets of $81 million; deferred tax liabilities of $23 million; and the remaining amount associated with net assets acquired. Various factors contributed to the establishment of goodwill, including market penetration, an expanded global footprint, and the portfolio of future products under development. The consolidated financial statements include the results of operations from this business combination from the date of acquisition, which is included in our Medical Systems segment. Had the transaction occurred at the beginning of fiscal year 2012, consolidated results of operations would not have differed materially from reported results.

Fiscal Year 2011.    During fiscal year 2011, we completed the acquisition of Vesta Medical, LLC (“Vestara”), a developer of technology solutions that enable the safe, efficient disposal and tracking of environmentally sensitive pharmaceutical waste. The acquisition of Vestara was not material to our consolidated financial statements.

NOTE 4. EARNINGS PER SHARE

For the fiscal years ended June 30, 2013, 2012 and 2011, basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share is calculated to give effect to all dilutive securities, using the treasury stock method.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the reconciliation of basic and diluted earnings per share for the fiscal years ended June 30, 2013, 2012 and 2011:

	Fiscal Year Ended June 30,
(shares in millions)	2013	2012	2011
Denominator for Basic Earnings per Share	221.2	223.7	222.8
Effect of Dilutive Securities:
Stock Options	1.6	0.9	0.9
Restricted Stock Awards, Restricted Stock Units and Performance Stock Units	1.2	1.4	1.4

Denominator for Diluted Earnings per Share – Adjusted for Dilutive Securities	224.0	226.0	225.1

The table below provides a summary of the securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the period presented. Antidilutive securities were as follows for the fiscal years ended June 30, 2013, 2012 and 2011:

	Fiscal Year Ended June 30,
(shares in millions)	2013	2012	2011
Number of Securities	5.1	9.2	8.8
Weighted Average Exercise Price	$31.27	$30.31	$31.79

Basic and diluted per share amounts are computed independently in the consolidated statements of income. Therefore, the sum of per share components may not equal the per share amounts presented.

In February 2012, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $500 million of our common stock through open market and private transactions. This share repurchase program was completed in June 2013. Under this program, we repurchased a total of 11.4 million shares of our common stock for an aggregate of $400 million (excluding commissions and fees) during the fiscal year ended June 30, 2013 and a total of 15.3 million shares of our common stock for an aggregate of $500 million (excluding commissions and fees) as of June 30, 2013. In August 2013, we announced that our Board of Directors had approved a new share repurchase program authorizing the repurchase of up to $750 million of our common stock. Under this program, we are authorized to repurchase our shares in open market and private transactions through December 2015. We expect to manage the pace of repurchases under this program based on market conditions and other relevant factors, and we currently intend to complete approximately $500 million of repurchases authorized by this program in fiscal 2014.

NOTE 5. RESTRUCTURING AND ACQUISITION INTEGRATION CHARGES

Restructuring and acquisition integration charges are expensed as incurred.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of restructuring and acquisition integration charges for the fiscal years ended June 30, 2013, 2012 and 2011:

	Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Restructuring Charges	$17	$33	$60
Acquisition Integration Charges	1	—	4

Total Restructuring and Acquisition Integration Charges	$18	$33	$64

Restructuring Charges

In fiscal year 2011, we initiated a global restructuring program (the “2011 Plan”), which was initially expected to result in a reduction of approximately 700 positions. The 2011 Plan resulted in a reduction of approximately 850 positions in fiscal year 2011. Restructuring costs associated with the 2011 Plan of approximately $50 million were recorded to the “Restructuring and Acquisition Integration Charges” line within our consolidated statements of income as they were incurred. Substantially all of the costs associated with the 2011 Plan were incurred as of June 30, 2011. The final restructuring costs associated with the 2011 Plan were $54 million and were incurred as of June 30, 2012.

In addition to the restructuring programs discussed above, we periodically incur costs to implement restructuring efforts for specific operations, which are recorded within our consolidated statements of income as they are incurred.

The restructuring plans focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

As discussed in note 1, in order to better align our operating and reportable segments with our updated business profile, commencing with the quarter ended September 30, 2011, we re-segmented our businesses into two new segments: Medical Systems and Procedural Solutions. Additionally, during the quarter ended September 30, 2012, we combined our respiratory diagnostics products with the Respiratory Technologies business line within the Medical Systems segment. Our respiratory diagnostics products had previously been reported within the Procedural Solutions segment as “Other.”

The following table segregates our restructuring charges into our reportable segments and, along with the following paragraphs, provides additional detail regarding the types of restructuring charges incurred by us for the fiscal years ended June 30, 2013, 2012 and 2011, net of reclassification adjustments to conform to the current period presentation:

	Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Medical Systems
Employee-Related Costs	$12	$14	$33
Facility Exit and Other Costs	—	4	1

Total Medical Systems	12	18	34
Procedural Solutions
Employee-Related Costs	$3	$13	$18
Facility Exit and Other Costs	2	2	8

Total Procedural Solutions	5	15	26

Total Restructuring Charges	$17	$33	$60

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee-Related Costs.    These costs primarily consist of severance accrued upon either communication of terms to employees or over the required service period, outplacement services provided to employees who have been involuntarily terminated and associated payroll costs.

Facility Exit and Other Costs.    These costs primarily consist of accelerated depreciation, equipment relocation costs, project consulting fees, and costs associated with restructuring our delivery of information technology infrastructure services.

Restructuring Accrual Rollforward.    The following table summarizes activity related to liabilities associated with our restructuring charges as of June 30, 2013, 2012 and 2011, which are included within “Other Accrued Liabilities” in the consolidated balance sheets:

(in millions)	2011 Plan[2]	Other Restructuring Plans	Total Restructuring Plans
Accrued at June 30, 2010	$—	$8	$8
Accrued Costs	46	14	60
Cash Payments	(39)	(17)	(56)

Accrued at June 30, 2011	$7	$5	$12

Accrued Costs	2	25	27
Cash Payments	(9)	(20)	(29)

Accrued at June 30, 2012	$—	$10	$10

Accrued Costs	—	17	17
Cash Payments	—	(20)	(20)

Accrued at June 30, 2013	$—	$7	$7

Total Final Costs Expensed[1]	$54

[1]	Total costs expensed to date and total program costs are not provided separately for other restructuring programs based on the short duration and smaller size of these programs.
[2]

The costs associated with the 2011 Plan primarily consist of severance and outplacement services and associated payroll costs accrued upon either communication of terms to employees or over the required service period, excluding impairment charges of $6 million.

Acquisition Integration Charges

Costs of integrating operations of various acquired companies are recorded as acquisition integration charges when incurred. The acquisition integration charges incurred during fiscal year 2011 were primarily the result of the acquisition of Medegen in May 2010. The acquisition integration charges incurred during fiscal year 2013 were the result of the acquisition of Intermed in November 2012.

Certain restructuring and acquisition costs are based upon estimates. Actual amounts paid may ultimately differ from these estimates. If additional costs are incurred or recognized amounts exceed costs, such changes in estimates will be recognized when they occur.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. LEASES

Sales-Type Leases.    Our sales-type leases have predominantly five year terms. Lease receivables are generally collateralized by the underlying equipment. The components of our net investment in sales-type leases are as follows as of June 30, 2013 and 2012:

	June 30,
(in millions)	2013	2012
Future Minimum Lease Payments Receivable	$1,503	$1,539
Unguaranteed Residual Values	29	28
Unearned Income	(173)	(205)
Allowance for Uncollectible Minimum Lease Payments Receivable	(7)	(10)

Net Investment in Sales-Type Leases	1,352	1,352
Less: Current Portion	351	374

Net Investment in Sales-Type Leases, Less Current Portion	$1,001	$978

Future minimum lease payments to be received pursuant to sales-type leases during the next five fiscal years and thereafter are as follows:

(in millions)	2014	2015	2016	2017	2018	Thereafter	Total
Minimum Lease Payments	$474	$433	$322	$199	$72	$3	$1,503

Operating Leases.    Products under operating leases, included in the consolidated balance sheet, consisted of the following at June 30, 2013 and 2012:

	June 30,
(in millions)	2013	2012
Products	$94	$86
Allowance for Depreciation	(60)	(48)

	$34	$38

Future minimum lease payments to be received pursuant to operating leases during the next five fiscal years and thereafter are as follows:

(in millions)	2014	2015	2016	2017	2018	Thereafter	Total
Future Lease Payments	$36	$25	$20	$9	$5	$1	$96

NOTE 7. INVENTORIES

Inventories, accounted for at the lower of cost or market on the FIFO method, consisted of the following:

	June 30,
(in millions)	2013	2012
Raw Materials	$141	$145
Work-in-Process	23	20
Finished Goods	264	263

	428	428
Reserve for Excess and Obsolete Inventories	(44)	(38)

Inventories, Net	$384	$390

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FINANCING RECEIVABLES

Our net investment in sales-type leases are considered financing receivables. As our portfolio of financing receivables primarily arise from the leasing of our dispensing equipment, the methodology for determining our allowance for credit losses is based on the collective population and not stratified by class or portfolio segment. Allowances for credit losses on the entire portfolio are based on historical experience loss rates and the potential impact of anticipated changes in business practices, market dynamics, and economic conditions. We also reserve individual balances based on the evaluation of customers’ specific circumstances. We write off amounts that are deemed uncollectible. Financing receivables are generally considered past due 30 days after the billing date. We do not accrue interest on past due financing receivables.

The change in the allowance for credit losses on financing receivables for the years ended June 30, 2013 and 2012, consisted of the following:

(in millions)
Balance of allowance for credit losses — June 30, 2011	$9
Charge-offs	(2)
Recoveries	1
Provisions	2

Balance of allowance for credit losses — June 30, 2012	$10

Charge-offs	(2)
Recoveries	—
Provisions	(1)

Balance of allowance for credit losses — June 30, 2013	$7

The following table summarizes the credit losses and recorded investment in sales-type leases as of June 30, 2013:

(in millions)
Allowance for credit losses:
Ending Balance at June 30, 2013	$7

Ending Balance: individually evaluated for impairment	$1

Ending Balance: collectively evaluated for impairment	$6

Net Investment in Sales-Type Leases:
Ending Balance at June 30, 2013	$1,352

Ending Balance: individually evaluated for impairment	$1

Ending Balance: collectively evaluated for impairment	$1,351

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30,
(in millions)	2013	2012
Land, Buildings and Improvements	$190	$175
Machinery and Equipment	858	804
Furniture and Fixtures	23	21

	1,071	1,000
Accumulated Depreciation	(662)	(569)

Property and Equipment, Net	$409	$431

Depreciation expense was $109 million, $109 million and $106 million for fiscal year 2013, 2012 and 2011, respectively. We expense repairs and maintenance expenditures as incurred.

NOTE 10. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in the carrying amount of goodwill, net of adjustments for discontinued operations:

(in millions)	Total
Balance at June 30, 2011	$2,933
Goodwill Acquired, Net of Purchase Price Adjustments	116
Foreign Currency Translation Adjustments	(10)

Balance at June 30, 2012	3,039
Goodwill Acquired, Net of Purchase Price Adjustments	41
Foreign Currency Translation Adjustments	1

Balance at June 30, 2013	$3,081

As of June 30, 2013, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,103 million and $978 million, respectively. The amount set forth above for goodwill acquired reflects the acquisition of Intermed, which we completed on November 14, 2012.

As of June 30, 2012, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,066 million and $973 million, respectively. The amount set forth above for goodwill acquired in fiscal year 2012 reflects the acquisition of Rowa, which we completed on August 1, 2011, the acquisition of PHACTS, which we completed on April 2, 2012, and the acquisition of UK Medical, which we completed on June 1, 2012.

As discussed in note 1 to the consolidated financial statements, during the quarter ended September 30, 2012, we combined our respiratory diagnostics products with our Respiratory Technologies business line, which is included in the Medical Systems segment. As a result, goodwill was reassigned to the Medical Systems and Procedural Solutions operating segments using the relative fair value allocation and is reflected retrospectively.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

Intangible assets with definite lives are amortized over their useful lives which range from 3 to 20 years. The detail of intangible assets by class is as follows:

(in millions)	Weighted Average Life (years)	Gross Intangible	Accumulated Amortization	Net Intangible
June 30, 2013
Unamortized Intangibles:
In-Process Research and Development	Indefinite	$45	$—	$45
Trademarks	Indefinite	307	—	307

Total Unamortized Intangibles		352	—	352
Amortized Intangibles:
Trademarks and Patents	11	88	47	41
Developed Technology	9	368	200	168
Customer Relationships	16	480	275	205
Other	7	61	34	27

Total Amortized Intangibles	12	997	556	441

Total Intangibles		$1,349	$556	$793

June 30, 2012[1]
Unamortized Intangibles:
In-Process Research and Development	Indefinite	$45	$—	$45
Trademarks	Indefinite	307	—	307

Total Unamortized Intangibles		352	—	352
Amortized Intangibles:
Trademarks and Patents	11	86	41	45
Developed Technology	9	353	154	199
Customer Relationships	16	478	253	225
Other	8	41	31	10

Total Amortized Intangibles	12	958	479	479

Total Intangibles		$1,310	$479	$831

[1]	Amounts have been adjusted for discontinued operations. See note 2 to the consolidated financial statements.

Amortization expense for the three years ended June 30, 2013, 2012 and 2011 is as follows, net of adjustments for discontinued operations:

	Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Amortization Expense	$75	$89	$80

Amortization expense for each of the next five fiscal years is estimated to be:

(in millions)	2014	2015	2016	2017	2018
Amortization Expense	$74	$61	$59	$54	$44

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. BORROWINGS

Borrowings consisted of the following:

(in millions)	June 30, 2013	June 30, 2012
Senior Notes due 2012, 4.125%, Effective Rate 4.52%	$—	$250
Senior Notes due 2014, 5.125% Less Unamortized Discount of $1.8 million at June 30, 2013, Effective Rate 5.49%	448	448
Senior Notes due 2019, 6.375% Less Unamortized Discount of $11.0 million at June 30, 2013, Effective Rate 6.69%	689	691
Senior Notes due 2023, 3.300% Less Unamortized Discount of $2.2 million at June 30, 2013, Effective Rate 3.39%	298	—
Euro Denominated Debt, Interest Averaging 3.53% at June 30, 2013, Due in Varying Installments through 2020	11	12
Other Obligations; Interest Averaging 12.43% at June 30, 2013 and 8.54% at June 30, 2012, Due in Varying Installments through 2014	—	1

Total Borrowings	1,446	1,402
Less: Current Portion	2	251

Long-Term Portion	$1,444	$1,151

Senior Unsecured Notes.    In July 2009, we sold $1.4 billion aggregate principal amount of senior unsecured notes and received net proceeds of $1.374 billion (the “July 2009 Notes”). In August 2012, we used $250 million in cash to repay upon maturity the $250 million aggregate principal amount of the 4.125% senior notes due 2012. In March 2013, we issued $300 million aggregate principal amount of senior unsecured notes and received net proceeds of approximately $298 million (the “March 2013 Notes”). The senior notes are unsecured obligations and the discount on sale of the senior notes is amortized to interest expense utilizing the effective interest rate method.

The indenture for the senior notes limits our ability to incur certain secured debt and enter into certain sale and leaseback transactions. In accordance with the indenture, we may redeem the senior notes prior to maturity at a price that would equal or exceed the outstanding principal balance, as defined. In addition, if we undergo a change of control and experience a below investment grade rating event, we may be required to repurchase all of the senior notes at a purchase price equal to 101% of the principal balance plus any accrued and unpaid interest.

In connection with the issuance of the July 2009 Notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed to file a registration statement with the SEC to conduct an exchange offer for the notes. In accordance with the registration rights agreement, we filed a Form S-4 with the SEC and conducted an exchange offer for the July 2009 Notes, which we completed on February 4, 2010. The purpose of the exchange offer was to allow the holders of the July 2009 Notes, which were issued in a private placement transaction and were subject to transfer restrictions, to exchange their notes for new notes that did not have these restrictions and are registered under the Securities Act. All of the outstanding July 2009 Notes were exchanged in the exchange offer. In connection with the issuance of the March 2013 Notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed to file a registration statement with the SEC to conduct an exchange offer for the notes. Under this registration rights agreement, we have until March 11, 2014 to file a registration statement with the SEC for the March 2013 Notes.

Euro Denominated Debt.    In connection with our acquisition of Rowa on August 1, 2011, we assumed a 9 million Euro debt facility comprised of four tranches with annual interest rates ranging from 2.65% to 3.75%.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These loans are subject to certain customary covenants and payable in quarterly or semi-annual installments, with the final payment due September 30, 2020. The aggregate outstanding balance on these loans was $11 million and $12 million at June 30, 2013 and June 30, 2012, respectively.

Revolving Credit Facility.    In July 2011, we entered into a five-year senior unsecured revolving credit facility with an aggregate available principal amount of $550 million. Effective as of December 10, 2012, we increased the aggregate commitments available under the credit facility from $550 million to $750 million, pursuant to the exercise of the accordion feature under the credit facility. At both June 30, 2013 and June 30, 2012, we had no amounts outstanding under the credit facility.

The credit facility matures on July 6, 2016. Borrowings under the credit facility bear interest at a rate per annum based upon the British Bankers Association LIBOR Rate or the alternate base rate, in each case plus an applicable margin, which varies based upon CareFusion’s debt ratings. The credit facility also requires us to pay a quarterly commitment fee to the lenders under the credit facility on the amount of the lender’s unused commitments thereunder based upon CareFusion’s debt ratings.

The credit facility contains several customary covenants including, but not limited to, limitations on liens, subsidiary indebtedness, dispositions, and transactions with affiliates. In addition, the credit facility contains financial covenants requiring us to maintain a consolidated leverage ratio of no more than 3.50:1.00 as of the end of any period of four fiscal quarters, and a consolidated interest coverage ratio of at least 3.50:1.00 as of the end of any period of the most recent four fiscal quarters. The credit facility is subject to customary events of default, including, but not limited to, non-payment of principal or other amounts when due, breach of covenants, inaccuracy of representations and warranties, cross-default to other material indebtedness, certain ERISA-related events, certain voluntary and involuntary bankruptcy events, and change of control.

We were in compliance with all of the revolving credit facility covenants at June 30, 2013.

Other Borrowings.    We maintain other borrowings that consist primarily of additional notes, loans and capital leases, which were not material at June 30, 2013. These additional notes, loans and capital leases totaled $1 million at June 30, 2012. Obligations related to capital leases are secured by the underlying assets.

Letters of Credit and Bank Guarantees.    At June 30, 2013 and June 30, 2012, we had $24 million and $21 million, respectively, of letters of credit and bank guarantees outstanding.

Future Payments.    As of June 30, 2013, maturities of long-term obligations for the next five fiscal years and thereafter are as follows:

(in millions)	2014	2015	2016	2017	2018	Thereafter	Total
Maturities of Long-Term Obligations	$2	$450	$2	$1	$1	$990	$1,446

NOTE 12. INCOME TAXES

Income before income taxes is as follows for fiscal years ended June 30, 2013, 2012 and 2011:

	For Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
United States Operations	$281	$183	$169
Non-United States Operations[1]	262	304	256

Total	$543	$487	$425

[1]	Substantially all income from foreign operations was earned by a Switzerland subsidiary.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Provision for Income Taxes.    The provision (benefit) for taxes consists of the following for the fiscal years ended June 30, 2013, 2012 and 2011:

	For Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Current:
Federal	$129	$80	$53
State and Local	13	6	6
Non-United States	20	27	9

Total	162	113	68
Deferred:
Federal	(2)	10	61
State and Local	1	4	(5)
Non-United States	(7)	(1)	2

Total	(8)	13	58

Total Provision	$154	$126	$126

A reconciliation of the provision for taxes based on the federal statutory income tax rate to our effective income tax rate is as follows for fiscal years ended June 30, 2013, 2012 and 2011:

	For Fiscal Year Ended June 30,
	2013	2012	2011
Provision at Federal Statutory Rate	35.0%	35.0%	35.0%
State and Local Income Taxes, net of Federal Benefit	1.6	1.3	2.2
Foreign Rate Variance	(14.6)	(16.2)	(17.0)
U.S. Tax Impact on Foreign Earnings	5.8	5.9	8.0
Nondeductible/Nontaxable Items	(1.0)	(0.7)	0.2
Deferred State Tax Rate Adjustment	—	—	(0.8)
Other	1.5	0.6	2.3

Effective Income Tax Rate	28.3%	25.9%	29.9%

In the third quarter of fiscal 2013, the American Taxpayer Relief Act of 2012 reinstated the U.S. federal research and development tax credit, retroactive to January 1, 2012. As a result, during the six months ended June 30, 2013, we recognized total tax benefits of $5.2 million, of which $1.6 million related to fiscal 2012 research and development expenses.

As of June 30, 2013 we had an estimated $2.1 billion of undistributed earnings from non-United States subsidiaries that are intended to be indefinitely reinvested in non-United States operations. As these earnings are considered indefinitely reinvested, no incremental United States tax has been provided for these earnings. It is not practicable to estimate the amount of United States tax that might be payable if such earnings were remitted.

Our operations in Switzerland benefit from certain tax rulings, and to a lesser extent, certain tax incentives. Our Switzerland subsidiary qualifies for one of the federal tax regimes in Switzerland as a principal company as well as a special mixed company cantonal/communal tax regime, both of which have no expiration date. To a lesser extent, our Switzerland subsidiary also qualifies for certain federal and cantonal/communal tax holidays that are

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

set to expire in 2015. The impact of the tax holiday decreased income taxes by approximately $7 million, $7 million, and $3 million for fiscal years 2013, 2012, and 2011, respectively. The benefit of the tax holiday on diluted earnings per share was approximately $0.03, $0.03, and $0.02 for fiscal years 2013, 2012, and 2011, respectively.

Deferred Tax Assets and Liabilities.    Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities as of June 30, 2013 and 2012 are as follows:

	June 30,
(in millions)	2013	2012
Deferred Income Tax Assets:
Receivable Basis Difference	$6	$7
Accrued Liabilities	60	72
Equity Compensation	40	41
Loss and Credit Carryforwards	15	10
Property-Related	39	43
Inventory Basis Differences	28	19
Interest	47	46
Other	26	26

Total Deferred Income Tax Assets	261	264
Valuation Allowance for Deferred Income Tax Assets	—	(1)

Net Deferred Income Tax Assets	261	263

Deferred Income Tax Liabilities:
Goodwill and Other Intangibles	(288)	(321)
Revenue on Lease Contracts	(499)	(502)
Other	(29)	(1)

Total Deferred Income Tax Liabilities	(816)	(824)

Net Deferred Income Tax Liabilities	$(555)	$(561)

Deferred tax assets and liabilities in the preceding table, after netting by taxing jurisdiction, are in the following captions in the consolidated balance sheet at June 30, 2013 and 2012:

	June 30,
(in millions)	2013	2012
Current Deferred Tax Asset[1]	$77	$81
Non Current Deferred Tax Asset[2]	8	4
Current Deferred Tax Liability[3]	(2)	(2)
Non Current Deferred Tax Liability[4]	(638)	(644)

Net Deferred Tax Liability	$(555)	$(561)

[1]	Included in “Other Current Assets”
[2]	Included in “Other Assets”
[3]	Included in “Other Accrued Liabilities”
[4]	Included in “Deferred Income Taxes”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the quarter ended June 30, 2013, we determined the deferred tax liabilities related to intangibles and goodwill from acquisition accounting were overstated by $20 million. The overstatement relates back to the amounts recorded at the time of the separation from Cardinal Health. The adjustment was deemed to be immaterial to our consolidated balance sheet and resulted in a decrease to the deferred tax liabilities and an increase to additional paid-in capital by $20 million during the quarter ended June 30, 2013. There was no impact of the adjustment to the statements of income, comprehensive income and cash flows for the year ended June 30, 2013.

At June 30, 2013, we had gross state and international loss and credit carryforwards of $75 million and $27 million, respectively, the tax effect of which is an aggregate deferred tax asset of $15 million. Substantially all of these carryforwards are available for at least three years or have an indefinite carryforward period.

Unrecognized Tax Benefits.    We had $265 million and $301 million of unrecognized tax benefits at June 30, 2013 and June 30, 2012, respectively. Substantially all of the unrecognized tax benefits as of June 30,2013, if recognized, would affect our effective tax rate.

A reconciliation of the unrecognized tax benefits for the fiscal years ended June 30, 2013, and 2012 is as follows:

	For Fiscal Year Ended June 30,
(in millions)	2013	2012
Balance at July 1	$301	$289
Additions for Tax Positions of the Current Year	15	8
Additions for Tax Positions of Prior Years	16	8
Reductions for Tax Positions of Prior Years	(9)	(1)
Expiration of the Statute of Limitations	(4)	(3)
Settlements with Tax Authorities	(54)	—

Balance at June 30	$265	$301

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2013 and 2012, we had $102 million and $126 million, respectively, accrued for the payment of interest and penalties. These balances are gross amounts before any tax benefits and are included in other liabilities in the consolidated balance sheets. For the year ended June 30, 2013, we recognized $19 million of interest and penalties in the consolidated statements of income.

Our material tax jurisdiction is the United States. With a few minor exceptions, we are no longer subject to income tax examinations by United States Federal and State income tax authorities for fiscal years prior to 2003.

During the quarter ended September 30, 2008, Cardinal Health received an IRS Revenue Agent’s Report for the fiscal years 2003 through 2005 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property among our subsidiaries, which we have appealed. The amount of additional tax proposed by the IRS in these notices totals $462 million, excluding penalties and interest. During the quarter ended June 30, 2013, we and Cardinal Health entered into a closing agreement with the IRS to effectively settle the matters related to the transfer of intellectual property among our subsidiaries. As part of the settlement, we agreed to pay $80 million ($69 million net of tax) which includes $26 million of interest. This closing agreement resolves $450 million of the original $462 million of additional tax proposed by the IRS related to fiscal years 2003 through 2005. We expect to resolve the remaining matters within the next twelve months.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, during the quarter ended December 31, 2010, we received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries. We and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. The tax matters agreement that we entered into with Cardinal Health in connection with the spinoff generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility. We are currently before the IRS Appeals office for fiscal years 2003 through 2007, and continue to engage in substantive discussions related to these fiscal years.

During the quarter ended September 30, 2011, the IRS commenced the tax audit for the fiscal years 2008 and 2009 and the short period July 1, 2009 through August 31, 2009 as part of Cardinal Health’s tax audit of its federal consolidated returns for fiscal years 2008 through 2010. During the quarter ended December 31, 2011, the IRS commenced the tax audit for the short period September 1, 2009 through June 30, 2010. Furthermore, during the quarter ended June 30, 2013, the IRS commenced the tax audit for fiscal year 2011. We have not received any Notices of Proposed Adjustment for these audit periods to date.

It is reasonably possible that the amount of unrecognized tax benefits will significantly change due to one or more of the following events in the next twelve months: expiring statutes, audit activity, tax payments, other activity, or final decisions in matters that are the subject of controversy in various taxing jurisdictions in which we operate. The majority of this possible change relates to issues involving transfer pricing and the transfer of intellectual property among our subsidiaries. Depending upon open tax examinations and/or the expiration of applicable statutes of limitation, we believe that the total amount of unrecognized tax benefits may decrease by up to $24 million including up to $14 million which, if recognized upon audit settlement, statute expiration, or other activity would affect the 2014 effective tax rate.

We believe that we have provided adequate contingent tax reserves for these matters. However, if upon the conclusion of these audits, the ultimate determination of taxes owed is for an amount that is materially different than our current reserves, our overall tax expense and effective tax rate may be materially impacted in the period of adjustment.

NOTE 13. COMMITMENTS AND CONTINGENCIES

In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, other pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We assess contingencies to determine the degree of probability and range of possible loss for potential accrual or disclosure in our consolidated financial statements. An estimated loss contingency is accrued in our consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. When evaluating contingencies, we may be unable to provide a meaningful estimate due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, and/or the ongoing discovery and development of information important to the matters. In addition, damage amounts claimed in litigation against us may be unsupported, exaggerated or unrelated to reasonably possible outcomes, and as such are not meaningful indicators of our potential liability. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The amount of ultimate loss may differ from these estimates. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies. Whether any losses finally determined in any claim, action,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

investigation or proceeding could reasonably have a material effect on our business and financial condition will depend on a number of variables, including: the timing and amount of such losses; the structure and type and significance of any remedies; and the unique facts and circumstances of the particular matter that may give rise to additional factors.

Administrative Subpoenas.    In April 2011, we received a federal administrative subpoena from the U.S. Department of Justice (“Department of Justice”) through the U.S. Attorney for the District of Kansas. In addition, in September 2011, we received a federal administrative subpoena from the Office of Inspector General (“OIG”) of the Department of Health and Human Services. In August 2012, we received another federal subpoena from the Department of Justice containing additional information requests. All three subpoenas request documents and other materials that relate primarily to our sales and marketing practices for our ChloraPrep skin preparation product and information regarding our relationships with healthcare professionals. In April 2013, we announced an agreement in principle pursuant to which we expect to pay the government approximately $41 million to resolve the government’s allegations. In connection with these matters, we also entered into a non-prosecution agreement and will continue to cooperate with the government. The agreement in principle remains subject to several conditions, including the completion and execution of a formal settlement agreement and other required documentation. There can be no assurance that we will complete the required documentation or finalize the settlement of the proposed terms or at all. During the year ended June 30, 2013, we recorded a charge to establish a reserve for the amount of the expected payment. The amount and timing of the payment are subject to the final terms of the settlement agreement. We are unable to determine when we will enter into the formal settlement agreement, if at all, when these matters will be finally resolved, whether any additional areas of inquiry will be opened, or the final outcome of these matters. Other than the amount of the expected payment, we cannot at this time estimate what, if any, impact these matters and any results from these matters could have on our business, financial condition, results of operations, or cash flows.

FDA Consent Decree.    We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree to include all infusion pumps manufactured by or for CareFusion 303, Inc., our subsidiary that manufactures and sells infusion pumps in the United States. The amended consent decree does not apply to intravenous administration sets and accessories.

While we remain subject to the amended consent decree, which includes the requirements of the consent decree, we have made substantial progress in our compliance efforts. In accordance with the consent decree, we reconditioned Alaris SE pumps that had been seized by the FDA, remediated Alaris SE pumps in use by customers, and had an independent expert inspect the Alaris SE pump facilities and provide a certification to the FDA as to compliance. As a result of these efforts, in January 2010, we announced that the FDA had given us permission to resume the manufacturing and marketing of our Alaris SE pumps. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we also implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert, and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we can proceed to the audit inspection phase of the amended consent decree, which includes the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may be required to pay damages of $15,000 per day per violation if we fail to comply with any provision of the amended consent decree, up to $15 million per year.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We cannot currently predict the outcome of this matter, whether additional amounts will be incurred to resolve this matter, if any, or the matter’s ultimate impact on our business. We may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. As of June 30, 2013, we do not believe that a loss is probable in connection with the amended consent decree, and accordingly, we have no reserves associated with compliance with the amended consent decree.

Other Matters.    In addition to the matters described above, we also become involved in other litigation and regulatory matters incidental to our business, including, but not limited to, product liability claims, employment matters, commercial disputes, intellectual property matters, inclusion as a potentially responsible party for environmental clean-up costs, and litigation in connection with acquisitions and divestitures. We intend to defend ourselves in any such matters and do not currently believe that the outcome of any such matters will have a material adverse effect on our financial condition, results of operations or cash flows.

We may also determine that products manufactured or marketed by us, or our sales and marketing practices for such products, do not meet our specifications, published standards or regulatory requirements. When a quality or regulatory issue is identified, we investigate the issue and take appropriate corrective action. We may be required to report such issues to regulatory authorities, which could result in fines, sanctions or other penalties. In some cases, we may also withdraw a product from the market, correct a product at the customer location, notify the customer of revised labeling and take other actions. We have recalled, and/or conducted field alerts relating to, certain of our products from time to time. These activities can lead to costs to repair or replace affected products, temporary interruptions in product sales and action by regulators, and can impact reported results of operations. We currently do not believe that these activities (other than those specifically disclosed herein) have had or will have a material adverse effect on our business or results of operations.

Commitments.    The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2013, are as follows:

(in millions)	2014	2015	2016	2017	2018	Thereafter	Total
Minimum Rental Payments	$35	$29	$23	$20	$7	$20	$134

Rental expense relating to operating leases was approximately $55 million, $54 million and $52 million in fiscal years 2013, 2012 and 2011, respectively. Sublease rental income was not material for any period presented.

NOTE 14. FINANCIAL INSTRUMENTS

We use derivative instruments to partially mitigate our business exposure to foreign currency exchange and interest rate risk. We may enter into foreign currency forward contracts to offset some of the foreign exchange risk of expected future cash flows on certain forecasted revenues and expenses and on certain assets and liabilities. We hedge foreign currency exposure up to a maximum period of twelve months. We may also enter into interest rate swap agreements to manage variability of expected future cash flows and interest expense related to our existing debt, and future debt issuances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of our assets and liabilities related to derivative instruments as of June 30, 2013 and June 30, 2012:

(in millions)	June 30, 2013	June 30, 2012
Assets:
Derivatives Designated as Hedging Instruments:
Foreign Currency Forward Contracts[1]	$—	$2
Forward Interest Rate Swap Agreements[2]	34	—

Total Assets	$34	$2

Liabilities:
Derivatives Designated as Hedging Instruments:
Foreign Currency Forward Contracts[3]	$—	$3
Forward Interest Rate Swap Agreements[4]	—	17

Total Liabilities	$—	$20

[1]	All foreign currency forward contracts classified as derivative assets are recorded as “Other Current Assets” in the consolidated balance sheets.
[2]	All forward interest rate swap agreements classified as derivative assets are recorded as “Other Current Assets” or “Other Assets” in the consolidated balance sheets.
[3]	All foreign currency forward contracts classified as derivative liabilities are recorded as “Other Accrued Liabilities” in the consolidated balance sheets.
[4]	All forward interest rate swap agreements classified as derivative liabilities are recorded as “Other Liabilities” in the consolidated balance sheets.

The following is a summary of all unsettled derivative instruments and the associated amount we would have paid or received to terminate these contracts based on market prices for the same or similar instruments, as of June 30, 2013 and June 30, 2012:

	June 30, 2013		June 30, 2012
(in millions)	Notional Amount	Fair Value Gain	Notional Amount	Fair Value Loss
Foreign Currency Forward Contracts	$71	$—	$106	$(1)
Interest Rate Swap Agreements	450	34	750	(17)

Total	$521	$34	$856	$(18)

Cash Flow Hedges.    We enter into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses associated with certain forecasted transactions. We also enter into interest rate swap contracts to manage variability of expected future cash flows from changing interest rates. These derivative instruments are designated and qualify as cash flow hedges. Accordingly, the effective portion of the gain (loss) on the derivative instrument is reported as a component of Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain (loss) on the derivative instrument is recognized in earnings immediately. The impact of foreign currency forward contract cash flow hedges is included in the consolidated statements of cash flows in “Other Accrued Liabilities and Operating Items, Net”.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

No foreign currency forward contracts were outstanding at June 30, 2013. At June 30, 2012, we held foreign currency forward contracts to hedge probable, but not firmly committed, revenue, inventory purchases and expenses. At June 30, 2013 and June 30, 2012, we also held forward interest rate swap contracts to hedge probable, but not firmly committed, future transactions associated with our debt.

The following table shows the notional amount of the outstanding cash flow hedges as of June 30, 2013 and June 30, 2012:

	June 30, 2013	June 30, 2012
(in millions)	Notional Amount	Notional Amount
Foreign Currency Forward Contracts	$—	$47
Interest Rate Swap Agreements	450	750

Total	$450	$797

During the year ended June 30, 2012, we entered into forward interest rate swap agreements with the aggregate notional amount totaling $750 million. During the year ended June 30, 2013, the forward interest swap agreement with an aggregate notional amount totaling $300 million expired. These agreements hedge the variability in future interest rates due to changes in the benchmark interest rate.

Credit risk of these contracts was not material as of June 30, 2013 and June 30, 2012. The unrealized net gain included in AOCI on the consolidated balance sheet was $34 million at June 30, 2013, and the unrealized net loss was $18 million at June 30, 2012. The amounts reclassified from AOCI to the consolidated statements of income for the fiscal years ended June 30, 2013 and 2012 were not material. The amount of ineffectiveness associated with these derivative instruments was not material.

Fair Value (Non-Designated) Hedges.    We enter into foreign currency forward contracts to manage foreign exchange exposure related to intercompany financing transactions and other balance sheet items subject to revaluation that do not meet the requirements for hedge accounting treatment. Accordingly, these derivative instruments are adjusted to current market value at the end of each period. The gain (loss) recorded on these instruments is substantially offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlement of the derivative instrument and the remeasurement adjustment on the foreign currency denominated asset or liability are both recorded in the consolidated statements of income in “Interest Expense and Other, Net”. The maximum period of time that we hedge exposure for foreign currency fair value hedges is 31 days.

The following table summarizes the notional amount of the fair value hedges outstanding as of June 30, 2013 and June 30, 2012:

	June 30, 2013	June 30, 2012
(in millions)	Notional Amount	Notional Amount
Foreign Currency Forward Contracts	$71	$59

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the gain (loss) recognized in earnings for fair value hedges for the fiscal years 2013, 2012 and 2011:

	For Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Foreign Currency Forward Contracts	$1	$(1)	$(9)

NOTE 15. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis.    The following table presents information about our financial assets and liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques we utilize to determine such fair value at June 30, 2013:

(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,552	$1,552	$—	$—
Other Investments	19	19	—	—
Assets-Foreign Currency Forward Contracts	—	—	—	—
Assets-Interest Rate Swap Agreements	34	—	34	—

Total Financial Assets	$1,605	$1,571	$34	$—

Financial Liabilities:
Liabilities-Foreign Currency Forward Contracts	$—	$—	$—	$—

Total Financial Liabilities	$—	$—	$—	$—

The cash equivalents balance is comprised of highly liquid investments purchased with a maturity of three months or less from the original purchase date. The other investments balance includes investments in mutual funds classified as “Other Assets” in the consolidated balance sheets, all related to our deferred compensation plan. Both the cash equivalents and other investments were valued based on quoted market prices for identical instruments. Assets classified as Level 2 relate to foreign currency forward contracts and interest rate swap agreements, while liabilities classified as Level 2 relate to foreign currency forward contracts. The fair value of foreign currency forward contracts is determined by using observable market spot rates and forward points adjusted by risk-adjusted discount rates. The fair value of interest rate swap agreements is determined by using methodologies similar in nature to those of our foreign currency forward contracts. The value of our derivatives represents the present value of amounts estimated to be received for the assets or paid to transfer the liabilities at the measurement date from a marketplace participant in settlement of these instruments. See note 14 to the consolidated financial statements. The amount of Level 3 assets and liabilities measured on a recurring basis at June 30, 2013 was immaterial.

Other Instruments.    The estimated fair value of our long-term obligations and other short-term borrowings was $1,572 million and $1,577 million as of June 30, 2013 and June 30, 2012, respectively, as compared to the net carrying amounts of $1,446 million and $1,402 million at June 30, 2013 and June 30, 2012, respectively. The fair value of our senior notes at June 30, 2013 and June 30, 2012 was based on quoted market prices, which involved the use of Level 1 inputs. The fair value of the other obligations at June 30, 2013 and June 30, 2012, was based on the quoted market prices for either the same or similar debt, which involved the use of observable Level 2 inputs. The fair value of the Rowa debt facility at June 30, 2013, was determined using a discounted cash flow analysis, which approximated its carrying value. We considered the interest rates of European instruments with similar maturity dates, which involved the use of significant unobservable Level 3 inputs. See note 11 for further information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SEGMENT INFORMATION

As discussed in note 1, in order to better align our operating and reportable segments with the manner in which we organize our business, commencing in the quarter ended September 30, 2011, we re-segmented our business into two new segments: Medical Systems and Procedural Solutions. Additionally, during the quarter ended September 30, 2012, we reclassified our respiratory diagnostics products from the Procedural Solutions segment into the Medical Systems segment within the Respiratory Technologies business line. Our operations are principally managed on a products and services basis, and the Medical Systems and Procedural Solutions segments focus primarily on our medical equipment business lines and disposable products business lines, respectively. Financial information for all periods presented have been reclassified to reflect these changes to our operating and reportable segments.

We report segment information based on the management approach. The management approach designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), for making decisions and assessing performance as the source of our reportable segments. The CODM is our Chief Executive Officer. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenues and operating income (loss) before interest and taxes. We have determined our reportable segments as follows based on the information used by the CODM.

Medical Systems.    The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilators and dedicated disposable ventilator circuits and accessories, as well as our respiratory diagnostics products. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

Procedural Solutions.    The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and non-dedicated disposable IV infusion administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used in respiratory therapy.

We evaluate the performance of our operating segments based upon, among other things, segment profit. Segment profit is segment revenue less segment cost of products sold, SG&A expenses, research and development expenses and restructuring and acquisition integration charges. With the exception of testing for goodwill impairment, we do not identify or allocate assets by operating segment; accordingly, certain segment related disclosures with respect to assets have been omitted. See note 10.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents information about our reportable segments for the fiscal years ended June 30, 2013, 2012 and 2011, net of reclassification adjustments to conform to the current period presentation:

(in millions)	Medical Systems	Procedural Solutions[3]	Total
Fiscal Year 2013:
External Revenues	$2,329	$1,221	$3,550
Depreciation and Amortization	131	53	184
Segment Profit[1]	471	189	660
Fiscal Year 2012:
External Revenues	$2,439	$1,159	$3,598
Depreciation and Amortization	145	53	198
Segment Profit	439	135	574
Fiscal Year 2011:
External Revenues	$2,214	$1,226	$3,440
Depreciation and Amortization	129	57	186
Segment Profit [2]	367	124	491

[1]

During the fiscal year ended June 30, 2013, we recorded a $41 million charge to establish a reserve in connection with the agreement in principle to resolve the previously disclosed government investigations related to prior sales and marketing practices for our ChloraPrep skin preparation product and relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement. These amounts have not been allocated to segment results.

[2]

The $13 million net gain on the sale of assets related primarily to the sale of our OnSite Services business ($15 million gain), offset by a post-closing adjustment related to the sale of our Research Services business ($2 million loss), has not been allocated to segment results for the fiscal year ended June 30, 2011. See note 2.

[3]	Segment results for the fiscal years ended June 30, 2012 and 2011, have been adjusted for discontinued operations. See note 2.

A reconciliation of total segment profit to income before income tax is presented below for the fiscal years ended June 30, 2013, 2012, and 2011, net of adjustments for discontinued operations:

(in millions)	2013	2012	2011
Total Segment Profit	$660	$574	$491
Gain on the Sale of Assets	—	—	13
Reserve for Expected Government Settlement	(41)	—	—

Operating Income	619	574	504
Interest Expense and Other, Net	76	87	79

Income Before Income Tax	$543	$487	$425

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents revenue and net property and equipment by geographic area, net of adjustments for discontinued operations:

	Revenue			Property and Equipment, Net
	For Fiscal Year Ended June 30,			June 30,
(in millions)	2013	2012	2011	2013	2012
United States	$2,781	$2,808	$2,776	$304	$323
International	769	790	664	105	108

Total	$3,550	$3,598	$3,440	$409	$431

The following table presents the revenue information for select business lines within each of the segments for the fiscal years ended June 30, 2013, 2012 and 2011:

	Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Medical Systems
Dispensing Technologies	$993	$1,038	$910
Infusion Systems	916	955	889
Respiratory Technologies[1]	393	420	391
Other	27	26	24

Total Medical Systems	$2,329	$2,439	$2,214
Procedural Solutions
Infection Prevention	$594	$576	$568
Medical Specialties	344	317	322
Specialty Disposables	283	266	304
Other[2]	—	—	32

Total Procedural Solutions	$1,221	$1,159	$1,226
Total CareFusion	$3,550	$3,598	$3,440

[1]	Includes the respiratory diagnostics product line. See note 1.
[2]	Reflects the divestiture of OnSite Services business. See note 2.

NOTE 17. PRODUCT WARRANTIES

We offer warranties on certain products for various periods of time. We accrue for the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects management’s best estimate of probable liability based on current and historical product sales data and warranty costs incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the changes in the carrying amount of the liability for product warranties for the fiscal years ended June 30, 2013, and 2012:

(in millions)	Total
Balance at June 30, 2011	$21
Warranty Accrual	28
Warranty Claims Paid	(16)
Adjustments to Preexisting Accruals	(2)

Balance at June 30, 2012	31
Warranty Accrual	10
Warranty Claims Paid	(19)
Adjustments to Preexisting Accruals	(4)

Balance at June 30, 2013	$18

As of June 30, 2013, 2012 and 2011, approximately $6 million, $18 million and $8 million, respectively, of the ending liability balances related to accruals for product recalls.

NOTE 18. SHARE-BASED COMPENSATION

Long-Term Incentive Plan.    We maintain a stock incentive plan that provides for awards of non-qualified and incentive stock options, restricted stock and restricted stock units and performance stock units for the benefit of certain of our officers, directors and employees. Under CareFusion’s 2009 Long-Term Incentive Plan (the “Plan”), there are 40.0 million shares of common stock reserved and authorized for issuance. At June 30, 2013, awards (net of prevesting forfeitures) have been granted with respect to 24.8 million shares of the 40.0 million reserved shares, with 15.2 million shares available for future awards. The number of shares to be issued in connection with performance stock units is not determined until the end of their respective performance period and is therefore included at the current estimate of payout shares. New shares are issued for settlement of awards under the Plan.

At the time of the spinoff, Cardinal Health converted or adjusted outstanding stock options, restricted stock and restricted stock units (collectively, “share-based awards”) with respect to Cardinal Health common shares held by Cardinal Health and CareFusion employees. The manner of conversion for each employee was determined based on the date of the original share-based grant and the employment status of the employee at the spinoff date of August 31, 2009.

We are responsible for fulfilling all share-based awards related to CareFusion common stock, and Cardinal Health is responsible for fulfilling all share-based awards related to Cardinal Health common shares, regardless of whether the employee holding the share-based award is an employee of CareFusion or Cardinal Health. We record share-based compensation expense for the share-based awards with the offsetting impact recorded to “Additional Paid-In Capital” in our consolidated balance sheets.

Stock Options.    Under the Plan, stock options generally vest in equal annual installments over three years and are exercisable for periods up to seven years from the date of grant at a price equal to the fair market value of CareFusion’s common stock at the date of grant.

A summary of CareFusion stock option activity related to CareFusion and Cardinal Health employees for the fiscal year ended June 30, 2013 is as follows. With respect to the Cardinal Health stock options granted prior to

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 26, 2007, the converted CareFusion stock options retained the vesting schedule and expiration date of the original Cardinal Health stock options.

(in millions, except per share amounts)	Shares Subject to Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Vested and unvested expected to vest, June 30, 2012	13.7	$27.21	3.51	$22

Balance at June 30, 2012	13.8	$27.16	3.50	$22
Granted	2.2	$26.60
Exercised	(3.4)	$24.41
Canceled/Forfeited	(2.1)	$34.79

Outstanding, June 30, 2013	10.5	$26.43	3.78	$109

Vested and unvested expected to vest, June 30, 2013	10.4	$26.55	3.77	$107

Exercisable, June 30, 2013	5.9	$27.28	2.57	$58

The following table summarizes activity related to CareFusion stock options exercised during the fiscal years ended June 30, 2013, 2012 and 2011:

	For Fiscal Year Ended June 30,
(in millions)	2013	2012	2011
Proceeds From Stock Options Exercised	$67	$14	$15
Intrinsic Value of Stock Options Exercised	$31	$4	$4
Tax Benefit Related to Stock Options Exercised	$10	$1	$1

The fair value of stock options granted by CareFusion during the fiscal years ended June 30, 2013, 2012, and 2011 was valued by CareFusion utilizing a Black-Scholes-Merton valuation model.

The following assumptions were utilized in deriving the fair value for awards granted under the Black-Scholes-Merton model for the fiscal years ended June 30, 2013, 2012 and 2011:

	Fiscal Year Ended June 30,
	2013	2012	2011
Risk Free Interest Rate	0.75%	0.75% — 0.96%	1.46% — 2.37%
Expected Term (years)	5.0	5.0	5.0
Volatility	32.0%	31.3%	31.8% — 32.5%
Dividend Yield	—%	—%	—%
Weighted-Average Grant Date Fair Value	$7.84	$7.45	$7.42

Black-Scholes-Merton.    The risk-free rate is based on a United States Treasury equivalent instrument with the same term as the expected term. The expected term of the stock option represents the estimated period of time until exercise and is based on the vesting period of the award and the estimated exercise patterns of employees. Volatility is based on actual CareFusion experience, as well as historical volatility of a peer group of companies that have similar revenues, earnings and market capitalization, and operate in the same industry as CareFusion. Volatility is based on the approximate expected term of the stock options. We do not currently plan to pay dividends on our common stock and therefore the dividend yield percentage is set at zero.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Black-Scholes-Merton option valuation model was developed for use in estimating the fair value of traded stock options which have no vesting restrictions and are fully transferable, and includes management’s estimates of the relative inputs. Though we believe this is the best valuation technique for our stock options, our estimate of fair value may differ from other valuation models.

Restricted Stock and Restricted Stock Units.    Under the Plan, restricted stock and restricted stock units (“restricted stock awards”) generally vest in equal installments over three years. The fair value of restricted stock awards is based on the closing price of our common stock on the date of grant. Certain RSU awards are also subject to satisfying performance conditions. Once the likelihood of achieving the performance conditions for these shares is determined to be probable, compensation expense is recorded. The weighted-average grant date fair values of restricted stock awards granted was $27.83, $25.48 and $23.78 for the fiscal years ended June 30, 2013, 2012 and 2011, respectively.

With respect to restricted stock awards granted prior to September 26, 2007, the converted CareFusion restricted stock awards retained the vesting schedule of the original Cardinal Health restricted stock awards. A summary of CareFusion restricted stock awards related to CareFusion and Cardinal Health employees for the fiscal year ended June 30, 2013 is as follows:

(in millions, except per share amounts)	Shares	Weighted- Average Grant Date Fair Value
Balance at June 30, 2012	3.2	$24.04
Granted	1.5	$27.83
Vested	(1.6)	$23.41
Forfeited	(0.3)	$25.64

Outstanding, June 30, 2013	2.8	$26.17

Performance Stock Units.    Performance stock units provide share-based compensation to participants for which vesting is contingent upon company performance relative to specific financial targets, as defined in the award agreements. The amount of compensation expense recognized, as well as the period over which the awards are expected to vest, are based on management’s estimate of the most likely outcome.

In the fiscal year ended June 30, 2011 we granted performance stock units (the “Fiscal 2011 PSUs”) to our new Chief Executive Officer. For the Fiscal 2011 PSUs, we established performance goals based on market conditions associated with stock price appreciation, with vesting upon the three year anniversary of the grant date based on the extent certain stock price targets are met. The Fiscal 2011 PSUs were granted in five tranches, with the vesting of each tranche contingent upon future closing prices of the company’s common stock. Achievement of each average closing price target is determined based upon the arithmetic mean of the closing share prices from the date the price target is first met through the nineteenth trading day thereafter.

The following table depicts the performance target associated with each tranche of the Fiscal 2011 PSU’s:

Tranche	Average Closing Price Target (per share)
1	≥$30.00
2	≥$35.00
3	≥$40.00
4	≥$45.00
5	≥$50.00

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A payout will be earned upon the three year anniversary of the grant date only if the performance target for a tranche is achieved between one and three years following the grant date, and the awardee remains in continuous employment through such date. The fair value of the Fiscal 2011 PSUs was determined by utilizing a Monte Carlo valuation model. Compensation expense for the Fiscal 2011 PSUs is recorded in the consolidated statements of income over the estimated vesting period of approximately three years.

In the fiscal years ended June 30, 2013 and June 30, 2012, we granted performance stock units (the “EPS PSUs”) to members of management. For the EPS PSUs, we established performance goals based on the achievement of the Compounded Annual Growth Rate (“CAGR”) of the company’s fully diluted, adjusted earnings per share (“EPS”) over the three year performance period. The payout amount of EPS PSUs will vary between 0% — 200% of a target number of shares of common stock based on performance relative to the target established for CAGR during the performance period. No payout is earned if the minimum CAGR performance target is not achieved. The fair value of the EPS PSUs is based on the closing price of the company’s common stock on the date of grant. Compensation expense for the EPS PSUs is recorded in the consolidated statements of income over the vesting period of three years.

A summary of performance stock unit activity for the fiscal year ended June 30, 2013 is as follows:

(in millions, except per unit amounts)	Performance Stock Units[1]	Weighted- Average Grant Date Fair Value
Balance at June 30, 2012	0.6	$18.80
Granted	0.2	$26.79
Vested	—	$—
Forfeited	—	$25.64

Outstanding, June 30, 2013	0.8	$20.25

[1]	Based on target number of shares of common stock subject to each grant of performance stock units.

Monte Carlo.    The risk-free rate, volatility, and dividend yield percentage utilized in estimating the fair value of the Fiscal 2011 PSUs approximate those used in the Black-Scholes-Merton stock option valuation model above. The expected term of the performance stock unit is based on the estimated vesting period of the award.

The Monte Carlo valuation model was developed for use in estimating the fair value of Fiscal 2011 PSUs and includes management’s estimates of the relative inputs. Though we believe this is the best valuation technique for the Fiscal 2011 PSUs, our estimate of fair value may differ from other valuation models.

Accounting for Share-Based Compensation.    Expense for share-based payment transactions with employees is recognized in the consolidated statements of income over the period during which an employee provides the requisite service in exchange for the award, based on their award’s fair value. Most stock options and restricted stock and restricted stock units vest ratably over a three-year vesting period. Share-based compensation expense associated with these graded-vesting awards is recognized using the straight-line method over the vesting period. Stock options generally have a seven-year contractual term. Total pre-tax share-based compensation expense was approximately $53 million, $51 million and $65 million for the fiscal years ending June 30, 2013, 2012 and 2011, respectively. The income tax benefit related to the share-based compensation expense was approximately $19 million, $19 million and $25 million for the fiscal years ended June 30, 2013, 2012, and 2011, respectively. We classify share-based compensation within SG&A expense to correspond with the same line item as the majority of the cash compensation paid to employees.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2013, our total unrecognized share-based compensation expense related to nonvested share-based compensation awards, adjusted for estimated forfeitures, was $58 million. This compensation expense is expected to be recognized over a weighted-average period of approximately 2 years.

Because share-based compensation amounts related to employees of the Nicolet and ISP businesses, which are classified as discontinued operations, were not material for any period presented, we have not segregated them from continuing operations in this note. See note 2 for a detailed discussion.

NOTE 19. EMPLOYEE SAVINGS PLAN

Substantially all of our domestic non-union employees are eligible to be enrolled in the company-sponsored retirement savings plans, which include features under Section 401(k) of the Code and provide for company matching. Contributions to the plans are determined by our board of directors and are subject to certain minimum requirements as specified in the plans. The total expense for our employee retirement benefit plans was $24 million, $42 million and $48 million for fiscal years 2013, 2012 and 2011, respectively.

NOTE 20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is selected quarterly financial data for fiscal years 2013 and 2012.

(in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2013
Revenue	$837	$909	$901	$903
Gross Margin	436	471	476	467
Selling, General and Administrative Expenses	244	249	244	243
Income from Continuing Operations[1]	87	108	84	110
Loss from Discontinued Operations, Net of Tax	(3)	—	—	(1)
Net Income[1]	84	108	84	109

Per Share Amounts:[2]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.39	$0.49	$0.38	$0.50
Discontinued Operations	$(0.01)	$—	$—	$(0.01)
Basic Earnings per Common Share	$0.38	$0.49	$0.38	$0.50

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.39	$0.48	$0.37	$0.49
Discontinued Operations	$(0.01)	$—	$—	$(0.01)
Diluted Earnings per Common Share	$0.37	$0.48	$0.37	$0.49

Weighted-Average Number of Common Shares Outstanding:
Basic	221.9	222.6	222.5	217.8
Diluted	224.4	224.9	225.6	221.2

[1]

Financial results for the third quarter include a $41 million charge to establish a reserve in connection with the agreement in principle to resolve the previously disclosed government investigations related to prior sales and marketing practices for our ChloraPrep skin preparation product and relationships with healthcare professionals. The agreement in principle remains subject to several conditions, and the amount and timing of the payment are subject to the final terms of the settlement agreement.

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[2]

Basic and diluted earnings per share are computed independently for each of the components and quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share. Additionally, the sum of the per share components within the quarters may not equal the per share amounts presented.

(in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2012
Revenue	$828	$890	$919	$961
Gross Margin	423	447	459	475
Selling, General and Administrative Expenses	264	261	241	267
Income from Continuing Operations	72	94	104	91
Income (Loss) from Discontinued Operations, Net of Tax[1]	(2)	1	(72)	5
Net Income	70	95	32	96

Per Share Amounts:[2]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.32	$0.42	$0.46	$0.41
Discontinued Operations	$(0.01)	$—	$(0.32)	$0.02
Basic Earnings per Common Share	$0.31	$0.42	$0.14	$0.43

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.32	$0.41	$0.46	$0.41
Discontinued Operations	$(0.01)	$—	$(0.32)	$0.02
Diluted Earnings per Common Share	$0.31	$0.42	$0.14	$0.43

Weighted-Average Number of Common Shares Outstanding:
Basic	223.8	224.7	224.6	221.7
Diluted	226.3	226.6	226.8	224.2

[1]	Reflects the impact of businesses reclassified to discontinued operations. See note 2.
[2]

Basic and diluted earnings per share are computed independently for each of the components and quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share. Additionally, the sum of the per share components within the quarters may not equal the per share amounts presented.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act) as of the end of the period covered by this report. Based on that evaluation, our management, including our Chief Executive Officer and our Chief Financial Officer, has concluded that our disclosure controls and procedures were effective as of the end of such period.

Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Exchange Act Rule 13a-15(f). Our management’s annual report on internal control over financial reporting is set forth below and the report of independent registered public accounting firm is included on page 102 of this Annual Report on Form 10-K.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)). Our system of internal control over financial reporting is designed to provide reasonable assurance to our management and Board of Directors regarding the preparation and fair presentation of our consolidated financial statements for external purposes in accordance with generally accepted accounting principles.

Our management, under the supervision of our Chief Executive Officer and the Chief Financial Officer, assessed the effectiveness of our internal control over financial reporting as of June 30, 2013. In making this assessment, we used the framework included in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the criteria set forth in Internal Control — Integrated Framework (1992), our management concluded that our internal control over financial reporting was effective as of June 30, 2013.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in this Annual Report on Form 10-K and has issued an attestation report, included herein, on the effectiveness of our internal control over financial reporting as of June 30, 2013.

Changes in Internal Control over Financial Reporting

During the fiscal year ended June 30, 2013, we developed and implemented new control procedures to address a previously identified material weakness in our internal control over financial reporting as of June 30, 2012 related to our accounting for sales-type leases associated with our Pyxis medication and supply dispensing products. These new control procedures include a revised fair value estimation process for our leased assets, as further discussed in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, December 31, 2012, and March 31, 2013. After completing our testing of the design and operating effectiveness of these new procedures, we concluded that we have remediated the previously identified material weakness as of June 30, 2013.

Except as described above, there were no changes in our internal control over financial reporting during the quarter ended June 30, 2013 that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of CareFusion Corporation

We have audited CareFusion Corporation’s internal control over financial reporting as of June 30, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). CareFusion Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, CareFusion Corporation maintained, in all material respects, effective internal control over financial reporting as of June 30, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of CareFusion Corporation as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2013 of CareFusion Corporation and our report dated August 9, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Diego, California

August 9, 2013

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information concerning Directors, including committees of our Board of Directors, will appear under the captions “Item 1 — Election of Directors,” “Board of Directors Information,” “Board of Directors and Committees of the Board,” and “Governance of Our Company,” in our definitive proxy statement for our 2013 Annual Meeting of Stockholders (the “2013 Proxy Statement”). Such information is incorporated herein by reference. The information in the 2013 Proxy Statement set forth under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” is incorporated herein by reference. Information regarding stockholder communications with our Board of Directors may be found under the caption “Governance of Our Company” in our 2013 Proxy Statement and is incorporated herein by reference.

Executive Officers of the Registrant

The following table sets forth information, as of August 1, 2013, with respect to the individuals serving as our executive officers:

Name	Age	Position
Kieran Gallahue	50	Chairman and Chief Executive Officer
James Hinrichs	46	Chief Financial Officer
Vivek Jain	41	President, Procedural Solutions
Thomas Leonard	45	President, Medical Systems
Roger Marchetti	55	Executive Vice President, Human Resources
Joan Stafslien	49	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Gordon LaFortune	56	Executive Vice President, EMEA/APAC Commercial Operations and Global Infusion Disposables
Donald Abbey	46	Executive Vice President, Quality, Regulatory and Medical Affairs
Jean Maschal	62	Senior Vice President, Controller and Chief Accounting Officer

Mr. Gallahue is the Chairman of our Board of Directors and Chief Executive Officer. Prior to joining us in January 2011, he was the president, chief executive officer and a director of ResMed Inc., a medical device firm serving the sleep disordered breathing and respiratory markets. Mr. Gallahue joined ResMed in January 2003 as president and chief operating officer of the Americas and was promoted to ResMed’s president in September 2004. He served in that role until he was named president, chief executive officer and a director of ResMed in January 2008. Prior to joining ResMed, from January 1998 to December 2002, he held positions of increasing responsibility at Nanogen, Inc., a DNA research and medical diagnostics company, including president and chief financial officer. Prior to 1998, Mr. Gallahue held various marketing, sales and financial positions within Instrumentation Laboratory, The Procter & Gamble Company and General Electric Company. He is a director of Volcano Corporation. During the prior five years, Mr. Gallahue also served on the board of directors of ResMed.

Mr. Hinrichs is our Chief Financial Officer. He previously served as our Senior Vice President, Global Customer Support, from January 2010 through December 2010, when he was promoted to his current position. From January 2009 through January 2010, Mr. Hinrichs served as our Senior Vice President, Controller, a position he assumed leading up to the spinoff from Cardinal Health. Mr. Hinrichs joined Cardinal Health in February 2004 as Vice President, Investor Relations, and since then served in several financial leadership positions, including as Chief Financial Officer of the former Clinical Technologies and Services, Healthcare Supply Chain Services, and Clinical and Medical Products segments. From June 2007 to June 2008, Mr. Hinrichs also served as Controller for Cardinal Health. Before joining Cardinal Health, Mr. Hinrichs spent 12 years in a variety of finance and marketing positions at Merck & Co.

Mr. Jain is our President, Procedural Solutions. Until August 2011, Mr. Jain served as President, Medical Technologies and Services. Prior to the spinoff, he served as Executive Vice President—Strategy and Corporate Development of Cardinal Health since August 2007. Prior to joining Cardinal Health, from May 2006 to August 2007 he served as Senior Vice President/Head of Healthcare Strategy, Business Development and M&A for the Philips Medical Systems business of Koninklijke Philips Electronics N.V., an electronics company. He was an investment banker at J.P. Morgan Securities, Inc., an investment banking firm, from July 1994 to April 2006. His last position with J.P. Morgan was as Managing Director/Co-Head of Global Healthcare Investment Banking from April 2002 to April 2006.

Mr. Leonard is our President, Medical Systems. Until August 2011, Mr. Leonard served as President, Dispensing Technologies. Prior to the spinoff, he served as Senior Vice President and General Manager, Clinical Services of Cardinal Health since June 2008. Prior to joining Cardinal Health, from June 2005 to June 2008, he was Senior Vice President and General Manager, Ambulatory Solutions of McKesson Corporation, a healthcare services company. From July 2000 to June 2005 he was Executive Vice President of Operations at Picis, Inc., a provider of acute care products and services.

Mr. Marchetti is our Executive Vice President, Human Resources. Prior to joining us in July 2011, he was the Senior Vice President, Human Resources and Information Management of Amylin Pharmaceuticals, Inc., a biopharmaceutical company, since November 2005. From July 2002 to October 2005, he served as Vice President, Human Resources for Guidant Corporation, a medical device company. Prior to this role, he served as Vice President, Finance and Information Systems, Guidant Europe, Middle East, Africa, and Canada, since the beginning of 2001. From 1999 through 2000, he served as Vice President, Human Resources for Guidant’s Vascular Intervention Group, and served as Guidant’s first Corporate Controller and Chief Accounting Officer from 1994 to 1999. Prior to joining Guidant, he spent over five years in various finance roles with Eli Lilly and Company. From 1980 to 1986, he was on the audit staff of the accounting firm Touche Ross & Co. (currently Deloitte & Touche LLP).

Ms. Stafslien is our Executive Vice President, General Counsel, Chief Compliance Officer and Secretary. Ms. Stafslien was previously our Executive Vice President, General Counsel and Secretary, and effective June 2010, assumed the additional role of Chief Compliance Officer. Prior to the spinoff, she served as Senior Vice President and General Counsel, Clinical and Medical Products of Cardinal Health since July 2008. She was Senior Vice President and General Counsel, Clinical Technologies and Services of Cardinal Health, from August 2004 to July 2008. Ms. Stafslien served as Deputy General Counsel and Assistant General Counsel of ALARIS Medical Systems, Inc. (“Alaris”) from March 1999 to July 2004, when Cardinal Health acquired Alaris. From May 1998 to February 1999, she served as Senior Corporate Counsel to Alaris. Prior to joining Alaris, she was an associate with the law firms of Brobeck, Phleger & Harrison LLP and Luce, Forward, Hamilton & Scripps LLP.

Mr. LaFortune is our Executive Vice President, EMEA/APAC Commercial Operations and Global Infusion Disposables. From August 2011 to July 2012, Mr. LaFortune served as our Executive Vice President, International Commercial Operations. Until August 2011, Mr. LaFortune was our Senior Vice President and General Manager, Infusion. Prior to the spinoff, Mr. LaFortune served as President of the Infection Prevention business of Cardinal Health, from November 2004 to December 2008. From June 2001 to November 2004, Mr. LaFortune was President, International for Cardinal Health, and from February 1999 to June 2001, Mr. LaFortune was Vice President and General Manager for Cardinal Health Canada. Before joining Cardinal Health, Mr. LaFortune was Vice President and General Manager for Allegiance Healthcare Canada, which was acquired by Cardinal Health in February 1999. Mr. LaFortune also held various marketing, sales and operations positions at Allegiance and Baxter International, a manufacturer and marketer of healthcare products and services, prior to Baxter’s spinoff of the Allegiance business in 1996.

Mr. Abbey is our Executive Vice President, Quality, Regulatory and Medical Affairs. Until November 2011, Mr. Abbey served as our Senior Vice President, Quality and Regulatory Affairs. Prior to the spinoff, Mr. Abbey served as Senior Vice President, Quality and Regulatory Affairs—Clinical and Medical Products of Cardinal Health, since March 2007. Prior to joining Cardinal Health, from February 2006 to March 2007, Mr. Abbey served as Vice President, Regulatory Affairs and Quality Assurance for the Critical Care division of Respironics, Inc., a medical device firm serving the global sleep and respiratory markets. Previously, he held a number of leadership roles within the healthcare industry, including general manager of Welch Allyn’s cardiopulmonary business; vice president of Quality Assurance and Regulatory Affairs for Protocol Systems, Inc.; and director of Quality Assurance for Heartstream, Inc.

Ms. Maschal is our Senior Vice President, Chief Accounting Officer and Controller. Ms. Maschal was previously our Vice President and Chief Accounting Officer, and effective December 2009, was promoted to her current position. From August 2008 to June 2009, she served as Vice President, Finance and Controller—Clinical and Medical Products of Cardinal Health. Ms. Maschal was Vice President, Finance and Controller—Clinical Technologies and Services of Cardinal Health from April 2007 to August 2008. From July 2006 to March 2007, she served as Vice President, Clinical Technologies and Services Controller of Cardinal Health. She was Vice President, Finance for Alaris from July 2004, when Cardinal Health acquired Alaris, until July 2006. Prior to the acquisition of Alaris by Cardinal Health, she served as Vice President, Finance and Corporate Controller of Alaris, since March 2002, and as Assistant Controller of Alaris from January 1999 to February 2002. Prior to joining Alaris in 1997, she was a senior auditor with the accounting firm of Pricewaterhouse LLP.

Code of Ethics

We have adopted a code of ethics, which we call our Code of Conduct, which applies to all our employees, including our executive officers and directors. The full text of our Code of Conduct can be found in the “Investors” section of our website accessible to the public at www.carefusion.com, by clicking the “Corporate Governance” link.

ITEM 11.	EXECUTIVE COMPENSATION

Information required by this Item relating to director and officer compensation will appear under the headings “Executive Compensation”, “Compensation Committee Interlocks and Insider Participation” and “Compensation Committee Report” in our 2013 Proxy Statement, which sections are incorporated herein by reference.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Information required by this Item will appear under the heading “Security Ownership of Certain Beneficial Owners and Management” in our 2013 Proxy Statement, which section is incorporated herein by reference.

Equity Compensation Plan Information

The following table summarizes options and other rights outstanding under our share-based compensation plans as of June 30, 2013:

Plan Category	Securities to be Issued Upon Exercise (a)[1]	Weighted - Average Exercise Price (b)[2]	Securities Available for Future Issuance (c)[3]
Equity Compensation Plan Approved by Security Holders	14,039,874	$26.43	15,233,290
Equity Compensation Plan Not Approved by Security Holders	—	—	—

[1]

This amount reflects the number of shares of common stock to be issued upon exercise of outstanding stock options, as well as 2,768,714 shares subject to the vesting of outstanding restricted stock awards and units and 767,221 shares subject to the vesting of outstanding performance stock units at June 30, 2013. The number of shares to be issued in connection with performance stock units granted during the fiscal years ended June 30, 2013, 2012, and 2011 is not determined until the end of the performance periods and are therefore included at the current estimate of payout shares.
[2]

Reflects weighted-average exercise price of outstanding stock options and does not include unvested restricted stock awards and units or performance stock units at June 30, 2013, which have weighted average grant date fair values of $26.17 and $20.25, respectively.

[3]

Reflects the number of shares of common stock remaining available for future issuance under the 2009 Long-Term Incentive Plan (“LTIP”), excluding securities reflected in column (a). See note 18 to the consolidated financial statements for a description of the various share-based grants that may be issued under the LTIP. At June 30, 2013, 24.8 million shares out of the 40.0 million shares authorized for issuance under the LTIP have been used for the grant of incentive and non-qualified stock options, the grant of restricted stock and restricted stock units and the grant of performance stock units. The number of shares to be issued in connection with performance stock units granted during the fiscal years ended June 30, 2013, 2012 and 2011 is not determined until the end of the performance periods and are therefore included at the current estimate of payout shares.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information required by this Item will appear under the heading “Certain Relationships and Related Transactions” and information required by this Item relating to the independence of our directors will appear under the heading “Governance of Our Company” in our 2013 Proxy Statement, which sections are incorporated herein by reference.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

Information required by this Item will appear under the heading “Audit Related Matters” in our 2013 Proxy Statement, which section is incorporated herein by reference.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as part of this Annual Report on Form 10-K:

(a) (2) The following Supplemental Schedule is included in this report:

Financial Statement Schedule:	Page No.
Schedule II — Valuation and Qualifying Accounts	113

All other schedules not listed above have been omitted as not applicable or because the required information is included in the Consolidated Financial Statements or in notes thereto.

(a) (3) See Subsection (b) below.

(b)	Exhibits

Exhibit Number	Description of Exhibits

2.1	Separation Agreement, dated July 22, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 2.1 to Cardinal Health’s Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).†

3.1	Amended and Restated Certificate of Incorporation of CareFusion Corporation (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on August 28, 2009, File No. 333-161611).

3.2	Amended and Restated By-Laws of CareFusion Corporation (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed on August 28, 2009, File No. 333-161611).

4.1	Stockholder’s and Registration Rights Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 10.4 to Cardinal Health’s Current Report on Form 8-K filed on September 4, 2009, File No. 1-11373).

4.2

Registration Rights Agreement, dated July 21, 2009, among CareFusion Corporation, Deutsche

Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC (incorporated by reference to

Exhibit 4.1 to Cardinal Health’s Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).

4.3

Indenture, dated July 21, 2009, between CareFusion Corporation and Deutsche Bank

Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.2 to Cardinal Health’s

Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).

Exhibit Number	Description of Exhibits

4.4

Supplemental Indenture, dated July 21, 2009, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.3 to Cardinal Health’s

Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).

4.5	Second Supplemental Indenture, dated March 11, 2013, between CareFusion Corporation and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on March 11, 2013, File No. 1-34273).

4.6	Registration Rights Agreement, dated March 11, 2013, among CareFusion Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on March, 11, 2013, File No. 1-34273).

10.1	Transition Services Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 10.2 to Cardinal Health’s Current Report on Form 8-K filed on September 4, 2009, File No. 1-11373).

10.2	Tax Matters Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 10.3 to Cardinal Health’s Current Report on Form 8-K filed on September 4, 2009, File No. 1-11373).

10.3	Employee Matters Agreement, dated August 31, 2009, by and between Cardinal Health, Inc. and CareFusion Corporation (incorporated by reference to Exhibit 10.1 to Cardinal Health’s Current Report on Form 8-K filed on September 4, 2009, File No. 1-11373).

10.4	Form of Indemnification Agreement between CareFusion Corporation and individual directors (incorporated by reference to Exhibit 10.5 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on June 26, 2009, File No. 1-34273). #

10.5	Form of Indemnification Agreement between CareFusion Corporation and individual officers (incorporated by reference to Exhibit 10.6 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on June 26, 2009, File No. 1-34273). #

10.6	Form of Executive Officer Offer Letter (incorporated by reference to Exhibit 10.52 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.7	Form of Director Offer Letter (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.8	Purchase Agreement, dated July 14, 2009, among CareFusion Corporation, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC (incorporated by reference to Exhibit 10.1 to Cardinal Health’s Current Report on Form 8-K filed on July 22, 2009, File No. 1-11373).

10.9	CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on August 28, 2009, File No. 333-161615). #

10.10	Form of Nonqualified Stock Option Agreement under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.11	Form of Nonqualified Stock Option Agreement, as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

Exhibit Number	Description of Exhibits

10.12	Form of Restricted Stock Units Agreement under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.13	Form of Performance Stock Units Agreement, as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

10.14	Form of Restricted Stock Units Agreement under the CareFusion Corporation 2009 Long-Term Incentive Plan, used in connection with fiscal year 2012 equity grants, for officers of the Company (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 filed on August 9, 2011, File No. 1-34273) #

10.15	Form of Restricted Stock Units Agreement (Officers), as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

10.16	Form of Restricted Stock Units Agreement for Directors under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.62 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.17	Form of Restricted Stock Units Agreement (Directors), as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

10.18	Form of Restricted Stock Units Agreement (Multi-year vest), as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

10.19	Form of Restricted Stock Units Agreement (Cliff vest), as amended effective August 2012, under the CareFusion Corporation 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.6 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

10.20	Form of terms and conditions applicable to nonqualified stock options under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.63 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.21	Form of terms and conditions applicable to restricted share units under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.64 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.22	Form of terms and conditions applicable to restricted shares under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of the Company (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.65 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.23	Form of terms and conditions applicable to nonqualified stock options under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.66 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273).#

Exhibit Number	Description of Exhibits

10.24	Form of terms and conditions applicable to restricted share units under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.67 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.25	Form of terms and conditions applicable to restricted shares under the CareFusion Corporation 2009 Long-Term Incentive Plan for employees of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.68 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.26	Form of terms and conditions applicable to restricted share units under the CareFusion Corporation 2009 Long-Term Incentive Plan for directors of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.69 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.27	Form of terms and conditions applicable to nonqualified stock options under the CareFusion Corporation 2009 Long-Term Incentive Plan for directors of Cardinal Health, Inc. (adjusted in connection with the separation) (incorporated by reference to Exhibit 10.70 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 filed on September 15, 2009, File No. 1-34273). #

10.28	CareFusion Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on August 28, 2009, File No. 333-161611). #

10.29	CareFusion Corporation Management Incentive Plan (as amended and restated effective as of July 1, 2010) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 8, 2010, File No. 1-34273). #

10.30	CareFusion Corporation Severance Plan, as amended and restated effective July 1, 2012 (incorporated by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

10.31	CareFusion Corporation Executive Change in Control Severance Plan, as amended and restated effective July 1, 2012 (incorporated by reference to Exhibit 99.9 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

10.32	CareFusion Corporation Executive Severance Guidelines, as amended and restated effective July 1, 2012 (incorporated by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K filed on July 2, 2012, File No. 1-34273). #

10.33	Offer Letter dated as of November 29, 2010, with James Hinrichs (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 1, 2010, File No. 1-34273). #

10.34	Employment Agreement dated as of January 29, 2011, with Kieran T. Gallahue (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on February 1, 2011, File No. 1-34273). #

10.35	Credit Agreement, dated as of July 6, 2011, among CareFusion Corporation, JPMorgan Chase Bank, N.A., as administrative agent and swing line lender, Bank of America, N.A., as syndication agent, the other lenders party thereto and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book managers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 6, 2011,
File No. 1-34273).

Exhibit Number	Description of Exhibits

10.36	Form of Aircraft Time Sharing Agreement that may be entered into from time to time with certain of our executive officers. #*

21.1	Subsidiaries of CareFusion Corporation.*

23.1	Consent of Independent Registered Public Accounting Firm.*

24.1	Powers of Attorney (included on the signature page).*

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

32.1	Certifications pursuant to 18 U.S.C. Section 1350. *

99.1	Amended Consent Decree for Condemnation and Permanent Injunction (incorporated by reference to Exhibit 99.2 of the Company’s Registration Statement on Form 10 filed on March 31, 2009, File No. 1-34273).

101.INS	XBRL Instance Document*

101.SCH	XBRL Taxonomy Extension Schema Document*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

*	Filed herewith.
#	Indicates management contract or compensatory plan.
†	The schedules and exhibits to the Separation Agreement have been omitted. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission supplementally upon request.

(c)	Financial Statement Schedules

The following financial statement schedule is filed as part of this Annual Report on Form 10-K:

Schedule Number	Description
II	Valuation and Qualifying Accounts

CAREFUSION CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in millions)	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Fiscal Year 2013:
Accounts Receivable	$15	$8	$1	$(9)	$15
Inventory Reserve	38	14	1	(9)	44
Net Investment in Sales-Type Leases	10	(1)	—	(2)	7

	$63	$21	$2	$(20)	$66

Fiscal Year 2012:
Accounts Receivable	$13	$6	$—	$(4)	$15
Inventory Reserve	40	9	—	(11)	38
Net Investment in Sales-Type Leases	9	2	1	(2)	10

	$62	$17	$1	$(17)	$63

Fiscal Year 2011:
Accounts Receivable	$9	$6	$1	$(3)	$13
Inventory Reserve	45	5	1	(11)	40
Net Investment in Sales-Type Leases	8	1	—	—	9

	$62	$12	$2	$(14)	$62

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on August 9, 2013.

CAREFUSION CORPORATION

By:	/s/ Kieran T. Gallahue
Kieran T. Gallahue, Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Hinrichs and Joan B. Stafslien, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this report, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kieran T. Gallahue Kieran T. Gallahue	Chairman and Chief Executive Officer and Director (principal executive officer)	August 9, 2013

/s/ James F. Hinrichs James F. Hinrichs	Chief Financial Officer (principal financial officer)	August 9, 2013

/s/ Jean Maschal Jean Maschal	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	August 9, 2013

/s/ Philip L. Francis Philip L. Francis	Director	August 9, 2013

/s/ Robert F. Friel Robert F. Friel	Director	August 9, 2013

/s/ Jacqueline B. Kosecoff Jacqueline B. Kosecoff, Ph.D.	Director	August 9, 2013

/s/ J. Michael Losh J. Michael Losh	Presiding Director	August 9, 2013

/s/ Gregory T. Lucier Gregory T. Lucier	Director	August 9, 2013

/s/ Edward D. Miller Edward D. Miller, M.D.	Director	August 9, 2013

/s/ Michael D. O’Halleran Michael D. O’Halleran	Director	August 9, 2013

/s/ Robert P. Wayman Robert P. Wayman	Director	August 9, 2013

Annex B – Proxy Statement for the 2013 Annual Meeting of Stockholders

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CareFusion Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

September 26, 2013

Dear Stockholders:

We cordially invite you to attend the CareFusion Corporation 2013 Annual Meeting of Stockholders. The meeting will be held on Wednesday, November 6, 2013, at 8:30 a.m. (Pacific Standard Time) at CareFusion Headquarters, located at 3750 Torrey View Court, San Diego, CA 92130.

We are pleased to be utilizing the United States Securities and Exchange Commission’s rules allowing companies to provide proxy materials to their stockholders over the Internet. We believe that this will allow us to promptly provide proxy materials to you, while lowering the costs of distribution and reducing the environmental impact of our Annual Meeting.

In accordance with these rules, we are sending stockholders of record at the close of business on September 9, 2013, a Notice of Internet Availability of Proxy Materials on or about September 26, 2013. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended June 30, 2013. The Notice also provides instructions on how to vote by Internet or telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received our Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report and proxy card were enclosed.

The Notice of Annual Meeting of Stockholders and Proxy Statement describing the business to be conducted at the meeting accompany this letter.

I look forward to sharing information with you about CareFusion Corporation at the Annual Meeting. Whether or not you plan to attend the meeting in person, I encourage you to vote as soon as possible so that your shares will be represented at the meeting.

Very truly yours,

Kieran T. Gallahue

Chairman and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 6, 2013

The CareFusion Corporation 2013 Annual Meeting of Stockholders will be held on Wednesday, November 6, 2013 at 8:30 a.m. (Pacific Standard Time) at CareFusion Headquarters, located at 3750 Torrey View Court, San Diego, CA 92130, for the following purposes:

1.	To elect the three Class I directors named in the attached Proxy Statement to hold office for a term of three years.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014.

3.	To hold a non-binding advisory vote on the compensation of our named executive officers.

4.	To consider a proposal to approve an amendment to our certificate of incorporation to repeal the classified board.

5.	To consider a proposal to approve an amendment to our by-laws to repeal the classified board.

6.	To consider a proposal to approve an amendment to our by-laws to adopt majority voting for uncontested elections of directors.

7.	To consider a proposal to approve an amendment to our certificate of incorporation to reduce the supermajority voting threshold.

8.	To consider a proposal to approve an amendment to our by-laws to reduce the supermajority voting threshold.

9.	To consider such other business as may properly come before the meeting and any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR” each of the director nominees and “FOR” Proposals 2 through 8. You are entitled to vote only if you were a CareFusion Corporation stockholder as of the close of business on September 9, 2013. For ten days prior to the Annual Meeting, a complete list of the stockholders of record on September 9, 2013, will be available at our principal offices, located at 3750 Torrey View Court, San Diego, CA 92130, for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

Your vote is important. We encourage you to read the Proxy Statement and to submit a proxy so that your shares will be represented and voted even if you do not attend the Annual Meeting. You may submit your proxy by Internet, telephone or mail. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

By order of the Board of Directors,

Joan B. Stafslien

Executive Vice President, General Counsel,

    Chief Compliance Officer and Secretary

San Diego, California

September 26, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

CAREFUSION CORPORATION 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 6, 2013

The CareFusion Corporation Proxy Statement and Annual Report for the fiscal year ended June 30, 2013 are available electronically at https://materials.proxyvote.com/14170T

IMPORTANT VOTING INFORMATION

Pursuant to New York Stock Exchange rule changes adopted by the United States Securities and Exchange Commission, your broker, bank or other financial institution is not permitted to vote on your behalf on the election of directors or on the other matters to be considered at the CareFusion Corporation 2013 Annual Meeting of Stockholders (except on the ratification of the selection of PricewaterhouseCoopers LLP as CareFusion’s independent registered public accounting firm for the 2014 fiscal year), unless you provide specific instructions as to how to vote. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the CareFusion Corporation 2013 Annual Meeting of Stockholders.

More Information Is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The United States Securities and Exchange Commission also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact CareFusion’s Investor Relations Department by email at ir@carefusion.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

CAREFUSION CORPORATION 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 6, 2013

The CareFusion Corporation Proxy Statement and Annual Report for the fiscal year ended June 30, 2013 are available electronically at https://materials.proxyvote.com/14170T

2013 Proxy Statement Summary

To assist you in reviewing the Proxy Statement for the CareFusion Corporation 2013 Annual Meeting of Stockholders (the “Annual Meeting”), we call your attention to the following summary information about the Annual Meeting; our corporate governance framework; our business and financial performance during fiscal 2013; and key executive compensation actions and decisions during the year. For more complete information, please review the CareFusion Corporation Proxy Statement and Annual Report for the fiscal year ended June 30, 2013.

Annual Meeting of Stockholders

• Date and Time:	November 6, 2013 at 8:30 a.m. (Pacific Standard Time)

• Place:	CareFusion Corporation Headquarters at 3750 Torrey View Court, San Diego, CA 92130

• Record Date:	September 9, 2013

• Voting:	If you were a “stockholder of record” or beneficial owner of shares held in “street name” as of the Record Date, you may vote your shares. You may vote in person at the Annual Meeting or by the Internet, telephone or mail. See the “General Information About the Meeting and Voting” in the Proxy Statement for more detail regarding how you may vote your shares.

• Admission:

You are entitled to attend the Annual Meeting if: (i) you were a CareFusion Corporation stockholder as of the Record Date (or you are attending as a named representative of a stockholder or you are an immediate family member attending as a guest of a stockholder); and (ii) you present an admission card or proof of ownership of CareFusion common stock as of the Record Date. In addition, all stockholders, immediate family member guests and representatives will be required to present government-issued photo identification (e.g., driver’s license or passport) to gain admission to the Annual Meeting.

To request an admission card and register to attend the Annual Meeting, please contact the CareFusion Investor Relations Department by e-mail at ir@carefusion.com or by phone at (858) 617-4621. In addition, you can submit your request by fax at (858) 617-2311 or by mail at 3750 Torrey View Court, San Diego, CA 92130.

Please be advised that all purses, briefcases, bags, etc. may be subject to inspection. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted in the meeting room during the meeting.

i

Proposals and Voting Recommendations

	Board Vote Recommendation	Page References (for more detail)
Proposals:

(1) Election of three Class I directors	FOR EACH NOMINEE	19

(2) Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014	FOR	24

(3) Non-binding advisory vote on the compensation of our named executive officers	FOR	28

(4) Amendment to certificate of incorporation to repeal the classified board	FOR	30

(5) Amendment to by-laws to repeal the classified board	FOR	32

(6) Amendment to by-laws to adopt majority voting for uncontested elections of directors	FOR	34

(7) Amendment to certificate of incorporation to reduce supermajority voting threshold	FOR	35

(8) Amendment to by-laws to reduce supermajority voting threshold	FOR	37

Director Nominees

The following table provides summary information about each of the three directors nominated for election as Class I directors to serve a three-year term:

Name	Age	Director Since	Principal Occupation	Experience/ Qualifications	Committee Memberships	Independent?
Kieran T. Gallahue	50	2011	Chairman and CEO of CareFusion Corporation	• Leadership • Industry • Finance	—	No*
J. Michael Losh	67	2009	Former CFO of Cardinal Health, Inc. and General Motors Corporation	• Leadership • Industry • Finance	Audit	Yes
Edward D. Miller, M.D.	70	2009	Former CEO of Johns Hopkins Medicine	• Leadership • Industry • Physician	Governance and Compliance	Yes

*	Mr. Gallahue serves as our Chief Executive Officer and as a result, he is not considered independent.

Corporate Governance Summary Facts

The following table summarizes our Board structure and key elements of our corporate governance framework:

Size of Board	9
Number of Independent Directors	8
Chairman and CEO	Combined
Presiding Independent Director	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Structure of Board	Classified
Voting Standard for Election of Directors in Uncontested Elections	Plurality
Diverse Board (as to background, experience and skills)	Yes
Board Orientation / Education Program	Yes

As a result of the Board’s ongoing review of our corporate governance framework and in response to the voting results at the 2012 Annual Meeting of Stockholders, the Board has approved several corporate governance changes, subject to and conditioned upon stockholder approval at the Annual Meeting. As discussed further in Proposals 4 through 8, the Board is recommending that stockholders approve amendments to the certificate of incorporation and by-laws that would repeal the classified board, implement majority voting in uncontested elections of directors, and reduce the supermajority thresholds in our certificate of incorporation and by-laws.

Fiscal 2013 Business and Financial Highlights

During fiscal 2013, we delivered strong earnings growth and cash flows in a challenging global business and economic environment. Our hospital customers continue to be impacted by the economy and healthcare reform initiatives, which had a negative impact on our revenues in fiscal 2013. Despite these challenges, by focusing on simplifying our business processes, reducing expenses and expanding margins, we grew operating income 8 percent compared to fiscal 2012. In addition, we continued to make substantial progress to advance our long-term strategic plan, including increased investment in research and development, acquiring technologies and businesses to expand our product portfolio and geographic reach, and funding our stock repurchase program and other initiatives designed to create long-term stockholder value. These efforts resulted in significant stockholder returns, as our stock price increased over 43% in fiscal 2013.

The following is a summary of fiscal 2013 business and financial highlights:

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Strong Earnings Growth and Cash Flows. We grew operating income by $45 million, or 8 percent from the prior year, to $619 million. Operating cash flows from continuing operations were $613 million, highlighting our ability to generate strong cash flows in a challenging economic and business environment.

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Gross Margin Increase. As a result of our continued efforts to reduce our cost structure, our gross margin increased by $46 million from the prior year to $1.85 billion. As a percentage of revenue, gross margin increased to 52.1% compared to 50.1% for fiscal 2012. Additionally, we reduced selling, general, and administrative (“SG&A”) expenses by $53 million, or 5 percent compared to fiscal 2012.

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Increase in Research and Development Investments. By reducing costs and administrative expenses, we were able to invest more funds into our research and development initiatives. During fiscal 2013, we invested $192 million in research and development, an increase of 17 percent compared to fiscal 2012.

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Investment in Geographic Expansion. We acquired several companies and technologies that advance our business strategy to expand our geographic reach outside of the U.S. and build scale and local capabilities in high-value markets, including Intermed Equipamento Medico Hospitalar Ltda, a leading respiratory technologies company based in Brazil; and Angus Medical, a Canada based medical distributor of our MaxPlus line of needle-free connectors.

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Share Repurchase Program. With a focus on enhancing stockholder value, we returned $400 million to our stockholders in fiscal 2013 through common stock repurchases under our stock repurchase program. As of June 30, 2013, we completed an aggregate of $500 million of repurchases under this program. In August 2013, the Board approved a new program, for the repurchase of an additional $750 million of our common stock.

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Total Stockholder Return. During fiscal 2013, our stock price increased over 43 percent, to close at $36.85 on June 28, 2013. As a result, our relative total stockholder return was in the 74th percentile of the companies included in our comparator group for compensation benchmarking and the 76th percentile of companies included in the S&P 500 Health Care Index.

Fiscal 2013 Executive Compensation Highlights

The primary objective of our executive compensation program is to align the compensation of our executive officers with our overall business goals, core values and stockholder interests. Our compensation objective is to provide a competitive pay package that motivates achievement of above-market performance and emphasizes a long-term view in creating stockholder value. Our stockholders demonstrated strong support for our executive compensation program by casting approximately 96% of their votes in favor of our “say-on-pay” proposal related to our fiscal 2012 executive compensation, and we retained the core design of our fiscal 2012 executive compensation program for fiscal 2013.

For fiscal 2013, total direct compensation of our named executive officers consisted of base salaries, annual cash incentives under our management incentive plan (“MIP”) and long-term equity-based incentive (“LTI”) awards. Consistent with our commitment to a “pay-for-performance” executive compensation program, a significant portion of the compensation of our named executive officers in fiscal 2013 was at-risk. For our Chief Executive Officer, 88% of his target total direct compensation was subject to annual performance goals or tied to the value of our common stock. For our other named executive officers as a group, 79% of their target total direct compensation was subject to annual performance goals or tied to the value of our common stock.

Fiscal 2013 Target Total Direct Compensation

We evaluate base salaries annually based upon competitive benchmarks, responsibilities, skills, experience and individual performance. Annual cash incentive awards under the MIP are performance-based, with payouts subject to the attainment of Company-wide and individual performance goals. For fiscal 2013, we established Company-wide financial performance goals related to revenue growth and operating margin. Fiscal 2013 annual LTI awards for our named executive officers were comprised of stock options, performance stock units and restricted stock units allocated 50%, 25% and 25%, respectively, of the total LTI target award values. For fiscal 2013, we granted performance stock units to our executive officers with performance goals based on the compounded annual growth rate of the Company’s fully diluted, adjusted earnings per share over the three year performance period beginning July 1, 2012 and ending June 30, 2015.

In designing our executive compensation program, we have implemented programs and policies to create alignment with our stockholders and that support our commitment to good compensation governance, as highlighted below:

Advisory Vote on Executive Compensation	Annual
Clawback Policy for Variable Cash Compensation and Equity	Yes
Tax Gross-Ups	No
Independent Compensation Consultant	Yes
Stock Ownership Guidelines	Yes
Compensation Risk Assessment	Annual
Hedging, Pledging and Margin Activities	Prohibited
Payouts of Equity and Cash Awards upon a “Change of Control”	Double-Trigger

Additional information about our compensation philosophy and program, including compensation determinations for each of our named executive officers, can be found in the “Compensation Discussion and Analysis” commencing on page 39 of the Proxy Statement. We encourage you to read the entire Proxy Statement and to vote your shares at the Annual Meeting. If you are unable to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted.

v

CAREFUSION CORPORATION

3750 Torrey View Court, San Diego, California 92130

Telephone: (858) 617-2000

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

November 6, 2013

8:30 a.m. (Pacific Standard Time)

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why am I receiving these materials?

We have made these proxy materials available to you in connection with the solicitation by the Board of Directors (the “Board”) of CareFusion Corporation (the “Company” or “CareFusion”) of proxies to be voted at the CareFusion Corporation 2013 Annual Meeting of Stockholders to be held on November 6, 2013 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. If you held shares of our common stock on September 9, 2013 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described below under the heading “What am I voting on?” These proxy materials are first being made available to our stockholders on or about September 26, 2013.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules adopted by the United States Securities and Exchange Commission (the “SEC”), we may elect to provide proxy materials, including this Proxy Statement and our Annual Report to Stockholders (the “Annual Report”), to our stockholders through the Internet instead of mailing printed copies. The majority of stockholders will not receive printed copies of the proxy materials unless they request them. Instead, we elected to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders instructing them how to access and review all of the proxy materials on the Internet. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or your proxy card and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. We believe that this will allow us to expeditiously provide proxy materials to our stockholders, while lowering the costs of distribution and reducing the environmental impact of our Annual Meeting.

What am I voting on?

There are eight proposals scheduled to be voted on at the Annual Meeting:

•	Proposal 1—To elect the three Class I directors named in this Proxy Statement to hold office for a term of three years.

•	Proposal 2—To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014.

•	Proposal 3—To hold a non-binding advisory vote on the compensation of our named executive officers.

•	Proposal 4—To consider a proposal to approve an amendment to our certificate of incorporation to repeal the classified board.

•	Proposal 5—To consider a proposal to approve an amendment to our by-laws to repeal the classified board.

•	Proposal 6—To consider a proposal to approve an amendment to our by-laws to adopt majority voting for uncontested director elections.

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•	Proposal 7—To consider a proposal to approve an amendment to our certificate of incorporation to reduce the supermajority voting threshold.

•	Proposal 8—To consider a proposal to approve an amendment to our by-laws to reduce the supermajority voting threshold.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the director nominees and “FOR” each of Proposals 2 through 8 included in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

If you were a holder of CareFusion common stock, either as a stockholder of record or as the beneficial owner of shares held in street name as of the close of business on September 9, 2013, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of the stockholders of record entitled to vote at the Annual Meeting will be available at CareFusion’s principal offices, located at 3750 Torrey View Court, San Diego, CA 92130, for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

As of the Record Date, there were 213,794,963 shares of our common stock outstanding, each of which is entitled to one vote. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.

What does it mean to be a “stockholder of record”?

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. As a stockholder of record, you have the right to grant your voting proxy directly to CareFusion or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote by Internet or telephone, as described in the Notice and below under the heading “How do I vote my shares of CareFusion common stock?”

What does it mean to beneficially own shares in “street name”?

You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization. If this is the case, the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting. If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote (a “broker non-vote”).

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may also vote by Internet or telephone, as described in the Notice and below under the heading “How do I vote my shares of CareFusion common stock?”

How many shares must be present or represented to conduct business at the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of CareFusion entitled to vote generally in the election of directors must be present in person or represented by proxy. Abstentions and shares represented by “broker non-votes” are counted for the purpose of determining the presence of a quorum. As of the Record Date, there were 213,794,963 shares of our common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

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What is the voting requirement to approve each of the proposals?

•	Proposal 1 (Election of Directors). Directors are elected by a plurality of the votes cast, which means that the three director nominees receiving the highest number of “FOR” votes will be elected.

•	Proposal 2 (Ratification of Auditors). Requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

•	Proposal 3 (Advisory Vote on the Compensation of our Named Executive Officers.) Requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. While this is an advisory vote and non-binding, our Board and the Human Resources and Compensation Committee will take these voting results on this proposal into consideration when making future executive compensation decisions.

•	Proposals 4-8 (Corporate Governance Changes). Each of the proposed corporate governance changes included in Proposals 4-8 requires the amendment of our certificate of incorporation or by-laws. Accordingly, each proposal requires the affirmative vote of no less than 80% of the issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting.

Are there additional requirements to approve any of the proposals?

Yes. Because our classified board structure is established by our certificate of incorporation and by-laws, our stockholders must approve amendments to both our certificate of incorporation and by-laws to repeal the classified board. We have included separate proposals in this Proxy Statement related to the amendment of our certificate of incorporation (Proposal 4) and the amendment of our by-laws (Proposal 5) to repeal the classified board, each of which is conditioned on stockholder approval of the other. Unless our stockholders approve both Proposal 4 and Proposal 5 at this Annual Meeting, the existing classified Board structure will remain unchanged. The other proposals included in this Proxy Statement are not conditioned upon approval of any other proposal at the Annual Meeting.

How are votes counted?

For the proposal to elect the Class I directors, you may vote “FOR” or “AGAINST” the election of each of the Class I directors, or you may “ABSTAIN” from voting for one or more director nominees. Neither a vote to “ABSTAIN” nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee, and will have no direct effect on the outcome of the election of directors.

For each of the other proposals included in this Proxy Statement, you may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

As discussed above, if you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will not be voted on any proposals on which such party does not have discretionary authority to vote (a “broker non-vote”). On matters on which a broker, bank, or other financial institution is permitted to exercise discretionary voting authority, your broker, bank, or other financial institution may vote your shares in its discretion. The ratification of our independent public accountants (Proposal 2) is the only proposal for which your broker, bank or other financial institution may exercise discretionary voting authority on your behalf. Accordingly, if you do not provide voting instructions on each of the other proposals to be voted on at the Annual Meeting, your broker, bank, or other financial institution cannot vote your shares on these proposals. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. For Proposals 1 through 3, broker non-votes will not affect the outcome of the voting on such proposals, assuming that a quorum is obtained. However, for Proposals 4 through 8, which require the affirmative vote of no less than 80% of our issued and outstanding shares, a broker non-vote will have the same effect as a vote “AGAINST” such proposal.

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How do I vote my shares of CareFusion common stock?

If you are a stockholder of record, you can vote in the following ways:

•	By Internet: by following the Internet voting instructions included in the Notice or by following the instructions on the proxy card if you received a paper copy of the proxy materials at any time up until 11:59 p.m., Eastern Standard Time, on November 5, 2013.

•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Standard Time, on November 5, 2013.

•	By Mail: if you have received or requested a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

If your shares are held through a benefit or compensation plan or in street name, your plan trustee or your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail by submitting a voting instruction form.

If you satisfy the admission requirements to the Annual Meeting, as described below under the heading “How do I attend the Annual Meeting?”, you may vote your shares in person at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting. Shares held through a benefit or compensation plan cannot be voted in person at the Annual Meeting.

How will my shares be voted at the Annual Meeting?

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal.

Who will count votes at the Annual Meeting?

We have engaged Broadridge Financial Solutions to serve as the tabulator of votes and an independent representative of Broadridge to serve as the Inspector of Election at the Annual Meeting.

How do I attend the Annual Meeting?

To attend the Annual Meeting in person, you will need an admission card or proof of ownership of CareFusion common stock as of the Record Date. All stockholders planning to attend the Annual Meeting can request an admission card and register to attend by contacting the CareFusion Investor Relations Department, as set forth below. Admission to the Annual Meeting is limited to CareFusion stockholders as of the Record Date, a named representative of such a stockholder, or an immediate family member of such a stockholder attending as a guest. We reserve the right to limit the number of immediate family members or representatives who may attend the meeting. In addition to an admission card or proof of ownership as of the Record Date, stockholders and their representatives and immediate family members will be required to present government-issued photo identification (e.g., driver’s license or passport) to gain admission to the Annual Meeting.

To request an admission card and register to attend the Annual Meeting, please contact the CareFusion Investor Relations Department by e-mail at ir@carefusion.com or by phone at (858) 617-4621. In addition, you can submit your request by fax at (858) 617-2311 or by mail at 3750 Torrey View Court, San Diego, CA 92130.

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Please include the following information in your request for an admission card to attend the Annual Meeting:

•	your name and complete mailing address;

•	whether you require special assistance at the meeting;

•	the name of your immediate family member guest, if one will accompany you;

•	if you will be naming a representative to attend the meeting on your behalf, the name, complete mailing address and telephone number of that individual; and

•	proof that you own CareFusion common stock as of the Record Date (such as a letter from your bank, broker, or other financial institution or a photocopy of a current brokerage or other account statement).

Please be advised that all purses, briefcases, bags, etc. that are brought into the facility may be subject to inspection. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted in the meeting room during the meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of proxy materials?

It generally means you hold shares registered in multiple accounts. To ensure that all your shares are voted, please submit proxies or voting instructions for all of your shares.

May I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	filing a written statement to that effect with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting;

•	voting again via the Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Standard Time) on November 5, 2013;

•	submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

The written statement or subsequent proxy should be delivered to CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. If you are a beneficial owner and hold shares through a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have the discretion to vote on those matters for you; provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld.

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Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies, including the cost of preparing and mailing the Notice and the proxy materials. Proxies may be solicited on our behalf by our directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co., LLC, at an estimated cost of $10,000, plus reimbursement of reasonable expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding a Notice or printed proxy materials, as applicable, to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

How will we announce the voting results?

We will announce preliminary voting results at the Annual Meeting. We will report final results by filing a current report on Form 8-K with the SEC.

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GOVERNANCE OF OUR COMPANY

Overview

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Conduct, together with our amended and restated certificate of incorporation (our “certificate of incorporation”), amended and restated by-laws (our “by-laws”) and the charters of our Board Committees, form the basis for our corporate governance framework. As discussed below under “—Board and Committee Membership and Structure,” our Board has established three standing committees to assist in fulfilling its responsibilities to CareFusion and its stockholders: the Audit Committee, the Human Resources and Compensation Committee and the Governance and Compliance Committee.

Our Corporate Governance Guidelines (which includes our categorical standards of director independence), our Code of Conduct (which includes our policies on ethics and compliance), our Board Committee charters and other corporate governance information can be accessed in the “Investors” section of our website at www.carefusion.com, by clicking the “Corporate Governance” link. Any stockholder also may request copies of these materials in print, without charge, by contacting our Investor Relations Department at 3750 Torrey View Court, San Diego, CA 92130, or by calling (858) 617-4621.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure effective corporate governance of our Company. Our Corporate Governance Guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities (including those of the Presiding Director), director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its Committees. Our Corporate Governance Guidelines are reviewed regularly by the Governance and Compliance Committee of our Board and revised when appropriate. The full text of our Corporate Governance Guidelines can be accessed in the “Investors” section of our website at www.carefusion.com, by clicking the “Corporate Governance” link. A printed copy may also be obtained by any stockholder upon request to our Investor Relations Department.

Policies on Ethics and Compliance

Our Board adopted a Code of Conduct for our Company to help ensure that our business is conducted in a consistently legal and ethical manner. The Code of Conduct establishes policies pertaining to, among other things, employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations. All of our employees, including our executive officers, as well as the members of our Board, are required to comply with our Code of Conduct. The full text of the Code of Conduct can be accessed in the “Investors” section of our website at www.carefusion.com, by clicking the “Corporate Governance” link. A printed copy may also be obtained by any stockholder upon request to our Investor Relations Department. The Audit Committee is responsible for reviewing and approving all amendments to the Code of Conduct and all waivers of the Code of Conduct for executive officers or directors, and providing for prompt disclosure of all amendments and waivers required to be disclosed under applicable law. We will disclose future amendments to our Code of Conduct, or waivers required to be disclosed under applicable law from our Code of Conduct for our principal executive officer, principal financial officer, principal accounting officer or controller, and our other executive officers and our directors, on our website, www.carefusion.com, within four business days following the date of the amendment or waiver.

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In furtherance of our commitment to the highest standards of ethical practice, corporate conduct and integrity, our Board has also adopted the CareFusion Compliance Program Declaration and Description. The purpose of our compliance program is to increase the likelihood of preventing, detecting, and correcting violations of law or Company policy, and the declaration provides additional descriptions of compliance policies, procedures and efforts to establish an effective compliance program. The Compliance Program Declaration and Description can be accessed in the “Ethics and Compliance” section of our website at www.carefusion.com, by clicking the “Our Company” link.

In addition, we maintain a Conduct Line by which employees and third parties may report violations of the Code of Conduct or seek guidance on business conduct matters. The Conduct Line is operated by an independent, third-party company, and has multi-lingual representatives available to take calls confidentially 24 hours a day, seven days a week, and can also be accessed via the Internet at www.carefusionconductline.com.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Governance and Compliance Committee will consider a reasonable number of candidates recommended by a single stockholder who has held over 0.1% of CareFusion common stock for over one year and who satisfies the notice, information and consent provisions set forth in our by-laws and Corporate Governance Guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Governance and Compliance Committee in care of the Corporate Secretary, CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130. The Governance and Compliance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees. A printed copy of our by-laws may be obtained by any stockholder upon request to our Investor Relations Department.

Identification and Evaluation of Director Nominees

Our Governance and Compliance Committee uses a variety of methods for identifying and evaluating director nominees. Our Governance and Compliance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective Board Committees, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Governance and Compliance Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Governance and Compliance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Governance and Compliance Committee deems appropriate, including the use of third parties to review candidates.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board and its Committees to fulfill their respective responsibilities. As set forth in our Corporate Governance Guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Governance and Compliance Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Governance and Compliance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Governance and Compliance Committee.

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We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and Company and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his or her profession and community. We also believe that our directors’ diversity of backgrounds and experiences, which include medicine, academia, business and finance, results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

The Governance and Compliance Committee and the Board believe that each of the director nominees for election at the Annual Meeting brings a strong and unique set of qualifications, attributes and skills and provides the Board as a whole with an optimal balance of experience, leadership and competencies in areas of importance to our Company. Under “Proposal 1—Election of Directors,” we provide an overview of each director nominee’s principal occupation, business experience and other directorships, together with other key attributes that we believe provide value to the Board, the Company and its stockholders.

Director Independence

The Board has established categorical standards to assist it in making its determination of director independence. As embodied in our Corporate Governance Guidelines, using standards that the Board has adopted to assist it in assessing independence and in accordance with applicable SEC rules and the listing standards of the NYSE, the Board defines an “independent director” to be a director who:

•	is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, the Company (provided, however, that, in accordance with NYSE listing standards, service as an interim executive officer, by itself, does not disqualify a director from being considered independent under this test following the conclusion of that service);

•	has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years (provided however, that, in accordance with NYSE listing standards, compensation received by a director for former service as an interim executive officer need not be considered in determining independence under this test);

•	(a) is not a current partner or employee of a firm that is our internal or external auditor; (b) does not have an immediate family member who is a current partner of our internal or external auditor; and (c) is not and was not during the last three years, and whose immediate family member is not and was not during the last three years, a partner or employee of our internal or external auditor who personally worked on our audit within that time;

•	is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another Company during a time when any of our present executive officers serve on that other company’s compensation committee;

•	is not, and whose immediate family member is not, serving as a paid consultant or advisor to the Company or to any of our executive officers, or a party to a personal services contract with the Company or with any of our executive officers;

•	is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

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•	is not, and whose immediate family member is not, an executive officer of a non-profit or other tax-exempt organization to which we have made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues (amounts that we contribute under matching gift programs are not included in the contributions calculated for purposes of this standard);

•	has no business or personal relationships with the compensation consultant or the firm employing the consultant or with any executive officer of the compensation consultant company; and

•	has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

The Board assesses on a regular basis, and at least annually, the independence of our directors and, based on the recommendation of the Governance and Compliance Committee, makes a determination as to which directors are independent. References to “us,” “we” or “the Company” above would include any subsidiary in a consolidated group with CareFusion Corporation. The terms “immediate family member” and “executive officer” above are expected to have the same meaning specified for such terms in the NYSE listing standards.

The Board has determined that the following directors, comprising all of our non-employee directors, are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Messrs. Philip L. Francis, Robert F. Friel, J. Michael Losh, Gregory T. Lucier, Michael D. O’Halleran and Robert P. Wayman and Drs. Jacqueline B. Kosecoff and Edward D. Miller.

Board Leadership Structure

Mr. Gallahue serves as our Chief Executive Officer and Chairman of the Board. The Board has determined that combining the Chief Executive Officer and Chairman positions is the appropriate leadership structure for CareFusion at this time. The Board believes that combining these roles fosters clear accountability, effective decision-making and alignment of corporate strategy. The Board also believes that this combined role promotes effective execution of strategic goals and facilitates information flow between management and the Board.

Our Board has determined that maintaining the independence of the Company’s non-employee directors, managing the composition and function of its Committees, and appointing an independent Presiding Director having the duties described below help maintain the Board’s strong, independent oversight of management. Eight of our nine Board members are independent non-employee directors. These independent, non-employee directors meet regularly in executive session without the presence of management (i.e., without the Chief Executive Officer). In addition, each of our Board Committees consists entirely of independent non-employee directors. Our Board has also appointed a Presiding Director as a matter of good corporate governance and believes that the appointment of the Presiding Director provides a balance for effective and independent oversight of management. Pursuant to our by-laws and Corporate Governance Guidelines, the Presiding Director is selected annually by the independent non-employee directors. The Presiding Director presides at meetings of the non-management and independent directors, presides at all meetings of the Board at which the Chairman is not present and performs such other functions as the Board may direct, including advising on the selection of Committee chairs and advising management on the agenda for Board meetings. In addition, the Presiding Director serves as liaison between the Chairman and the independent non-employee directors and has the authority to call meetings of the independent non-employee directors.

The Board believes that this structure is in the best interest of CareFusion and its stockholders at this time, and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meetings and are able to provide objective and thoughtful oversight of management. Nevertheless, the Board intends to carefully evaluate from time to time whether our Chief Executive Officer and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

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Executive Sessions

Executive sessions of independent non-employee directors are held in connection with each regularly scheduled Board meeting and at other times as necessary, and are chaired by the Presiding Director. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and other non-independent directors, if any. The Committees of our Board also generally meet in executive session at the end of each Committee meeting.

Board and Committee Effectiveness

The Board and each of its Committees performs an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. The Governance and Compliance Committee also conducts an individual evaluation of each director at least once every three years, the results of which are shared with such individual director. During 2013, the Governance and Compliance Committee conducted an individual evaluation of each director. The Board, Committee and individual director evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.

Attendance at Annual Meeting of Stockholders

We encourage all of our directors to attend each annual meeting of stockholders. Seven of our directors attended our 2012 Annual Meeting of Stockholders on April 15, 2013.

Oversight of Risk Management

The Board as a whole has responsibility for oversight of the Company’s risk management policies and procedures, with the primary responsibility for identifying and managing risk at the Company resting with senior management. The Board and its Committees are informed of and review, as appropriate, various areas of risk, including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Company’s Executive Vice President, General Counsel and Chief Compliance Officer works closely with the Company’s senior management to identify risks material to the Company and reports regularly to the Chief Executive Officer and the Board and its Committees, as appropriate, regarding the Company’s risk management policies and procedures.

While the Board as a whole has responsibility for oversight of the Company’s risk management policies and procedures, each of the Committees has a role in fulfilling the Board’s risk oversight responsibilities, as follows:

•	The Audit Committee considers risks related to financial accounting and reporting, internal accounting controls, auditing compliance and other related matters. The Audit Committee discusses with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

•	The Governance and Compliance Committee considers risks related to quality and regulatory matters, ethics and compliance matters and other related matters. The Governance and Compliance Committee discusses with management the Company’s policies, practices and compliance efforts regarding compliance with pharmaceutical and medical device laws and other laws and regulations affecting the manufacture, distribution and sale of the Company’s products worldwide, as well as compliance with anti-bribery laws, competition laws and interactions with health care professionals.

•	The Human Resources and Compensation Committee considers risks related to the design of the Company’s compensation programs for our executives. The Human Resources and Compensation Committee discusses with management the Company’s policies and practices related to compensation, including the annual compensation risk assessment. For more information on the interaction between risk and our compensation practices, see below under the heading “Compensation Discussion and Analysis—Role of the Compensation Committee and Management.”

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Communicating with the Board

Our Corporate Governance Guidelines establish procedures by which stockholders and other interested parties may communicate with the Board, any Board Committee, any individual director (including the Presiding Director) or the independent non-employee directors as a group. Such parties can send communications by mail to the Board in care of the Corporate Secretary, CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130. In addition, such parties can contact the Board by emailing the Corporate Secretary at corporatesecretary@carefusion.com. The name or title of any specific recipient or group should be noted in the communication. Communications from stockholders are distributed by the Corporate Secretary to the Board or to the Committee or director(s) to whom the communication is addressed, however the Corporate Secretary will not distribute items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate the Company’s engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Board and Committee Membership and Structure

Our Board has three standing Committees, comprised of the Audit Committee, the Human Resources and Compensation Committee and the Governance and Compliance Committee. Each Committee acts pursuant to a written charter, each of which can be accessed in the “Investors” section of our website at www.carefusion.com, by clicking the “Corporate Governance” link. Each Committee reviews its charter on an annual basis. In addition to the three standing Committees, the Board may approve from time to time the creation of special committees to assist the Board in carrying out its duties.

The Board held fourteen meetings during the fiscal year ended June 30, 2013, and each director attended 75% or more of the meetings of the Board and Committees on which he or she served during the fiscal year. The following table summarizes the current membership of each of the standing Committees, as well as the number of times each of the Committees met during the fiscal year ended June 30, 2013.

	Audit Committee	Human Resources and Compensation Committee	Governance and Compliance Committee	Independent Non-Employee Director
Committee Members

Kieran T. Gallahue (Chairman)	—	—	—	—

J. Michael Losh (Presiding Director)		—	—	—

Edward D. Miller, M.D.	—	—		—

Jacqueline B. Kosecoff, Ph.D.		—	—	—

Michael D. O’Halleran	—		—	—

Robert P. Wayman		—		—

Philip L. Francis		—		—

Robert F. Friel	—		—	—

Gregory T. Lucier	—		—	—

Number of Committee Meetings	12	7	4

Committee Member	Committee Chair

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Audit Committee. The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships, and the audits of our financial statements. As set forth in its charter, the Audit Committee’s responsibilities include, among others:

•	reviewing and reporting to the Board on the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	selecting an independent auditor;

•	reviewing the independent auditor’s qualifications and independence;

•	pre-approving all audit services, internal control-related services and permitted non-audit services to be performed for us by our independent auditor;

•	meeting with our independent auditor to review the nature and scope of their proposed financial audit and quarterly reviews, as well as their results and recommendations upon the completion of the audit and such quarterly reviews;

•	overseeing the performance of our internal audit function, including the performance of the senior executive in charge of the Company’s internal audit function; and

•	overseeing compliance with our internal controls and risk management policies.

The Audit Committee is comprised of Dr. Kosecoff, Mr. Francis, Mr. Wayman and Mr. Losh (Chair). Mr. Losh was appointed Chair of the Audit Committee effective November 7, 2012, succeeding Mr. Wayman who served as the Chair of the Audit Committee since November 3, 2010. In addition, Mr. Francis was appointed as a member of the Audit Committee effective November 7, 2012. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In reaching this determination, the Board considered, among other things, the prior experience of each of Messrs. Losh and Wayman as a chief financial officer and the prior experience of each of Dr. Kosecoff and Mr. Francis as a chief executive officer. The Board also made a qualitative assessment of our other non-employee directors, to determine their financial knowledge and experience, and determined that they each would also qualify as an “audit committee financial expert” for purposes of the rules of the SEC should they become a member of the Audit Committee in the future. In addition, the Board has determined that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies does not impair his ability to effectively serve on the Audit Committee. In reaching this determination, the Board considered Mr. Losh’s ability to devote sufficient and substantial time to serve on the Audit Committee. In addition, the Board has determined that each of the members of the Audit Committee is “independent,” consistent with the NYSE listing standards, Section 10A(m)(3) of the Exchange Act and in accordance with our Corporate Governance Guidelines.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee, which can be found on page 27 of this Proxy Statement.

Human Resources and Compensation Committee. The main function of our Human Resources and Compensation Committee is to assist the Board in discharging its responsibilities relating to our compensation programs. As set forth in its charter, the Human Resources and Compensation Committee’s responsibilities include, among others:

•	reviewing and approving our executive compensation policy;

•	reviewing and making recommendations to the Board with respect to compensation for our Chief Executive Officer, and reviewing and approving compensation for our other executive officers;

•	reviewing and approving any employment agreements or arrangements with our executive officers, including with respect to any perquisites and other personal benefits;

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•	reviewing the adoption and terms of equity-based compensation, incentive compensation and other employee benefit plans that are subject to Board approval;

•	acting on behalf of the Board in administering equity-based compensation and other employee benefit plans approved by the Board and/or stockholders in a manner consistent with the terms of such plans;

•	reviewing the compensation of directors for service on the Board and its Committees and recommending changes to the Board as appropriate;

•	overseeing the management succession process for our Chief Executive Officer and selected senior executives; and

•	reviewing the disclosures in the Company’s Compensation Discussion and Analysis with management and making recommendations to the Board as to the inclusion of the Compensation Discussion and Analysis in the Company’s annual public filings, as applicable.

The Human Resources and Compensation Committee is comprised of Mr. Friel, Mr. O’Halleran and Mr. Lucier (Chair). The Board has determined that each member of the Human Resources and Compensation Committee is “independent,” consistent with the NYSE listing standards and in accordance with our Corporate Governance Guidelines. In addition, the members of the Human Resources and Compensation Committee qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”).

The Compensation Discussion and Analysis included in this Proxy Statement provides additional information regarding the Human Resources and Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Governance and Compliance Committee. The main function of our Governance and Compliance Committee is to identify and recommend individuals qualified to become members of the Board and its Committees, take a general leadership role in our corporate governance, and provide compliance oversight of the Company’s compliance programs, as they relate to quality and regulatory matters, ethics and compliance matters and other related matters. As set forth in its charter, the Governance and Compliance Committee’s responsibilities include, among others:

•	developing and recommending to the Board criteria for identifying, evaluating and recommending candidates for the Board;

•	establishing a procedure for and considering any nominations of director candidates validly made by our stockholders in accordance with our by-laws and Corporate Governance Guidelines;

•	recommending candidates for election or reelection to the Board at each annual meeting of stockholders, which will include assessing the contributions and independence of individual incumbent directors;

•	making recommendations to the Board concerning the structure, size, composition and functioning of the Board and its Committees;

•	overseeing the annual evaluation of the Board’s effectiveness and performance, and periodically conducting an individual evaluation of each director;

•	overseeing the Company’s compliance programs related to quality and regulatory matters, ethics and compliance matters and other related matters, including the Company’s policies, procedures and practices designed to ensure compliance with applicable laws and regulations related to federal healthcare program requirements; the Federal Food, Drug, and Cosmetic Act; the Fraud and Abuse Laws and other pharmaceutical and medical device laws; laws related to advertising and promotion of pharmaceutical and medical device products; the Foreign Corrupt Practices Act; the Anti-Kickback Statute and other anti-bribery and anti-corruption laws; laws related to competition and conflicts of interest; and other laws and regulations affecting the Company’s manufacture, distribution and sale of its products worldwide;

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•	evaluating matters relating to the Company’s policies, practices and compliance efforts regarding public policy and/or social responsibility matters that may have a significant impact on the Company; and

•	developing procedures for stockholders and other interested parties to communicate with the Board.

The Governance and Compliance Committee is comprised of Dr. Miller, Mr. Wayman and Mr. Francis (Chair). The Board has determined that each member of the Governance and Compliance Committee is “independent,” consistent with the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 3, 2013 (unless otherwise indicated below), with respect to (1) each person who is known by us who beneficially owns more than 5% of our common stock, (2) each director and named executive officer and (3) all of our directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130. We determined beneficial ownership under rules promulgated by the SEC, based on information obtained from questionnaires, Company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of September 3, 2013. For our directors and executive officers, this includes shares subject to stock options, restricted stock units and/or performance stock units that can be acquired (including as a result of expected vesting and/or delivery) within 60 days of September 3, 2013, which we refer to as presently vested equity. All percentages are based on our shares outstanding as of September 3, 2013. Except as noted below, each holder has sole voting and investment power with respect to all shares listed as beneficially owned by that holder.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Common Stock
The Vanguard Group, Inc.[1]	14,538,797	6.8%
Kieran T. Gallahue[2]	1,089,947	*
James F. Hinrichs[2]	457,194	*
Thomas J. Leonard[2]	295,605	*
Vivek Jain[2]	234,928	*
Joan B. Stafslien[2]	226,828	*
Philip L. Francis[3,4]	56,090	*
Robert F. Friel[5]	25,313	*
Jacqueline B. Kosecoff, Ph.D	25,313	*
J. Michael Losh[3,5,6]	57,171	*
Gregory T. Lucier[5]	25,313	*
Edward D. Miller, M.D.[5]	25,313	*
Michael D. O’Halleran[3,5,7]	58,929	*
Robert P. Wayman	25,313	*
All directors and executive officers as a group (17 persons)[8]	2,990,147	1.4%

*	Less than 1%.
[1]	Based on information obtained from a Form 13F filed with the SEC on August 13, 2013 by The Vanguard Group, Inc. (“Vanguard”) on behalf of itself and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard reported that as of June 30, 2013 it had sole voting power with respect to 374,073 shares of our common stock, sole dispositive power with respect to 14,182,768 shares of our common stock, shared dispositive power with respect to 356,029 shares of our common stock, and that the shares are beneficially owned by Vanguard and its wholly owned subsidiaries identified above. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares held by Vanguard and its related entities may have changed since the filing of the Form 13F.
[2]	Common stock and the percent of class listed as beneficially owned by our named executive officers include presently vested equity, as follows: Mr. Gallahue—917,074 shares; Mr. Hinrichs—419,920 shares; Mr. Leonard—230,806 shares; Mr. Jain—185,163 shares; and Ms. Stafslien—178,023 shares.
[3]	Common stock and the percent of class listed as beneficially owned by the listed director includes presently vested equity, as follows: Mr. Francis—22,690 shares; Mr. Losh—23,563 shares; and Mr. O’Halleran—26,825 shares.
[4]	Includes 975 shares of common stock held by Mr. Francis’ spouse for the benefit of Mr. Francis’ daughter and 20,873 shares held in a trust for Mr. Francis’ benefit.

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[5]	Common stock and the percent of class listed as beneficially owned includes shares for which delivery has been deferred, as follows: Mr. Friel—19,780 shares; Mr. Losh—19,780 shares; Mr. Lucier—19,780 shares; Dr. Miller—6,019 shares; and Mr. O’Halleran—13,761 shares.
[6]	Includes 750 shares of common stock held in a trust for the benefit of Mr. Losh’s daughters.
[7]	Includes 3,750 shares of common stock held in a trust for Mr. O’Halleran’s benefit.
[8]	Common stock and percent of class listed as beneficially owned by all directors and executive officers as a group include presently vested equity with respect to an aggregate of 2,320,800 shares of common stock. Certain of our executive officers meet the eligibility requirements for retirement under the 2009 Long-Term Incentive Plan (the “LTIP”). Due to their retirement eligibility and pursuant to the terms of the LTIP, their rights to certain stock options and restricted stock units have vested or will vest within 60 days of September 3, 2013; provided, however, that such awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Accordingly, the 50,645 shares of common stock subject to these awards are not reflected in the above table as beneficially owned.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 and rules and regulations promulgated by the SEC, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that during the fiscal year ended June 30, 2013, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Board has adopted a written Related Person Transaction Policy and Procedures, which requires the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any year, in which we are a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common stock and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the Company.

If advance Audit Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Audit Committee’s next regularly scheduled meeting. If a transaction relates to a director, that director will not participate in the Audit Committee’s deliberations. In addition, the Audit Committee Chair may pre-approve or ratify any related person transactions in which the aggregate amount is expected to be less than $500,000.

Related Person Transactions

During fiscal 2013, there were no transactions, or currently proposed transactions, in which we were or are to be a participant involving an amount exceeding $120,000, and in which any related person had or will have a direct or indirect material interest.

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PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, we are asking our stockholders to elect three directors nominated for election as Class I directors. Our Board of Directors currently consists of nine members and is divided into three classes, each comprised of three directors. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified. On August 7, 2013, our Board, upon recommendation of our Governance and Compliance Committee, unanimously nominated Kieran T. Gallahue, J. Michael Losh, and Edward D. Miller, M.D., our three current Class I directors whose terms expire at the Annual Meeting, for re-election as directors. If elected at the Annual Meeting, each of Messrs. Gallahue and Losh and Dr. Miller will serve until the 2016 Annual Meeting of Stockholders, and in each case until their respective successors are duly elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

This Proxy Statement includes proposals which, if approved by the stockholders at the Annual Meeting, would repeal our classified Board structure. We have included separate proposals in this Proxy Statement related to the amendment of our certificate of incorporation (Proposal 4) and the amendment of our by-laws (Proposal 5) to repeal the classified board, each of which is conditioned on stockholder approval of the other. If stockholders approve Proposal 4 and Proposal 5, we will repeal the classified Board and phase-in annual director elections over a three-year period, beginning with the 2014 Annual Meeting of Stockholders. Accordingly, the vote to repeal the classified Board will not affect the terms of the Class I directors elected at this Annual Meeting.

The Class I director nominees, as well as the Class II and Class III directors who are continuing to serve, are listed below together with information as of September 3, 2013 regarding each director’s principal occupation, business experience and other directorships, together with the qualifications, attributes and skills that led our Board to the conclusion that each of our directors should serve as a director.

Vote Required for Approval

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the three director nominees receiving the highest number of “FOR” votes will be elected as Class I directors. Votes to “ABSTAIN” and broker non-votes are not counted as votes cast with respect to that director, and will have no direct effect on the outcome of the election of directors. All of the director nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as CareFusion may designate, unless a contrary instruction is indicated in the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF KIERAN T. GALLAHUE, J. MICHAEL LOSH AND EDWARD D. MILLER, M.D. TO THE BOARD OF DIRECTORS AS CLASS I DIRECTORS.

Nominees for Election as Directors and Directors Continuing in Office

The following sets forth information, as of September 3, 2013, regarding the members of our Board, including the director nominees for election at the Annual Meeting, related to his or her business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to the conclusion that each of our directors should serve as a director of CareFusion. As discussed above under “Governance of Our Company—Identification and Evaluation of Director Nominees,” we believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and Company and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his or her profession and community. We also believe that our directors’ diversity of backgrounds and experiences, which include medicine, academia, business and finance, results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

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Nominees for Election as Class I Directors

(Terms Expire 2016)

KIERAN T. GALLAHUE Chairman of the Board Chief Executive Officer, CareFusion Corporation (age 50)

Mr. Gallahue is the Chairman of our Board of Directors and Chief Executive Officer. Prior to joining us in January 2011, he was the president, chief executive officer and a director of ResMed Inc., a medical device firm serving the sleep disordered breathing and respiratory markets. Mr. Gallahue joined ResMed in January 2003 as president and chief operating officer of the Americas and was promoted to ResMed’s president in September 2004. He served in that role until he was named president, chief executive officer and a director of ResMed in January 2008. Prior to joining ResMed, from January 1998 to December 2002, he held positions of increasing responsibility at Nanogen, Inc., a DNA research and medical diagnostics company, including president and chief financial officer. Prior to 1998, Mr. Gallahue held various marketing, sales and financial positions within Instrumentation Laboratory, The Procter & Gamble Company and General Electric Company. He is a director of Volcano Corporation. During the prior five years, Mr. Gallahue also served on the board of directors of ResMed.

Qualifications: We believe Mr. Gallahue’s qualifications to serve on our Board of Directors include his extensive executive management experience at medical device companies, including his current position as our Chief Executive Officer, as well as leadership experience from serving on other public company boards. In addition, Mr. Gallahue’s prior experience as a public company chief financial officer and as a member of a public company audit committee permit him to contribute valuable financial and accounting skills to our Board.

J. MICHAEL LOSH Presiding Director Former Chief Financial Officer, Cardinal Health, Inc. and General Motors Corporation (age 67)

Mr. Losh serves as the Presiding Director of our Board of Directors. He most recently served as interim chief financial officer of Cardinal Health from July 2004 to May 2005. Previously, he was the chief financial officer of General Motors Corporation, an automobile manufacturer, from 1994 to 2000. He is a director of ProLogis Inc. (ProLogis and AMB Property Corporation merged in June, 2011), Aon PLC, H.B. Fuller Company, Masco Corporation, and TRW Automotive Holdings Corporation. During the prior five years, Mr. Losh also served on the boards of AMB Property Corporation and Cardinal Health.

Qualifications: We believe Mr. Losh’s qualifications to serve on our Board of Directors include his business, leadership and financial experience, including his prior position as chief financial officer of General Motors and Cardinal Health. Mr. Losh also brings significant Company and industry knowledge to our Board, due to his long history with Cardinal Health. In addition, his current and prior positions on other public company boards and extensive experience serving on other public company audit committees, including on the audit committee of Cardinal Health prior to the spinoff, permit him to contribute valuable financial and accounting skills to our Board.

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EDWARD D. MILLER, M.D. Director Former Chief Executive Officer, Johns Hopkins Medicine (age 70)

Dr. Miller is a professor of anesthesiology and critical care medicine at The Johns Hopkins University School of Medicine. He previously served as chief executive officer of Johns Hopkins Medicine, which encompasses The Johns Hopkins University School of Medicine and The Johns Hopkins Health System and Hospital, and as dean of the medical faculty of The Johns Hopkins University School of Medicine from January 1997 until his retirement in June 2012. Dr. Miller joined Johns Hopkins in 1994 as a professor and director of the department of anesthesiology and critical care medicine. Prior to joining Johns Hopkins, Dr. Miller held positions as a professor, researcher and clinician at various hospitals and academic institutions. He is a director of PNC Mutual Funds, Inc. During the prior five years, he also served on the board of PNC Alternative Strategies Fund LLC.

Qualifications: We believe Dr. Miller’s qualifications to serve on our Board of Directors include his experience in the medical field and his prior position as chief executive officer of Johns Hopkins Medicine. His experience as a physician and clinician, and his awareness of the complexities that health care providers face, make Dr. Miller’s input and perspective valuable to our Board.

Class II Directors Continuing in Office

(Terms Expire 2014)

JACQUELINE B. KOSECOFF, PH.D. Director Managing Partner Moriah Partners, LLC (age 64)

Dr. Kosecoff has served as managing partner of Moriah Partners, LLC, a private equity firm focused on health services and technology, and as a senior advisor to Warburg Pincus LLC, a global private equity company since March 2012. From October 2007 to November 2011, Dr. Kosecoff served as chief executive officer of OptumRx (formerly Prescriptions Solutions), a pharmacy benefits management company and subsidiary of UnitedHealth Group, and continued to serve as a senior advisor to OptumRx from December 2011 to February 2012. She served as chief executive officer of Ovations Pharmacy Solutions, a subsidiary of UnitedHealth Group providing health and well-being services for people ages 50+, from December 2005 to October 2007. From July 2002 to December 2005, she served as executive vice president, Specialty Companies of PacifiCare Health Systems, Inc., a consumer health organization. She is a director of Sealed Air Corporation, Steris Corporation and athenahealth, Inc.

Qualifications: We believe Dr. Kosecoff’s qualifications to serve on our Board of Directors include her extensive knowledge of the healthcare industry and executive leadership experience, including her prior position as chief executive officer of OptumRx. In addition, her service on other public company boards permits her to make valuable contributions to our Board.

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MICHAEL D. O’HALLERAN Director Senior Executive Vice President, Aon PLC (age 63)

Mr. O’Halleran has served as senior executive vice president of Aon PLC, a provider of risk management, insurance and consulting services, since September 2004. From 1999 to 2004, Mr. O’Halleran served as president and chief operating officer of Aon Corporation. Mr. O’Halleran joined Aon in 1987 to lead its reinsurance division. Since that time, he has served in several significant management positions within the Aon group of companies including, since August 2007, as the executive chairman of Aon Benfield, the division of Aon Corporation that provides reinsurance and brokerage services. During the prior five years, Mr. O’Halleran served on the board of Cardinal Health.

Qualifications: We believe Mr. O’Halleran’s qualifications to serve on our Board of Directors include his extensive knowledge of our business and industry due to his prior service on the board of directors of Cardinal Health. In addition, his many years of executive leadership experience at Aon PLC and Aon Benfield, including his international business experience, make Mr. O’Halleran a valuable member of our Board.

ROBERT P. WAYMAN Director Former Chief Financial Officer, Hewlett-Packard Company (age 68)

Mr. Wayman served as chief financial officer of the Hewlett-Packard Company (“HP”), a computer and electronics company, from 1984 until his retirement in December 2006. He also served as executive vice president, finance and administration of HP from 1992 until his retirement after 37 years with the company. He served as interim chief executive officer of HP from February 2005 through March 2005. He is a director of Affymetrix, Inc and Textura Corporation. During the prior five years, Mr. Wayman also served on the boards of Sybase, Inc. and Con-way, Inc. (formerly CNF, Inc.).

Qualifications: We believe Mr. Wayman’s qualifications to serve on our Board of Directors include his operational, financial and accounting experience, including his prior position as chief financial officer of HP. In addition, Mr. Wayman has served and currently serves on other public company boards and has extensive audit committee experience.

Class III Directors Continuing in Office

(Terms Expire 2015)

PHILIP L. FRANCIS Director Former Chief Executive Officer, PetSmart, Inc. (age 66)

Mr. Francis most recently served as executive chairman of PetSmart, Inc., a specialty pet retailer, from June 2009 until his retirement in January 2012. He previously served as chairman and chief executive officer of PetSmart from 1999 until his appointment as executive chairman. Mr. Francis is the lead director of SUPERVALU INC. During the prior five years, Mr. Francis served on the boards of PetSmart, Inc. and Cardinal Health.

Qualifications: We believe Mr. Francis’ qualifications to serve on our Board of Directors include his many years of business, operational and executive management experience, including his prior service as chairman and chief executive officer of PetSmart. Mr. Francis also brings significant Company and industry knowledge to our Board, due to his prior service on the board of directors of Cardinal Health. In addition, his current and prior service on other public company boards permit him to contribute valuable strategic management insight to our Board.

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ROBERT F. FRIEL Director Chairman and Chief Executive Officer, PerkinElmer, Inc. (age 57)

Mr. Friel has served as president and chief executive officer of PerkinElmer, Inc., a global leader focused on improving the health and safety of people and the environment, since February 2008. He has also served as a director of PerkinElmer since January 2006, serving as vice chairman until he was appointed as chairman in April 2009. He joined PerkinElmer in 1999, serving as senior vice president and chief financial officer from February 1999 to October 2004, as executive vice president and chief financial officer from October 2004 to January 2006, as president of the Life and Analytical Sciences unit from January 2006 through August 2007, and as president and chief operating officer from August 2007 through February 2008. Mr. Friel is a director of Xylem Inc. During the prior five years, Mr. Friel also served on the boards of Fairchild Semiconductor International, Inc. and Millennium Pharmaceuticals, Inc.

Qualifications: We believe Mr. Friel’s qualifications to serve on our Board of Directors include his executive and financial leadership experience in the healthcare industry, including his current position as president and chief executive officer of PerkinElmer. Additionally, his current and prior service on other public company boards permits him to make valuable contributions to our Board.

GREGORY T. LUCIER Director Chairman and Chief Executive Officer, Life Technologies Corporation (age 49)

Mr. Lucier has served as chairman and chief executive officer of Life Technologies Corporation, a biotechnology tools company, since November 2008 when Invitrogen Corporation and Applied Biosystems merged to form Life Technologies. Previously, he served as chief executive officer of Invitrogen Corporation from May 2003 to November 2008.

Qualifications: We believe Mr. Lucier’s qualifications to serve on our Board of Directors include his management and operational experience in the healthcare industry, including his current position as chairman and chief executive officer of Life Technologies. His leadership and business experience make his input valuable to our Board.

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PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “independent auditor”) to audit our financial statements for the fiscal year ending June 30, 2014. At the Annual Meeting, we are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor because we value our stockholders’ views on the Company’s independent auditor, even though the ratification is not required by our by-laws or otherwise. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as our independent auditor or whether to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year ending June 30, 2014.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Audit Committee believes it is a best practice to periodically review the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements. During fiscal 2013, the Audit Committee conducted a competitive process to determine the Company’s independent auditor for the fiscal year ending June 30, 2014. As a result of this process, the Audit Committee approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending June 30, 2014. The Company’s independent auditor for fiscal 2013, Ernst & Young LLP, concluded its engagement as the independent auditor in connection with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as discussed further below.

Vote Required for Approval

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014 requires the affirmative “FOR” vote of a majority of the shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote. A vote to “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” THE RATIFICATION OF OUR SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING JUNE 30, 2014.

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Audit Related Matters

Audit and Non-Audit Fees. The following table presents the fees for professional services earned by Ernst & Young LLP for services rendered to the Company for the fiscal years ended June 30, 2013 and 2012:

	2013	2012
Audit Fees[1]	$4,449,883	$4,763,142
Audit-Related Fees[2]	2,600	313,019
Tax Fees[3]	61,400	54,490
All Other Fees[4]	—	143,231

Total	$4,513,883	$5,273,882

[1]	Audit Fees include services relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the Company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.
[2]	Audit-Related Fees include services relating to employee benefit plan audits, accounting consultations and reviews, and due diligence services.
[3]	Tax Fees include services relating to tax compliance, tax advice, and tax planning.
[4]	All Other Fees consist of fees for products and services other than the services reported above.

Change in Independent Auditor. As discussed above, the Audit Committee approved a change in our independent auditor for the fiscal year ending June 30, 2014. As reported in the Company’s Form 8-K/A filed with the SEC on August 9, 2013 (the “Form 8-K/A”), Ernst & Young LLP concluded its engagement as our independent registered public accounting firm in connection with the filing on August 9, 2013 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “2013 Form 10-K”).

The reports of Ernst &Young LLP on our financial statements for each of the two fiscal years ended June 30, 2012 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for the fiscal years ended June 30, 2012 and June 30, 2013 and in the subsequent interim period through August 9, 2013, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Ernst &Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst &Young LLP would have caused Ernst &Young LLP to make reference to the matter in their report. There was a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended June 30, 2012 and June 30, 2013, related to the material weakness in the Company’s internal control over financial reporting disclosed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “2012 Form 10-K”). As disclosed in our 2012 Form 10-K, we concluded that a material weakness existed as of June 30, 2012 in the design and operating effectiveness of the Company’s internal control over financial reporting related to its accounting for sales-type leases associated with its Pyxis medication and supply dispensing products. Ernst &Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2012, which was included in the 2012 Form 10-K, contained an adverse opinion thereon. The Audit Committee has discussed the material weakness in the Company’s internal control over financial reporting with Ernst &Young LLP, and has authorized Ernst &Young LLP to respond fully to the inquiries of PricewaterhouseCoopers LLP concerning such material weakness.

During our fiscal years ended June 30, 2012 and 2013 and through August 9, 2013, we did not consult PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our financial statements, and neither where a written report or oral advice was provided to us by PricewaterhouseCoopers LLP that PricewaterhouseCoopers LLP concluded was an important factor considered

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by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

We provided Ernst & Young LLP with a copy of the foregoing disclosures. We provided Ernst & Young LLP with a copy of the Form 8-K/A reporting the change in our independent auditor for the fiscal year ending June 30, 2014 containing substantially the same disclosure as above and requested that Ernst & Young LLP provide the Company with a letter addressed to the Securities and Exchange Commission stating whether or not Ernst & Young LLP agreed with the disclosures contained therein. A copy of Ernst &Young LLP’s letter, dated August 9, 2013, is filed as Exhibit 16.1 to the Form 8-K/A.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditor. The Audit Committee has established an Audit and Non-Audit Services Compliance Policy (the “Policy”) requiring pre-approval of all audit and permissible non-audit services performed by the independent auditor to monitor the auditor’s independence from the Company. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.

The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence. Additionally, the Audit Committee considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. Also, unless a service is a pre-approved service set forth in the Policy and within the established guidelines, it will require approval by the Audit Committee in order for it to be provided by the independent auditor. In its review, the Audit Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services.

As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee to address certain requests for pre-approval of services for up to $250,000, and the Chair must report his or her pre-approval decisions to the Audit Committee at its next regular meeting. The Policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management. The Audit Committee monitors compliance by requiring management to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent auditor. Management has also implemented internal procedures to promote compliance with the Policy.

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Report of the Audit Committee

The Audit Committee has reviewed and discussed the annual consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm (the “independent auditor”) for the fiscal year ended June 30, 2013. Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee met on twelve occasions in the fiscal year ended June 30, 2013. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its audits and quarterly reviews of the Company’s financial statements. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from the Company’s independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of the independent auditor.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent auditor, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles.

Based on the review of the consolidated financial statements and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

J. Michael Losh, Chair

Robert P. Wayman

Philip L. Francis

Jacqueline B. Kosecoff, Ph.D.

Pursuant to the Instruction to Item 407(d), the foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

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PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

At the Annual Meeting, our stockholders will be asked to approve, on a non-binding advisory basis, the compensation of our named executive officers. At our 2011 Annual Meeting of Stockholders, our stockholders recommended that we hold an advisory vote to approve the compensation of our named executive officers on an annual basis. The Board of Directors determined to follow the recommendation of our stockholders and hold the vote on an annual basis until the next required advisory vote on the frequency of such advisory votes, which is expected to occur at our 2017 Annual Meeting of Stockholders. Accordingly, the Board of Directors is requesting that our stockholders approve, pursuant to a non-binding vote, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and related footnotes included in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, the primary objective of our executive compensation program is to align the compensation of our executive officers with our overall business goals, core values and stockholder interests. Our compensation objective is to provide a competitive pay package that motivates achievement of above-market performance and emphasizes a long-term view in creating stockholder value. Our stockholders demonstrated strong support for our executive compensation program by casting approximately 96% of their votes in favor of our “say-on-pay” proposal related to our fiscal 2012 executive compensation, and we retained the core design of our fiscal 2012 executive compensation program for fiscal 2013.

Compensation actions taken in fiscal 2013 demonstrate our continued commitment to pay-for-performance, with a substantial portion of each named executive officer’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. In particular, our executive compensation program links a significant portion of executive compensation to the value of our common stock, which is intended to align the interests of our named executive officers with our stockholders. We also have established stock ownership guidelines that require our named executive officers to acquire and hold a meaningful ownership interest in our Company. We believe that this emphasizes a longer-term view in creating stockholder value.

In addition, we endeavor to maintain good governance standards with respect to our executive compensation practices. We utilize benchmarking and peer company analysis to set compensation for our named executive officers consistent with market practice, and we seek to establish compensation practices that are reasonable and do not contain features that would be considered problematic or egregious.

In designing our executive compensation program, we have implemented programs and policies to create alignment with our stockholders and that support our commitment to good compensation governance, as highlighted below:

Advisory Vote on Executive Compensation	Annual
Clawback Policy for Variable Cash Compensation and Equity	Yes
Tax Gross-Ups	No
Independent Compensation Consultant	Yes
Stock Ownership Guidelines	Yes
Compensation Risk Assessment	Annual
Hedging, Pledging and Margin Activities	Prohibited
Payouts of Equity and Cash Awards upon a “Change of Control”	Double-Trigger

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The Board of Directors believes that CareFusion’s executive compensation program is designed to meet the objectives discussed above and in more detail in the Compensation Discussion and Analysis. Accordingly the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the named executive officers, as described in the Compensation Discussion and Analysis, tabular disclosures, and other narrative compensation disclosures in the Proxy Statement.

Vote Required for Approval

Approval of this resolution requires the affirmative “FOR” vote by a majority of the shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote. A vote to “ABSTAIN” will have the same effect as a vote “AGAINST” the resolution. Because broker non-votes are not counted as votes “FOR” or “AGAINST” this resolution, they will have no effect on the outcome of the vote.

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Human Resources and Compensation Committee. However, our Board of Directors and Human Resources and Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our named executive officers, they will consider our stockholders’ concerns and will evaluate what actions, if any, may be appropriate to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS STATED IN THE ABOVE RESOLUTION.

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PROPOSAL 4—AMENDMENT TO CERTIFICATE OF INCORPORATION TO

REPEAL THE CLASSIFIED BOARD

Our certificate of incorporation and by-laws currently require that our Board be divided into three classes, with directors elected to staggered three-year terms. Under this classified board structure, one class of directors, representing approximately one-third of our directors, stands for election at each annual meeting of stockholders. At this Annual Meeting, Class I directors are currently up for re-election, and following their election by our stockholders, they will hold office until the 2016 Annual Meeting of stockholders.

Stockholders are being asked at this Annual Meeting to approve and adopt amendments to our certificate of incorporation and by-laws to repeal the classified Board and phase-in annual director elections over a three-year period. If approved, this Proposal 4 would amend Article Seventh of our certificate of incorporation to provide that directors be elected for one year terms beginning with the 2014 Annual Meeting of stockholders, such that (i) the Class II directors elected at the 2011 Annual Meeting (or their successors) would be elected for annual terms beginning with the 2014 Annual Meeting, (ii) the Class III directors elected at the 2012 Annual Meeting (or their successors) would be elected for annual terms beginning with the 2015 Annual Meeting, and (iii) the Class I directors elected at this Annual Meeting (or their successors) would be elected for a term of three years expiring at the 2016 Annual Meeting and would be up for election on an annual basis beginning with the 2016 Annual Meeting. As a result, all directors would be elected on an annual basis beginning with the 2016 Annual Meeting. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier death, resignation, retirement or removal. This summary of the proposed amendment to our certificate of incorporation is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix A to this Proxy Statement, with deletions indicated by strike outs and additions indicated by underlining.

Our Board has approved the amendments to our certificate of incorporation and by-laws to repeal the classified board, subject to and conditioned upon stockholder approval at this Annual Meeting. Because our classified Board structure is established by our certificate of incorporation and by-laws, our stockholders must approve amendments to both our certificate of incorporation and by-laws to repeal the classified board. Accordingly, the approval of this Proposal 4, which seeks to amend our certificate of incorporation, is conditioned on the approval of Proposal 5, which seeks to amend our by-laws. Unless the stockholders approve both this Proposal 4 and Proposal 5 at this Annual Meeting, the existing classified Board structure will remain unchanged.

On the recommendation of the Governance and Compliance Committee, our Board is submitting this Proposal 4 to our stockholders as part of its ongoing evaluation of its corporate governance practices. After careful consideration of the issue and in recognition of stockholder support at the 2012 Annual Meeting of a nonbinding stockholder proposal to repeal the classified Board, the Board has determined to recommend a vote for the approval of this Proposal 4. In determining whether to recommend the repeal of the classified Board to our stockholders, the Board considered the arguments in favor of and against continuation of our classified board structure. The Board recognizes that a classified structure may offer several advantages, such as promoting continuity and stability and encouraging directors to take a long-term perspective. Additionally, classified boards are believed to reduce a company’s vulnerability to coercive takeover tactics and encourage potential acquirers to negotiate with the target’s board of directors rather than pursue non-negotiated takeover attempts. While the Board continues to believe that these are important benefits, the Board has also considered the views of some stockholders, who believe that classified boards have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an annual opportunity to express their satisfaction or dissatisfaction with the actions of the Board. Accordingly, after careful consideration, the Board has determined that it would be in the best interests of our stockholders to amend our certificate of incorporation and by-laws to repeal the classified Board.

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Vote Required for Approval

Under the terms of our certificate of incorporation, this Proposal 4 requires the affirmative “FOR” vote by the holders of no less than 80% of the issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting. A vote to “ABSTAIN” and a broker non-vote will have the same effect as a vote “AGAINST” the proposal.

If this Proposal 4 and Proposal 5 are approved at this Annual Meeting, the Board has authorized the officers of the Company to file with the Delaware Secretary of State an Amended and Restated certificate of incorporation incorporating the amendment set forth in Appendix A. The Amended and Restated certificate of incorporation will become effective on the date the filing is accepted by the Delaware Secretary of State. The Amended and Restated by-laws incorporating the amendment set forth in Appendix B would also become effective upon the acceptance of the Amended and Restated certificate of incorporation by the Delaware Secretary of State. If either this Proposal 4 or Proposal 5 is not approved, the proposed amendments to our certificate of incorporation and by-laws to repeal the classified Board will not be implemented and the Board’s current classified structure will remain in place.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE AMENDMENT TO CERTIFICATE OF INCORPORATION TO REPEAL THE CLASSIFIED BOARD.

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PROPOSAL 5—AMENDMENT TO BY-LAWS TO REPEAL THE CLASSIFIED BOARD

Our certificate of incorporation and by-laws currently require that our Board be divided into three classes, with directors elected to staggered three-year terms. Under this classified board structure, one class of directors, representing approximately one-third of our directors, stands for election at each annual meeting of stockholders. At this Annual Meeting, Class I directors are currently up for re-election, and following their election by our stockholders, they will hold office until the 2016 Annual Meeting of stockholders.

Stockholders are being asked at this Annual Meeting to approve and adopt amendments to our certificate of incorporation and by-laws to repeal the classified Board and phase-in annual director elections over a three-year period. If approved, this Proposal 5 would amend Article II, Section 2(b) of our by-laws to provide that directors be elected for one year terms beginning with the 2014 Annual Meeting of stockholders, such that (i) the Class II directors elected at the 2011 Annual Meeting (or their successors) would be elected for annual terms beginning with the 2014 Annual Meeting, (ii) the Class III directors elected at the 2012 Annual Meeting (or their successors) would be elected for annual terms beginning with the 2015 Annual Meeting, and (iii) the Class I directors elected at this Annual Meeting (or their successors) would be elected for a term of three years expiring at the 2016 Annual Meeting and would be up for election on an annual basis beginning with the 2016 Annual Meeting. As a result, all directors would be elected on an annual basis beginning with the 2016 Annual Meeting. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier death, resignation, retirement or removal. If approved, this Proposal 5 would also amend Article I, Section 10 of our by-laws to provide that directors may be removed only for cause until the 2016 Annual Meeting. Because the current terms of our directors are staggered, consistent with Delaware law, directors are removable only for cause. However, from and after the 2016 Annual Meeting (at which meeting the entire Board will be fully declassified), directors would be removable with or without cause upon the affirmative vote of a majority of the outstanding shares entitled to vote for the election of directors. This summary of the proposed amendment to our by-laws is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix B to this Proxy Statement, with deletions indicated by strike outs and additions indicated by underlining.

Our Board has approved the amendments to our certificate of incorporation and by-laws to repeal the classified board, subject to and conditioned upon stockholder approval at this Annual Meeting. Because our classified Board structure is established by our certificate of incorporation and by-laws, our stockholders must approve amendments to both our certificate of incorporation and by-laws to repeal the classified board. Accordingly, the approval of this Proposal 5, which seeks to amend our by-laws, is conditioned on the approval of Proposal 4, which seeks to amend our certificate of incorporation. Unless the stockholders approve both this Proposal 5 and Proposal 4 at this Annual Meeting, the existing classified Board structure will remain unchanged.

On the recommendation of the Governance and Compliance Committee, our Board is submitting this Proposal 5 to our stockholders as part of its ongoing evaluation of its corporate governance practices. After careful consideration of the issue and in recognition of stockholder support at the 2012 Annual Meeting of a nonbinding stockholder proposal to repeal the classified Board, the Board has determined to recommend a vote for the approval of this Proposal 5. In determining whether to recommend the repeal of the classified Board to our stockholders, the Board considered the arguments in favor of and against continuation of the classified board structure. The Board recognizes that a classified structure may offer several advantages, such as promoting continuity and stability and encouraging directors to take a long-term perspective. Additionally, classified boards are believed to reduce a company’s vulnerability to coercive takeover tactics and encourage potential acquirers to negotiate with the target’s board of directors rather than pursue non-negotiated takeover attempts. While the Board continues to believe that these are important benefits, the Board has also considered the views of some stockholders, who believe that classified boards have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an annual opportunity to express their satisfaction or dissatisfaction with the actions of the Board. Accordingly, after careful consideration, the Board has determined that it would be in the best interests of our stockholders to amend our certificate of incorporation and by-laws to repeal the classified Board.

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Vote Required for Approval

Under the terms of our by-laws, this Proposal 5 requires the affirmative “FOR” vote by the holders of no less than 80% of the issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting. A vote to “ABSTAIN” and a broker non-vote will have the same effect as a vote “AGAINST” the proposal.

If this Proposal 5 and Proposal 4 are approved at this Annual Meeting, the Board has authorized the officers of the Company to file with the Delaware Secretary of State an Amended and Restated certificate of incorporation incorporating the amendment set forth in Appendix A. The Amended and Restated certificate of incorporation will become effective on the date the filing is accepted by the Delaware Secretary of State. The Amended and Restated by-laws incorporating the amendment set forth in Appendix B would also become effective upon the acceptance of the Amended and Restated certificate of incorporation by the Delaware Secretary of State. If either this Proposal 5 or Proposal 4 is not approved, the proposed amendments to our certificate of incorporation and by-laws to repeal the classified Board will not be implemented and the Board’s current classified structure will remain in place.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE AMENDMENT TO BY-LAWS

TO REPEAL THE CLASSIFIED BOARD.

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PROPOSAL 6—AMENDMENT TO BY-LAWS TO

ADOPT MAJORITY VOTING FOR UNCONTESTED ELECTIONS OF DIRECTORS

Our by-laws currently provide that elections of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote. Under this plurality voting standard, director nominees receiving the highest number of “FOR” votes will be elected, regardless of the number of “AGAINST” votes received. At this Annual Meeting, the existing plurality voting standard will apply to the Class I directors currently up for re-election.

Stockholders are being asked at this Annual Meeting to approve and adopt an amendment to our by-laws to replace the plurality voting standard with a majority voting standard for uncontested elections of directors. If approved, this Proposal 6 would amend Article I, Section 8 of our by-laws to establish majority voting for uncontested elections of directors beginning with the next annual meeting of stockholders. As a result, if approved by the stockholders, all director nominees in uncontested elections would be required to receive a number of “FOR” votes representing at least a majority of votes cast in the election. If such a director nominee fails to receive “FOR” votes representing at least a majority of votes cast and is an incumbent director, the by-laws would require the director to promptly tender his or her resignation to the Board, subject to acceptance by the Board. The Governance and Compliance Committee of the Board would then be charged with making a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. In contested elections, where the number of nominees exceeds the number of directors to be elected, the plurality voting standard would continue to apply. This summary of the proposed amendment to our by-laws is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix C to this Proxy Statement, with deletions indicated by strike outs and additions indicated by underlining.

Our Board has approved the amendment to our by-laws to adopt majority voting in uncontested director elections, subject to and conditioned upon stockholder approval at this Annual Meeting. The approval by our stockholders of this Proposal 6 and the amendment to our by-laws contemplated herein is not conditioned on the approval of any other proposals at this Annual Meeting.

On the recommendation of the Governance and Compliance Committee, our Board is submitting this Proposal 6 to our stockholders as part of its ongoing evaluation of its corporate governance practices. After careful consideration of the issue, the Board has determined to recommend a vote for the approval of this Proposal 6. In determining whether to recommend adopting a majority voting standard for uncontested elections of directors to our stockholders, the Board considered the arguments in favor of and against maintaining the existing plurality voting standard. The Board recognizes that, in recent years, many public companies have eliminated plurality voting in favor of majority voting for uncontested elections of directors. The Board has also considered the views of some stockholders, who believe that a majority voting standard offers a better process for boards and shareholders in that it ensures accountability and the opportunity for a positive mandate. Accordingly, after careful consideration, the Board has determined that it would be in the best interests of our stockholders to amend our by-laws to adopt a majority voting standard for uncontested elections of directors.

Vote Required for Approval

Under the terms of our by-laws, this Proposal 6 requires the affirmative “FOR” vote by the holders of no less than 80% of the issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting. A vote to “ABSTAIN” and a broker non-vote will have the same effect as a vote “AGAINST” the proposal.

If this Proposal 6 is not approved, the proposed amendment to our by-laws to adopt majority voting in uncontested elections of directors will not be implemented and the current plurality voting standard will remain in place.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE AMENDMENT TO BY-LAWS

TO ADOPT MAJORITY VOTING FOR UNCONTESTED ELECTIONS OF DIRECTORS.

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PROPOSAL 7—AMENDMENT TO CERTIFICATE OF INCORPORATION TO

REDUCE SUPERMAJORITY VOTING THRESHOLD

Our certificate of incorporation currently requires that certain of its provisions may only be amended or repealed by the affirmative vote by the holders of no less than 80% of the issued and outstanding shares of common stock entitled to vote at the meeting. At this Annual Meeting, the Board is recommending that stockholders approve amendments to our certificate of incorporation, as set forth in Proposal 4 and this Proposal 7. Under the current terms of the certificate of incorporation, each of these proposals must receive “FOR” votes representing no less than 80% of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting.

Stockholders are being asked at this Annual Meeting to approve and adopt an amendment to our certificate of incorporation to lower the supermajority voting threshold from 80% to 66 2/3%. If approved, this Proposal 7 would amend Article Fourteenth of our certificate of incorporation to provide that the following provisions of our certificate of incorporation may be amended or repealed by the affirmative vote of at least 66 2/3% of the issued and outstanding shares of common stock entitled to vote at the meeting:

Article Sixth, relating to the manner in which the number of directors is determined

Article Seventh, relating to the classified board structure

Article Eighth, relating to stockholder action without a meeting

Article Ninth, relating to the calling of special meetings

Article Tenth, relating to the power to amend the by-laws

Article Twelfth, relating to the indemnification of our directors and officers

Article Fourteenth, relating to the voting threshold for amendments to the Articles set forth above

This summary of the proposed amendment to our certificate of incorporation is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix D to this Proxy Statement, with deletions indicated by strike outs and additions indicated by underlining.

Our Board has approved the amendment to our certificate of incorporation to lower the supermajority voting threshold from 80% to 66 2/3%, subject to and conditioned upon stockholder approval at this Annual Meeting. The approval by our stockholders of this Proposal 7 and the amendment to our certificate of incorporation contemplated herein is not conditioned on the approval of any other proposals at this Annual Meeting.

On the recommendation of the Governance and Compliance Committee, our Board is submitting this Proposal 7 to our stockholders as part of its ongoing evaluation of its corporate governance practices. After careful consideration of the issue, the Board has determined to recommend a vote for the approval of this Proposal 7. In determining whether to recommend reducing the supermajority voting threshold in our certificate of incorporation, the Board considered the arguments in favor of and against maintaining the current voting requirement. The Board recognizes that the supermajority voting provision in our certificate of incorporation is designed to protect our stockholders, including minority stockholders, by assuring that fundamental changes to our corporate governance are made with the approval of a substantial majority of our stockholders. However, the Board believes that lowering the voting threshold as reflected above strikes an appropriate balance between enhancing accountability to stockholders and preserving the protections to our stockholders. The Board also took into account the stockholder support at the 2012 Annual Meeting of a nonbinding stockholder proposal to eliminate the supermajority voting thresholds in our certificate of incorporation and by-laws. While that proposal failed to receive at least 80% support, the Board believes that stockholders do support the reduction of supermajority voting thresholds and that sufficient stockholder support exists to approve the amendment to our certificate of incorporation to reduce the supermajority voting threshold to 66 2/3%. Accordingly, after careful consideration, the Board has determined that it would be in the best interests of our stockholders to amend our certificate of incorporation and by-laws to reduce the supermajority voting thresholds as set forth above.

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Vote Required for Approval

Under the terms of our certificate of incorporation, this Proposal 7 requires the affirmative “FOR” vote by the holders of no less than 80% of the issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting. A vote to “ABSTAIN” and a broker non-vote will have the same effect as a vote “AGAINST” the proposal.

If this Proposal 7 is not approved, the proposed amendment to our certificate of incorporation to reduce the supermajority voting threshold will not be implemented and the current 80% supermajority voting threshold will remain in place.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE AMENDMENT TO CERTIFICATE OF INCORPORATION

TO REDUCE SUPERMAJORITY VOTING THRESHOLD.

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PROPOSAL 8—AMENDMENT TO BY-LAWS TO

REDUCE SUPERMAJORITY VOTING THRESHOLD

Our by-laws currently require that certain of its provisions may only be amended or repealed by the affirmative vote of no less than 80% of the issued and outstanding shares of common stock entitled to vote at the meeting. At this Annual Meeting, the Board is recommending that stockholders approve amendments to our by-laws, as set forth in Proposal 5, Proposal 6 and this Proposal 8. Under the current terms of the by-laws, each of these proposals must receive “FOR” votes by the holders representing no less than 80% of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting.

Stockholders are being asked to approve and adopt an amendment to our by-laws to lower the supermajority voting threshold from 80% to 66 2/3%. If approved, this Proposal 8 would amend Article Fourteenth of our by-laws to provide that the following provisions of our certificate of incorporation may be amended or repealed by the affirmative vote of no less than 66 2/3% of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting:

Article I, Section 7, relating to stockholder nominations and other business

Article I, Sections 8, relating to the required vote for director elections

Article I, Section 10, relating to the removal of directors

Article II, Section 2, relating to the qualification, number, term and remuneration of directors

Article II, Section 12, relating to vacancies on the Board

Article XIII, relating to the indemnification of our directors and officers

Article Fourteenth, relating to the voting threshold for amendments to the Articles set forth above

This summary of the proposed amendment to our by-laws is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix E to this Proxy Statement, with deletions indicated by strike outs and additions indicated by underlining.

Our Board has approved the amendment to our by-laws to lower the supermajority voting threshold from 80% to 66 2/3%, subject to and conditioned upon stockholder approval at this Annual Meeting. The approval by our stockholders of this Proposal 8 and the amendment to our by-laws contemplated herein is not conditioned on the approval of any other proposals at this Annual Meeting.

On the recommendation of the Governance and Compliance Committee, our Board is submitting this Proposal 8 to our stockholders as part of its ongoing evaluation of its corporate governance practices. After careful consideration of the issue, the Board has determined to recommend a vote for the approval of this Proposal 8. In determining whether to recommend reducing the supermajority voting threshold in our by-laws, the Board considered the arguments in favor of and against maintaining the current voting requirements. As is the case with the supermajority voting threshold in our certificate of incorporation, the Board recognizes that the supermajority voting provision in our by-laws is designed to protect our stockholders, including minority stockholders, by assuring that fundamental changes to our corporate governance are made with the approval of a substantial majority of our stockholders. However, the Board believes that lowering the voting threshold as reflected above strikes an appropriate balance between enhancing accountability to stockholders and preserving the protections to our stockholders. The Board also took into account the stockholder support at the 2012 Annual Meeting of a nonbinding stockholder proposal to eliminate the supermajority voting thresholds in our certificate of incorporation and by-laws. While that proposal failed to receive at least 80% support, the Board believes that stockholders do support the reduction of supermajority voting thresholds and that sufficient stockholder support exists to approve the amendment to our by-laws to reduce the supermajority voting threshold to 66 2/3%. Accordingly, after careful consideration, the Board has determined that it would be in the best interests of our stockholders to amend our certificate of incorporation and by-laws to reduce the supermajority voting thresholds as set forth above.

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Vote Required for Approval

Under the terms of our by-laws, this Proposal 8 requires the affirmative “FOR” vote by the holders of no less than 80% of the issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting. A vote to “ABSTAIN” and a broker non-vote will have the same effect as a vote “AGAINST” the proposal.

If this Proposal 8 is not approved, the proposed amendment to our by-laws to reduce the supermajority voting threshold will not be implemented and the current 80% supermajority voting threshold will remain in place.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE AMENDMENT TO BY-LAWS

TO REDUCE SUPERMAJORITY VOTING THRESHOLD.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes CareFusion’s executive compensation philosophy and program for the fiscal year ended June 30, 2013 (“fiscal 2013”). It should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers for fiscal 2013, which can be found starting on page 58 of this Proxy Statement under the heading “Executive Compensation.”

Executive Overview

In this Compensation Discussion and Analysis, we summarize our objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. Included below are discussions regarding our compensation philosophy, our compensation approach, our compensation determinations, and our policies and practices related to executive compensation. Our executive compensation program reflects a commitment to (1) align compensation with our overall business goals, core values and stockholder interests, (2) motivate and retain our key executives, (3) reinforce consistent attainment of above-market performance and (4) emphasize a long-term view in creating stockholder value.

Fiscal 2013 Business and Financial Performance. During fiscal 2013, we delivered strong earnings growth and cash flows in a challenging global business and economic environment. Our hospital customers continue to be impacted by the economy and healthcare reform initiatives, which had a negative impact on our revenues in fiscal 2013. Despite these challenges, by focusing on simplifying our business processes, reducing expenses and expanding margins, we grew operating income 8 percent compared to fiscal 2012. In addition, we continued to make substantial progress to advance our long-term strategic plan, including increased investment in research and development, acquiring technologies and businesses to expand our product portfolio and geographic reach, and funding our stock repurchase program and other initiatives designed to create long-term stockholder value. These efforts resulted in significant stockholder returns, as our stock price increased over 43% in fiscal 2013.

The following is a summary of fiscal 2013 business and financial highlights:

•	Strong Earnings Growth and Cash Flows. We grew operating income by $45 million, or 8 percent from the prior year, to $619 million. Operating cash flows from continuing operations were $613 million, highlighting our ability to generate strong cash flows in a challenging economic and business environment.

•	Gross Margin Increase. As a result of our continued efforts to reduce our cost structure, our gross margin increased by $46 million from the prior year to $1.85 billion. As a percentage of revenue, gross margin increased to 52.1% compared to 50.1% for fiscal 2012. Additionally, we reduced selling, general, and administrative (“SG&A”) expenses by $53 million, or 5 percent compared to fiscal 2012.

•	Increase in Research and Development Investments. By reducing costs and administrative expenses, we were able to invest more funds into our research and development initiatives. During fiscal 2013, we invested $192 million in research and development, an increase of 17 percent compared to fiscal 2012.

•	Investment in Geographic Expansion. We acquired several companies and technologies that advance our business strategy to expand our geographic reach outside of the U.S. and build scale and local capabilities in high-value markets, including Intermed Equipamento Medico Hospitalar Ltda, a leading respiratory technologies company based in Brazil; and Angus Medical, a Canada based medical distributor of our MaxPlus line of needle-free connectors.

•	Share Repurchase Program. With a focus on enhancing stockholder value, we returned $400 million to our stockholders in fiscal 2013 through common stock repurchases under our stock repurchase program. As of June 30, 2013, we completed an aggregate of $500 million of repurchases under this program. In August 2013, the Board approved a new program, for the repurchase of an additional $750 million of our common stock.

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•	Total Stockholder Return. During fiscal 2013, our stock price increased over 43 percent, to close at $36.85 on June 28, 2013. As a result, our relative total stockholder return was in the 74th percentile of the companies included in our comparator group for compensation benchmarking and the 76th percentile of companies included in the S&P 500 Health Care Index.

Fiscal 2013 Executive Compensation Program. In determining the compensation of our named executive officers, the Human Resources and Compensation Committee of our Board of Directors (the “Compensation Committee”) evaluates various factors, including the following:

•	the Company’s overall business and financial performance and/or the performance of the business unit or function for which the individual is responsible;

•	the individual’s performance, experience and skills;

•	the terms of employment agreements or other arrangements with the individual;

•	compensation previously paid or awarded to the individual;

•	competitive market data for similar positions based on the Company’s comparator group; and

•	voting results from the prior year’s advisory vote on the compensation of our named executive officers.

For fiscal 2013, the Compensation Committee approved an executive compensation program that consists of three principal elements: base salary, annual cash incentives under our management incentive plan (“MIP”) and long-term equity-based incentive (“LTI”) awards. Our Compensation Committee believes that, by allocating compensation among these elements, our overall executive compensation program appropriately balances compensation-related risk and the desire to focus our named executive officers on specific short-term and long-term goals important to our overall success. Consistent with our pay-for-performance philosophy, a significant portion of the compensation of our named executive officers in fiscal 2013 was variable or at-risk. For our Chief Executive Officer, 88% of his target total direct compensation was subject to annual performance goals or tied to the value of our common stock. For our other named executive officers as a group, 79% of their target total direct compensation was subject to annual performance goals or tied to the value of our common stock.

Fiscal 2013 Target Total Direct Compensation

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The following table summarizes total direct compensation for our named executive officers in fiscal 2013:

	Base Salary		MIP Award		LTI Award
Name and Principal Position	2013 Base Salary	Percent Change[1]	2013 MIP Award Target	2013 MIP Award Payout	2013 LTI Award Target Value	Percent Change[1]
Kieran T. Gallahue Chairman and CEO	$1,150,000	—	$1,437,500	$948,750	$7,500,000	—
James F. Hinrichs Chief Financial Officer	$546,364	3%	$437,091	$288,480	$2,458,636	3%
Thomas J. Leonard President, Medical Systems	$483,890	6%	$387,112	$229,945	$1,451,670	27%
Vivek Jain President, Procedural Solutions	$478,950	—	$383,160	$316,107	$1,317,113	10%
Joan Stafslien EVP, General Counsel, Chief Compliance Officer and Secretary	$481,268	5%	$336,887	$222,346	$1,082,852	5%

[1]	Reflects percent change relative to fiscal 2012.

As set forth in the table above, Mr. Gallahue’s base salary and LTI award target value remained unchanged for fiscal 2013. Each of Messrs. Hinrichs and Leonard and Ms. Stafslien received an increase in base salary and LTI award target value based on a review of market data and their performance during fiscal 2012. The increases set forth above for Mr. Leonard took into account his successful leadership of the Medical Systems segment, which delivered strong financial results in fiscal 2012, and were also intended to create greater alignment between the compensation for Mr. Leonard and Mr. Jain. Mr. Jain did not receive an increase in base salary, but did receive an increase in LTI award target in fiscal 2013.

Annual cash incentive awards under the MIP are performance-based, with payouts subject to the attainment of Company-wide and individual performance goals. We established Company-wide financial performance goals for fiscal 2013 related to revenue growth and operating margin. Despite delivering strong earnings growth and cash flows during the year and making significant progress against our long-term strategic plan, our performance relative to the pre-established goals for revenue growth and operating margin was below target. Accordingly, the 2013 MIP award payouts to our named executive officers set forth above reflect a funding level below target.

Consideration of 2012 Advisory Vote on Executive Compensation. We evaluate our executive compensation program annually, taking into account, among other things, the outcome of our most recent “say-on-pay” vote. At our 2012 Annual Meeting of Stockholders on April 15, 2013, our stockholders voted in support of our “say-on-pay” proposal related to our fiscal 2012 executive compensation, with approximately 96% of votes cast in favor of the proposal, and we retained the core design of our fiscal 2012 executive compensation program for fiscal 2013. As discussed in the proxy statement for our 2012 Annual Meeting of Stockholders, the Compensation Committee took steps to refine our executive compensation program for fiscal 2013 to better align compensation with our overall business goals and stockholder interests, including the following:

•	Revised Comparator Group for Compensation Benchmarking. For fiscal 2013 compensation planning, our Compensation Committee considered that as a result of recent mergers, acquisitions and divestiture transactions—by the Company and by other companies in the healthcare sector—some of the Company’s financial metrics relative to potential peer group companies have changed. Following review and analysis by our independent compensation consultant, we made adjustments to the comparator group so that the relative revenues, earnings and market capitalizations of companies in the comparator group are more closely aligned with CareFusion.

•

“Double-Trigger” Equity Award Agreements. Historically, our standard forms of agreements for LTI awards contained a “single-trigger” vesting provision, meaning they would vest in full upon a change in control of the Company. In June 2012, the Compensation Committee approved new forms of LTI

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agreements for equity grants to eligible employees, including our named executive officers, that replace the existing single-trigger vesting provision with “double-trigger” vesting. Under these new agreements, vesting of the awards (and exercisability in the case of stock options) would be accelerated only if the recipient’s employment is terminated by the Company other than for “cause” or by the recipient for “good reason,” in either case within two years following a change of control of the Company.

•	Amendment of Executive Severance Guidelines. In June 2012, the Compensation Committee approved the amendment and restatement of our Executive Severance Guidelines, which are guidelines to be considered in providing severance payments and benefits to certain executive-level employees in the event of a termination of employment by the Company without “cause” or by the executive for “good reason.” The amendment and restatement of the Executive Severance Guidelines was intended to reduce the number of executives subject to the guidelines and reduce the amount of severance payable under the guidelines.

•	Amendment of Executive Change in Control Severance Plan. In June 2012, the Compensation Committee also approved the amendment and restatement of our Executive Change in Control Severance Plan, which provides for benefits to our named executive officers in connection with a change in control of the Company. The amendment and restatement of the Executive Change in Control Severance Plan was intended to reduce the number of executives subject to the plan, provide additional clarity around various provisions, and reduce the amount of severance payable under the plan.

Commitment to Good Compensation Governance Practices. In designing our executive compensation program, we have implemented programs and policies to create alignment with our stockholders and that support our commitment to good compensation governance as follows:

•	Annual Advisory Vote to Approve Compensation of our Named Executive Officers. We provide our stockholders with the ability to vote annually on the compensation of our named executive officers.

•	Clawback Policy. We have the authority to require repayment of certain annual cash incentives, or subject outstanding equity incentive awards to forfeiture, in instances of executive misconduct.

•	No Tax Gross-Ups. Tax gross-ups are not provided to our executive officers for personal expenses or in the event that excise taxes are incurred following a qualifying termination in connection with a change in control.

•	Independent Compensation Consultant. The Compensation Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant. Frederic W. Cook & Co. provides services only to the Compensation Committee and provided no other services to the Company during fiscal 2013.

•	Stock Ownership Guidelines. We have established stock ownership guidelines to further align our executive officers’ interests with those of our stockholders. The guidelines require our named executive officers to acquire and hold a meaningful ownership interest in our Company.

•	Compensation Risk Assessment. The Compensation Committee oversees and evaluates an annual risk assessment of the Company’s compensation programs. Based on the fiscal 2013 risk assessment, it was concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

•	Prohibitions on Hedging, Pledging and Margin Activities. Our insider trading policy prohibits hedging transactions by Company employees. Under the policy, all short-term, speculative or hedging transactions in CareFusion securities are prohibited by all employees. In addition, the policy specifically prohibits the use of CareFusion securities for pledging and margin activities.

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The Compensation Committee believes that the programs and policies described above clearly demonstrate the Company’s commitment to, and consistent execution of, an effective performance-oriented executive compensation program.

Introduction

In accordance with SEC rules and regulations, our named executive officers for fiscal 2013 include our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers serving as executive officers on June 30, 2013. They were:

•	Kieran T. Gallahue, Chairman and Chief Executive Officer

•	James F. Hinrichs, Chief Financial Officer

•	Thomas J. Leonard, President, Medical Systems

•	Vivek Jain, President, Procedural Solutions

•	Joan B. Stafslien, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on August  9, 2013.

Compensation Philosophy

We believe that our named executive officers play a critical role in creating long-term value for our stockholders. The primary objective of our executive compensation program is to align compensation with our overall business goals, core values and stockholder interests. Our compensation objective is to provide a competitive pay package that motivates achievement of above-market performance with a long-term view in creating stockholder value. To this end, our executive compensation philosophy reflects:

•	a pay-for-performance model that delivers pay based on overall Company, business and individual performance;

•	an emphasis on long-term equity-based incentive awards that link a meaningful portion of executive compensation to the value of our common stock; and

•	benchmarking of our pay levels and compensation practices against a comparator group that is reasonable and appropriate for our Company.

Because we believe strongly in pay-for-performance, a substantial portion of our executive compensation program is comprised of performance-based compensation, including annual cash incentives and long-term equity-based incentives. We also believe in the importance of aligning executives’ interests with the interests of our stockholders, and accordingly we established stock ownership guidelines that require our executive officers to acquire and hold a meaningful ownership interest in our Company, as discussed below under the heading “Policies, Guidelines and Practices Related to Executive Compensation—Stock Ownership Guidelines.”

For fiscal 2013, our executive compensation program included the following elements:

•	base salary;

•	annual cash incentive awards; and

•	long-term equity-based incentive awards, comprised of stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”).

In addition to these elements of our executive compensation program, which together we refer to as “total direct compensation,” our named executive officers are eligible for limited benefits and perquisites, as discussed below under “Compensation Determinations—Other Benefits and Perquisites.” Our named executive officers are

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also eligible to participate in employee benefit programs generally offered to our other U.S. employees. Our Compensation Committee believes that, by allocating compensation among these elements, our overall executive compensation program appropriately balances compensation-related risk and the desire to focus our named executive officers on specific short-term and long-term goals important to our overall success.

Role of the Compensation Committee and Management

The Compensation Committee oversees our executive compensation policies and determines the amounts and elements of compensation for our executive officers. A discussion of the Compensation Committee’s responsibilities and a summary of the Compensation Committee charter can be found on page 13 of this Proxy Statement under the heading “Governance of Our Company—Board and Committee Membership and Structure— Human Resources and Compensation Committee.”

Compensation determinations for our named executive officers other than our Chief Executive Officer are made by the Compensation Committee with input provided by the Chief Executive Officer, which the Compensation Committee considers with the assistance of its independent compensation consultant (see below under “Role of the Compensation Consultant”). With respect to compensation for our Chief Executive Officer, the Compensation Committee makes recommendations to the Board for approval. Members of management may also provide input, make recommendations and provide ongoing assistance to the Compensation Committee with respect to the design, operation, objectives and values of the various elements of our compensation program in order to provide appropriate performance and retention incentives for our named executive officers.

In addition, the Compensation Committee acts as the administrator of our equity and non-equity incentive plans covering executive officers and other employees. As it relates to employees who are not executive officers, the Compensation Committee may delegate its authority for administration of the plans to executive officers and other key employees.

The Compensation Committee also oversees an annual risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. During fiscal 2013, management conducted its annual risk assessment, which was supplemented with a review by the independent compensation consultant (see below under “Role of the Compensation Consultant”). Based on the Company’s analysis and the report prepared by the compensation consultant, the Compensation Committee concluded that the Company’s compensation programs were appropriately balanced to mitigate compensation-related risk with cash and stock elements, financial and non-financial goals, formal goals and discretion, and short-term and long-term rewards. The Company also has policies to mitigate compensation-related risk, including stock ownership guidelines, clawback provisions and prohibitions on employee hedging activities. Furthermore, the Compensation Committee believes that the Company’s policies on ethics and compliance along with its internal controls also mitigate against unnecessary or excessive risk taking.

Role of the Compensation Consultant

The Compensation Committee uses a compensation consultant primarily to provide input on compensation trends and developments and to assist with executive compensation benchmarking. The compensation consultant also provides a valuable outside perspective on executive compensation practices.

In establishing executive compensation for fiscal 2013, the Compensation Committee engaged Frederic W. Cook & Co. to serve as its independent compensation consultant. During fiscal 2013, Frederic W. Cook & Co. advised our Compensation Committee on executive compensation matters, including the selection of a comparator group for compensation benchmarking, competitive market analysis for executive compensation and plan design for our annual and long-term incentive programs. Frederic W. Cook & Co. also provided regular updates on compensation trends and developments and regulatory matters, and conducted a risk assessment of our executive compensation programs. As previously mentioned, Frederic W. Cook & Co. was engaged directly by the Compensation Committee and does not provide any other unrelated products or services to the Company.

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Comparator Group and Benchmarking

For fiscal 2013, the Compensation Committee, with the assistance of Frederic W. Cook & Co., selected the following 21 companies to use as a comparator group to benchmark and set compensation for our named executive officers:

Alere Inc.	Covidien Ltd.	PerkinElmer, Inc.
Allergan, Inc.	Dentsply International Inc.	ResMed Inc.
Bard (C.R.) Inc.	Edwards Lifesciences Corp.	St. Jude Medical Inc.
Becton, Dickinson and Co.	Hologic Inc.	STERIS Corp.
Biogen Idec, Inc.	Hospira, Inc.	Stryker Corp.
Boston Scientific Corp.	Life Technologies Corp.	Varian Medical Systems Inc.
Covance Inc.	Mylan Inc.	Zimmer Holdings, Inc.

On an annual basis, the Compensation Committee reviews the comparator group for compensation benchmarking, and the Compensation Committee made several changes to the comparator group for fiscal 2013. In connection with the “say-on-pay” proposal for the compensation of our named executive officers at our 2011 Annual Meeting of Stockholders, a proxy advisory firm identified a concern with the Company’s comparator group for fiscal 2011. As we had already taken steps to implement our compensation program for fiscal 2012 based on the existing comparator group, the Compensation Committee considered this feedback when establishing the comparator group for fiscal 2013 compensation benchmarking. In particular, the Compensation Committee considered that as a result of recent mergers, acquisitions and divestiture transactions—by the Company and by other companies in the healthcare sector—some of the Company’s financial metrics relative to other potential peer group companies had changed. Following review and analysis by Frederic W. Cook & Co., the Compensation Committee determined it was appropriate to make adjustments to the comparator group for fiscal 2013 compensation planning so that the revenues, earnings, and market capitalizations of companies in the comparator group are more closely aligned with CareFusion. The 21 peer companies selected by the Compensation Committee for the fiscal 2013 comparator group reflects 15 continuing peer companies from the fiscal 2012 comparator group, three deletions and six additions, as follows:

Continuing Peer Companies		Deleted Peer Companies	New Peer Companies
Allergan, Inc.	Life Technologies Corp.	Beckman Coulter, Inc.	Alere Inc.
Bard (C.R.) Inc.	Mylan Inc.	Cephalon, Inc.	Covance Inc.
Becton, Dickinson and Co.	St. Jude Medical Inc.	Quest Diagnostics Inc.	Dentsply International Inc.
Biogen Idec, Inc.	STERIS Corp.		Hologic, Inc.
Boston Scientific Corp.	Stryker Corp.		PerkinElmer, Inc.
Covidien Ltd.	Varian Medical Systems Inc.		ResMed Inc.
Edwards Lifesciences Corp.	Zimmer Holdings, Inc.
Hospira, Inc.

In determining the comparator group for fiscal 2013, the Compensation Committee used objective criteria for selecting peers to include companies in the healthcare industry that focus primarily on medical technology and devices with revenues, earnings, and market capitalizations that are generally aligned with CareFusion. At the time the fiscal 2013 peer group was established, CareFusion’s revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) approximated the median of the companies in the peer group, and its market capitalization was between the 25th percentile and the median. As of June 30, 2013, CareFusion’s market capitalization approximated the median of the companies in the peer group.

Compensation determinations for our executive officers were based on the executive compensation study conducted by Frederic W. Cook & Co., which included an analysis of executive compensation data for companies in the comparator group. For named executive officers, Frederic W. Cook & Co. utilized market data compiled from proxy statements by companies in the comparator group. Frederic W. Cook & Co.’s analysis included a review of each element of total direct compensation for each of our executive officers. Using this analysis, we established a goal to provide total direct compensation to our named executive officers for fiscal 2013 competitive with the comparator group, as discussed below under “Compensation Determinations.”

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Compensation Determinations

Our Compensation Committee made compensation determinations for our named executive officers for fiscal 2013 based on the analysis of pay levels compared to the comparator group, as discussed above. In making these determinations, our general approach is to position the target compensation for our named executive officers based on the comparator group, as follows:

•	Base salaries are generally positioned at the 50th percentile;
•	Annual cash incentive awards are generally positioned at the 65th percentile; and
•	Long-term equity-based incentive awards are generally positioned at the 65th percentile.

In determining the target amounts for each element of compensation, the Compensation Committee considers positioning relative to the comparator group and takes into account individual performance, experience and skills, as well as the terms of any employment arrangements. As a result, target compensation for each of our named executive officers may fall below or above positioning relative to the comparator group for a particular element of compensation. On average, target total direct compensation of our named executive officers is generally positioned at the 65th percentile of the comparator group.

A substantial portion of the compensation for our named executive officers is comprised of at-risk performance-based compensation, including annual cash incentives and long-term equity-based incentives. Furthermore, we do not provide any material retirement benefits, such as defined-benefit pensions, and instead rely on LTI awards, our 401(k) Savings Plan and our Deferred Compensation Plan to provide a competitive package for wealth accumulation and retirement and to motivate and retain our named executive officers.

Certain compensation decisions are formula-driven, while others require more judgment and discretion. For instance, the Compensation Committee considers market data and individual performance in determining a named executive’s base salary. For fiscal 2013, target annual cash incentives and LTI awards were established based on a multiple of base salary and were set using competitive market data. The Compensation Committee uses quantitative and qualitative metrics and exercises some judgment in determining achievement of the overall Company performance goals, as well as when assessing the individual performance of a named executive officer. In making compensation determinations, the Compensation Committee must also consider the terms of employment agreements or other arrangements with our named executive officers. As discussed below under the heading “Agreements Regarding Executive Compensation,” we are a party to employment agreements and offer letters with certain of our named executive officers that set forth compensation and other benefits.

Base Salary. In determining base salaries for our named executive officers, the Compensation Committee considered the market data for similar positions based on the comparator group and took into account individual performance, experience and skills, as well as the terms of employment agreements and offer letters with our named executive officers.

The following table sets forth the determinations of our Compensation Committee in August 2012 with respect to base salary rates for our named executive officers for fiscal 2013:

Name	Position	Fiscal 2012 Base Salary Rate[1]	Fiscal 2013 Base Salary Rate[1]	Percent Change
Kieran T. Gallahue	Chairman and CEO	$1,150,000	$1,150,000	0%
James F. Hinrichs	Chief Financial Officer	$530,450	$546,364	3%
Thomas J. Leonard	President, Medical Systems	$456,500	$483,890	6%
Vivek Jain	President, Procedural Solutions	$478,950	$478,950	0%
Joan B. Stafslien	EVP, General Counsel, Chief Compliance Officer and Secretary	$458,350	$481,268	5%

[1]	Fiscal 2012 base salary rate reflects annual salary rate in effect at the end of fiscal 2012. Actual salary paid for fiscal 2012 and fiscal 2013 may differ from the salary rates reflected above based on the number of days of service by the named executive officer during the fiscal year, as well as the timing of any salary increase during the fiscal year.

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As set forth in the table above, Mr. Gallahue’s base salary remained unchanged for fiscal 2013, and our Compensation Committee determined to increase the annual base salaries of our other named executive officers by between 0% and 6%. The Compensation Committee believed this was appropriate based on a review of market data and the performance of our named executive officers during fiscal 2012. The 6% increase to the annual base salary of Mr. Leonard also took into account Mr. Leonard’s successful leadership of the Medical Systems segment, which delivered strong financial results in fiscal 2012, and was intended to create greater alignment between the compensation for Mr. Leonard and Mr. Jain.

Annual Cash Incentive Awards. The CareFusion Corporation Management Incentive Plan (the “MIP”) provides for annual cash incentive awards to eligible employees, including our named executive officers. Effective July 1, 2010, we amended and restated the MIP, which was approved by our stockholders in November 2010. MIP awards are performance-based, and payouts for fiscal 2013 were subject to the attainment of Company-wide and individual performance goals. The Compensation Committee established a MIP target award value for each of our named executive officers for fiscal 2013 based on competitive market data for similar positions. Target awards are set based on a percentage of base salary. In establishing the MIP target award value, the Compensation Committee targeted the 65th percentile of short-term cash incentive targets of the comparator group, which reflected the anticipated difficulty of achieving the performance goals. For fiscal 2013, MIP target awards represented a significant portion of target total cash compensation for our named executive officers.

Fiscal 2013 Target Total Cash Compensation

The following table sets forth the determinations of our Compensation Committee in August 2012 with respect to MIP targets for fiscal 2013, as well as the actual amount of the cash incentive awards received by our named executive officers upon payout of the fiscal 2013 MIP in September 2013:

Name	Position	Fiscal 2013 MIP Target		Fiscal 2013 MIP Award Payout
		Percentage of Base Salary Rate	Award Value
Kieran T. Gallahue	Chairman and CEO	125%	$1,437,500	$948,750
James F. Hinrichs	Chief Financial Officer	80%	$437,091	$288,480
Thomas J. Leonard	President, Medical Systems	80%	$387,112	$229,945
Vivek Jain	President, Procedural Solutions	80%	$383,160	$316,107
Joan B. Stafslien	EVP, General Counsel, Chief Compliance Officer and Secretary	70%	$336,887	$222,346

For fiscal 2013, our named executive officers were eligible to receive a cash award of 0%—200% of their respective MIP target awards based on the achievement of Company-wide financial performance goals. In addition, the Compensation Committee may assign an individual performance factor of 0%—150% related to the individual performance of the officer, which can result in an increase or decrease in actual MIP payment, provided that no MIP payment shall exceed 200% of an executive officer’s MIP target. In setting Company-wide MIP performance goals for fiscal 2013, the Compensation Committee determined to maintain the same financial performance criteria used for fiscal 2012. Accordingly, for fiscal 2013, the Compensation Committee selected

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financial metrics related to revenue growth and operating margin. Given the Company’s strategic focus on these metrics, and their importance to investors, the Compensation Committee determined to continue to use them to create alignment with management performance goals under the MIP.

The Compensation Committee approved a MIP funding matrix for fiscal 2013, which established different funding levels based on performance against pre-established targets for “Revenue Growth of Continuing Operations” and “Adjusted Operating Margin,” calculated as follows:

•	“Revenue Growth of Continuing Operations,” calculated by subtracting 1.00 from the quotient of our revenue from continuing operations for fiscal 2013, divided by our revenue from continuing operations for fiscal 2012

•	“Adjusted Operating Margin,” calculated by dividing our adjusted operating earnings for fiscal 2013 by revenue for fiscal 2013

In calculating Revenue Growth of Continuing Operations, we exclude from revenue in fiscal 2013 any revenue associated with acquisitions and divestitures completed during fiscal 2013, and we exclude from revenue in fiscal 2012 any revenue associated with divestitures in fiscal 2013 that do not qualify for discontinued operations treatment. In calculating Adjusted Operating Margin, we use adjusted operating earnings, which exclude certain one-time items such as restructuring charges; impairments; gains and losses on the sale of assets; merger, acquisition and divestiture charges; and other one-time charges as approved by management and the Board. In both calculations, we also exclude the impact of foreign currency exchange rate fluctuations. We exclude these items from the calculations in order to better measure core growth in revenue and operating margin and to facilitate comparisons to the prior year period. By excluding certain one-time items from the calculations, the Compensation Committee sought to reward management for achieving the annual MIP goals, while at the same time focusing on actions that drive long-term stockholder value.

The following table shows the Company-wide MIP performance goals at minimum, target and maximum performance levels for fiscal 2013:

Performance Metric	Minimum Performance	Target Performance	Maximum Performance
Revenue Growth of Continuing Operations	0.9%	2.7%	4.5%
Adjusted Operating Margin	15.9%	18.4%	20.8%

Revenue Growth of Continuing Operations and Adjusted Operating Margin are equally weighted at 50% and are evaluated within a funding matrix based on whether actual performance meets the minimum, target or maximum performance levels for each metric. If target performance is achieved for both metrics, MIP funding would be calculated at the target. If maximum performance is achieved for both metrics, MIP funding would be calculated at the maximum. If the minimum performance level is not met for one or more of the metrics, the Compensation Committee has the discretion to fund the MIP at zero. For performance between the minimum and maximum levels for each metric, the MIP funding calculation is determined on an interpolated basis.

In July 2013, the Compensation Committee reviewed our financial performance for purposes of the fiscal 2013 MIP calculation and determined Revenue Growth of Continuing Operations to be negative 1.5% and Adjusted Operating Margin to be 19.5%. While our Adjusted Operating Margin performance significantly exceeded our target performance goal, we did not meet our minimum performance goal for Revenue Growth of Continuing Operations. While the Compensation Committee had the discretion to fund MIP at zero, the Compensation Committee took into consideration the Company’s overachievement of our Adjusted Operating Margin goal, our strong earnings growth and cash flows, our substantial progress in advancing our long-term strategic plan, and our over 43% total stockholder return during fiscal 2013 and determined that it was appropriate to fund MIP payouts to employees for fiscal 2013. In determining MIP funding for the Company’s named executive officers, the Compensation Committee calculated the MIP payout under the MIP funding

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matrix by assigning a zero weighting to Revenue Growth of Continuing Operations and a 132.9% weighting to Adjusted Operating Margin. This was the formulaic outcome for both performance levels and resulted in a MIP funding calculation at 66% of target.

For both Messrs. Gallahue and Hinrichs and Ms. Stafslien, the fiscal 2013 MIP award payouts set forth above reflect a MIP payout at 66% of target, consistent with the overall MIP funding for our named executive officers. Mr. Jain received a MIP payout above 66% of target for fiscal 2013, based on the application of the individual performance factor discussed above. The Compensation Committee recognized Mr. Jain’s role in driving improved performance in the Company’s Procedural Solutions segment following a challenging fiscal 2012. In particular, the Compensation Committee considered how the segment grew revenue by 5% and made progress on key operational and strategic initiatives during fiscal 2013. For Mr. Leonard, the Compensation Committee approved a MIP payout below 66% of target. In making this determination, the Compensation Committee acknowledged that the Medical Systems segment performed below expectations for fiscal 2013.

MIP award payouts to our named executive officers are designed to be performance-based compensation, and therefore to be fully tax deductible under the Tax Code. For fiscal 2013, our Compensation Committee established an overall Company performance criterion of $313 million of earnings before interest and taxes (“EBIT”), which had to be satisfied before any payout could be made to our named executive officers under the MIP. For fiscal 2013, the Compensation Committee established a MIP framework whereby, if this performance criterion was met, each of our named executive officers could be awarded a MIP bonus up to 200% of his or her MIP target, subject to the Compensation Committee’s negative discretion to award incentive payments in lesser amounts. For fiscal 2013, the Company generated EBIT in excess of the threshold, which allowed the Compensation Committee to approve the MIP payouts discussed above. The Compensation Committee exercised its discretion to approve MIP payouts less than 200% based on Company performance relative to the MIP funding matrix and the additional considerations discussed above.

Long-Term Equity-Based Incentive Awards. Prior to the spinoff, Cardinal Health approved the CareFusion Corporation 2009 Long-Term Incentive Plan (the “LTIP”), which was then approved by our stockholders in November 2010. The LTIP provides for the grant of stock options, restricted stock, RSUs, performance cash, PSUs and other equity-based awards. We intend to grant long-term equity-based incentive awards under the LTIP to our eligible employees on an annual basis in connection with our compensation planning process each August. On August 15, 2012, we granted eligible employees, including our named executive officers, equity-based awards under the LTIP as part of our fiscal 2013 annual LTI award.

In connection with the fiscal 2013 annual LTI award, we established target award values for each of our named executive officers using competitive market data for similar positions based on the comparator group and considering differences in individual performance, pay history, experience in role and internal equitability. We believe that this is consistent with a business emphasizing long-term growth and innovation. To accomplish the compensation objectives discussed above, we granted our named executive officers a combination of stock options, RSUs and PSUs during fiscal 2013.

Stock Options. Stock options are intended to align executives with the interests of stockholders in increasing sustainable, long-term stockholder value. We view stock options as an element of performance-based compensation because a stock option provides no realizable value upon grant. These instruments only deliver value to a recipient if the price of our common stock increases above the price at the time of grant and vesting requirements have been met. Our stock options are granted with an exercise price equal to the closing market price for our common stock on the date of grant and provide no benefit if the option is not exercised when the price of the stock exceeds the grant price during the option’s term. Our stock options typically vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date, and have a term of seven years.

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RSUs. We grant our executives RSUs primarily to ensure that our executives maintain an ownership stake in the Company. By providing an ownership stake in the Company, RSUs align executives’ financial interests with stockholders’ interests. We believe RSUs also aid in retention and provide value to our executives, given that we do not provide pensions. Our RSUs typically vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.

PSUs. PSUs are intended to reward our executives for the achievement of specified multi-year performance goals. As performance-based compensation, PSUs will only vest if the performance goals are achieved during the specified performance period. In fiscal 2013, we granted PSUs to our executive officers with performance goals based on the achievement of the compounded annual growth rate (“CAGR”) of the Company’s fully diluted, adjusted earnings per share over the three year performance period beginning July 1, 2012 and ending June 30, 2015. The payout amount for these PSUs will vary between 0%—200% of a target number of shares of common stock based on performance relative to the CAGR target established for the performance period. If the performance target is achieved, these awards will “cliff-vest” on the third anniversary of the grant date. If the Company does not meet the minimum performance target, then the PSUs will not vest and no shares will be delivered to the executive officer. As a general matter, achievement of targeted performance goals is difficult, requiring significant and sustained effort on the part of our executives. Achievement of the targeted performance goals for our PSUs requires superior performance relative to underlying market growth rates, although, as a general matter, we anticipate the minimum targets to be more readily achievable.

Fiscal 2013 annual LTI awards for our named executive officers were comprised of stock options, PSUs and RSUs allocated 50%, 25% and 25%, respectively, of the total LTI target award values. The following table sets forth the determinations of our Compensation Committee in August 2012 with respect to the fiscal 2013 annual LTI awards for our named executive officers:

Name	Position	Total LTI Target Award Value ($)	Stock Options[1] (# shares)	RSUs[1] (# shares)	PSUs[1,2] (# shares)
Kieran T. Gallahue	Chairman and CEO	$7,500,000	478,392	69,989	69,989
James F. Hinrichs	Chief Financial Officer	$2,458,636	156,826	22,944	22,944
Thomas J. Leonard	President, Medical Systems	$1,451,670	92,596	13,547	13,547
Vivek Jain	President, Procedural Solutions	$1,317,113	84,013	12,291	12,291
Joan B. Stafslien	EVP, General Counsel, Chief Compliance Officer and Secretary	$1,082,852	69,070	10,105	10,105

[1]	The fiscal 2013 annual LTI award was granted on August 15, 2012 pursuant to the LTIP. Stock options and RSUs vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date. Stock options granted as part of the fiscal 2013 annual LTI award have an exercise price of $26.79, the closing price of our common stock on the NYSE on the date of grant, and have a term of seven years. The 2013 annual LTI award amounts are based on the total award value, allocated to stock options, RSUs and PSUs, as discussed above. The share amounts for stock options were determined by dividing the award value allocated to stock options by the grant date fair value associated with an option to purchase our common stock using a Black-Scholes-Merton valuation model. The share amounts for RSUs and PSUs were determined by dividing the award values allocated to RSUs and PSUs by $26.79, the closing price of our common stock on the NYSE on the date of grant.
[2]	Reflects target number of shares subject to PSUs, assuming all performance goals and other requirements are met. As discussed above, the PSUs will be earned from 0% – 200% of target based on the achievement of performance goals related to the Company’s ability to grow its earnings per share, with payment in shares following the conclusion of the three-year performance period.

The RSUs granted to our named executive officers are designed to be performance-based compensation under the Tax Code and to be fully tax deductible. For the RSUs granted to our named executive officers as part of the fiscal 2013 annual LTI award, our Compensation Committee established a performance condition of

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$313 million of EBIT, which had to be satisfied before the RSUs would vest. For fiscal 2013, the Company generated EBIT in excess of the threshold. Since the performance condition has been satisfied, the RSUs will vest as to 33 1/3% of the shares subject to the award on each of the first three anniversaries of the grant date.

Other Benefits and Perquisites. Our named executive officers are eligible to participate in employee benefit programs generally offered to our other employees. In addition, we provide certain other perquisites to our named executive officers that are not generally available to other U.S. employees, as described below. These perquisites are reported in the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement.

Company Aircraft. The Company utilizes corporate-owned aircraft for business purposes to help increase the productivity of its global business operations, while also providing transportation flexibility and security. The Company maintains an aircraft utilization policy that sets forth the guidelines and procedures for use of the aircraft by Company executives and members of the Board. While personal use of the corporate-owned aircraft is permitted, our executives generally do not utilize the aircraft for extensive personal travel. During fiscal 2013, Mr. Gallahue and Mr. Hinrichs were the only named executive officers to utilize the aircraft for personal travel, and the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement reflects $5,782 and $9,447, respectively as related to such personal use.

Relocation Program. We maintain a relocation program that provides relocation benefits to our employees, including executive officers, who are relocated for business reasons. Under this program, we provide relocation assistance, which may include reimbursement for commuting expenses, temporary living expenses, home sale expenses, household goods moving and storage, and cost of living adjustments. In anticipation of the spinoff, Cardinal Health agreed to provide several of our executive officers with relocation benefits under the Cardinal Health relocation policy when they left existing positions with Cardinal Health to join CareFusion. We assumed obligations under this policy in connection with the spinoff, which included obligations to Messrs. Hinrichs, Jain and Leonard. During fiscal 2013, we paid Mr. Jain $1,385 related to these relocation benefits. For more detailed information regarding the relocation benefits provided to our named executive officers, see the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement.

Deferred Compensation Plan. We maintain a non-qualified Deferred Compensation Plan to allow executives to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and retaining executive talent. We do not provide for wealth accumulation for retirement through defined benefit pensions or supplemental executive retirement plans. For Cardinal Health employees who became our employees following the spinoff, including our named executive officers, we assumed the obligations for benefits accrued while they were Cardinal Health employees under the Cardinal Health Deferred Compensation Plan. Our Deferred Compensation Plan permits certain management employees to defer payment and taxation of a portion of salary and bonus and receive an investment return on the deferred amount based on several investment alternatives. In addition, we typically make additional matching and fixed contributions to the deferred balances of employees, including our named executive officers, subject to limits discussed below under the heading “Executive Compensation—Nonqualified Deferred Compensation in Fiscal 2013.” Contributions made by CareFusion with respect to our named executive officers are set forth in the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement.

All other perquisites that we provide to our named executive officers are minimal. During fiscal 2013, Messrs. Gallahue, Jain and Leonard and their spouses participated in our annual sales incentive award trips for high-performing members of our sales team at Company expense. Participation by Messrs. Gallahue, Jain and Leonard was part of their management responsibility and was intended to enhance the overall value and meaningfulness of the sales award trips for our top sales performers. Our named executive officers are also eligible for reimbursement for executive physical examinations, and they participate in programs generally offered to our other employees, including medical insurance, dental insurance, life insurance and long-term

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disability insurance and our 401(k) Savings Plan. For more detailed information regarding benefits and perquisites provided to our named executive officers, see the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement.

Agreements Regarding Executive Compensation

The Compensation Committee reviews and approves, or makes recommendations to the Board to approve, any employment agreements or offer letters with our named executive officers relating to compensation or separation payments. During fiscal 2011, we entered into an employment agreement with Mr. Gallahue when we hired him to become our Chairman and Chief Executive Officer, and we entered into an offer letter with Mr. Hinrichs in connection with his promotion to the position of Chief Financial Officer. These agreements serve to clarify terms of employment and establish baseline compensation and benefits levels, which we believe has helped us to attract, retain and motivate our named executive officers, particularly in the context of the spinoff.

Kieran T. Gallahue. On January 29, 2011, we entered into an employment agreement with Mr. Gallahue with respect to his employment as our Chairman and Chief Executive Officer. The agreement provides for an initial term of three years and will automatically renew thereafter for consecutive one-year terms unless earlier terminated by either party upon 180 days’ advance notice. The agreement provides that, during the term of the agreement, Mr. Gallahue will receive an annual base salary of not less than $1,150,000 and be eligible for a target annual bonus under the MIP of not less than 120% of his annual base salary payable based on performance objectives to be determined by the Compensation Committee. We also paid Mr. Gallahue a cash sign-on bonus of $650,000, which he was required to repay if he had voluntarily terminated his employment for certain reasons prior to January 29, 2012. The agreement also provides that Mr. Gallahue will be eligible to participate in the Company’s employee benefits programs, which include retirement savings, nonqualified deferred compensation, health and welfare, and perquisite programs, and will be given paid vacation, in accordance with plans and policies in effect for other senior executives. We also agreed to reimburse Mr. Gallahue for legal fees and expenses up to $45,000 in connection with his diligence of the Company and the negotiation and execution of the agreement.

Pursuant to the agreement, Mr. Gallahue was granted a sign-on equity award on February 15, 2011 comprised of PSUs based on a grant value of $7.2 million. These PSUs will vest on the third anniversary of the grant date, subject to the Company’s achievement of certain stock price targets after the first year, but prior to the third year from the date of grant and which are maintained for the requisite number of trading days. For additional details regarding these PSUs, see footnote 6 to the table of “Outstanding Equity Awards at Fiscal-Year-End for Fiscal 2013” included in the Executive Compensation section of this Proxy Statement. In addition, to compensate Mr. Gallahue for the forfeiture of the value of equity grants from his previous employer, the agreement provided for the grant of buy-out equity awards comprised of stock options with a value of $5.66 million and RSUs with a value of $10.58 million. The buy-out equity award included RSUs in an amount that was intended to correspond to the intrinsic value of the in-the-money stock options and the value of the RSUs that he would forfeit upon joining CareFusion, and stock options in an amount intended to compensate him for the difference between the accounting fair value and the intrinsic value of forfeited stock options. We granted these stock options and RSUs to Mr. Gallahue on February 15, 2011, which will vest in annual installments of 33 1/3% on each of the first three anniversaries of the grant date, provided that Mr. Gallahue is employed with the Company on the applicable vesting date. The agreement also provided that Mr. Gallahue would be eligible for the annual LTI award in fiscal 2012 and for future annual LTI awards consistent with the Company’s practices for equity grants to management then in effect. In the event we terminate Mr. Gallahue’s employment without cause or Mr. Gallahue terminates his employment for good reason, the buy-out equity awards shall vest, to the extent not then vested, as to the next annual installment; provided that, in the event that such a termination occurs within two years following a “change of control” (as defined in the agreement), the buy-out equity awards shall vest in full. With respect to the PSUs granted as a sign-on equity award, in the event of such a termination prior to the third anniversary of the grant date, all PSUs that would have vested prior to such date based on the achievement of the associated stock price targets will vest; provided that, in the event such a termination occurs

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within two years following a change of control, and is after the first anniversary but before the third anniversary of the grant date, all PSUs with an associated stock price target at or below the per share consideration in the change of control transaction shall vest in full. Pursuant to the agreement, Mr. Gallahue also agreed to a number of restrictive covenants during the term of the agreement and for a period thereafter. The agreement also establishes the amount of severance payments to be paid in connection with a termination of employment of Mr. Gallahue during the term of the agreement, as discussed below in the Executive Compensation section of this Proxy Statement under the heading “Potential Payments on Termination or Change in Control—Kieran T. Gallahue.”

James F. Hinrichs. On November 29, 2010, we entered into an offer letter with Mr. Hinrichs with respect to his employment as our Chief Financial Officer. The offer letter provides for an initial annual base salary of $515,000 and a target annual bonus under the MIP of 80% of his annual base salary. In addition, pursuant to the offer letter, Mr. Hinrichs was granted a sign-on equity award comprised of stock options with a value of $1.5 million. We granted these stock options to Mr. Hinrichs on December 15, 2010, with vesting in annual installments of 33 1/3% on each of the first three anniversaries of the grant date, provided that Mr. Hinrichs is employed with the Company on the applicable vesting date. The offer letter also provided that Mr. Hinrichs would be eligible for an annual LTI award in fiscal 2012, and the target expected value would be 450% of his base salary. The letter also provided for additional vesting in the event of certain terminations of employment on or before July 29, 2012. The offer letter also establishes the amount of severance payments to be paid in connection with a termination of employment of Mr. Hinrichs during the term of the agreement, as discussed below in the Executive Compensation section of this Proxy Statement under the heading “Potential Payments on Termination or Change in Control—James F. Hinrichs.”

Severance Benefits and Payments Upon a Change in Control

For our named executive officers with employment agreements or offer letters, severance and change in control benefits are generally included in these agreements, as discussed above. For our named executive officers who are not covered by specific agreements or arrangements, we maintain Executive Severance Guidelines, which establish indicative amounts of severance payments and benefits payable to executives in connection with a termination of employment by the Company without cause or by an executive for good reason, and an Executive Change in Control Severance Plan, which provides for severance payments and benefits to executives who experience an eligible termination within 24 months following a change in control of the Company. In addition, our standard forms of equity grant agreements now include “double-trigger” vesting, which provide that vesting (and exercisability in the case of stock options) would be accelerated if the recipient’s employment is terminated by the Company other than for “cause” or by the recipient for “good reason,” in either case within two years following a change of control of the Company. You can find additional information regarding severance payments and benefits, as well as a tabular summary of these benefits, below in the Executive Compensation section of this Proxy Statement under the heading “Potential Payments on Termination or Change in Control.”

The Executive Severance Guidelines are considered by the Compensation Committee in providing severance payments and benefits to certain executive-level employees in the event of a termination of employment by the Company without “cause” or by the executive for “good reason.” The Executive Severance Guidelines are intended to establish an indicative amount of severance, and actual payments and benefits may be higher or lower than as recommended in the Executive Severance Guidelines, as determined in the sole discretion of the Compensation Committee. In June 2012, the Compensation Committee approved the amendment and restatement of our Executive Severance Guidelines, effective July 1, 2012. The amendment and restatement of the Executive Severance Guidelines was intended to reduce the number of executives subject to the guidelines and reduce the amount of severance payable under the guidelines. The Executive Severance Guidelines now provide for guideline cash severance payments to eligible executives in an amount equal to one year of their base salary plus a potential additional payment in an amount up to the average of the prior two years’ annual cash incentive awards under the MIP. The Executive Severance Guidelines also allow for health benefits continuation

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and outplacement services for a period of one year. All payments and benefits actually provided under the Executive Severance Guidelines are conditioned upon the receipt by the Company of a waiver and release of claims.

The Executive Change in Control Severance Plan (the “CIC Plan”) provides for benefits to our named executive officers in connection with a change in control of the Company. The purpose of the CIC Plan is to establish severance benefits for key executives in the event of a change in control, so they will continue to serve and provide objective advice and counsel to the Company and contribute meaningfully to change in control transactions that are in the best interests of the Company’s stockholders. In June 2012, the Compensation Committee approved the amendment and restatement of the CIC Plan, effective July 1, 2012. The amendment and restatement of the CIC Plan was intended to reduce the number of executives subject to the plan, provide additional clarity around various provisions, and reduce the amount of severance payable under the plan. Under the amended and restated CIC Plan, upon an involuntary termination without cause or a voluntary termination for good reason within 24 months following a change in control, executives at or above the level of executive vice president will receive cash severance equal to two times their annual base salary and target annual bonus; executives at the level of senior vice president will receive cash severance equal to 1.5 times their annual base salary and target annual bonus; and certain executives at the level of vice president will receive cash severance equal to one times their annual base salary and target annual bonus. The CIC Plan does not provide for tax gross-up payments relating to the payment of any excise tax on the extent to which an executive’s severance constitutes excess parachute payments under Sections 4999 and 280G of the Tax Code. However, the CIC Plan does provide for a “cutback,” so that to the extent severance payments to an executive under the CIC Plan would trigger the excise tax, payments will be reduced to the extent necessary to prevent any portion of the payments from becoming nondeductible by us under Section 280G of the Tax Code or subject to the excise tax imposed under Section 4999 of the Tax Code, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

In addition, our named executive officers will receive accelerated vesting of their LTI awards in connection with a change in control. Historically, our standard forms of agreements for equity awards granted under the LTIP contained a “single-trigger” vesting provision, meaning they will vest in full upon a change in control. Single-trigger treatment of equity awards can ensure that ongoing employees are treated the same as terminated employees with respect to outstanding equity awards. In addition, single-trigger equity awards can assist in retaining key employees in the face of a potential change of control by providing a benefit if they remain with the Company through the date of the change of control. Our Compensation Committee recognizes that equity awards with a “double-trigger” vesting provision, meaning they will vest in full only if there is a change in control and an award recipient’s employment is terminated, can be a valuable retention tool. Such provisions can help ensure that executives remain with the Company before, during, and after a change in control, which can help protect the interests of the Company’s stockholders, but which can also provide value to an acquirer. In fiscal 2011, we granted Mr. Gallahue sign-on and buy-out equity awards that included a double-trigger vesting provision as discussed above under “Agreements Regarding Executive Compensation—Kieran T. Gallahue.” In June 2012, the Compensation Committee approved new forms of LTI agreements for equity grants to all employees, including our named executive officers, which replace the existing single-trigger vesting provision with double-trigger vesting. Under these new agreements, the vesting of the awards (and exercisability in the case of stock options) will be accelerated only if the recipient’s employment is terminated by the Company other than for “cause” or by the recipient for “good reason,” in either case within two years following the “change of control” (as such terms are defined in the amended agreements for the awards). The terms of these new agreements applied to the annual LTI award in August 2012 and 2013, and are expected to be used for future LTI awards.

Compensation Determinations for Fiscal 2014

In August 2013, our Compensation Committee considered the compensation of our named executive officers for fiscal 2014. In determining base salaries, the Compensation Committee took into account market data and the Company’s budget for annual base salary increases for its workforce generally, as well as individual

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performance, and determined to increase the annual base salaries of our named executive officers from fiscal 2013 levels by between 3% and 4%. MIP targets as a percentage of base salary for these officers were not changed. The following table sets forth the determinations of our Compensation Committee with respect to our named executive officers for fiscal 2014 base salaries and fiscal 2014 MIP targets:

		Annual Base Salary Rate			Fiscal 2014 MIP Target
Name	Position	Fiscal 2013	Fiscal 2014	Percent Change	Percentage of Base Salary Rate	Total Award Value
Kieran T. Gallahue	Chairman and CEO	$1,150,000	$1,200,000	4%	125%	$1,500,000
James F. Hinrichs	Chief Financial Officer	$546,364	$562,754	3%	80%	$450,203
Thomas J. Leonard	President, Medical Systems	$483,890	$498,000	3%	80%	$398,400
Vivek Jain	President, Procedural Solutions	$478,950	$498,000	4%	80%	$398,400
Joan B. Stafslien	EVP, General Counsel, Chief Compliance Officer and Secretary	$481,268	$495,706	3%	70%	$346,994

In August 2013, our Compensation Committee also approved the fiscal 2014 annual LTI award, which included equity-based awards for our named executive officers. Consistent with the prior year, the Compensation Committee determined to include stock options, RSUs and PSUs as part of the fiscal 2014 annual LTI award, with the stock options and RSUs subject to three-year vesting as to 33 1/3% of the shares subject to the award on each of the first three anniversaries of the grant date. The PSUs will be earned based on the achievement of performance goals, with payment in shares following the conclusion of the three-year performance period beginning July 1, 2013 and ending June 30, 2016. For the fiscal 2014 annual LTI award, the Compensation Committee established a performance goal for the PSUs based on the same financial metric used for PSUs granted in fiscal 2013, namely the Company’s ability to grow its adjusted earnings per share. Consistent with fiscal 2013, the fiscal 2014 annual LTI awards granted to our named executive officers were comprised of stock options, RSUs and PSUs, allocated 50%, 25% and 25%, respectively, of the total award values.

The following table sets forth the determinations of our Compensation Committee in August 2013 with respect to our named executive officers for the fiscal 2014 annual LTI award:

Name	Position	Total LTI Target Award Value ($)	Stock Options[1] (# shares)	RSUs[1] (# shares)	PSUs[1,2] (# shares)
Kieran T. Gallahue	Chairman and CEO	$7,800,000	399,645	53,912	53,912
James F. Hinrichs	Chief Financial Officer	$2,532,393	129,751	17,503	17,503
Thomas J. Leonard	President, Medical Systems	$1,618,500	82,926	11,187	11,187
Vivek Jain	President, Procedural Solutions	$1,618,500	82,926	11,187	11,187
Joan B. Stafslien	EVP, General Counsel, Chief Compliance Officer and Secretary	$1,239,265	63,496	8,566	8,566

[1]	The fiscal 2014 annual LTI award was granted on August 15, 2013 pursuant to the LTIP. Stock options and RSUs vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date. These stock options have an exercise price of $36.17, the closing price of our common stock on the NYSE on the date of grant, and have a term of seven years. These RSUs are designed to be performance-based compensation under the Tax Code and to be fully tax deductible, and they include a performance condition of $313 million of EBIT, which has to be satisfied before the RSUs will vest. The 2014 annual LTI award amounts are based on the total award value, allocated to stock options, RSUs and PSUs, as discussed above. The share amounts for stock options were determined by dividing the award value allocated to stock options by the grant date fair value associated with an option to purchase our common stock using a Black-Scholes-Merton valuation model. The share amounts for RSUs and PSUs were determined by dividing the award values allocated to RSUs and PSUs by $36.17, the closing price of our common stock on the NYSE on the date of grant.

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[2]	Reflects target number of shares subject to PSUs, assuming all performance goals and other requirements are met. As discussed above, the PSUs will be earned from 0%—200% of target based on the achievement of performance goals related to the Company’s ability to grow its earnings per share, with payment in shares following the conclusion of the three-year performance period.

Policies, Guidelines and Practices Related to Executive Compensation

Stock Ownership Guidelines. To more closely align our executive officers’ and directors’ interests with the interests of our stockholders, we maintain a set of stock ownership guidelines that require:

•	our Chief Executive Officer to accumulate and hold a number of shares of common stock valued at five times his base salary within five years after becoming an officer;

•	our other executive officers to accumulate and hold a number of shares of common stock valued at three times their base salaries within five years after becoming an officer; and

•	our directors to accumulate and hold a number of shares of common stock valued at five times the annual cash retainer within five years after joining our Board.

In addition to direct holdings, shares owned jointly or separately from a spouse and/or children, shares held in trust, shares subject to deferred delivery, and unvested RSUs are also counted for purposes of the stock ownership guidelines. As of June 30, 2013, all of our non-employee directors held shares valued in excess of five times the annual cash retainer. As Messrs. Leonard and Jain and Ms. Stafslien were executive officers at the time of the spinoff in 2009, each will need to meet their required ownership amounts in 2014. Messrs. Hinrichs and Gallahue will be required to meet their required ownership amounts in 2015 and 2016, respectively, based on when they became Chief Financial Officer and Chief Executive Officer, as discussed above. As of September 3, 2013, Mr. Gallahue held shares of common stock with a value greater than five times his current base salary and each of our other named executive officers held shares of common stock with a value greater than three times their current base salaries.

Potential Impact on Compensation from Executive Misconduct. Under the LTIP and MIP, we have the authority to require repayment, or subject outstanding awards to forfeiture, in certain instances of executive officer misconduct. Under the LTIP and MIP, we can seek recovery when a payment was based on the achievement of financial results that were subsequently restated if the executive officer engaged in misconduct that caused or contributed to the need for the restatement of previously filed financial statements.

Under our standard form of stock option agreement, an unexercised option is forfeited if the holder has engaged in specified conduct, as described below, while employed by us or for a period of three years following termination of employment, and we may require the holder to repay the gross option gain realized from the exercise of the options exercised within three years prior to such conduct. Under our standard form of RSU agreement, unvested RSUs and deferred RSUs that vested within the look-back period (three years) of the RSU agreement are forfeited if the holder has engaged in specified conduct, described below, while employed by us or for three years after termination of employment. Moreover, we may require the holder to repay the value of the RSUs settled within three years prior to such conduct. The specified conduct includes:

•	disclosure or use of confidential information;

•	violation of our policies;

•	solicitation of business or our employees;

•	disparagement;

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•	breach of any provision of an employment agreement or severance agreement; and

•	competitive actions (during employment and for a period of 12 months following termination of employment).

We may also terminate all vested stock options if the executive’s employment is terminated for cause. We may also seek damages for breach of contract or seek other equitable relief.

Equity Grant Practices. Our fiscal year ends on June 30, and we expect to grant an annual LTI award to eligible employees, including our named executive officers, on or about August 15 of each year. In the event of grants related to new hires, promotions, or other off-cycle awards, the grants are made on the 15th day of the month or the first business day to follow the 15th day of the month.

Policy on Stock Hedging, Pledging and Margin Activities. Our policy on buying and selling stock and securities prohibits hedging transactions by Company employees. Under the policy, all short-term, speculative or hedging transactions in CareFusion securities are now prohibited by all employees. In addition, the policy specifically prohibits the use of CareFusion securities for pledging and margin activities.

Tax and Accounting Matters

Section 162(m) of the Tax Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to certain named executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Our LTIP and MIP are also structured generally to allow for the payment of performance-based compensation meeting those requirements and, as such, to be fully deductible. In order to preserve the deductibility under Section 162(m) of the Tax Code of the compensation payable under our MIP and LTIP, we obtained stockholder approval of these plans at our November 3, 2010, annual meeting of stockholders to satisfy the requirements of Section 162(m) of the Tax Code. It is the Compensation Committee’s general policy to endeavor to minimize the adverse effect of Section 162(m) of the Tax Code on the deductibility of compensation expense; however, the Compensation Committee maintains flexibility in compensating executive officers in a manner designed to promote varying company goals.

The Compensation Committee also considers the impact of Section 409A of the Tax Code, and the compensation plans, programs and agreements are, in general, designed to be exempt from or comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Submitted by the Human Resources and Compensation Committee of the Board of Directors:

Gregory T. Lucier, Chair

Michael D. O’Halleran

Robert F. Friel

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EXECUTIVE COMPENSATION

The following tables contain compensation information for our named executive officers for the fiscal year ended June 30, 2013. The information included in the tables below should be read in conjunction with the Compensation Discussion and Analysis, which can be found on page 39 of this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards[1]		Option Awards[2]		Non- Equity Incentive Plan Compen- sation[3]	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compen- sation[4]	Total
Kieran T. Gallahue Chairman and CEO	2013	$1,150,000	$—		$3,750,010		$3,749,997		$948,750	$—	$29,391	$9,628,149
	2012	$1,150,000	$—		$3,750,010		$3,749,630		$1,282,969	$—	$34,003	$9,966,612
	2011	$482,188	$650,000	[5]	$17,780,007	[6]	$5,660,003	[6]	$578,466	$—	$72,193	$25,222,857

James F. Hinrichs Chief Financial Officer	2013	$543,915	$—		$1,229,340		$1,229,320		$288,480	$—	$24,246	$3,315,301
	2012	$528,073	$—		$1,193,499		$1,193,393		$360,706	$—	$35,320	$3,310,991
	2011	$447,736	$—		$354,889		$1,855,068	[7]	$305,362	$—	$51,647	$3,014,702

Thomas J. Leonard President, Medical Systems	2013	$479,676	$—		$725,848		$725,837		$229,945	$—	$22,654	$2,183,960
	2012	$450,115	$—		$570,601		$570,566		$372,504	$—	$41,738	$2,005,524
	2011	$412,750	$—		$245,418		$490,854		$469,352	$—	$33,846	$1,652,220

Vivek Jain President, Procedural Solutions	2013	$478,950	$—		$658,552		$658,557		$316,107	$—	$17,287	$2,129,453
	2012	$476,804	$—		$598,666		$598,630		$260,549	$—	$53,820	$1,988,469
	2011	$471,058	$—		$264,371		$528,771		$179,001	$—	$115,200	$1,558,401

Joan Stafslien	2013	$477,742	$—		$541,426		$541,423		$222,346	$—	$11,516	$1,794,453
EVP, General Counsel, Chief Compliance Officer and Secretary	2012	$456,296	$—		$515,647		$515,592		$272,718	$—	$28,085	$1,788,338

[1]	Stock awards consist of restricted stock units (“RSUs”) and performance stock units (“PSUs”). Amounts shown reflect grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive officer. RSU and PSU awards were valued as of the grant date by multiplying the closing price of the common stock on the NYSE on that date by the number of shares subject to the awards. PSUs are displayed assuming performance goals are achieved and PSUs are paid out in shares at the target amount. For fiscal 2013, the following amounts represent the target PSU value included in the table by individual: Mr. Gallahue: $1,875,005; Mr. Hinrichs: $614,670; Mr. Leonard: $362,924; Mr. Jain: $329,276; and Ms. Stafslien: $270,713. The actual payout amount of the PSUs will vary between 0%—200% of the target number of shares of common stock based on performance relative to the pre-established target (see “Grants of Plan-Based Awards for Fiscal 2013” table below).
[2]	Amounts shown reflect grant date fair value computed in accordance with ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive officer. The stock option awards were valued as of the grant date by multiplying the closing price of the common stock on the NYSE on that date by the number of shares subject to the awards, and applying a Black-Scholes-Merton value. All options have a term of seven years. For a discussion of the calculation of the award value of these stock options, including assumptions and methodologies to value these stock options, please see Note 18—Share-Based Compensation to the Company’s financial statements included with the Company’s Annual Report on Form 10-K, filed with the SEC on August 9, 2013.
[3]	Amounts represent payments under the CareFusion Corporation Management Incentive Plan (the “MIP”).
[4]	The elements of compensation included in “All Other Compensation” for fiscal 2013 are set forth in the table below.
[5]	Reflects cash sign-on bonus paid to Mr. Gallahue in connection with his hiring as our Chief Executive Officer in January 2011. For more information, see discussion above in the Compensation Discussion and Analysis under the heading “Agreements Regarding Executive Compensation—Kieran T. Gallahue.”
[6]	Reflects sign-on equity award comprised of PSUs based on a grant value of $7.2 million and buy-out equity awards comprised of stock options and RSUs with a value of $5.66 million and $10.58 million, respectively. These awards were granted on February 15, 2011 in connection with the hiring of Mr. Gallahue as our Chief Executive Officer. For more information, see discussion above in the Compensation Discussion and Analysis under the heading “Agreements Regarding Executive Compensation—Kieran T. Gallahue.” The stock options and RSUs were granted with respect to 633,110 and 380,029 shares, respectively. The PSUs were granted with respect to 450,094 shares that were issued in five separate tranches, which vest based on the achievement of closing stock price targets (see “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2013” table below). The aggregate fair value of the PSUs was $7.2 million, with the number of shares subject to each tranche of the PSUs determined utilizing a Monte Carlo valuation model. For a discussion of the calculation of the fair value of these PSUs, including assumptions and methodologies to value these PSUs, please see Note 18—Share-Based Compensation to the Company’s financial statements included with the Company’s Annual Report on Form 10-K, filed with the SEC on August 9, 2013.
[7]	Includes sign-on equity award comprised of stock options with a grant value of $1.5 million, granted with respect to 192,574 shares. This award was granted on December 15, 2010 in connection with the hiring of Mr. Hinrichs as our Chief Financial Officer. For more information, see discussion above in the Compensation Discussion and Analysis under the heading “Agreements Regarding Executive Compensation—James F. Hinrichs.”

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The amounts shown for “All Other Compensation” for fiscal 2013 include (1) contributions to the named executive’s account under the CareFusion 401(k) Savings Plan; (2) contributions to the named executive’s account under the CareFusion Deferred Compensation Plan; (3) perquisites and other personal benefits; (4) tax reimbursements; and (5) relocation payments and benefits in the following amounts:

Name	401(k) Plan Contributions	Deferred Compensation Plan Contributions	Perquisites and Other Personal Benefits[1]		Tax Reimbursements	Relocation[2]	Total
Kieran T. Gallahue	$10,177	$4,000	$15,214	[3,4]	$—	$—	$29,391
James F. Hinrichs	$9,457	$5,342	$9,447		$—	$—	$24,246
Thomas J. Leonard	$11,090	$3,354	$8,210	[3]	$—	$—	$22,654
Vivek Jain	$10,036	$1,147	$4,719	[3]	$—	$1,385	$17,287
Joan B. Stafslien	$11,516	$—	$—		$—	$—	$11,516

[1]	The incremental cost of all perquisites and personal benefits is their actual cost, except for personal use of corporate aircraft. We own and operate our own aircraft, which is used to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is variable operating cost, which includes fuel per flight hour, “deadhead” flights (i.e., empty flights to and from the Company’s hangar or any other location), engine reserves per flight hour (engine reserves are an accrued expense for future maintenance on the aircraft engines), average repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, and actual per flight hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges for flights that actually transport executives, as well as any applicable federal excise tax. Fixed costs, such as flight crew salaries, wages and other employment costs, employee seminars and training, depreciation, building/hangar rent, aircraft lease expense, utilities, general liability insurance and other insurance costs, are not included in the calculation of incremental cost because we incur these expenses regardless of the personal use of the corporate aircraft by the executives. No tax reimbursements are provided to any of our executives for taxes on income attributed to their personal use or immediate family members’ personal use of our corporate aircraft. Amounts associated with personal use of our personal aircraft in fiscal 2013 were as follows: Mr. Gallahue: $5,782; and Mr. Hinrichs: $9,447.
[2]	We maintain a relocation program for certain employees, including executive officers, who are relocated for business reasons. Under this program, we provide relocation assistance, which may include reimbursement for commuting expenses, temporary living expenses, home sale expenses, household goods moving and storage, and cost of living adjustments. During fiscal 2013, we provided relocation benefits to Mr. Jain, who relocated to San Diego, CA in 2008. The amounts included in the “Relocation” column reflect the fiscal 2013 relocation benefits for Mr. Jain.
[3]	During fiscal 2013, Messrs. Gallahue, Jain and Leonard and their spouses participated in our sales incentive award trips for high-performing members of our sales team at Company expense. Participation by Messrs. Gallahue, Jain and Leonard was part of their management responsibility and was intended to enhance the overall value and meaningfulness of the sales incentive award trips. Messrs. Gallahue, Jain and Leonard and their spouses participated in meetings and facilitated discussions during these trips regarding our business, products, culture, vision and strategy. Amounts included in the “Perquisites and Other Personal Benefits” column represent the incremental cost to us of meals, entertainment and other expenses for Messrs. Gallahue, Jain and Leonard and their spouses incurred between meetings and outside the business scope of the trips. Tax reimbursements were not provided to Messrs. Gallahue, Jain or Leonard with respect to the imputed income associated with the sales incentive award trips.
[4]	Our named executive officers are eligible for an annual reimbursement of up to $2,500 for executive physical examinations. Amounts associated with executive physicals in fiscal 2013 were as follows: Mr. Gallahue: $2,500.

Employment Agreements and Other Compensation Arrangements

We entered into an employment agreement with Mr. Gallahue in January 2011 related to his employment as our Chairman and Chief Executive Officer, and we entered into an offer letter with Mr. Hinrichs in November 2010 in connection with his promotion to the position of Chief Financial Officer. These agreements are discussed in the Compensation Discussion and Analysis under the heading “Agreements Regarding Executive Compensation.”

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Grants of Plan-Based Awards for Fiscal 2013

The following table supplements the Summary Compensation Table by providing additional information about plan-based compensation for fiscal 2013:

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Potential Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of CareFusion Stock or Units[3]	All Other Option Awards: Number of Securities Underlying CareFusion Options[4]	Exercise or Base Price of Option Awards[5]	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Kieran T. Gallahue
MIP	7/1/2012	$0	$1,437,500	$2,875,000
Stock Options	8/15/2012								478,392	$26.79	$3,749,997
RSUs	8/15/2012							69,989			$1,875,005
PSUs	8/15/2012				0	69,989	139,978				$1,875,005

James F. Hinrichs
MIP	7/1/2012	$0	$437,091	$874,182
Stock Options	8/15/2012								156,826	$26.79	$1,229,320
RSUs	8/15/2012							22,944			$614,670
PSUs	8/15/2012				0	22,944	45,888				$614,670

Thomas J. Leonard
MIP	7/1/2012	$0	$387,112	$774,224
Stock Options	8/15/2012								92,596	$26.79	$725,837
RSUs	8/15/2012							13,547			$362,924
PSUs	8/15/2012				0	13,547	27,094				$362,924

Vivek Jain
MIP	7/1/2012	$0	$383,160	$766,320
Stock Options	8/15/2012								84,013	$26.79	$658,557
RSUs	8/15/2012							12,291			$329,276
PSUs	8/15/2012				0	12,291	24,582				$329,276

Joan B. Stafslien
MIP	7/1/2012	$0	$336,887	$673,774
Stock Options	8/15/2012								69,070	$26.79	$541,423
RSUs	8/15/2012							10,105			$270,713
PSUs	8/15/2012				0	10,105	20,210				$270,713

[1]	This information relates to award opportunities granted during fiscal 2013 under the MIP with respect to fiscal 2013 performance. The threshold, target and maximum potential payout amounts reflect 0%, 100% and 200% of target, respectively, based on achievement of Company-wide financial performance goals. As discussed in the Compensation Discussion and Analysis, MIP payouts may be increased or decreased at the discretion of the Compensation Committee based on individual performance using a multiplier of between 0%—150%, provided that no MIP payment shall exceed 200% of an executive officer’s MIP target. MIP award payouts to our named executive officers are designed to be performance-based compensation under the Tax Code and to be tax deductible in accordance with Section 162(m) of the Tax Code. For fiscal 2013, our Compensation Committee established an overall Company performance criterion of $313 million of EBIT, which had to be satisfied before any payout could be made to our named executive officers under the MIP. For fiscal 2013, the Compensation Committee established a MIP framework whereby, if this performance criterion was met, each of our named executive officers could be awarded a MIP bonus up to 200% of his or her MIP target, subject to the Compensation Committee’s discretion to award bonuses in lesser amounts. For fiscal 2013, the Company generated EBIT in excess of the threshold, and the Compensation Committee exercised its discretion to approve MIP payouts less than 200% based on the performance factors discussed in the Compensation Discussion and Analysis under the heading “Compensation Determinations—Annual Cash Incentive Awards.”
[2]	PSUs granted during the fiscal year under the LTIP are subject to the satisfaction of performance criteria during the three-year performance period beginning on July 1, 2012 and ending on June 30, 2015. Our Compensation Committee established performance goals for the PSUs based on the achievement of the Compounded Annual Growth Rate (“CAGR”) of fully diluted, adjusted earnings per share. The payout amount of the PSUs will vary between 0%—200% of the target number of shares of common stock based on performance relative to the target established for CAGR during the performance period. If the performance target is achieved, these awards will “cliff-vest” on the third anniversary of the grant date. If the Company does not meet the minimum target, then the PSUs will not vest and no shares will be delivered to the executive officer. The grant date fair value of the PSUs is based on the closing price of CareFusion common stock on the NYSE on the grant date.
[3]	All stock awards are RSUs granted during the fiscal year under the LTIP. RSUs granted on August 15, 2012, as part of the fiscal 2013 annual LTI award are structured to allow for the deduction of the RSU award value in accordance with Section 162(m) of the Tax Code. For the RSUs granted to our named executive officers as part of the fiscal 2013 annual LTI award, our Compensation Committee established a performance condition of $313 million of EBIT, which had to be satisfied before the RSUs would vest. For fiscal 2013, the Company generated EBIT in excess of the threshold. Since the performance condition has been satisfied, the RSUs will vest as to 33 1/3% of the shares subject to the award on each of the first three anniversaries of the grant date.
[4]	All stock option awards are nonqualified stock options granted during the fiscal year under the LTIP, and vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date. All stock options have a term of seven years.
[5]	Options have an exercise price equal to the closing price of CareFusion common stock on the NYSE on the grant date.

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Compensation Plans

Management Incentive Plan. In connection with the spinoff, the Compensation Committee adopted the MIP, which provides for cash incentive awards to eligible employees, including our named executive officers. Effective July 1, 2010, we amended and restated the MIP, which was approved by our stockholders in November 2010. The MIP is intended to advance the interests of the Company and its stockholders by providing our executive officers and other key employees with an annual bonus incentive to achieve strategic objectives of the Company and its subsidiaries; focus our executive officers and other key employees on measures that drive superior financial and management performance and value creation; provide compensation opportunities that are externally competitive and internally consistent with the Company’s strategic objectives and total rewards strategy; and provide bonus opportunities that reward our executive officers and other employees who are in positions to make significant contributions to the overall success of the Company. For a discussion of our fiscal 2013 MIP performance goals, our performance relative to our goals and our determinations of MIP payouts for fiscal 2013, please see page 47 of this Proxy Statement under the heading “Compensation Discussion and Analysis—Compensation Determinations—Annual Cash Incentive Awards.”

Long-Term Incentive Plan. Prior to the spinoff, Cardinal Health, in its capacity as our sole stockholder, approved the LTIP. The LTIP was approved by our stockholders in November 2010. The LTIP permits the issuance of long-term incentive awards to our employees, directors and employees of our subsidiaries to encourage alignment with stockholders’ interest and share in the Company’s success. Awards under the LTIP may be made in the form of stock options, restricted stock, RSUs, performance cash, PSUs and other equity-based awards. The LTIP is also intended to assist the Company in attracting and retaining individuals in key and critical positions. As set forth in the “Grants of Plan-Based Awards for Fiscal 2013” table above, during fiscal 2013 we granted stock options, RSUs, and PSUs to our named executive officers. For a discussion of the LTIP and the types of awards granted in fiscal 2013 pursuant to the LTIP, please see page 49 of this Proxy Statement under the heading “Compensation Discussion and Analysis—Compensation Determinations—Long-Term Equity-Based Incentive Awards.”

In addition, the LTIP provides for the grant of replacement awards in accordance with the terms of the employee matters agreement entered into with Cardinal Health in connection with the spinoff. The employee matters agreement addressed, among other things, the mechanism for the conversion and adjustment of equity awards (including stock options, stock appreciation rights and RSUs) in connection with the spinoff into replacement awards based on Cardinal Health common shares and/or our common stock, as applicable. For purposes of the vesting of the replacement awards, continued employment or service with Cardinal Health, or with us, will be treated as continued employment for purposes of both Cardinal Health’s and our equity awards. The adjusted Cardinal Health stock options and RSUs and the replacement awards that a holder received in connection with the spinoff were subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable prior to the spinoff. Our named executive officers who were employees of Cardinal Health received replacement awards with respect to their outstanding Cardinal Health equity-based awards, which are reflected in the “Outstanding Equity Awards at Fiscal Year-End for Fiscal 2013” table below.

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Outstanding Equity Awards at Fiscal Year-End for Fiscal 2013

The following table shows the number of CareFusion shares underlying exercisable and unexercisable stock options and unvested RSUs and PSUs held by our named executive officers on June 30, 2013:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Kieran T. Gallahue	422,073	211,037	[2]	$27.84		2/15/2018
	167,768	335,538	[3]	$25.56		8/15/2018
	—	478,392	4,*	$26.79		8/15/2019
	—	—		—		—	245,571	5,*	$9,049,291	593,440	6,7,*	$21,868,264
James F. Hinrichs	1,069	—		$17.77	[8]	8/15/2013
	1,069	—		$17.77	[8]	3/15/2014
	830	—		$17.77	[8]	8/15/2014
	7,367	—		$25.09		8/23/2014
	18,078	—		$31.90		8/15/2015
	63,764	—		$20.71		9/15/2016
	33,753	16,877	[9]	$22.59		8/16/2017
	128,382	64,192	[10]	$24.41		12/15/2017
	53,395	106,792	[3]	$25.56		8/15/2018
	—	156,826	4,*	$26.79		8/15/2019
	—	—		—		—	43,746	5,*	$1,612,040	46,291	7,*	$1,705,823
Thomas J. Leonard	8,798	—		$29.25		7/15/2015
	10,923	—		$31.90		8/15/2015
	59,141	—		$20.71		9/15/2016
	46,681	23,341	[9]	$22.59		8/16/2017
	25,528	51,058	[3]	$25.56		8/15/2018
	—	92,596	4,*	$26.79		8/15/2019
	—	—		—		—	24,611	5,*	$906,915	24,709	7,*	$910,527
Vivek Jain	6,876	—		$17.77	[8]	9/17/2014
	28,160	—		$31.90		8/15/2015
	75,798	—		$20.71		9/15/2016
	50,287	25,144	[9]	$22.59		8/16/2017
	26,784	53,569	[3]	$25.56		8/15/2018
	—	84,013	4,*	$26.79		8/15/2019
	—	—		—		—	24,000	5,*	$884,400	24,002	7,*	$884,474
Joan B. Stafslien	10,213	—		$31.90		8/15/2015
	23,633	—		$20.71		9/15/2016
	50,010	25,006	[9]	$22.59		8/16/2017
	23,069	46,138	[3]	$25.56		8/15/2018
	—	69,070	4,*	$26.79		8/15/2019
	—	—		—		—	20,710	5,*	$763,164	20,192	7,*	$744,075

*	Indicates equity awards that are reported in the “Grants of Plan-Based Awards for Fiscal 2013” table.
[1]	The market value is equal to the product of $36.85, the closing price of CareFusion’s common stock on the NYSE on June 28, 2013, and the number of unvested CareFusion RSUs or PSUs, as applicable.
[2]	These awards were granted to Mr. Gallahue on February 15, 2011, and vest over a period of three years, with 33 1/3% of the shares subject to each award vesting on each of the first three anniversaries of the grant date.
[3]	These awards were granted to our named executive officers on August 15, 2011. Stock options vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.

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[4]	These awards were granted to our named executive officers on August 15, 2012. Stock options vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.
[5]	Reflects RSUs granted in fiscal 2011 and/or 2012 that have not yet vested. Includes RSUs that are also reported in the “Grants of Plan Based Awards for Fiscal 2013” table as follows: Mr. Gallahue (69,989), Mr. Hinrichs (22,944), Mr. Leonard (13,547), Mr. Jain (12,291) and Ms. Stafslien (10,105). The RSUs granted in fiscal 2013 included a performance condition of $313 million of EBIT, which had to be satisfied before the RSUs would vest. For fiscal 2013, the Company generated EBIT in excess of the threshold. Since the performance condition has been satisfied, the RSUs will vest as to 33 1/3% of the shares subject to the award on each of the first three anniversaries of the grant date. See “Grants of Plan Based Awards for Fiscal 2013.”
[6]	Includes 450,094 PSUs granted to Mr. Gallahue on February 15, 2011. This award has been issued in five separate tranches, and each tranche will vest on February 15, 2014, subject to: (1) CareFusion common stock meeting a specific closing price target for such tranche on a date that is after the 12 month anniversary of the grant date (a “Trigger Date”), (2) the achievement of an average closing price target for such tranche during the period that includes the Trigger Date and the immediately following 19 trading days, and (3) Mr. Gallahue remaining in continuous service with CareFusion through February 15, 2014. The number of shares subject to each tranche and the associated closing price target are as follows: Tranche 1 (85,833 shares, $30.00 target); Tranche 2 (80,432 shares, $35.00 target); Tranche 3 (80,432 shares, $40.00 target); Tranche 4 (92,179 shares, $45.00 target); Tranche 5 (111,218 shares, $50.00 target). As of June 30, 2013, the closing price target had been met for Tranche 1 and Tranche 2. Also includes 73,357 PSUs granted to Mr. Gallahue on August 15, 2011 and 69,989 PSU granted on August 15, 2012, as further discussed in footnote 7 below.
[7]	Reflects PSUs granted to our named executive officers (i) on August 15, 2011, which are subject to the satisfaction of performance criteria during the three-year performance period beginning on July 1, 2011 and ending on June 30, 2014, and (ii) on August 15, 2011, which are subject to the satisfaction of performance criteria during the three-year performance period beginning on July 1, 2012 and ending on June 30, 2015. Our Compensation Committee established performance goals for the PSUs based on the achievement of the compounded annual growth rate (“CAGR”) of fully diluted, adjusted earnings per share. The payout amount of the PSUs will vary between 0%—200% of the target number of shares of common stock based on performance relative to the target established for CAGR during the performance period.
[8]	These stock options were received in connection with Cardinal Health’s voluntary stock option exchange program, which was approved by its shareholders on June 23, 2009. This program, which was conducted prior to the spinoff, but during our fiscal 2010, allowed participants to exchange Cardinal Health stock options with exercise prices substantially above the then current grant price for a lesser number of Cardinal Health stock options with a lower exercise price. Pursuant to this program, options to purchase shares of Cardinal Health were surrendered in exchange for new stock options to purchase shares of Cardinal Health, which were granted on July 20, 2009. In connection with the spinoff, these new Cardinal Health stock options converted into options to purchase shares of CareFusion common stock, each with an exercise price of $17.77 per share.
[9]	These stock options were granted on August 16, 2010, and vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.
[10]	These stock options were granted on December 15, 2010, and vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.

Option Exercises and Stock Vested for Fiscal 2013

The following table shows stock options exercised and RSUs and PSUs that vested during the fiscal year ended June 30, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting[1]
Kieran T. Gallahue	—	$—	151,128	$4,594,781
James F. Hinrichs	703	$6,109	31,299	$857,282
Thomas J. Leonard	—	$—	23,236	$639,128
Vivek Jain	—	$—	28,175	$776,215
Joan B. Stafslien	49,167	$667,475	24,344	$670,139

[1]	Under the terms of the LTIP, we calculate value realized on vesting using the closing price of our common stock on the NYSE on the day prior to the vesting date. The amounts set forth above reflect the value calculated by multiplying this closing price by the number of shares acquired on the vesting date before withholding taxes.

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Nonqualified Deferred Compensation in Fiscal 2013

We maintain a nonqualified Deferred Compensation Plan, (the “DCP”), which is further described below. The following table provides information regarding the participation of our named executive officers in the DCP:

Name	Executive Contributions in Last FY1	Registrant Contribution in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Kieran T. Gallahue	$86,250	$4,000	$(916)	$—	$250,944
James F. Hinrichs	$45,201	$5,342	$69,201	$—	$477,752
Thomas J. Leonard	$35,403	$3,354	$30,600	$—	$267,425
Vivek Jain	$—	$1,147	$4,442	$—	$32,104
Joan B. Stafslien	$—	$—	$30,497	$—	$176,043

[1]	Executive contributions are deducted from the salary we pay to our executives. Accordingly, executive contributions are included in the “Salary” column in the “Summary Compensation Table” above.
[2]	Registrant DCP contributions are included in the “All Other Compensation” column of the Summary Compensation Table. Registrant contributions include the employer match and employer discretionary contributions, as described further below. Registrant DCP contributions included in the Summary Compensation Table for prior years are as follows:

	2012	2011
Kieran T. Gallahue	$960	$10,000
James. F. Hinrichs	$12,642	$9,958
Thomas J. Leonard	$10,609	$9,867
Vivek Jain	$5,133	$6,985
Joan B. Stafslien	$6,285	$6,000

[3]	The aggregate earnings with respect to DCP accounts are calculated based upon the change in value of the investment options selected by the named executive officer during the year, as described in more detail below. The aggregate earnings set forth above are not included in the Summary Compensation Table.

The DCP permits eligible employees, including named executive officers, to defer a portion of their cash compensation into any of several investment alternatives. Participants in the DCP may defer between 1% and 50% of base salary and between 1% and 100% of incentive compensation. In addition, we may, at our discretion, make additional matching or fixed contribution credits to the deferred balances of participating employees. In general, matching contribution credits may be made at the same rate applicable to the employee under our 401(k) Savings Plan. We may also credit to a participant’s account an amount (not to exceed $100,000) equal to a percentage of cash compensation which is greater than the dollar limitation in effect for the year under the Tax Code as a discretionary employer contribution credit. Contributions made with respect to our named executive officers are set forth in the “Summary Compensation Table” above.

To measure the amount of the Company’s obligation to each participant under the DCP, we maintain a separate bookkeeping record, which we refer to as an account, for each participant. The participants are permitted to direct the investment of the portion of the accounts allocable to that participant in the same manner the participant is permitted to direct the investment of the participant’s account under our 401(k) Savings Plan. The notional investment options available under the DCP are substantially the same investment options that are available in the 401(k) Savings Plan. We then credit or debit the participant’s account with the actual earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the DCP.

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For eligible employees, deferred balances are paid upon retirement, termination from employment, death or disability. Some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with the Company, which are fully accelerated upon a change in control (defined as described under “Potential Payments Upon Termination or Change in Control” below). If the participant terminates employment with us due to retirement, death, total disability, or pursuant to a change in control, all amounts subject to such vesting requirements shall vest. If a participant terminates employment before satisfying the vesting requirements, all amounts subject to the vesting requirements are forfeited.

DCP account balances are paid in cash. The plan is not intended to qualify under Section 401(a) of the Tax Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “top hat” plan for a select group of management or highly compensated employees.

Potential Payments on Termination or Change in Control

We entered into agreements and maintain plans that provide for compensation to our named executive officers upon certain triggering events that result in termination of employment (including termination following a change in control of the Company). The “Potential Payments on Termination or Change in Control” table below includes information for each of our named executive officers related to potential payments assuming that a triggering event occurred as of June 30, 2013 and, if applicable, based on our closing stock price on that date. The following paragraphs describe the provisions of our various plans, including the LTIP and the MIP, and the benefits under these plans in the event of each triggering event and the assumptions that were used in creating the table.

Non-Compete and Non-Solicitation Agreements. Our standard stock option, RSU and PSU award agreements provide that if a named executive officer violates the provisions contained in the award agreements with respect to: (i) competitive actions, then unexercised stock options and unvested RSUs and PSUs will be forfeited, and we may seek repayment of gains realized or obtained by the named executive officer from vested stock options, RSUs and PSUs during a look-back period of one to three years from the violation, or (ii) confidentiality, non-disparagement or non-solicitation of business or our employees (during employment and for a period of 12 months following termination), or breaches our policies, then unexercised stock options and unvested RSUs and PSUs will be forfeited, we may seek repayment of gains realized or obtained by the named executive officer from vested stock options, RSUs and PSUs during a look-back period of one to three years from the violation, and we may bring an action for breach of contract or seek other equitable relief. Under the terms of the LTIP and MIP, all or a portion of a final award may be subject to an obligation of repayment to the Company if the named executive officer violates an applicable non-competition and/or confidentiality covenant.

Termination For Cause. Termination for cause under the LTIP and MIP means termination of employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any subsidiary, or the intentional and repeated violation of our written policies or procedures. Our standard stock option, RSU and PSU award agreements provide that if a named executive officer is terminated for cause, then unexercised stock options and unvested RSUs and PSUs will be forfeited. Under the MIP, if a named executive officer is terminated for cause, then all rights to any bonus payment for such performance period will be forfeited. We may also seek repayment of gains realized or obtained by the named executive officer from MIP payments or equity awards under the LTIP during a look-back period.

Involuntary Termination Without Cause. Under the Executive Severance Guidelines, executive officers that are terminated by us, other than for cause, are eligible to receive a payment of one year of their base salary plus a potential additional payment in an amount up to the average of the prior two years’ annual cash incentive awards under the MIP. These executive officers would not be entitled to a pro-rated MIP award for the year in which they are terminated. The Executive Severance Guidelines generally apply only in circumstances where an executive officer is not party to an individual severance or employment agreement that provides for severance

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payments in connection with a termination without cause. Our standard stock option, RSU and PSU award agreements provide that if the employment of a named executive officer is terminated without cause, then unvested stock options, RSUs and PSUs will be forfeited.

Termination by Reason of Retirement. Generally, retirement means the termination of employment (other than by death or disability and other than in the event of termination for cause) by an employee after attaining the age of 55 and having at least 10 years of continuous service with the Company (including service with an affiliate of the Company prior to the time that such affiliate became an affiliate of the Company). Our standard stock option and RSU agreements provide that, if after six months from the date of grant of a stock option or RSU, a named executive officer is or becomes retirement eligible, then rights to the unvested portion of such awards will generally vest in full, provided, that the awards will only become exercisable or payable, as the case may be, in accordance with their original vesting schedules. Rights to PSUs would similarly vest, provided, that the payment of shares subject to such PSUs would occur only in accordance with the original payment schedule if the associated performance conditions are satisfied. In addition, vested stock options will remain exercisable through the remaining term of the option. Under the MIP, if employment is terminated due to retirement during the performance period, the final payout will be pro-rated based upon the length of time that the participant was employed during the performance period.

Termination by Reason of Disability. Our long-term disability plan currently provides that, to be considered disabled because of an illness or injury, the executive must: continuously be unable to perform substantial and material duties of the executive’s own job; not be gainfully employed in any occupation for which the executive is qualified by education, training or experience; and be under the regular care of a licensed physician. Our standard stock option and RSU agreements provide that, if after six months from the date of grant of a stock option or RSU, the employment of a named executive officer is terminated by reason of disability, then rights to the unvested portion of such awards will generally vest in full, and such awards shall become exercisable or payable, as the case may be, on the date of such termination. Rights to PSUs would similarly vest, provided, that the number of shares payable upon vesting would be calculated based on the timing of the termination event relative to the performance period for such PSUs. In addition, vested stock options will remain exercisable through the remaining term of the option. Under the MIP, if employment is terminated due to disability during the performance period, the final payout will be pro-rated based upon the length of time that the participant was employed during the performance period.

Termination by Death. Our standard stock option and RSU agreements provide that, if after six months from the date of grant of a stock option or RSU, the employment of a named executive officer is terminated by reason of death, then rights to the unvested portion of such awards will generally vest in full, and such awards shall become exercisable or payable, as the case may be, on the date of such termination. Rights to PSUs would similarly vest, provided, that the number of shares payable upon vesting will be calculated based on the timing of the termination event relative to the performance period for such PSUs. Under the MIP, if employment is terminated due to death during the performance period, the final payout will be pro-rated based upon the length of time that the participant was employed during the performance period.

Change of Control of the Company. Under the LTIP, unless an award agreement specifically provides otherwise, all stock options, RSUs, PSUs and other awards granted under the LTIP will generally vest in full upon a change of control, and such awards shall become exercisable or payable, as the case may be, on the date of such change of control; provided that the number of shares payable upon vesting of PSUs will be calculated based on the timing of the change of control event relative to the performance period for such PSUs. As discussed above in the Compensation Discussion and Analysis, the Compensation Committee approved new forms of LTI award agreements in June 2012, and commencing with the annual LTI award in August 2012, such awards will vest in full, and become exercisable or payable, as the case may be, only in the event of a qualifying termination that occurs within 24 months following a change of control. The MIP does not establish a separate payment framework related to a change of control. Accordingly, if a termination occurred in connection with a

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change of control of the Company, any payments under the MIP would be made in accordance with the termination provisions discussed above. Under the LTIP, a “change of control” means any of the following:

•	the acquisition by any entity of beneficial ownership of 25% or more of either our outstanding common stock or the combined voting power of the Company’s then-outstanding voting securities (other than any acquisition directly from the Company or any of our affiliates or employee benefit plans and any Non-Control Acquisition, defined below); or

•	a change in a majority of the members of our Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest); or

•	a reorganization, merger or consolidation or other sale of all or substantially all of our assets or our acquisition of assets or shares of another corporation, unless such transaction is a Non-Control Acquisition; or

•	our stockholders approve a complete liquidation or dissolution of the Company.

A “Non-Control Acquisition” means a business combination where: (1) the beneficial owners of our outstanding common stock and voting securities immediately prior to such business combination beneficially own more than 50% of the outstanding common and the combined voting power of the then-outstanding voting securities of the resulting corporation (including a corporation which as a result of such transaction owns the Company or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such business combination; (2) no person beneficially owns 25% or more of our then-outstanding common stock or combined voting power of the resulting corporation (unless such ownership existed prior to the business combination); and (3) at least a majority of the members of the board of directors of the corporation resulting from the business combination were members of our Board of Directors (who were approved by a vote of at least a majority of the incumbent directors) at the time of the execution of the initial agreement, or the action of our Board of Directors, providing for such business combination.

Executive Change in Control Severance Plan. The CIC Plan was established for CareFusion prior to the spinoff and provides for certain severance benefits to executives upon a termination of employment by the Company without “cause” or by the executive for “good reason” (as defined in the CIC Plan), in each case within 24 months following a change in control event affecting the Company (i.e., a “double-trigger” scenario). The CIC Plan provides for cash severance equal to a multiple of the sum of base salary and target bonus, a pro-rated target bonus for the year of termination, and health benefits continuation and outplacement services in varying amounts depending on the executive’s position with the Company. Under the CIC Plan as in effect at the end of fiscal 2013, our named executive officers would have been eligible to receive cash severance equal to two times their annual base salary and target annual bonus. The CIC Plan does not provide for tax gross-up payments relating to the payment of any excise tax on the extent to which an executive’s severance constitutes excess parachute payments under Sections 4999 and 280G of the Tax Code. However, the CIC Plan does provide for a “cutback,” so that to the extent severance payments to an executive under the CIC Plan would trigger the excise tax, payments will be reduced to the extent necessary to prevent any portion of the payments from becoming nondeductible by us under Section 280G of the Tax Code or subject to the excise tax imposed under Section 4999 of the Tax Code, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

Additional Assumptions and Valuation Methodology. For purposes of the table below, the following assumptions have been made:

•	the date of termination of employment is June 30, 2013, the end of our most recent fiscal year; and

•	the price of our common stock on the date of termination was $36.85 per share, the closing price of our common stock reported by the NYSE on June 28, 2013.

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Stock options, RSUs and PSUs that were already vested as of June 30, 2013 are not reflected in the table below. For stock options subject to accelerated vesting upon termination or change in control, the value included in the table below is the difference between the closing price of our common stock on June 28, 2013 and the exercise price for each option for which vesting is accelerated. For RSUs and PSUs subject to accelerated vesting upon termination or change in control, the value included in the table below reflects the closing price of our common stock on June 28, 2013 multiplied by the number of RSUs and PSUs accelerated.

The table below reflects amounts that would have been payable as of June 30, 2013 to the named executive officers under our existing plans and employment agreements and arrangements. Benefits that are available to all our salaried employees on retirement, death or disability, including the 401(k) Savings Plan and other deferred compensation distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits are not included. Please see the “Nonqualified Deferred Compensation in Fiscal 2013” table for payments or benefits payable in connection with triggering events. Under the DCP, some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with us. If the participant terminates employment with us due to retirement, death or disability or there has been a change in control, all amounts subject to such vesting requirements will vest. The table below includes only increased payments and the value of vesting and acceleration under the DCP in connection with the triggering events.

Kieran T. Gallahue. Under the terms of Mr. Gallahue’s employment agreement, in the event the Company terminates his employment without “cause” or Mr. Gallahue terminates his employment for “good reason” (each as defined in the Agreement), Mr. Gallahue will be entitled to (i) accrued and unpaid base salary through the termination date; (ii) a prorated MIP bonus payment for the year in which the termination occurs, (iii) a severance payment equal to the sum of (A) two times his annual base salary plus (B) two times his two-year average actual MIP bonus payment; and (iv) continued group health plan coverage through COBRA for 18 months. In the event of such a termination, Mr. Gallahue would also benefit from additional vesting of his equity awards, as discussed in the Compensation Discussion and Analysis under the heading “Employment Agreement and Other Compensation Arrangements—Kieran T. Gallahue.”

James F. Hinrichs. Under the offer letter with Mr. Hinrichs, in the event the Company terminates his employment without “cause” or Mr. Hinrichs terminates his employment with “good reason” (each as defined in the offer letter), Mr. Hinrichs will be entitled to accrued and unpaid base salary through the termination date and any severance payments provided for under the Company’s severance guidelines as in effect on the termination date, as discussed above in the Compensation Discussion and Analysis under the heading “Employment Agreement and Other Compensation Arrangements—James F. Hinrichs.”

As we have not entered into individually negotiated arrangements with Messrs. Leonard or Jain or Ms. Stafslien that establish post-termination benefits and payments, any benefits or payments provided to them in connection with a termination or change in control would be made in accordance with our plans, policies and guidelines discussed above.

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Potential Payments on Termination or Change in Control

Name and Type of Payment/Benefit[1]	Retirement[2] or Termination by executive without “Good Reason”	Termination without “Cause” or by executive with “Good Reason”		Change in Control[3]
			Termination due to Death or Disability	Without Termination	Termination
Kieran T. Gallahue
Base salary	$—	$2,300,000	$—	$—	$2,300,000
Pro-rata fiscal 2013 MIP[4]	$—	$1,437,500	$1,437,500	$—	$1,437,500
Fiscal 2013 MIP target[5]	$—	$2,231,719	$—	$—	$2,875,000
Value of accelerated equity awards[6,7]	$—	$12,696,356	$28,340,283	$8,293,579	$30,960,748
Value of accelerated DCP balance[8]	$—	$—	$12,707	$—	$12,707
Health benefits[9]	$—	$21,006	$—	$—	$42,012
Outplacement assistance	$—	$—	$—	$—	$4,000
Tax cutback[10]					$(1,630,343)
Total	$—	$18,686,581	$29,790,490	$8,293,579	$36,001,624

James F. Hinrichs
Base salary	$—	$546,364	$—	$—	$1,092,728
Pro-rata fiscal 2013 MIP[4]	$—	$437,091	$437,091	$—	$437,091
Fiscal 2013 MIP target[11]	$—	$—	$—	$—	$874,182
Value of accelerated equity awards[6]	$—	$—	$6,289,996	$3,871,787	$7,140,433
Health benefits[9]	$—	$14,004	$—	$—	$28,008
Outplacement assistance	$—	$8,000	$—	$—	$4,000
Tax cutback[10]					$(747,683)
Total	$—	$1,005,459	$6,727,087	$3,871,787	$8,828,759

Thomas J. Leonard
Base salary	$—	$483,890	$—	$—	$967,780
Pro-rata fiscal 2013 MIP[4]	$—	$387,112	$387,112	$—	$387,112
Fiscal 2013 MIP target[11]	$—	$—	$—	$—	$774,224
Value of accelerated equity awards[6]	$—	$—	$3,188,337	$1,728,316	$3,658,249
Health benefits[9]	$—	$14,096	$—	$—	$28,193
Outplacement assistance	$—	$8,000	$—	$—	$4,000
Tax cutback[10]					$—
Total	$—	$893,098	$3,575,449	$1,728,316	$5,819,558

Vivek Jain
Base salary	$—	$478,950	$—	$—	$957,900
Pro-rata fiscal 2013 MIP[4]	$—	$383,160	$383,160	$—	$383,160
Fiscal 2013 MIP target[11]	$—	$—	$—	$—	$766,320
Value of accelerated equity awards[6]	$—	$—	$3,131,593	$1,826,374	$3,577,392
Health benefits[9]	$—	$13,825	$—	$—	$27,650
Outplacement assistance	$—	$8,000	$—	$—	$4,000
Tax cutback[10]					$—
Total	$—	$883,935	$3,514,753	$1,826,374	$5,716,422

Joan B. Stafslien
Base salary	$—	$481,268	$—	$—	$962,536
Pro-rata fiscal 2013 MIP[4]	$—	$336,887	$336,887	$—	$336,887
Fiscal 2013 MIP target[11]	$—	$—	$—	$—	$673,774
Value of accelerated equity awards[6]	$—	$—	$2,707,434	$1,639,984	$3,079,582
Health benefits[9]	$—	$13,431	$—	$—	$26,861
Outplacement assistance	$—	$8,000	$—	$—	$4,000
Tax cutback[10]					$—
Total	$—	$839,586	$3,044,321	$1,639,984	$5,083,640

[1]	For purposes of this table, the following compensation levels are assumed: Mr. Gallahue: base salary of $1,150,000 and annual MIP target of $1,437,500; Mr. Hinrichs: base salary of $546,364 and annual MIP target of $437,091; Mr. Leonard: base salary of $483,890 and annual MIP target of $387,112; Mr. Jain: base salary of $478,950 and annual MIP target of $383,160; and Ms. Stafslien: base salary of $481,268 and annual MIP target of $336,887.
[2]

Under the Company’s employee benefits plans, a named executive officer would generally be considered retirement eligible only after attaining the age of 55 and having at least 10 years of continuous service with the Company (including service with an affiliate of the Company prior to the time that such affiliate became an affiliate of the Company). As

69

none of the named executive officers would have been retirement eligible as of June 30, 2013, no additional amounts have been included in the “Retirement or Termination by executive without “Good Reason.”
[3]	In general, (i) equity awards granted pursuant to the LTIP prior to August 2012 contain “single-trigger” vesting provisions and vest in full in the event of a change in control, regardless of whether employment is terminated, and (ii) equity awards granted pursuant to the LTIP in August 2012 and thereafter have “double-trigger” vesting provisions and vest in connection with a change in control only if employment is terminated. In addition, Mr. Gallahue’s buy-out equity awards, which were granted in February 2011, have “double-trigger” vesting provisions and vest in connection with a change in control only if employment is terminated. A change in control without termination of employment would not have triggered additional cash payments to any of the named executive officers. As discussed above, the Company also maintains the CIC Plan, which provides for certain severance benefits to executives upon a termination of employment by the Company without “cause” or termination by the executive for “good reason” within 24 months following a change in control. Under the CIC Plan, the named executive officers would have been eligible to receive cash severance equal to two times annual salary and target annual bonus, plus a pro-rated MIP target payment for the current year upon such a termination. In addition, the named executive officers would be eligible for 12 months of outplacement assistance and health benefits continuation for up to 24 months (36 months in the case of Mr. Gallahue).
[4]	Amount presented reflects fiscal 2013 MIP target. Actual MIP payments would be determined following the end of the performance period based on the achievement of the performance criteria for the MIP award. In the event a triggering event occurred on June 30, 2013, the actual amount payable may have been different than the amount presented.
[5]	Amounts included in the “Termination without Cause or by executive with Good Reason” column reflect average of actual MIP payments for fiscal 2013 and fiscal 2012. Amounts included in the “Termination” column in connection with a change in control reflect two times the MIP target for fiscal 2013.
[6]	Value of accelerated equity awards reflects number of unvested stock options, RSUs and PSUs that would have vested as of June 30, 2013, as a result of the applicable triggering event. The value of these RSUs and PSUs was calculated by multiplying the number of shares subject to these awards (using the target number of shares in the case of PSUs) by the closing price of our common stock on the NYSE on June 28, 2013 ($36.85). The value of these stock options was calculated by multiplying these stock options by the difference between the exercise price and the closing price of our common stock on the NYSE on June 28, 2013 ($36.85); provided that no amounts are included above for stock options that have an exercise price higher than the closing price on June 28, 2013. See note 3.
[7]	Value of accelerated equity awards for Mr. Gallahue includes amounts related to PSUs granted as a sign-on equity award on February 15, 2011 with respect to the PSU tranches with minimum price targets of $30.00 and $35.00. As the minimum price targets associated with the other tranches of these PSU had not been met based on the closing price of the Company’s common stock on the NYSE through June 30, 2013, these tranches are not included in the table above.
[8]	Reflects the unvested balance of DCP account as of June 30, 2013, that would become fully vested upon termination due to death, disability or in connection with a change in control of the Company, if such triggering event occurred prior to the completion of three years of continuous service with the Company.
[9]	Value of health benefits calculated based on the cost to the Company of current benefits elections for each executive multiplied by the number of months specified by the applicable employment agreement or employment arrangement. Actual costs of providing these benefits may vary from amounts reflected above.
[10]	Pursuant to the CIC Plan, as amended, to the extent severance payments would subject our named executive officers to an excise tax under Sections 4999 and 280G of the Tax Code, the payments will be reduced to the extent necessary to prevent any portion of the payments from becoming nondeductible by us under Section 280G of the Tax Code or subject to the excise tax imposed under Section 4999 of the Tax Code, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.
[11]	As discussed above, under the Executive Severance Guidelines, if the employment of an executive is terminated by the Company without “cause” or by the executive for “good reason,” the executive would be eligible to receive a severance payment equal to one year of base salary, plus a potential additional payment in an amount up to the average of the executive’s prior two years’ actual MIP payments. As this additional payment is not intended to be duplicative of payments that would be otherwise payable under the MIP, the Executive Severance Guidelines provide that any such payment shall be reduced to the extent the executive receives a payment under the MIP with respect to the year in which termination of employment occurs. Because the average of the prior two years’ actual MIP payments for each of the executives in the table above is less than their respective fiscal 2013 MIP targets, no additional amounts have been included in the “Termination without Cause or by executive with Good Reason” column. See note 4.

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Director Compensation

On an annual basis, the Compensation Committee reviews comparative market data and recommendations from its compensation consultant with regard to the structure of our non-employee director compensation and the amounts paid to our non-employee directors. In November 2012, based on the analysis of Frederic W. Cook & Co. and the recommendation of the Compensation Committee, our Board of Directors approved the following changes to our non-employee director compensation framework for fiscal 2013:

•	a $5,000 increase in the cash retainer payable to the Presiding Director; and

•	a $5,000 increase in the annual grant of RSUs to each director.

The table below summarizes the elements and amount of compensation we paid to our non-employee directors for Board and Committee service in fiscal 2013:

Compensation Element	Amount
Annual Retainer	$100,000
Additional Retainer for the Presiding Director	$25,000
Additional Retainer for Committee Service:
Audit Committee (member /chair)	$10,000 / $ 25,000
Human Resources and Compensation Committee (member /chair)	$10,000 / $ 25,000
Governance and Compliance Committee (member /chair)	$5,000 / $ 15,000
Equity Grant[1]
RSUs (annual award)	$155,000

[1]	On an annual basis, we grant each of our non-employee directors an equity award in the form of RSUs for a number of shares of our common stock with a value of $155,000 on the grant date. Director RSUs are generally granted on the date of our annual meeting of stockholders in November of each year and vest in full one year from the date of grant.

In fiscal 2012 and 2013, directors were given the option to defer payment of their cash retainers and their RSUs into our DCP, and going forward, we intend to continue to allow directors to make such deferral elections. For directors, deferred cash balances under the DCP are paid upon termination from board service, death or disability. Payments generally will commence at least six months after the event triggering the payment, except in the case of death or disability. For RSUs, which would otherwise be settled in shares of common stock on the date of vesting, directors can defer delivery of the shares until after termination from Board service or until a fixed future date. We also reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and attendance at director education programs. We may also reimburse directors for out-of-pocket expenses incurred by the director’s spouse in connection with spousal participation in occasional board-related activities. As set forth above, do not provide a “gross-up” or otherwise reimburse directors for payment of taxes related to such reimbursement.

The following table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2013:

Name	Fees Earned or Paid in Cash[1]($)	Stock Awards[2]($)	Total ($)
Philip L. Francis	$121,666	$155,000	$276,666
Robert F. Friel	$110,000	$155,000	$265,000
Jacqueline Kosecoff, Ph.D.	$110,000	$155,000	$265,000
J. Michael Losh	$143,750	$155,000	$298,750
Gregory T. Lucier	$125,000	$155,000	$280,000
Edward D. Miller, M.D.	$105,000	$155,000	$260,000
Michael D. O’Halleran	$110,000	$155,000	$265,000
Robert P. Wayman	$120,000	$155,000	$275,000

[1]	Reflects cash retainer amounts paid quarterly in connection with the regularly-scheduled meetings of the Board and Board Committees held during fiscal 2013. Amounts reflect the increase in the cash retainer discussed above, which became effective November 2012.

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[2]	Reflects RSUs granted on April 15, 2013 pursuant to the LTIP that vest in full one year from the date of grant. Based on the award values set forth above, each RSU was granted with respect to 4,515 shares of CareFusion common stock. The share amounts for these RSU awards were determined by dividing the award value by $34.33, the closing price of our common stock on the NYSE on the date of grant. Amounts shown reflect grant date fair value computed in accordance with Accounting Standards Codification Topic 718, rather than an amount paid to or realized by the director.

The following table shows the number of stock awards and stock option awards outstanding for each non-employee director as of June 30, 2013:

Name	Unvested Stock Awards[1]	Vested Stock Awards Subject to Deferred Delivery[2]	Stock Option Awards[3]
Philip L. Francis	4,515	—	22,690
Robert F. Friel	4,515	19,780	—
Jacqueline Kosecoff, Ph.D.	4,515	—	—
J. Michael Losh	4,515	19,780	76,874
Gregory T. Lucier	4,515	19,780	—
Edward D. Miller, M.D.	4,515	6,019	—
Michael D. O’Halleran	4,515	13,761	26,284
Robert P. Wayman	4,515	—	—

[1]	Reflects RSUs granted on April 15, 2013 that vest in full one year from the date of grant.
[2]	Reflects vested RSUs for which delivery has been deferred.
[3]	Reflects stock options that were granted as replacement awards in connection with the spinoff with respect to stock options originally granted by Cardinal Health. Replacement awards have substantially the same terms, vesting conditions and other restrictions as the original award. All of the stock options in the table above are fully vested and exercisable, provided, however, that the exercise price for certain of these stock options exceeded the closing price of the Company’s common stock on the NYSE on June 30, 2013.

As discussed above in the Compensation Discussion and Analysis, we maintain stock ownership guidelines that apply to our executive officers and our non-employee directors. Under our stock ownership guidelines, our non-employee directors are required to accumulate and hold a number of shares of common stock valued at five times the annual cash retainer within five years after joining our Board of Directors. As of June 30, 2013, all of our non-employee directors held shares valued in excess of five times the annual cash retainer. For more information about the shares of CareFusion common stock beneficially owned by our non-employee directors, please refer to “Security Ownership of Certain Beneficial Owners and Management” on page 16 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013 and as of the date of this Proxy Statement, none of the members of the Compensation Committee has been an officer or employee of CareFusion or had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Compensation Committee.

72

ADDITIONAL INFORMATION

Stockholder Proposals for 2014 Annual Meeting

Stockholders interested in submitting a proposal for consideration at our 2014 Annual Meeting must do so by sending such proposal to our Corporate Secretary at CareFusion Corporation, 3750 Torrey View Court, San Diego, CA 92130, Attention: General Counsel. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2014 Annual Meeting is May 28, 2014. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2014 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary on or before May 28, 2014, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934. Any stockholder proposal received after May 28, 2014 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our by-laws.

Our by-laws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 90 days but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2014 Annual Meeting, such a proposal must be received by the Company on or after July 9, 2014 but no later than August 8, 2014. If the date of the 2014 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2013 Annual Meeting, notice must be received not earlier than the 120th day prior to the 2014 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting or, if the first public announcement of the date of the 2014 Annual Meeting is less than 100 days prior to the date of the 2014 Annual Meeting, the 10th day following the day on which the public announcement of the date of the 2014 Annual Meeting is first made.

Householding of Annual Meeting Materials

We have adopted “householding,” a procedure approved by the SEC under which CareFusion stockholders who share an address will receive a single copy of the Annual Report, Proxy Statement or Notice, as applicable, or a single notice addressed to those stockholders. This procedure reduces printing costs and mailing fees, while also reducing the environmental impact of the distribution. If you reside at the same address as another CareFusion stockholder and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: 3750 Torrey View Court, San Diego, CA 92130, Attention: Investor Relations or by calling, (858) 617-4621. Upon your request, we will promptly deliver a separate copy to you. The Proxy Statement and our Annual Report are also available at https://materials.proxyvote.com/14170T.

Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker directly. You may also call (800) 542-1061 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). Any stockholders who share the same address and currently receive multiple copies of the Annual Report, Proxy Statement or Notice, as applicable, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or CareFusion’s Investor Relations at the contact information listed above, to request information about householding.

73

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By order of the Board of Directors,

Joan B. Stafslien

Executive Vice President, General Counsel,

    Chief Compliance Officer and Secretary

San Diego, California

September 26, 2013

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These materials can be accessed in the “Investors” section of our website at www.carefusion.com, by clicking the “Financial Information” link and then the “SEC Filings” link. Copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

CareFusion Corporation

3750 Torrey View Court

San Diego, CA 92130

74

Appendix A

TEXT OF PROPOSED AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

as modified by proposed amendment to repeal the classified board

ARTICLE SEVENTH: Until the 2016 annual meeting of stockholders, ~~S~~subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. To the extent practicable, the Board of Directors shall assign an equal number of directors to Class I, Class II and Class III. ~~At the first annual meeting of stockholders after the filing of this Amended and Restated Certificate of Incorporation, the terms of the Class I directors shall expire and Class I directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the second annual meeting of stockholders, the terms of the Class II directors shall expire and Class II directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the third annual meeting of stockholders, the terms of the Class III directors shall expire and Class III directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At each succeeding annual meeting of stockholders, directors elected to succeed the directors of the class whose terms expire at such meeting shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.~~ Directors of each class shall hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, prior to the 2014 annual meeting of stockholders, the successors of the class of directors whose terms are expiring shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are duly elected and qualified, subject to death, resignation, retirement or removal.

Until the 2016 annual meeting of stockholders, any director elected to fill a term resulting from an increase in the number of directors shall have the same terms as the other members of such director’s class. From and after the 2016 annual meeting of stockholders, a director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders.

Notwithstanding the foregoing provisions of this Article Seventh, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Beginning with the 2014 annual meeting of stockholders, successors to the classes of directors whose term expires in that year shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2016 annual meeting of stockholders, the classification of the Board of Directors shall cease, and the entire Board of Directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders.

A-1

Appendix B

TEXT OF PROPOSED AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

as modified by proposed amendment to repeal the classified board

ARTICLE I, SECTION 10. Removal of Director. Except as otherwise provided by law or the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, the stockholders holding a majority of the shares then entitled to vote at an election of directors, acting at a duly called annual meeting or a duly called special meeting of the stockholders occurring prior to the 2016 annual meeting of stockholders, at which there is a proper quorum and where notice has been provided in accordance with Section 7 of this Article I, may remove a director or directors of the Corporation only with cause. Vacancies in the Board of Directors resulting from such removal shall be filled in accordance with Section 12 of Article II.

ARTICLE II, SECTION 2. Qualification; Number; Term; Remuneration.

(b) Until the 2016 annual meeting of stockholders, ~~S~~subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall be divided into three classes designated as Class I, Class II and Class III, respectively. ~~Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. To the extent practicable, the Board of Directors shall assign an equal number of directors to Class I, Class II and Class III. At the first annual meeting of stockholders after shares of the Corporation’s common stock are distributed to the holders of the capital stock of Cardinal Health, Inc., the terms of the Class I directors shall expire and Class I directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the second annual meeting of stockholders, the terms of the Class II directors shall expire and Class II directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the third annual meeting of stockholders, the terms of the Class III directors shall expire and Class III directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At each succeeding annual meeting of stockholders, directors elected to succeed the directors of the class whose terms expire at such meeting shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.~~ Directors of each class shall hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, prior to the 2014 annual meeting of stockholders, the successors of the class of directors whose terms are expiring shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are duly elected and qualified, subject to death, resignation, retirement or removal.

Until the 2016 annual meeting of stockholders, any director elected to fill a term resulting from an increase in the number of directors shall have the same terms as the other members of such director’s class. From and after the 2016 annual meeting of stockholders, a director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders.

Notwithstanding the foregoing provisions of this clause (b), each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Beginning with the 2014 annual meeting of stockholders, successors to the classes of directors whose term expires in that year shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2016 annual meeting of stockholders, the classification of the Board of Directors shall cease, and the entire Board of Directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders.

B-1

Appendix C

TEXT OF PROPOSED AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

as modified by proposed amendment to adopt majority voting

for uncontested elections of directors

ARTICLE I, SECTION 8. Required Vote for Directors. At any meeting of stockholders for the election of one or more directors at which a quorum is present, ~~the election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.~~ each director shall be elected by the vote of a majority of the votes cast with respect to the director, provided that if, as of a date that is ten (10) days in advance of the date on which the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote at the election. For purposes of this Section 8, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. The following shall not be votes cast: (a) a share otherwise present at the meeting but for which there is an abstention; and (b) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. If an incumbent director then serving on the Board of Directors does not receive the required majority, the director shall promptly tender his or her resignation to the Board of Directors. Within ninety (90) days after the date of the certification of the election results, the Governance and Compliance Committee or other committee that may be designated by the Board of Directors will make a recommendation to the Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance and Compliance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision. The Governance and Compliance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance and Compliance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Section 8, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of Article II, Section 12 of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 2(a) of these By-Laws.

C-1

Appendix D

TEXT OF PROPOSED AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

as modified by proposed amendment to reduce the supermajority voting threshold

ARTICLE FOURTEENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation may adopt, amend or repeal this Amended and Restated Certificate of Incorporation; provided that Articles Sixth, Seventh, Eighth, Ninth, Tenth, Twelfth and this Article Fourteenth may, subject to Article Eighth, only be amended or repealed by the stockholders of the Corporation at a duly called annual meeting or duly called special meeting of the stockholders upon the affirmative vote of the holders of record of no less than ~~80%~~ 66 2/3% of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at such ~~the~~ meeting~~, present in person or by proxy~~.

D-1

Appendix E

TEXT OF PROPOSED AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

as modified by proposed amendment to reduce the supermajority voting threshold

ARTICLE XIV, AMENDMENTS. The Board of Directors shall have power to adopt, amend or repeal these By-laws. The stockholders of the Corporation shall have the power to adopt, amend or repeal these By-laws at a duly called annual meeting or duly called special meeting of the stockholders; provided that notice of the proposed adoption, amendment or repeal was given in the notice ~~of the~~ for such meeting; provided, further, that, notwithstanding any other provisions of these By-laws or any provision of law which might otherwise permit a lesser vote or no vote, Sections 7, 8 and 10 of Article I, Sections 2 and 12 of Article II, Article XIII and this Article XIV of these By-laws may not be amended or repealed by the stockholders of the Corporation without the affirmative vote of the holders of no less than ~~80%~~ 66 2/3% of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at ~~the~~ such meeting~~, present in person or by proxy~~.

E-1

Annex C – Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2013

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-34273

CareFusion Corporation

(Exact name of Registrant as specified in its charter)

Delaware	26-4123274
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

3750 Torrey View Court

San Diego, CA 92130

Telephone: (858) 617-2000

(Address of principal executive offices, zip code and Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The number of outstanding shares of the registrant’s common stock, as of October 25, 2013 was 211,339,469.

1

2

Important Information Regarding Forward-Looking Statements

Portions of this Quarterly Report on Form 10-Q (including information incorporated by reference) include “forward-looking statements” based on our current beliefs, expectations and projections regarding our business strategies, market potential, future financial performance, industry and other matters. This includes, in particular, “Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Quarterly Report on Form 10-Q as well as other portions of this Quarterly Report on Form 10-Q. The words “believe,” “expect,” “anticipate,” “project,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in “Item 1A – Risk Factors” of this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the Securities and Exchange Commission on August 9, 2013. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

3

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarters Ended September 30,
(in millions, except per share amounts)	2013	2012
Revenue	$830	$837
Cost of Products Sold	407	401

Gross Profit	423	436
Selling, General and Administrative Expenses	248	244
Research and Development Expenses	48	47
Restructuring and Acquisition Integration Charges	11	2

Operating Income	116	143

Interest Expense and Other, Net	20	19

Income Before Income Tax	96	124
Provision for Income Tax	18	37

Income from Continuing Operations	78	87
Loss from Discontinued Operations, Net of Tax	—	(3)

Net Income	$78	$84

PER SHARE AMOUNTS:

Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.36	$0.39
Discontinued Operations	$—	$(0.01)
Basic Earnings per Common Share	$0.36	$0.38

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.36	$0.39
Discontinued Operations	$—	$(0.01)
Diluted Earnings per Common Share	$0.36	$0.37

Weighted-Average Number of Common Shares Outstanding:
Basic	214.0	221.9
Diluted	217.4	224.4

See accompanying notes to unaudited condensed consolidated financial statements

4

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Quarters Ended September 30,
(in millions)	2013	2012
Net Income	$78	$84

Other Comprehensive Income, Net of Tax:
Foreign Currency Translation Adjustments	17	22
Unrealized Gain (Loss) on Derivatives	4	(1)

	21	21

Comprehensive Income, Net of Tax	$99	$105

See accompanying notes to unaudited condensed consolidated financial statements

5

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share data)	September 30, 2013	June 30, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,773	$1,798
Trade Receivables, Net	402	429
Current Portion of Net Investment in Sales-Type Leases	340	351
Inventories, Net	404	384
Prepaid Expenses	34	30
Other Current Assets	215	141

Total Current Assets	3,168	3,133

Property and Equipment, Net	406	409
Net Investment in Sales-Type Leases, Less Current Portion	973	1,001
Goodwill	3,083	3,081
Intangible Assets, Net	776	793
Other Assets	86	136

Total Assets	$8,492	$8,553

LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$452	$2
Accounts Payable	123	147
Deferred Revenue	58	51
Accrued Compensation and Benefits	114	150
Other Accrued Liabilities	226	242

Total Current Liabilities	973	592

Long-Term Obligations, Less Current Portion	999	1,444
Deferred Income Taxes	645	638
Other Liabilities	473	493

Total Liabilities	3,090	3,167

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued – None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued – 231.3 and 229.4 shares at September 30, 2013 and June 30, 2013, respectively	2	2
Treasury Stock, at cost, 18.8 and 15.5 shares at September 30, 2013 and June 30, 2013, respectively	(626)	(505)
Additional Paid-In Capital	4,924	4,886
Retained Earnings	1,126	1,048
Accumulated Other Comprehensive Loss	(24)	(45)

Total Stockholders’ Equity	5,402	5,386

Total Liabilities and Stockholders’ Equity	$8,492	$8,553

See accompanying notes to unaudited condensed consolidated financial statements

6

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Quarters Ended September 30,
(in millions)	2013	2012
Cash and Cash Equivalents at July 1, Attributable to Continuing Operations	$1,798	$1,648

Cash and Cash Equivalents at July 1, Attributable to Discontinued Operations	$—	$(1)

Cash Flows from Operating Activities:
Net Income	78	84
Loss from Discontinued Operations	—	(3)

Income from Continuing Operations	78	87

Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Depreciation and Amortization	46	45
Other Non-Cash Items	36	34
Change in Operating Assets and Liabilities:
Trade Receivables	25	32
Inventories	(23)	(22)
Net Investment in Sales-Type Leases	39	(10)
Accounts Payable	(23)	7
Other Accrued Liabilities and Operating Items, Net	(104)	(95)

Net Cash Provided by Operating Activities – Continuing Operations	74	78
Net Cash Provided by Operating Activities – Discontinued Operations	—	1

Net Cash Provided by Operating Activities	74	79

Cash Flows from Investing Activities:
Additions to Property and Equipment	(18)	(18)
Other Investing Activities	—	(2)

Net Cash Used in Investing Activities – Continuing Operations	(18)	(20)

Net Cash Used in Investing Activities	(18)	(20)

Cash Flows from Financing Activities:
Repayment of Long-Term Obligations	(1)	(250)
Share Repurchase Programs	(114)	—
Proceeds from Stock Option Exercises	34	7
Other Financing Activities	(10)	(16)

Net Cash Used in Financing Activities – Continuing Operations	(91)	(259)

Net Cash Used in Financing Activities	(91)	(259)

Effect of Exchange Rate Changes on Cash	10	14

Net Decrease in Cash and Cash Equivalents – Continuing Operations	(25)	(187)
Net Increase in Cash and Cash Equivalents – Discontinued Operations	—	1

Net Decrease in Cash and Cash Equivalents	(25)	(186)

Cash and Cash Equivalents at September 30, Attributable to Continuing Operations	$1,773	$1,461

Cash and Cash Equivalents at September 30, Attributable to Discontinued Operations	$—	$—

Non-Cash Investing and Financing Activities:
Asset Acquired by Entering into Capital Lease	$4	$—

See accompanying notes to unaudited condensed consolidated financial statements

7

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

Basis of Presentation. Unless the context otherwise requires, references in these notes to the unaudited condensed consolidated financial statements to “CareFusion Corporation”, “CareFusion”, “we”, “us”, “our”, “the company” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in these notes to the unaudited condensed consolidated financial statements to “Cardinal Health” refer to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries.

We were incorporated in Delaware on January 14, 2009 for the purpose of holding the clinical and medical products businesses of Cardinal Health in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009.

The unaudited condensed consolidated financial statements included in this Form 10-Q have been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) instructions for Quarterly Reports on Form 10-Q. Accordingly, the condensed consolidated financial statements are unaudited and do not contain all the information required by U.S. Generally Accepted Accounting Principles (“GAAP”) to be included in a full set of financial statements. The unaudited condensed consolidated balance sheet at June 30, 2013 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for a complete set of financial statements. The audited consolidated financial statements for our fiscal year ended June 30, 2013, filed with the SEC with our Annual Report on Form 10-K on August 9, 2013 include a summary of our significant accounting policies and should be read in conjunction with this Form 10-Q. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in this Form 10-Q. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.

We have evaluated subsequent events for recognition or disclosure through the date these financial statements were issued.

Our two global operating and reportable segments are Medical Systems and Procedural Solutions, which focus primarily on our medical equipment business lines and disposable products business lines, respectively:

Medical Systems. The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilators and dedicated disposable ventilator circuits and accessories, as well as our respiratory diagnostics products. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

Procedural Solutions. The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and non-dedicated disposable infusion administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used in respiratory therapy.

8

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

New Accounting Pronouncements (Adopted during Fiscal Year 2014)

ASU 2011-11 & ASU 2013-01. In December 2011 the Financial Accounting Standards Board (“FASB”) issued ASU 2011-11 – Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”), and in January 2013 issued ASU 2013-01 – Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU 2013-01”). ASU 2011-11 addresses disclosure differences between GAAP and International Financial Reporting Standards regarding balance sheet offsetting of certain derivative and repurchase agreement arrangements. ASU 2013-01 clarifies the scope of the provisions of ASU 2011-11. We adopted the requirements of ASU 2011-11 and ASU 2013-01 during the quarter ended September 30, 2013. The adoptions of ASU 2011-11 and ASU 2013-01 had no material impact on our financial condition, results of operations or cash flows.

ASU 2013-02. In February 2013, the FASB issued ASU 2013-02 – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires public entities to include information about both (i) changes in Accumulated Other Comprehensive Income (“AOCI”) by component, and (ii) significant items reclassified out of AOCI. We adopted the requirements of ASU 2013-02 during the quarter ended September 30, 2013. The adoption of ASU 2013-02 had no material impact on our financial condition, results of operations or cash flows.

NOTE 2. EARNINGS PER SHARE

For the quarters ended September 30, 2013 and 2012, basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated to give effect to all dilutive securities, using the treasury stock method.

The following table sets forth the reconciliation of basic and diluted earnings per share for the quarters ended September 30, 2013 and 2012:

	Quarters Ended September 30,
(shares in millions)	2013	2012
Denominator for Basic Earnings per Share	214.0	221.9
Effect of Dilutive Securities:
Stock Options	2.1	1.1
Restricted Stock Awards, Restricted Stock Units and Performance Stock Units	1.3	1.4

Denominator for Diluted Earnings per Share – Adjusted for Dilutive Securities	217.4	224.4

The potentially dilutive stock options, restricted stock awards, restricted stock units and performance stock units that would have been antidilutive for the quarters ended September 30, 2013 and 2012 were 1.4 million and 7.7 million, respectively.

Basic and diluted earnings per share amounts are computed independently in the unaudited condensed consolidated statements of income. Therefore, the sum of per share components may not equal the per share amounts presented.

In February 2012, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $500 million of our common stock through open market and private transactions. The cost of repurchased shares is included in treasury stock and reported as a reduction in total

9

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

equity when a repurchase occurs. This share repurchase program was completed in June 2013. Under this program, we repurchased a total of 15.3 million shares of our common stock for an aggregate of $500 million (excluding commissions and fees). In August 2013, we announced that our Board of Directors had approved a new share repurchase program authorizing the repurchase of up to $750 million of our common stock. Under this program, we are authorized to repurchase our shares in open market and private transactions through December 2015. During the quarter ended September 30, 2013, we purchased a total of 3.3 million shares under this program for an aggregate of $121 million (excluding commissions and fees). We expect to continue to manage the pace of repurchases under this program based on market conditions and other relevant factors, and we currently intend to complete approximately $500 million of repurchases authorized by this program in fiscal 2014.

NOTE 3. RESTRUCTURING AND ACQUISITION INTEGRATION CHARGES

Restructuring and acquisition integration charges are expensed as incurred.

The following is a summary of restructuring and acquisition integration charges for the quarters ended September 30, 2013 and 2012:

	Quarters Ended September 30,
(in millions)	2013	2012
Restructuring Charges	$11	$2
Acquisition Integration Charges	—	—

Total Restructuring and Acquisition Integration Charges	$11	$2

Restructuring Charges

We periodically incur costs to implement restructuring efforts for specific operations, which are recorded within our unaudited condensed consolidated statements of income as they are incurred. The restructuring plans focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

The following tables include information regarding our current restructuring programs:

	Quarter Ended September 30, 2013
(in millions)	Accrued at June 30, 2013 [1]	Accrued Costs	Cash Payments	Accrued at Sept. 30, 2013 [1]
Total Restructuring Programs	$7	$11	$(6)	$12

[1]	Included within “Other Accrued Liabilities” in the unaudited condensed consolidated balance sheets.

	Quarter Ended September 30, 2012
(in millions)	Accrued at June 30, 2012 [1]	Accrued Costs	Cash Payments	Accrued at Sept. 30, 2012 [1]
Total Restructuring Programs	$10	$2	$(5)	$7

[1]	Included within “Other Accrued Liabilities” in the unaudited condensed consolidated balance sheets.

10

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table segregates our restructuring charges into our reportable segments for the quarters ended September 30, 2013 and 2012:

	Quarters Ended September 30,
(in millions)	2013	2012
Medical Systems	$7	$1
Procedural Solutions	4	1

Total Restructuring Charges	$11	$2

Acquisition Integration Charges

Costs of integrating operations of various acquired companies are recorded as acquisition integration charges when incurred.

Certain restructuring and acquisition costs are based upon estimates. Actual amounts paid may ultimately differ from these estimates. If additional costs are incurred or recognized amounts exceed costs, such changes in estimates are recognized when they occur.

NOTE 4. INVENTORIES

Inventories, accounted for at the lower of cost or market on the FIFO method, consisted of the following:

(in millions)	September 30, 2013	June 30, 2013
Raw Materials	$152	$141
Work-in-Process	28	23
Finished Goods	270	264

	450	428
Reserve for Excess and Obsolete Inventories	(46)	(44)

Inventories, Net	$404	$384

NOTE 5. FINANCING RECEIVABLES

Our net investment in sales-type leases are considered financing receivables. As our portfolio of financing receivables primarily arise from the leasing of our dispensing equipment, the methodology for determining our allowance for credit losses is based on the collective population and not stratified by class or portfolio segment. Allowances for credit losses on the entire portfolio are based on historical experience loss rates and the potential impact of anticipated changes in business practices, market dynamics, and economic conditions. We also reserve individual balances based on the evaluation of customers’ specific circumstances. We write off amounts that are deemed uncollectible. Financing receivables are generally considered past due 30 days after the billing date. We do not accrue interest on past due financing receivables.

11

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The change in the allowance for credit losses on financing receivables for the three months ended September 30, 2013 consisted of the following:

(in millions)
Balance of allowance for credit losses – June 30, 2013	$7
Charge-offs	(1)
Recoveries	—
Provisions	—

Balance of allowance for credit losses – September 30, 2013	$6

The following table summarizes the credit losses and recorded investment in sales-type leases as of September 30, 2013:

(in millions)
Allowance for credit losses:
Balance at September 30, 2013	$6

Balance: individually evaluated for impairment	$1

Balance: collectively evaluated for impairment	$5

Net Investment in Sales-Type Leases:
Balance at September 30, 2013	$1,313

Balance: individually evaluated for impairment	$3

Balance: collectively evaluated for impairment	$1,310

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in the carrying amount of goodwill:

(in millions)	Total
Balance at June 30, 2013	$3,081
Goodwill Acquired, Net of Purchase Price Adjustments	—
Foreign Currency Translation Adjustments	2

Balance at September 30, 2013	$3,083

As of September 30, 2013, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,105 million and $978 million, respectively. As of June 30, 2013, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,103 million and $978 million, respectively. The amount set forth above for goodwill acquired reflects the impact of business acquisitions.

12

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Intangible Assets

Intangible assets with definite lives are amortized over their useful lives which range from 3 to 20 years. The detail of intangible assets by class is as follows:

(in millions)	Weighted Average Life (years)	Gross Intangibles	Accumulated Amortization	Net Intangibles
September 30, 2013
Unamortized Intangibles:
In-Process Research and Development	Indefinite	$45	$—	$45
Trademarks	Indefinite	307	—	307

Total Unamortized Intangibles		352	—	352
Amortized Intangibles:
Trademarks and Patents	11	88	49	39
Developed Technology	10	370	211	159
Customer Relationships	16	481	281	200
Other	7	61	35	26

Total Amortized Intangibles	12	1,000	576	424

Total Intangibles		$1,352	$576	$776

June 30, 2013
Unamortized Intangibles:
In-Process Research and Development	Indefinite	$45	$—	$45
Trademarks	Indefinite	307	—	307

Total Unamortized Intangibles		352	—	352
Amortized Intangibles:
Trademarks and Patents	11	88	47	41
Developed Technology	9	368	200	168
Customer Relationships	16	480	275	205
Other	7	61	34	27

Total Amortized Intangibles	12	997	556	441

Total Intangibles		$1,349	$556	$793

Amortization expense is as follows:

	Quarters Ended September 30,
(in millions)	2013	2012
Amortization Expense	$19	$18

Amortization expense for each of the next five fiscal years is estimated to be:

(in millions)	2014	2015	2016	2017	2018
Amortization Expense	$74	$61	$59	$55	$45

13

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7. RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME

The summary of activity of comprehensive income (loss) for the three months ended September 30, 2013 is as follows:

Three Months Ended September 30, 2013	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign Currency Translation Adjustments:
Translation Adjustments Arising During the Period	$19	$(2)	$17
Reclassification Adjustments Recognized in Net Income	—	—	—

Net Foreign Currency Translation Adjustments	19	(2)	17

Interest Rate Swaps:
Unrealized Gain (Loss) Arising During the Period	7	(3)	4
Reclassification Adjustment Recognized in Net Income	—	—	—

Net Gain (Loss) on Interest Rate Swaps	7	(3)	4

Total Other Comprehensive Income (Loss)	$26	$(5)	$21

Reclassification adjustment gains and losses is included in the unaudited condensed consolidated statements of income in “Interest Expense and Other, Net”.

NOTE 8. BORROWINGS

Borrowings consisted of the following:

(in millions)	September 30, 2013	June 30, 2013
Senior Notes due 2014, 5.125% Less Unamortized Discount of $1.5 million at September 30, 2013 and $1.8 million at June 30, 2013, Effective Rate 5.49%	$449	$448
Senior Notes due 2019, 6.375% Less Unamortized Discount of $10.6 million at September 30, 2013 and $11.0 million at June 30, 2013, Effective Rate 6.69%	689	689
Senior Notes due 2023, 3.300% Less Unamortized Discount of $2.1 million at September 30, 2013 and $2.2 million at June 30, 2013, Effective Rate 3.39%	298	298
Euro Denominated Debt, Interest Averaging 3.52% at September 30, 2013 and 3.53% at June 30, 2013, Due in Varying Installments through 2020	11	11
Other Obligations; Interest Averaging 7.44% at September 30, 2013 and 12.43% at June 30, 2013, Due in Varying Installments through 2017 and 2014, respectively	4	—

Total Borrowings	1,451	1,446
Less: Current Portion	452	2

Long-Term Portion	$999	$1,444

Senior Unsecured Notes. In July 2009, we sold $1.4 billion aggregate principal amount of senior notes and received net proceeds of $1.374 billion. In August 2012, we used $250 million in cash to repay upon maturity the $250 million aggregate principal amount of the 4.125% senior notes due 2012. In March 2013, we issued $300 million aggregate principal amount of senior notes and received net proceeds of approximately $298 million. The senior notes are unsecured obligations and the discount on sale of the senior notes is amortized to interest expense utilizing the effective interest rate method.

14

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Euro Denominated Debt. In connection with our acquisition of Rowa Automatisierungssysteme GmbH (“Rowa”) on August 1, 2011, we assumed a 9 million Euro debt facility comprised of four tranches with annual interest rates ranging from 2.65% to 3.75%. These loans are payable in quarterly or semi-annual installments, with the final payment due September 30, 2020. At September 30, 2013 and June 30, 2013, the aggregate outstanding balance on these loans was $11 million.

Revolving Credit Facility. In July 2011, we entered into a five-year senior unsecured revolving credit facility with an aggregate available principal amount of $550 million. Effective as of December 10, 2012, we increased the aggregate commitments available under the credit facility from $550 million to $750 million, pursuant to the exercise of the accordion feature under the credit facility. At both September 30, 2013 and June 30, 2013, we had no amounts outstanding under the credit facility.

The credit facility matures on July 6, 2016. Borrowings under the credit facility bear interest at a rate per annum based upon the British Bankers Association LIBOR Rate or the alternate base rate, in each case plus an applicable margin, which varies based upon CareFusion’s debt ratings. The credit facility also requires us to pay a quarterly commitment fee to the lenders under the credit facility on the amount of the lender’s unused commitments thereunder based upon CareFusion’s debt ratings.

The credit facility contains several customary covenants including, but not limited to, limitations on liens, subsidiary indebtedness, dispositions, and transactions with affiliates. In addition, the credit facility contains financial covenants requiring us to maintain a consolidated leverage ratio of no more than 3.50 :1.00 as of the end of any period of four fiscal quarters, and a consolidated interest coverage ratio of at least 3.50 :1.00 as of the end of any period of the most recent four fiscal quarters. The credit facility is subject to customary events of default, including, but not limited to, non-payment of principal or other amounts when due, breach of covenants, inaccuracy of representations and warranties, cross-default to other material indebtedness, certain ERISA-related events, certain voluntary and involuntary bankruptcy events, and change of control. We were in compliance with all of the revolving credit facility covenants at September 30, 2013.

Other Borrowings. We maintain other borrowings that consist primarily of additional notes, loans and capital leases, which were $ 4 million at September 30, 2013 (net of an unamortized discount of $1 million) and were not material at June 30, 2013. Obligations related to capital leases are secured by the underlying assets, and the discount on principal balance is amortized to interest expense utilizing the effective interest rate method.

Letters of Credit and Bank Guarantees. At September 30, 2013 and June 30, 2013, we had $22 million and $24 million, respectively, of letters of credit and bank guarantees outstanding.

NOTE 9. INCOME TAXES

The effective tax rate was 18.5% and 29.8%, for the quarters ended September 30, 2013 and 2012, respectively.

The difference between the effective tax rate for the quarter ended September 30, 2013 and the U.S. federal statutory rate of 35% is primarily attributable to the favorable impact of foreign earnings taxed at less than the U.S. statutory rate and the favorable impact of a settlement with the IRS, partially offset by adjustments related to the United States taxation of certain foreign earnings as Subpart F income and prior year uncertain tax benefits related to transfer pricing.

During the quarter ended September 30, 2008, Cardinal Health received an IRS Revenue Agent’s Report for the fiscal years 2003 through 2005 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property

15

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

among our subsidiaries. The amount of additional tax proposed by the IRS in these notices totaled $462 million, excluding penalties and interest. During the quarter ended June 30, 2013, we and Cardinal Health entered into a closing agreement with the IRS to effectively settle $450 million of the $462 million of additional tax proposed by the IRS related to the transfer of intellectual property among our subsidiaries. In connection with the settlement, we agreed to pay $80 million ( $69 million net of tax) including $26 million of interest. During the quarter ended September 30, 2013, we and Cardinal Health entered into a second closing agreement with the IRS to resolve the remaining tax uncertainties. As part of the second closing agreement, we agreed to pay $12 million ( $11 million net of tax) including $5 million of interest, which is reflected in our financial results for the quarter ended September 30, 2013.

During the quarter ended December 31, 2010, we received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries. We and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. The tax matters agreement that we entered into with Cardinal Health in connection with the spinoff generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility. We are currently before the IRS Appeals office for fiscal years 2006 and 2007, and continue to engage in substantive discussions related to these fiscal years.

In addition, we are currently subject to IRS audits for fiscal years 2008 through 2012. The IRS audits for fiscal years 2008 and 2009, and the short period July 1, 2009 through August 31, 2009, are part of Cardinal Health’s tax audit of its federal consolidated returns covering periods prior to our spinoff from Cardinal Health. The IRS audits for the short period September 1, 2009 through June 30, 2010, and fiscal years 2011 and 2012, relate to federal consolidated returns filed by us following our spinoff from Cardinal Health.

We believe that we have provided adequate tax reserves for these matters. However, if upon the conclusion of these audits, the ultimate determination of taxes owed is for an amount that is materially different than our current reserves, our overall tax expense and effective tax rate may be materially impacted in the period of adjustment.

NOTE 10. COMMITMENTS AND CONTINGENCIES

In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, other pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We assess contingencies to determine the degree of probability and range of possible loss for potential accrual or disclosure in our consolidated financial statements. An estimated loss contingency is accrued in our consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. When evaluating contingencies, we may be unable to provide a meaningful estimate due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, and/or the ongoing discovery and development of information important to the matters. In addition, damage amounts claimed in litigation against us may be unsupported, exaggerated or unrelated to reasonably possible outcomes, and as such are not meaningful indicators of our potential liability. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The amount of ultimate loss may differ from these estimates. It is possible

16

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies. Whether any losses finally determined in any claim, action, investigation or proceeding could reasonably have a material effect on our business and financial condition will depend on a number of variables, including: the timing and amount of such losses; the structure, type and significance of any remedies; and the unique facts and circumstances of the particular matter that may give rise to additional factors.

Administrative Subpoenas. In April 2011, we received a federal administrative subpoena from the U.S. Department of Justice (“Department of Justice”) through the U.S. Attorney for the District of Kansas. In addition, in September 2011, we received a federal administrative subpoena from the Office of Inspector General (“OIG”) of the Department of Health and Human Services. In August 2012, we received another federal subpoena from the Department of Justice containing additional information requests. All three subpoenas request documents and other materials that relate primarily to our sales and marketing practices for our ChloraPrep skin preparation product and information regarding our relationships with healthcare professionals. In April 2013, we announced an agreement in principle pursuant to which we expect to pay the government approximately $41 million to resolve the government’s allegations. In connection with these matters, we also entered into a non-prosecution agreement and will continue to cooperate with the government. The agreement in principle remains subject to several conditions, including the completion and execution of a formal settlement agreement and other required documentation. There can be no assurance that we will complete the required documentation or finalize the settlement of the proposed terms or at all. During the year ended June 30, 2013, we recorded a charge to establish a reserve for the amount of the expected payment. The amount and timing of the payment are subject to the final terms of the settlement agreement. We are unable to determine when we will enter into the formal settlement agreement, if at all, when these matters will be finally resolved, whether any additional areas of inquiry will be opened, or the final outcome of these matters. Other than the amount of the expected payment, we cannot at this time estimate what, if any, impact these matters and any results from these matters could have on our business, financial condition, results of operations or cash flows.

FDA Consent Decree. We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree to include all infusion pumps manufactured by or for CareFusion 303, Inc., our subsidiary that manufactures and sells infusion pumps in the United States. The amended consent decree does not apply to intravenous administration sets and accessories.

While we remain subject to the amended consent decree, which includes the requirements of the consent decree, we have made substantial progress in our compliance efforts. In accordance with the consent decree, we reconditioned Alaris SE pumps that had been seized by the FDA, remediated Alaris SE pumps in use by customers, and had an independent expert inspect the Alaris SE pump facilities and provide a certification to the FDA as to compliance. As a result of these efforts, in January 2010, we announced that the FDA had given us permission to resume the manufacturing and marketing of our Alaris SE pumps. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we also implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert, and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we can proceed to the audit inspection phase of the amended consent decree, which includes the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities. The amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may be required to pay damages of $15,000 per day per violation if we fail to comply with any provision of the amended consent decree, up to $15 million per year.

17

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

We cannot currently predict the outcome of this matter, whether additional amounts will be incurred to resolve this matter, if any, or the matter’s ultimate impact on our business. We may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. As of September 30, 2013, we do not believe that a loss is probable in connection with the amended consent decree, and accordingly, we have no reserves associated with compliance with the amended consent decree.

Other Matters. In addition to the matters described above, we are and from time to time become involved in other litigation and regulatory matters incidental to our business, including, but not limited to, product liability claims, employment matters, commercial disputes, intellectual property matters, inclusion as a potentially responsible party for environmental clean-up costs, and litigation in connection with acquisitions and divestitures. We intend to defend ourselves in such matters and do not currently believe that the outcome of such matters will have a material adverse effect on our financial condition, results of operations or cash flows.

We may also determine that products manufactured or marketed by us, or our sales and marketing practices for such products, do not meet our specifications, published standards or regulatory requirements. When a quality or regulatory issue is identified, we investigate the issue and take appropriate corrective action. We may be required to report such issues to regulatory authorities, which could result in fines, sanctions or other penalties. In some cases, we may also withdraw a product from the market, correct a product at the customer location, notify the customer of revised labeling and take other actions. We have recalled, and/or conducted field alerts relating to, certain of our products from time to time. These activities can lead to costs to repair or replace affected products, temporary interruptions in product sales and action by regulators, and can impact reported results of operations. We currently do not believe that these activities (other than those specifically disclosed herein) have had or will have a material adverse effect on our business or results of operations.

NOTE 11. FINANCIAL INSTRUMENTS

We use derivative instruments to partially mitigate our business exposure to foreign currency exchange and interest rate risk. We may enter into foreign currency forward contracts to offset some of the foreign exchange risk of expected future cash flows on certain forecasted revenues and expenses and on certain assets and liabilities. We hedge foreign currency exposure up to a maximum period of twelve months. We may also enter into interest rate swap agreements to manage variability of expected future cash flows and interest expense related to our existing debt, and future debt issuances.

The following table summarizes the fair value of our assets related to derivatives designated as hedging instruments as of September 30, 2013 and June 30, 2013:

(in millions)	September 30, 2013	June 30, 2013
Assets:
Derivatives Designated as Hedging Instruments:
Forward Interest Rate Swap Agreements [1]	$41	$34

Total Assets	$41	$34

[1]	All forward interest rate swap agreements classified as derivative assets are recorded as “Other Current Assets” or “Other Assets” in the unaudited condensed consolidated balance sheets, depending on the expected settlement dates.

18

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

We had no liabilities related to derivatives designated as hedging instruments as of September 30, 2013 and June 30, 2013.

Cash Flow Hedges. We may enter into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses associated with certain forecasted transactions. We also enter into interest rate swap contracts with various counterparties to manage variability of expected future cash flows from changing interest rates. These derivative instruments are designated and qualify as cash flow hedges. Accordingly, the effective portion of the gain (loss) on the derivative instrument is reported as a component of Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain (loss) on the derivative instrument is recognized in earnings immediately. The impact of foreign currency forward contract cash flow hedges, if any, is included in the unaudited condensed consolidated statements of cash flows in “Other Accrued Liabilities and Operating Items, Net”.

No foreign currency forward contracts were outstanding at September 30, 2013 and June 30, 2013. At September 30, 2013 and June 30, 2013, we held forward interest rate swap contracts to hedge probable, but not firmly committed, future transactions associated with our debt. The outstanding cash flow hedges are not subject to netting arrangements between the counterparties.

The notional amount of the outstanding cash flow hedges related to interest rate swap agreements was $450 million as of September 30, 2013 and June 30, 2013.

During the year ended June 30, 2012, we entered into forward interest rate swap agreements with the aggregate notional amount totaling $750 million. During the quarter ended September 30, 2012, the forward interest swap agreement with an aggregate notional amount totaling $300 million expired. These agreements hedge the variability in future interest rates due to changes in the benchmark interest rate.

Credit risk of these agreements was not material as of September 30, 2013 and June 30, 2013. The unrealized net gain included in AOCI on the unaudited condensed consolidated balance sheet was $41 million and $34 million at September 30, 2013, and June 30, 2013, respectively. The amounts reclassified from AOCI to the consolidated statements of income for the quarters ended September 30, 2013 and 2012 were not material. The amount of ineffectiveness associated with these derivative instruments was not material.

Fair Value (Non-Designated) Hedges. We enter into foreign currency forward contracts to manage foreign exchange exposure related to intercompany financing transactions and other balance sheet items subject to revaluation that do not meet the requirements for hedge accounting treatment. Accordingly, these derivative instruments are adjusted to current market value at the end of each period. The gain (loss) recorded on these instruments is substantially offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlement of the derivative instrument and the remeasurement adjustment on the foreign currency denominated asset or liability are both recorded in the unaudited condensed consolidated statements of income in “Interest Expense and Other, Net”. The maximum period of time that we hedge exposure for foreign currency fair value hedges is 31 days.

The notional amount of the fair value hedges outstanding related to foreign currency forward contracts was $55 million and $71 million as of September 30, 2013 and June 30, 2013, respectively.

During the quarters ended September 30, 2013 and 2012, we recognized $2 million and $1 million of losses, respectively, within “Interest Expense and Other, Net”, for foreign currency forward contracts.

19

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following is a summary of all unsettled derivative instruments and the associated amount we would have paid or received to terminate these contracts based on quoted market prices for the same or similar instruments as of September 30, 2013 and June 30, 2013:

	September 30, 2013		June 30, 2013
(in millions)	Notional Amount	Fair Value of Unrealized Gain/(Loss)	Notional Amount	Fair Value of Unrealized Gain/(Loss)
Foreign Currency Forward Contracts	$55	$—	$71	$—
Interest Rate Swap Agreements	450	41	450	34

Total	$505	$41	$521	$34

NOTE 12. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis. The following table presents information about our financial assets and liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques we utilize to determine such fair value as of September 30, 2013 and June 30, 2013:

	As of September 30, 2013
(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,493	$1,493	$—	$—
Other Investments	21	17	4	—
Interest Rate Swap Agreements	41	—	41	—
Foreign Currency Forward Contracts	—	—	—	—

Total Financial Assets	$1,555	$1,510	$45	$—

Financial Liabilities:
Contingent Consideration	$5	$—	$—	$5
Foreign Currency Forward Contracts	—	—	—	—

Total Financial Liabilities	$5	$—	$—	$5

	As of June 30, 2013
(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,552	$1,552	$—	$—
Other Investments	19	19	—	—
Interest Rate Swap Agreements	34	—	34	—
Foreign Currency Forward Contracts	—	—	—	—

Total Financial Assets	$1,605	$1,571	$34	$—

Financial Liabilities:
Contingent Consideration	$5	$—	$—	$5
Foreign Currency Forward Contracts	—	—	—	—

Total Financial Liabilities	$5	$—	$—	$5

20

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The cash equivalents balance is comprised of highly liquid investments purchased with a maturity of three months or less from the original purchase date. The other investments balance includes investments in mutual funds classified as “Other Assets” in the unaudited condensed consolidated balance sheets, all related to our deferred compensation plan. Both the cash equivalents and other investments classified as Level 1 were valued based on quoted market prices for identical instruments. Assets classified as Level 2 relate to a portion of other investments not classified as Level 1, foreign currency forward contracts, and interest rate swap agreements. Liabilities classified as Level 2 relate to foreign currency forward contracts. The fair value of other investments classified as Level 2 is determined based on quoted market prices for similar instruments or observable inputs other than quoted market prices. The fair value of foreign currency forward contracts is determined by using observable market spot rates and forward points adjusted by risk-adjusted discount rates. The fair value of interest rate swap agreements is determined by using methodologies similar in nature to those of our foreign currency forward contracts. The value of our derivatives represents the present value of amounts estimated to be received for the assets at the measurement date from a marketplace participant in settlement of these instruments. See note 11 to the unaudited condensed consolidated financial statements. The amount of assets classified as Level 3 at September 30, 2013 and June 30, 2013 were not material.

Liabilities classified as Level 3 relate to business combination contingent consideration arrangements and are recorded within either “Other Accrued Liabilities” or “Other Liabilities” in the unaudited condensed consolidated balance sheets based on the timing of the associated underlying payments. The corresponding purchase agreements require future payments based on the achievement of certain post-combination performance metrics of the acquired businesses, such as net revenues, gross profit, or date of first commercial sale. The fair values of the expected future payments to be made are primarily estimated by utilizing a Monte Carlo valuation model involving the use of significant unobservable inputs. The future estimated payments are recorded at present value using discount rates adjusted for the level of risk commensurate with each acquired business, and are re-measured at each reporting period. Changes in the estimated fair values of future payments are recorded in the unaudited condensed consolidated statements of income in either “Selling, General and Administrative Expense” or “Research and Development Expense” based on the nature of each acquired business.

The following table summarizes the changes in liabilities classified as contingent consideration:

(in millions)	Total
Future Gross Expected Payments at June 30, 2013	$13

Carrying Value at June 30, 2013	$5
Acquisition Date Fair Value of Contingent Consideration	—
Change in Fair Value Included in Expense	—
Payments	—

Carrying Value at September 30, 2013	$5

Future Gross Expected Payments at September 30, 2013	$13

Other Instruments. The estimated fair value of our long-term obligations and other short-term borrowings was $1,564 million and $1,572 million as of September 30, 2013 and June 30, 2013, respectively, as compared to the net carrying amounts of $1,451 million and $1,446 million at September 30, 2013 and June 30, 2013, respectively. The fair value of our senior notes at September 30, 2013 and June 30, 2013 was based on quoted market prices, which involved the use of Level 1 inputs. The fair value of the other obligations at September 30, 2013 and June 30, 2013, was based on the quoted market prices for either the same or similar debt, which involved the use of observable Level 2 inputs. The fair value of the Rowa debt facility at September 30, 2013 and

21

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

June 30, 2013 was determined using a discounted cash flow analysis, which approximated carrying value. We considered the interest rates of European instruments with similar maturity dates, which involved the use of significant unobservable Level 3 inputs. See note 8 for further information.

NOTE 13. PRODUCT WARRANTIES

We offer warranties on certain products for various periods of time. We accrue for the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects management’s best estimate of probable liability based on current and historical product sales data and warranty costs incurred.

The table below summarizes the changes in the carrying amount of the liability for product warranties for the quarters ended September 30, 2013 and September 30, 2012:

(in millions)
Balance at June 30, 2013	$18
Warranty Accrual	3
Warranty Claims Paid	(2)
Adjustments to Preexisting Accruals	(2)

Balance at September 30, 2013	$17

(in millions)
Balance at June 30, 2012	$31
Warranty Accrual	1
Warranty Claims Paid	(7)
Adjustments to Preexisting Accruals	—

Balance at September 30, 2012	$25

As of September 30, 2013 and September 30, 2012, approximately $6 million and $13 million, respectively, of the ending liability balances related to accruals for product recalls.

NOTE 14. SEGMENT INFORMATION

Our operations are principally managed on a products and services basis, and the Medical Systems and Procedural Solutions segments focus primarily on our medical equipment business lines and disposable products business lines, respectively.

We report segment information based on the management approach. The management approach designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), for making decisions and assessing performance as the source of our reportable segments. The CODM is our Chief Executive Officer. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenues and operating income (loss) before interest and taxes. We have determined our reportable segments as follows based on the information used by the CODM.

Medical Systems. The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion

22

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilators and dedicated disposable ventilator circuits and accessories, as well as our respiratory diagnostics products. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

Procedural Solutions. The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and non-dedicated disposable IV infusion administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used in respiratory therapy.

We evaluate the performance of our operating segments based upon, among other things, segment profit. Segment profit is segment revenue less segment cost of products sold, Selling, General and Administrative (“SG&A”) expenses, research and development expenses and restructuring and acquisition integration charges. With the exception of testing for goodwill impairment, we do not identify or allocate assets by operating segment; accordingly, certain segment related disclosures with respect to assets have been omitted. See note 6.

The following table presents information about our reportable segments for the quarters ended September 30, 2013 and 2012:

(in millions)	Medical Systems	Procedural Solutions	Total
September 30, 2013:
External Revenues	$524	$306	$830
Depreciation and Amortization	32	14	46
Operating Income	74	42	116

September 30, 2012:
External Revenues	$551	$286	$837
Depreciation and Amortization	32	13	45
Operating Income	102	41	143

The following table presents revenue and net property and equipment by geographic area:

	Revenue		Property and Equipment, Net
	Quarters Ended September 30,		As of September 30,	As of June 30,
(in millions)	2013	2012	2013	2013
United States	$649	$663	$303	$304
International	181	174	103	105

Total	$830	$837	$406	$409

23

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents the revenue information for select business lines within each of our reportable segments for the quarters ended September 30, 2013 and 2012:

	Quarters Ended September 30,
(in millions)	2013	2012
Medical Systems
Dispensing Technologies	$211	$244
Infusion Systems	219	203
Respiratory Technologies	88	97
Other	6	7

Total Medical Systems	$524	$551

Procedural Solutions
Infection Prevention	$149	$144
Medical Specialties	89	80
Specialty Disposables	68	62

Total Procedural Solutions	$306	$286
Total CareFusion	$830	$837

NOTE 15. SUBSEQUENT EVENTS

On October 1, 2013, we completed the acquisition of Grupo Sendal, S.L. (“Sendal”), an infusion specialty disposable manufacturer in Spain that primarily serves the western European market. We funded the acquisition with existing cash and funds generated from operations. The acquisition of Sendal was not material to our unaudited condensed consolidated financial statements.

In August 2013, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $750 million of our common stock. During the quarter ended September 30, 2013, we purchased a total of 3.3 million shares under this program for an aggregate of $121 million (excluding commissions and fees). From October 1, 2013 through the date of this filing, we purchased an additional 2.4 million shares under this program for an aggregate of $94 million (excluding commissions and fees).

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) contains forward-looking statements that involve risks and uncertainties. Please see “Important Information Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions that may cause our actual results to differ materially from those discussed in the forward-looking statements. This discussion should be read in conjunction with our unaudited condensed consolidated financial statements and related notes thereto and the other disclosures contained elsewhere in this Quarterly Report on Form 10-Q, and our audited consolidated financial statements and related notes thereto for the fiscal year ended June 30, 2013, which were included in our Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on August 9, 2013.

The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods.

Basis of Presentation

Unless the context otherwise requires, references in this MD&A to “CareFusion Corporation,” “CareFusion,” “we,” “us,” “our,” “the company” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in this MD&A to “Cardinal Health” refers to Cardinal Health, Inc. and its consolidated subsidiaries.

We were incorporated in Delaware on January 14, 2009 for the purpose of holding the clinical and medical products businesses of Cardinal Health in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009.

The unaudited condensed consolidated financial statements included in this Form 10-Q have been prepared in accordance with the SEC instructions for Quarterly Reports on Form 10-Q. Accordingly, the condensed consolidated financial statements presented elsewhere in this Form 10-Q and discussed below are unaudited and do not contain all the information required by U.S. generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements. The unaudited condensed consolidated balance sheet at June 30, 2013 has been derived from our audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for a complete set of financial statements. The audited consolidated financial statements for our fiscal year ended June 30, 2013, filed with the SEC on Form 10-K on August 9, 2013 include a summary of our significant accounting policies and should be read in conjunction with this Form 10-Q. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in this Form 10-Q. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.

Our two global operating and reportable segments are Medical Systems and Procedural Solutions, which focus primarily on our medical equipment business lines and disposable products business lines, respectively:

Medical Systems. The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilators and dedicated disposable ventilator circuits and accessories, as well as our respiratory diagnostics products. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

25

Procedural Solutions. The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and non-dedicated disposable infusion administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used in respiratory therapy.

Overview

We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. We offer a comprehensive portfolio of products in the areas of medication management, infection prevention, operating room (“OR”) effectiveness, respiratory care and surveillance and analytics. Our offerings include established brands used in hospitals throughout the United States and approximately 130 countries worldwide. Our strategy is to enhance growth by focusing on healthcare safety and productivity, driving innovation and clinical differentiation, accelerating our global growth and pursuing strategic opportunities.

Healthcare providers globally are focused on reducing the rising costs to deliver care. As a result, hospitals have prioritized and, in some cases, constrained their capital equipment purchases. Despite seeing some improvement during fiscal year 2013, we continue to anticipate it will take time before significant market improvements are realized. Even in this environment, we believe our Medical Systems business is well positioned, and will strengthen with improvements in hospital capital equipment spending.

Procedural volumes in acute care facilities represent one indicator for the demand of the disposable products sold within our Procedural Solutions operating segment and have remained relatively stable since fiscal year 2012. In addition to procedural volumes, demand for many of our Procedural Solutions products is created when physicians convert their existing practices away from legacy methods and adopt our clinically differentiated products. As a result, our clinically differentiated product revenue has consistently outperformed trends in acute care facility procedural volumes.

Consolidated Results of Operations

Quarter Ended September 30, 2013 Compared to the Quarter Ended September 30, 2012

Below is a summary of comparative results of operations and a more detailed discussion of results for the quarters ended September 30, 2013 and 2012:

	Quarters Ended September 30,
(in millions)	2013	2012	Change
Revenue	$830	$837	$(7)
Cost of Products Sold	407	401	6

Gross Profit	423	436	(13)

Selling, General and Administrative Expenses	248	244	4
Research and Development Expenses	48	47	1
Restructuring and Acquisition Integration Charges	11	2	9

Operating Income	116	143	(27)

Interest Expense and Other, Net	20	19	1

Income Before Income Tax	96	124	(28)
Provision for Income Tax	18	37	(19)

Income from Continuing Operations	78	87	(9)
Loss from Discontinued Operations, Net of Tax	—	(3)	3

Net Income	$78	$84	$(6)

26

Revenue

The following table presents the revenue information for select business lines within each of our reportable segments for the quarters ended September 30, 2013 and 2012:

	Quarters Ended September 30,
(in millions)	2013	2012	Change
Medical Systems
Dispensing Technologies	$211	$244	$(33)
Infusion Systems	219	203	16
Respiratory Technologies	88	97	(9)
Other	6	7	(1)

Total Medical Systems	$524	$551	$(27)

Procedural Solutions
Infection Prevention	$149	$144	$5
Medical Specialties	89	80	9
Specialty Disposables	68	62	6

Total Procedural Solutions	$306	$286	$20

Total CareFusion	$830	$837	$(7)

Revenue in our Medical Systems segment decreased 5% to $ 524 million for the quarter ended September 30, 2013 compared to the prior fiscal year. The decrease was primarily a result of decreased revenues in the Dispensing Technologies ($ 33 million ) and Respiratory Technologies ($ 9 million ) business lines offset by increased revenues in Infusion Systems ($16 million).

Revenue in the Dispensing Technologies business line decreased $ 33 million to $ 211 million, primarily due to a decrease in the volume of equipment installations in advance of a new product release. Revenue in the Infusion Systems business line increased $ 16 million to $ 219 million, primarily due to the impact of new business from prior year competitive displacements.

Revenue in the Respiratory Technologies business line decreased $ 9 million to $ 88 million, primarily due to the fulfillment of significant government orders in the prior year.

Revenue in our Procedural Solutions segment increased 7% to $ 306 million for the quarter ended September 30, 2013 compared to the prior fiscal year. The increase in Procedural Solutions revenue was due to growth in the Medical Specialties ($ 9 million ), Specialty Disposables ($ 6 million ), and Infection Prevention ($ 5 million ) business lines.

Revenue in the Medical Specialties business line increased by $ 9 million to $ 89 million, primarily as a result of continued strength in the chronic drainage category. Increased revenue in the Specialty Disposables business line of $ 6 million to $ 68 million is primarily attributable to increased distribution activities related to bronchial hygiene products. Revenue in the Infection Prevention business line increased by $ 5 million to $ 149 million, primarily as a result of increased sales of our clinically differentiated skin preparation products.

Gross Profit and Cost of Products Sold

Gross profit decreased 3% to $ 423 million during the quarter ended September 30, 2013 compared to the prior fiscal year. As a percentage of revenue, gross margin was 51.0% and 52.1% for the quarter ended September 30, 2013 and 2012, respectively.

The decrease in gross margin during the quarter ended September 30, 2013 was primarily due to product mix associated with lower dispensing equipment installations and higher growth in lower margin product lines.

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Selling, General and Administrative and Research and Development Expenses

Selling, General and Administrative (“SG&A”) expenses increased 2% to $ 248 million during the quarter ended September 30, 2013 compared to the prior fiscal year. The increase was primarily due to the medical device excise tax that was implemented in fiscal year 2013 as part of the healthcare reform in the United States, which is recorded as a SG&A expense.

Research and Development (“R&D”) expenses increased $1 million to $ 48 million during the quarter ended September 30, 2013 compared to the prior year as both Medical Systems and Procedural Solutions continue to invest in next generation platforms.

Restructuring and Acquisition Integration Charges

Restructuring and acquisition integration charges increased $ 9 million to $ 11 million during the quarter ended September 30, 2013 compared to the prior fiscal year. The increase was primarily due to restructuring plans, which focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

Operating Income

Operating income decreased $ 27 million, or 19%, to $ 116 million during the quarter ended September 30, 2013 compared to the prior fiscal year.

Segment profit in our Medical Systems segment decreased $ 28 million to $ 74 million during the quarter ended September 30, 2013 compared to the prior fiscal year. The decrease in segment profit was primarily attributable to the impact of lower sales in the Dispensing Technologies business and the impact of the medical device excise tax.

Segment profit in the Procedural Solutions segment increased 2% to $ 42 million during the quarter ended September 30, 2013 compared to the prior fiscal year. The change in segment profit was primarily attributable to strong sales growth across all business lines, offset by the impact of increased R&D expense and the impact of the medical device excise tax compared to the prior year.

Interest Expense and Other, Net

Interest expense and other, net increased 5% to $ 20 million during the quarter ended September 30, 2013 compared to the prior fiscal year. This increase was primarily due to higher interest expenses associated with our senior debt compared to the prior fiscal year.

Provision for Income Tax

Income tax expense decreased by $ 19 million to $ 18 million for the quarter ended September 30, 2013 compared to $ 37 million for the quarter ended September 30, 2012. The effective tax rate for the quarter ended September 30, 2013 was 18.5% compared to 29.8% for the quarter ended September 30, 2012. The decrease in the effective tax rate was primarily due to the settlement of tax matters under appeal with the IRS related to fiscal years 2003 through 2005, partially offset by adjustments of prior year uncertain tax benefits related to transfer pricing.

During the quarter ended September 30, 2013, we and Cardinal Health entered into a closing agreement with the IRS to effectively settle all remaining matters under appeal with the IRS related to fiscal years 2003 through 2005. As part of this closing agreement, we agreed to pay $12 million ($11 million net of tax), including $5 million of interest, which is reflected in our financial results for the quarter ended September 30, 2013.

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For additional detail regarding the provision for income taxes, see note 9 to the unaudited condensed consolidated financial statements.

Loss from Discontinued Operations, Net of Tax

During the quarter ended September 30, 2013, we had no discontinued operations, compared to loss from discontinued operations of $3 million for the quarter ended September 30, 2012.

Liquidity and Capital Resources

Overview

Historically, we have generated, and expect to continue to generate, positive cash flow from operations. Cash flows from operations primarily represent inflows from net income (adjusted for depreciation and other non-cash items) and outflows from investment in sales-type leases entered into, as we sell and install dispensing equipment, and other increases in working capital needed to grow the business. Cash flows from investing activities represent our investment in intellectual property and capital equipment required to grow our business, as well as acquisitions. Cash flows from financing activities primarily represent net proceeds from debt issuance, settlement of long-term borrowings and outflows related to our share repurchase programs, as discussed below.

Our cash and cash equivalents balance at September 30, 2013 was $ 1,773 million. Of this balance, $1,323 million is held outside of the United States and is denominated in United States dollars as well as other currencies. In August 2012, we used $250 million of our cash balances to repay upon maturity $250 million of our outstanding senior notes. In March 2013, we issued $300 million aggregate principal amount of senior notes and received net proceeds of approximately $298 million. We believe that our current domestic cash flow from operations and domestic cash balances are sufficient to meet domestic operating needs. It is our intention to indefinitely reinvest all current and future foreign earnings in order to ensure sufficient working capital and expand existing operations outside the United States. To the extent our foreign operations have generated previously taxed income that will not be subject to additional United States federal income tax, we may decide to repatriate such earnings to the United States. Additionally, we intend to fund foreign acquisitions primarily through the use of unrepatriated cash held by foreign subsidiaries. However, should our domestic cash needs exceed our current or future domestic cash flows, we could repatriate foreign cash or utilize our senior unsecured revolving credit facility, both of which would result in increased tax expense.

We believe that our future cash from operations together with our access to funds available under our senior unsecured revolving credit facility and the capital markets will provide adequate resources to fund both short-term and long-term operating requirements, capital expenditures, acquisitions and new business development activities.

In February 2012, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $500 million of our common stock through open market and private transactions. The cost of repurchased shares is included in treasury stock and reported as a reduction in total equity when a repurchase occurs. This share repurchase program was completed in June 2013. Under this program, we repurchased a total of 15.3 million shares of our common stock for an aggregate of $500 million (excluding commissions and fees). In August 2013, we announced that our Board of Directors had approved a new share repurchase program authorizing the repurchase of up to $750 million of our common stock. Under this program, we are authorized to repurchase our shares in open market and private transactions through December 2015. During the quarter ended September 30, 2013, we purchased a total of 3.3 million shares under this program for an aggregate of $121 million (excluding commissions and fees). From October 1, 2013 through the date of this filing, we purchased an additional 2.4 million shares under this program for an aggregate of $94 million (excluding commissions and fees). We expect to continue to manage the pace of repurchases under this program based on market conditions and other relevant factors, and we currently intend to complete approximately $500 million of repurchases authorized by this program in fiscal 2014.

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Sources and Uses of Cash

The following table summarizes our unaudited condensed consolidated statements of cash flows from continuing operations:

	Quarters Ended September 30,
(in millions)	2013	2012	Change
Cash Flow (Used in)/Provided by:
Operating Activities	$74	$78	$(4)
Investing Activities	$(18)	$(20)	$2
Financing Activities	$(91)	$(259)	$168

Quarters Ended September 30, 2013 and 2012

Net operating cash flow from continuing operations decreased $ 4 million to $ 74 million for the quarter ended September 30, 2013 compared to the prior year. The decrease in cash flow provided by continuing operations was driven by a decrease in net income adjusted for non-cash items ($6 million), a decrease in cash flow associated with accounts payable ($30 million), trade receivables ($7 million), inventory ($1 million) and other operating activities ($9 million) compared to the prior year. These activities were offset by an increase in cash flow associated with net investment in sales type leases ($49 million).

Net cash used in continuing operations from investing activities decreased $ 2 million for the quarter ended September 30, 2013 compared to the prior year. This decrease was primarily attributable to a reduction in net cash paid for acquisition activities ($2 million).

Net cash used in continuing operations from financing activities decreased $ 168 million for the quarter ended September 30, 2013 compared to the prior year. The decrease is largely a result of less cash used for the repayment of long-term obligations during the quarter ended September 30, 2013 as compared to the repayment of senior notes ($250 million) upon maturity in the prior year, and more cash generated from stock option exercises (net of shares withheld for tax purposes) and associated tax benefits ($33 million) during the quarter ended September 30, 2013 as compared to the prior year. These activities were offset by increased share repurchase activities ($114 million) compared to prior year. As of September 30, 2013, $7 million in share repurchase transactions were pending trade settlement. This amount was recorded in our unaudited condensed consolidated statements of cash flows in “Other Accrued Liabilities and Operating Items, Net”.

Capital Resources

Senior Unsecured Notes. We have $1.45 billion of senior notes outstanding, as follows:

$450 million aggregate principal amount of 5.125% senior notes due 2014;

$700 million aggregate principal amount of 6.375% senior notes due 2019; and

$300 million aggregate principal amount of 3.300% senior notes due 2023.

The senior notes are unsecured obligations and contain customary covenants that limit our ability to incur certain secured debt, enter into certain sale and leaseback transactions and merge or consolidate with other companies. In accordance with the terms of our senior notes, we may redeem the notes prior to maturity at a price that would equal or exceed the outstanding principal balance, as defined. In addition, if we undergo a change of control and experience a below investment grade rating event, we may be required to repurchase all of the senior notes at a purchase price equal to 101% of the principal balance plus any accrued and unpaid interest.

Revolving Credit Facility. In July 2011, we entered into a five-year senior unsecured revolving credit facility with an aggregate available principal amount of $550 million. Effective as of December 10, 2012, we increased the aggregate commitments available under the credit facility from $550 million to $750 million, pursuant to the exercise of the accordion feature under the credit facility.

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At September 30, 2013, we had no amounts outstanding under our senior unsecured revolving credit facility.

For additional detail regarding our senior unsecured revolving credit facility, see note 8 to the unaudited condensed consolidated financial statements.

Dividends

We currently intend to retain any earnings to finance research and development, acquisitions and the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, we use our excess cash to fund our share repurchase program. The declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, should we pay any dividend in the future, there can be no assurance that we will continue to pay such dividends.

Off-Balance Sheet Arrangements and Contractual Obligations

At September 30, 2013, we did not have any off-balance sheet arrangements. Additionally, at September 30, 2013 we had no material changes related to contractual obligations since June 30, 2013. For information on contractual obligations, see the table of Contractual Obligations in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2013 Annual Report on Form 10-K, filed with the SEC on August 9, 2013.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, our operations are exposed to risks associated with changes in interest rates and foreign exchange rates. We seek to manage these risks using hedging strategies that involve the use of derivative instruments. We do not enter into any derivative agreements for trading or speculative purposes.

While we believe we have designed an effective risk management program, there are inherent limitations in our ability to forecast our exposures, and therefore, we cannot guarantee that our programs will completely mitigate all risks associated with unfavorable movement in either foreign exchange rates or interest rates.

Additionally, the timing of the recognition of gains and losses related to derivative instruments can be different from the recognition of the underlying economic exposure. This may impact our consolidated operating results and financial position.

Interest Rate Risk

Interest income and expense on variable-rate instruments are sensitive to fluctuations in interest rates across the world. Changes in interest rates primarily affect the interest earned on our cash and cash equivalents and, to a significantly lesser extent, the interest expense on our debt. We seek to manage our interest rate risk by using derivative instruments such as swaps with financial institutions to hedge our risks on a portion of our probable future debt issuances. In general, we may hedge material interest rate exposures up to several years before the forecasted transaction; however, we may choose not to hedge some exposures for a variety of reasons including prohibitive economic costs.

To the extent that forward interest rate swap agreements qualify for hedge accounting, the gain (loss) will be recorded to Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain (loss) on the derivative instrument is recognized in earnings immediately.

The notional amount of forward interest rate swap derivative instruments outstanding was $450 million as of September 30, 2013 and June 30, 2013, with an estimated fair value gain of approximately $41 million and $34 million, respectively. The agreements require us to make payments based on fixed interest rates and receive payments based on variable benchmark LIBOR interest rates.

As of September 30, 2013, substantially all of our outstanding debt balances are fixed rate debt. While changes in interest rates will have no impact on the interest we pay on this debt, interest on any borrowings under our five-year senior unsecured revolving credit facility will be exposed to interest rate fluctuations as the rate on this facility is variable. At September 30, 2013, there were no outstanding amounts under our senior unsecured revolving credit facility. In August 2012, we used $250 million of our cash balances to repay upon maturity $250 million of our outstanding senior notes. In March 2013, we issued $300 million aggregate principal amount of senior notes and received net proceeds of approximately $298 million.

Foreign Currency Risk

We are a global company with operations in multiple countries and are a net recipient of currencies other than the United States dollar (USD). Accordingly, a strengthening of the USD will negatively impact revenues and gross margins expressed in consolidated USD terms.

Currently, we have foreign exchange risk associated with currency exposure related to existing assets and liabilities, committed transactions, forecasted future cash flows and net investments in foreign subsidiaries. We

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seek to manage our foreign exchange risk by using derivative instruments such as forwards, swaps and options with financial institutions to hedge our risks. In general, we may hedge material foreign exchange exposures up to twelve months in advance; however, we may choose not to hedge some exposures for a variety of reasons including prohibitive economic costs.

The realized and unrealized gains and losses of foreign currency forward contracts and the re-measurement of foreign currency denominated receivables, payables and loans, if any, are recorded in our unaudited condensed consolidated statements of income. To the extent that cash flow hedges qualify for hedge accounting, the gain or loss on the forward contract will be recorded to AOCI. As the forecasted exposures affect earnings, the realized gain or loss on the forward contract will be moved from AOCI to the unaudited condensed consolidated statements of income.

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ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act) as of the end of the period covered by this report. Based on that evaluation, our management, including our Chief Executive Officer and our Chief Financial Officer, has concluded that our disclosure controls and procedures were effective as of the end of such period.

Changes in Internal Control Over Financial Reporting

In connection with the evaluation required by Exchange Act Rule 13a-15(d), our management, including our Chief Executive Officer and our Chief Financial Officer, concluded that no changes in our internal control over financial reporting occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Effectiveness of Controls

Our management, including our Chief Executive Officer and our Chief Financial Officer, do not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

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PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

See note 10 to the unaudited condensed consolidated financial statements.

ITEM 1A. RISK FACTORS

In evaluating us and our common stock, we urge you to carefully consider the risks and other information in this Quarterly Report on Form 10-Q, as well as the risk factors disclosed in Item 1A. to Part I of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, which we filed with the SEC on August 9, 2013. The risks and uncertainties described in “Item 1A – Risk Factors” of our Annual Report on Form 10-K have not materially changed. Any of the risks discussed in this Quarterly Report on Form 10-Q or any of the risks disclosed in Item 1A. to Part I of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

The following table contains information about our company’s purchases of equity securities during the quarter ended September 30, 2013:

Issuer Purchases of Equity Securities
Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Program	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Publically Announced Program [1,2]
July 1 - 31, 2013	—	$—	—	$—
August 1 - 31, 2013	1,413,746	36.08	1,413,746	699
September 1 - 30, 2013	1,876,604	37.27	1,876,604	629

Total	3,290,350	36.76	3,290,350	$629

[1]	In August 2013, we announced that our Board of Directors had approved a new share repurchase program authorizing the repurchase of up to $750 million of our common stock. Under this program, we are authorized to repurchase our shares in open market and private transactions through December 2015. During the quarter ended September 30, 2013, we purchased a total of 3.3 million shares under this program for an aggregate of $121 million (excluding commissions and fees). We expect to continue to manage the pace of repurchases under this program based on market conditions and other relevant factors, and we currently intend to complete approximately $500 million of repurchases authorized by this program in fiscal 2014.
[2]	Dollars in millions.

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ITEM 6. EXHIBITS

Exhibit Number	Description of Exhibits

10.1	Offer Letter dated as of August 8, 2013, with Jonathan Wygant (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on August 8, 2013, File No. 1-34273). #

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. *

32.1	Certifications pursuant to 18 U.S.C. Section 1350. *

101.INS	XBRL Instance Document *

101.SCH	XBRL Taxonomy Extension Schema Document *

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document *

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *

*	Filed herewith.
#	Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAREFUSION CORPORATION

Date: November 8, 2013	By:	/s/ James F. Hinrichs
James F. Hinrichs,
Chief Financial Officer
(Principal financial officer and duly authorized signatory)

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CareFusion Corporation

Offer to Exchange all Outstanding and Unregistered

3.300% Senior Notes due 2023

for

3.300% Senior Notes due 2023

Which Have been Registered Under the Securities Act

Prospectus

Each broker-dealer who receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the unregistered notes where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

December 20, 2013